                                                This filing is made pursuant
                                                to Rule 424(b)(3) under
                                                the Securities Act of
                                                1933 in connection with
                                                Registration No. 333-16887


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT
(TO JOINT PROSPECTUS DATED OCTOBER   , 1997)

                                9,000,000 SHARES

                                      LOGO
                                  COMMON STOCK
    Sunstone Hotel Investors, Inc. (the "Company") is a leading self-administered equity real estate investment trust that currently owns 34 mid-price and upscale hotels located primarily in the Pacific and Mountain regions of the western United States. The hotels operate under nationally recognized franchises, including brands affiliated with Holiday Hospitality Corporation, Marriott International, Inc. and Promus Hotel Corporation. The Company intends to use a portion of the net proceeds from this Offering (as defined below) to fund the cash portion of the purchase price for 17 additional hotels from the shareholders of Kahler Realty Corporation (the "Kahler Acquisition"). Following the Kahler Acquisition, the Company will own 51 hotels with an aggregate of 9,545 rooms located primarily in the western United States.

    All of the shares of common stock (the "Common Stock") being offered hereby are being sold by the Company. Of the 9,000,000 shares of Common Stock offered hereby, 1,800,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Managers (the "International Offering" and, together with the U.S. Offering, the "Offering"). The price to public and underwriting discount per share are identical for the U.S. Offering and the International Offering. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SSI." On September 18, 1997, the last reported sales price of the Common Stock on the NYSE was $16.125 per share.

    The Company's Articles of Incorporation limit its consolidated indebtedness to 50% of the Company's investment in hotel properties, at cost. Upon the closing of this Offering, after giving effect to the Kahler Acquisition and the application of the net proceeds from this Offering, the Company's consolidated indebtedness will be approximately 37% of its investment in hotel properties, at cost.

    Since November 1996, the Company has paid regular quarterly dividends, representing an annual dividend of $1.00 per share. On September 12, 1997, the Company declared a dividend payable on November 15, 1997 of $0.275 per share to holders of record on September 30, 1997, representing an increase in the annual dividend to $1.10 per share. See "Price Range of Common Stock and Dividend Distributions."

    SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE S-11 AND "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

=====================================================================================================
                                         PRICE              UNDERWRITING            PROCEEDS TO
                                       TO PUBLIC            DISCOUNT (1)            COMPANY(2)
-----------------------------------------------------------------------------------------------------

  Per Share.....................            $                     $                      $
-----------------------------------------------------------------------------------------------------
  Total(3)......................            $                     $                      $
=====================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,350,000.

(3) The Company has granted the several U.S. Underwriters and the International Managers (the "Underwriters") options to purchase up to 1,080,000 and 270,000 additional shares, respectively, of Common Stock to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $        , $        and $        , respectively.

    The shares offered hereby are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York, New York on or about October   , 1997.
                            ------------------------
MERRILL LYNCH & CO.                                     BEAR, STEARNS & CO. INC.
           MONTGOMERY SECURITIES
                       CREDIT SUISSE FIRST BOSTON
                                  EVEREN SECURITIES, INC.
                                          RAYMOND JAMES & ASSOCIATES, INC.
                            ------------------------
          The date of this Prospectus Supplement is September 22, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp. Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company, and the address is http://www.sec.gov. The Company's Common Stock is listed on the NYSE, and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus Supplement, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained as described above.
                            ------------------------

     Certain information in this Prospectus Supplement has been obtained from data published by Smith Travel Research, an industry research organization, and Coopers & Lybrand L.L.P., a recognized industry expert. Neither Smith Travel Research nor Coopers & Lybrand L.L.P. have provided any form of consultation, advice or counsel regarding this Offering and are not associated with the Company.
                            ------------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSAC-
TIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere herein or incorporated by reference in the accompanying Prospectus to which this Prospectus Supplement relates. Unless the context otherwise indicates, all references herein to the "Company" include Sunstone Hotel Investors, Inc. and Sunstone Hotel Investors, L.P. (the "Partnership"). Except as otherwise noted, all of the information in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option. This Prospectus Supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from those set forth in any such forward-looking statements. Certain factors that might cause such a difference are discussed in the sections entitled "Additional Risk Factors" commencing on page S-11 of this Prospectus Supplement and "Risk Factors" commencing on page 5 of the accompanying Prospectus. The Company cautions the reader, however, that the factors discussed in those sections may not be exhaustive.

                                  THE COMPANY

     The Company is a leading self-administered equity real estate investment trust ("REIT") that owns mid-price and upscale hotels located primarily in the Pacific and Mountain regions of the western United States (the "Primary Region"). The hotels operate primarily under national franchises that are among the most widely recognized in the lodging industry, including brands affiliated with Holiday Hospitality Corporation, Marriott International, Inc. and Promus Hotel Corporation. As of August 31, 1997, the Company owned 34 hotels (the "Current Hotels"), 23 of which were acquired and one of which was developed subsequent to the Company's initial public offering (the "Initial Public Offering") in August 1995.

     The Company's growth strategy is to maximize shareholder value by (i) acquiring underperforming hotels within the Primary Region that are in attractive locations with significant barriers to entry and (ii) improving such hotels' financial performance by renovating, redeveloping, repositioning and rebranding the hotels, and through the implementation of focused sales and marketing programs.

     The Company has entered into an agreement to acquire all of the outstanding shares of Kahler Realty Corporation ("Kahler") for an estimated aggregate purchase price of $322 million, the cash portion of which will be funded with a portion of the net proceeds from this Offering. The Company expects to close the Kahler Acquisition contemporaneously with or immediately following the closing of this Offering. Kahler owns and operates 17 hotels with 4,255 rooms (the "Kahler Hotels," and together with the Current Hotels, the "Hotels"), principally in two markets, the Mountain region states of Utah, Idaho, Montana and Arizona (11 hotels) and Rochester, Minnesota (four hotels). The largest number of rooms owned by Kahler are concentrated in Rochester, Minnesota, with four hotels and 1,329 rooms, three of which are connected by an underground walkway to the internationally renown Mayo Clinic, and in the Salt Lake City area of Utah, with six hotels and 1,509 rooms. Nine of the hotels are operated independently, while the balance are currently operated under Sheraton(R), Hilton(R), Holiday Inn(R), Residence Inn(R) and other national franchises. The Company intends to (i) brand or rebrand a number of the hotels and (ii) undertake an extensive renovation program, both of which the Company expects will increase its return on investment by increasing the revenues of the hotels.

     Following the Kahler Acquisition, the Company will own 51 hotels with an aggregate of 9,545 rooms in 12 states, including California (14 hotels), Utah
(8), Colorado (6), Arizona (5), Washington (5), Minnesota (4), Idaho (3), Oregon
(2), Montana (1), New Mexico (1), Texas (1) and West Virginia (1). Following the Kahler Acquisition, 81.2% of the rooms in the Company's hotel portfolio will be located in the Primary Region.

     Since its Initial Public Offering in August 1995, the Company has:

     - acquired 23 hotels for an aggregate purchase price of $206.3 million;

     - agreed to acquire the 17 Kahler Hotels, bringing the total number of hotels acquired since the Initial Public Offering to 40, for an aggregate purchase price of $528.3 million;

     - increased the number of rooms in its hotel portfolio by over six times through acquisition and development, from 1,328 rooms to 9,545, including the Kahler Hotels;

     - completed $31.0 million in renovation and redevelopment to 15 of the Current Hotels, and is currently, or will shortly begin, renovating and redeveloping another 20 of the Hotels for an additional estimated aggregate cost of $36.3 million;

     - increased funds from operations ("FFO") from $8.1 million on a pro forma basis after giving effect to the Initial Public Offering in 1995 to $11.2 million on an historical basis in 1996, an increase of 38.3%, and increased FFO per share on the same basis from $1.05 in 1995 to $1.19 in 1996, an increase of 13.3%;

     - increased revenue per available room ("REVPAR") for the 11 Current Hotels that did not undergo renovation during the second quarter of 1996 or 1997 by approximately 11.9% over the comparable period in 1996. According to Smith Travel Research, the lodging industry as a whole reported a 6.0% REVPAR increase over the same period;

     - increased the annualized quarterly dividend on its Common Stock twice, for an aggregate increase of approximately 20%, from an initial annualized quarterly dividend of $0.92 per share to the current annualized quarterly dividend of $1.10 per share;

     - entered into an alliance with Westbrook Partners L.L.C. ("Westbrook Partners") which includes representation on the Company's Board and an approximate 11.9% ownership interest (on an as converted basis and after giving effect to this Offering) in the Company. Westbrook Partners' have also provided the Company with a right of first refusal to acquire seven hotels owned by Westbrook Partners in or around Oxnard, California;

     - raised approximately $170.4 million of equity capital through the sale of Common Stock in four follow-on offerings; and

     - increased availability under the Company's bank credit facility on three occasions, from $30.0 million to $200.0 million (assuming that the increase from $100.0 million to $200.0 million, for which a commitment letter has been issued, will be in place prior to the closing of this Offering), and reduced its borrowing cost from an initial rate of LIBOR plus 2.75% per annum to LIBOR plus 1.80% per annum.

     The Company was incorporated as a Maryland corporation in 1995 and is structured as a REIT. The Company's principal executive offices are located at 115 Calle de Industrias, Suite 201, San Clemente, CA 92672, and its telephone number is (714) 361-3900.

                                GROWTH STRATEGY

     The Company's principal growth strategy is to maximize shareholder value by increasing Cash Available for Distribution per share by:

     - acquiring underperforming mid-price and upscale hotels located principally in the Primary Region that are, or can be renovated, redeveloped and repositioned by branding or rebranding the hotels with nationally recognized franchises, with an increasing emphasis on multiple-property acquisitions;

     - enhancing the operating performance of hotels owned by the Company through such renovation, redevelopment, repositioning and rebranding, and through the implementation of focused management and marketing programs; and

     - selectively developing new mid-price and upscale hotels in markets where room demand and other competitive factors justify new construction.

     The Company believes that its recently completed and planned future renovation, redevelopment, repositioning and rebranding activities, as well as improvements in management and marketing, will continue to fuel REVPAR growth at its hotels, thereby increasing percentage lease revenue to the Company. In addition, the Company believes that there will continue to be substantial acquisition, renovation, redevelopment, repositioning and rebranding opportunities in the mid-price and upscale hotel markets in the Primary Region. The Company believes these opportunities will result from the aging of a significant portion of the nation's hotel supply and the imposition of capital improvement requirements by certain national hotel franchisors on the owners of franchised hotels, many of which are small independent hotel companies or private hotel owners that may be unwilling or unable to satisfy such requirements.

                              RECENT DEVELOPMENTS

THE KAHLER ACQUISITION

     On August 5, 1997, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") to acquire all of the outstanding capital stock of Kahler from Westbrook Real Estate Fund I, L.P. and Westbrook Real Estate Co-Investment Partnership I, L.P. (collectively, the "Westbrook Funds"), for an estimated aggregate purchase price of $322 million. The Kahler Acquisition will increase the number of hotels owned by the Company by approximately 50%, from 34 hotels to 51 hotels, and will increase the Company's room total by approximately 80%. The Kahler Acquisition is anticipated to close contemporaneously with or immediately following the closing of this Offering.

     Nine of the Kahler Hotels are operated independently -- without a brand affiliation -- while the balance are currently operated under Best Western(3), Hilton, Holiday Inn, Quality Inn, Residence Inn and Sheraton franchises. The Company believes that there are significant opportunities for renovating, redeveloping and repositioning several of the Kahler Hotels that will provide an attractive return on investment, and has budgeted approximately $33.2 million for such activities. The Company also believes that it can increase the revenue of the hotels and its return on investment by branding a number of the nine independent Kahler Hotels and "upbranding" several of the other Kahler Hotels.

     The Kahler Hotel portfolio includes 17 hotels with 4,255 rooms, principally in two markets, the Mountain Region states of Utah, Idaho, Montana and Arizona (11 hotels) and Rochester, Minnesota (four hotels). The largest number of rooms are concentrated in Rochester, Minnesota, with four hotels and 1,329 rooms, three of which are connected by an underground walkway to the headquarters of the internationally renown Mayo Clinic, and in the Salt Lake City area of Utah, host of the 2002 Winter Olympic Games, with six hotels and 1,509 rooms. The Company may sell or exchange the Kahler Hotels located in Texas and West Virginia as they are inconsistent with the Company's geographic focus.

     The Kahler Acquisition is consistent with the Company's growth strategy of acquiring hotels with upside potential in its Primary Region within the western United States. The Company believes that the Kahler Acquisition is attractive because the Kahler Hotel portfolio (i) contains primarily underperforming full service hotels with significant opportunities for renovation, redevelopment, repositioning and rebranding, (ii) includes the largest number of rooms under common management in Rochester, Minnesota and a significant concentration of hotel rooms in the Salt Lake City area of Utah, which the Company believes will enable it to be a leader in pricing and to achieve economies of scale in its operations, (iii) includes the Rochester, Minnesota hotels that service the Mayo Clinic, which recently announced an 850,000 square foot expansion, (iv) creates an alliance with Westbrook Partners through its equity ownership and Board representation in the Company, which the Company believes will result in additional hotel acquisition opportunities and (v) is being purchased at a significant discount to replacement cost.

1997 ACQUISITIONS

     The following table sets forth certain information related to the Company's hotel acquisition activity since January 1, 1997, including the Kahler Hotels to be acquired contemporaneously with or immediately following the closing of this
Offering:

                                                                            NUMBER     ACQUISITION
                                                                              OF        COST (IN
DATE ACQUIRED           BRAND(1)                     LOCATION               ROOMS       MILLIONS)
-------------    ----------------------    -----------------------------    ------     -----------
January 1997     Holiday Inn               San Diego, California              218        $   9.0
January 1997     Courtyard by Marriott     Cypress, California                180           12.0
March 1997       Hawthorn Suites           Kent, Washington                   152           13.6
March 1997       Holiday Inn Select        La Mirada, California              289           18.0
May 1997         Hawthorn Suites(2)        Sacramento, California             301           16.8
June 1997        Holiday Inn Hotel &       San Diego, California              151           11.8
                 Suites (3)
July 1997        Holiday Inn(3)            Lynnwood, Washington               103            7.4
August 1997      Holiday Inn Mission       San Diego, California              174            9.1
                 Valley
August 1997      Hawthorn Suites(2)        Anaheim, California                130            8.7
August 1997      Regency Plaza Hotel       Los Angeles, California            178           12.6
                                                                            -----        -------

                 Subtotal                                                   1,876        $ 119.0
                                                                            -----        -------
October 1997     Kahler Hotels(4)          Midwest and Mountain
                                           Regions of the United States     4,255          322.0
                                                                            -----        -------
                 Total                                                      6,131        $ 441.0
                                                                            =====        =======

---------------

(1) In cases where the Company has obtained approval of a new franchise license, subject to completion of renovations or improvements, the franchise brand indicated in this column represents the approved new franchise brand. Many of the Current Hotels were operated under different brands at the time of their acquisition or are currently operating under brands that the Company intends to change.

(2) The Company has received a franchise license to rebrand these hotels as Hawthorn Suites. The Sacramento hotel will be reconfigured to create 32 two-room suites, which will reduce the room count to 269. The new franchise licenses are subject to completion of certain renovations and improvements. The Anaheim and the Sacramento hotels are currently operated independently.

(3) The Company has received franchise licenses to change these hotels to various Holiday Inn brands, subject to completion of certain renovations and improvements. The San Diego hotel has been a Holiday Inn, but will become a Holiday Inn & Suites; the Lynnwood hotel was a Best Western and will become a Holiday Inn.

(4) Of the 17 Kahler Hotels, nine are independent, three are subject to Best Western franchise licenses, one is subject to a Hilton franchise license, one is subject to a Holiday Inn franchise license, one is subject to a Quality Inn franchise license, one is subject to a Residence Inn by Marriott franchise license and one is subject to a Sheraton franchise license. The Company anticipates reflagging certain of these hotels. See "Business and Properties -- Internal Growth Strategy -- Renovations and Redevelopment."

MARRIOTT HOTELS STRATEGIC RELATIONSHIP

     Marriott International, Inc. ("Marriott") recently performed a review of the Company's and the Lessee's management and operations and has, based on their standards of operations, approved the Company as a qualified full service operator. In addition to the fact that three of the Current Hotels are licensed as Courtyard by Marriott hotels and two of the Current Hotels and one of the Kahler Hotels are licensed as Residence Inn by Marriott hotels, the Company expects to brand or rebrand at least three of the Kahler Hotels as full service Marriott hotels and up to three of the other Kahler Hotels as Courtyard by Marriott hotels after completion of product improvement plans. The Company will consider the Marriott brands when repositioning future acquired hotels. The Company believes that the preferred business relationship with Marriott will enhance its opportunities for future acquisitions and operation of its hotels.

INCREASE IN LINE OF CREDIT

     On July 30, 1997, the Company received a commitment from its lenders (led by Bank One of Arizona, NA, as the agent bank) to increase its unsecured revolving line of credit facility (the "Credit Facility") to $200.0 million, which the Company anticipates will be in place prior to the closing of this Offering. The Credit Facility currently consists of an unsecured $100.0 million revolving line of credit facility which accrues interest at LIBOR plus 1.80% per annum (reduced from LIBOR plus 2.75% per annum at the time of the Initial Public Offering), with provisions for reduced rates. The Credit Facility also requires that the Company provide collateral if the Company fails to satisfy certain financial covenants.

SECOND QUARTER 1997 FINANCIAL RESULTS

     For the quarter ended June 30, 1997, the Company's FFO increased 195.2% to $6.2 million, from $2.1 million during the quarter ended June 30, 1996. During the same period, the Company's FFO per share increased 11.1% to $0.30, from $0.27 in the corresponding quarter in 1996.

INCREASED DIVIDEND

     On September 12, 1997, the Company announced a 10.0% increase in its regular quarterly dividend, from $0.25 to $0.275 per share, payable on November 15, 1997 to shareholders of record on September 30, 1997.

FUTURE ACQUISITIONS

     The Company is in various stages of identifying, evaluating and negotiating potential hotel portfolio and individual hotel acquisitions. The Company believes that a large number of attractive acquisition opportunities that meet the Company's acquisition criteria continue to exist in the Primary Region. There can be no assurance, however, that any pending or contemplated acquisitions will be consummated or whether any such acquisitions will be beneficial to the Company.

                                  THE OFFERING

     All of the shares of Common Stock being sold in this Offering are being sold by the Company. None of the Company's shareholders are selling any shares of Common Stock in this Offering.

Shares of Common Stock offered by the Company........    9,000,000 shares.
Shares of Common Stock and Units to be outstanding
  after this Offering................................    34,462,510 shares and Units(1).
Use of Proceeds......................................    To fund the cash portion of the purchase
                                                         price of the Kahler Acquisition and to
                                                         repay certain indebtedness of Kahler.
NYSE symbol of the Company...........................    SSI.

---------------

(1) Includes as of August 31, 1997 (i) 2,764,255 shares of Common Stock issuable at the option of the Company upon redemption of partnership units (the "Partnership Units") from limited partners of the Partnership. Also includes 2,284,262 shares of Common Stock to be issued to the Westbrook Funds in connection with the Kahler Acquisition. Excludes shares of Common Stock issuable (i) upon exercise of options issued or to be issued pursuant to the Company's 1994 Stock Incentive Plan (the "Incentive Plan") and the 1994 Directors Plan (the "Directors Plan") and (ii) upon redemption of Partnership Units which are issuable upon exercise of outstanding warrants issued to Messrs. Alter, Enever and MYPC Partners ("MYPC"), an affiliate of Montgomery Securities. Also excludes approximately 1,699,605 shares of Common Stock initially issuable upon conversion of Preferred Stock to be issued to the Westbrook Funds in connection with the Kahler Acquisition. See "Capitalization" and "Underwriting."

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

    The following table sets forth historical and unaudited pro forma financial and other information for the Company and Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee"). The following summary financial and operating information should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus Supplement and other financial statements incorporated by reference in the accompanying Prospectus.

    The combined statements of operations data for the year ended December 31, 1996 have been derived from the historical consolidated financial statements of the Company and the Lessee audited by Coopers & Lybrand L.L.P., independent auditors, and from the historical consolidated financial statements of Kahler audited by KPMG Peat Marwick LLP, each of whose reports with respect thereto are included elsewhere in this Prospectus Supplement.

    The summary financial data at June 30, 1997 and for the six months ended June 30, 1997 are derived from unaudited financial statements. The unaudited financial information includes all adjustments (consisting of normal recurring adjustments) that management of the Company considers necessary for a fair presentation of the combined financial position and results of operations for these periods. Combined operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year ended December 31, 1997.

    Unaudited pro forma operating information for the six months ended June 30, 1997 and the year ended December 31, 1996 are presented as if (i) the acquisitions of any Current Hotels acquired following the beginning of such period, (ii) the Kahler Acquisition and (iii) this Offering occurred at January 1, 1997 and 1996, respectively, and, therefore, incorporates certain assumptions that are described in the notes to the Pro Forma Combined Statements of Operations included elsewhere in this Prospectus Supplement. The unaudited pro forma balance sheet data is presented as if the aforementioned transactions had occurred as of June 30, 1997.

    The pro forma information does not purport to represent what the Company's or the Lessee's financial position or results of operations would actually have been if these transactions had, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's or the Lessee's financial position or results of operations at any future date or for any future period.

                      SUNSTONE HOTEL
                      INVESTORS, INC.                                                                    YEAR ENDED
                       (HISTORICAL)                                                                  DECEMBER 31, 1996
                     -----------------                      SIX MONTHS ENDED                      ------------------------
                      SIX                                   JUNE 30, 1997                PRO FORMA(1)
                     MONTHS     YEAR     ---------------------------------------------------------------------------------
                     ENDED    ENDED                     KAHLER      OFFERING                                     KAHLER
                    JUNE 30,  DEC. 31,    CURRENT    ACQUISITION   PRO FORMA    SUNSTONE HOTEL     CURRENT    ACQUISITION
                      1997      1996       HOTELS     ADJUSTMENTS  ADJUSTMENTS   INVESTORS, INC.    HOTELS     ADJUSTMENTS
                     -------   -------   -----------  -----------  -----------   ---------------  -----------  -----------
                                         (PRO FORMA)                               (PRO FORMA)    (PRO FORMA)
                                             (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND ROOM DATA)
OPERATING DATA:
REVENUE:
  Lease
    revenue(2)...... $15,347   $14,848     $20,151      $21,215      $    --           $41,366      $35,644      $37,379
  Interest income...     321       236         321           --           --               321          236           --
                     --------  --------    -------      -------      -------           -------      -------      -------
                      15,668    15,084      20,472       21,215           --            41,687       35,880       37,379
                     --------  --------    -------      -------      -------           -------      -------      -------
EXPENSES:
  Real estate
    related
    depreciation....   3,900     4,514       5,519        4,715           --            10,234       12,832        9,429
  Interest expense
    and amortization
    of financing
    costs...........   1,557     1,558       4,201       13,343       (7,603)            9,941       13,142       23,867
  Real estate and
    personal
    property taxes
    and insurance...   1,360     1,273       2,429        2,345           --             4,774        4,037        4,727
  General and
    administrative..     801     1,015         801          125           --               926        1,015          250
                     --------  --------    -------      -------      -------           -------      -------      -------
                       7,618     8,360      12,950       20,528       (7,603)           25,875       31,026       38,273
                     --------  --------    -------      -------      -------           -------      -------      -------
  Income (loss)
    before minority
    interest........   8,050     6,724       7,522          687        7,603            15,812        4,854         (894)
  Minority
    interest........     953     1,090         953           --          317             1,270        1,090           --
                     --------  --------    -------      -------      -------           -------      -------      -------
  Net income
    (loss)..........   7,097     5,634       6,569          687        7,286            14,542        3,764         (894)
  Preferred dividend
    requirements....      --        --          --         (988)          --              (988)          --       (1,975)
                     --------  --------    -------      -------      -------           -------      -------      -------
Net income (loss)
  available to
  common
  shareholders...... $ 7,097   $ 5,634     $ 6,569      $  (301)     $ 7,286           $13,554      $ 3,764      $(2,869)
                     ========  ========    =======      =======      =======           =======      =======      =======
Net income per
  common share
  outstanding.......                                                                   $  0.43
                                                                                       =======
Weighted average
  number of shares
  of common stock
  and common stock
  equivalents
  outstanding.......                                                                31,859,072
                                                                                    ==========


                       OFFERING
                       PRO FORMA    SUNSTONE HOTEL
                      ADJUSTMENTS   INVESTORS, INC.
                      -----------   ---------------
                                      (PRO FORMA)

OPERATING DATA:
REVENUE:
  Lease
    revenue(2)......     $    --          $73,023
  Interest income...          --              236
                         -------          -------
                              --           73,259
                         -------          -------
EXPENSES:
  Real estate
    related
    depreciation....          --           22,261
  Interest expense
    and amortization
    of financing
    costs...........     (17,127)          19,882
  Real estate and
    personal
    property taxes
    and insurance...          --            8,764
  General and
    administrative..          --            1,265
                         -------          -------
                         (17,127)          52,172
                         -------          -------
  Income (loss)
    before minority
    interest........      17,127           21,087
  Minority
    interest........         603            1,693
                         -------          -------
  Net income
    (loss)..........      16,524           19,394
  Preferred dividend
    requirements....          --           (1,975)
                         -------          -------
Net income (loss)
  available to
  common
  shareholders......     $16,524          $17,419
                         =======          =======
Net income per
  common share
  outstanding.......                      $  0.55
                                          =======
Weighted average
  number of shares
  of common stock
  and common stock
  equivalents
  outstanding.......                   31,859,072
                                       ==========

                      SUNSTONE HOTEL
                      INVESTORS, INC.
                        AND LESSEE                                         PRO FORMA(1)
                       (HISTORICAL)      ---------------------------------------------------------------------------------
                     -----------------                      SIX MONTHS ENDED                             YEAR ENDED
                       SIX                                    JUNE 30, 1997                          DECEMBER 31, 1996
                     MONTHS     YEAR     -------------------------------------------------------  ------------------------
                      ENDED     ENDED                     KAHLER      OFFERING     SUNSTONE HOTEL                  KAHLER
                     JUNE 30,  DEC. 31,    CURRENT    ACQUISITION   PRO FORMA    INVESTORS, INC.    CURRENT    ACQUISITION
                      1997      1996       HOTELS     ADJUSTMENTS  ADJUSTMENTS     AND LESSEE       HOTELS     ADJUSTMENTS
                     --------  --------  -----------  -----------  -----------   ---------------  -----------  -----------
                                         (PRO FORMA)                               (PRO FORMA)    (PRO FORMA)
                                             (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND ROOM DATA)
OTHER DATA:
Lessee room
  revenue........... $34,501   $34,085     $43,934      $38,199      $ 3,110       $    85,243      $80,544      $69,770
Funds from
  operations for
  common
  shareholders(3)...  11,950    11,238      13,041        4,414                         25,058       17,686        6,560
Cash available for
  distribution(4)...  10,194     9,100      10,850        1,900                         20,229       13,572        1,758
Cash provided by
  operating
  activities........   9,206    11,669
Cash used in
  investing
  activities........ (86,805)  (82,757)
Cash provided by
  financing
  activities........  78,646    66,008
Occupancy...........    67.4%     64.9%                    67.5%                                                    69.5%
ADR................. $ 67.74   $ 62.13                  $ 76.98                                                  $ 70.92
REVPAR.............. $ 45.68   $ 40.30                  $ 51.93                                                  $ 49.26

                       OFFERING     SUNSTONE HOTEL
                       PRO FORMA    INVESTORS, INC.
                      ADJUSTMENTS     AND LESSEE
                      -----------   ---------------
                                      (PRO FORMA)
OTHER DATA:
Lessee room
  revenue...........   $   4,249      $   154,563
Funds from
  operations for
  common
  shareholders(3)...                       41,373
Cash available for
  distribution(4)...                       32,287
Cash provided by
  operating
  activities........
Cash used in
  investing
  activities........
Cash provided by
  financing
  activities........
Occupancy...........
ADR.................
REVPAR..............

                                                                                                           AT JUNE 30, 1997
                                                                                                      ---------------------------
                                                                                                                    PRO FORMA AS
                                                                                                       ACTUAL       ADJUSTED(1)
                                                                                                      --------     --------------
BALANCE SHEET DATA:
Investment in hotels at cost........................................................................  $273,168        $681,631
Total assets........................................................................................   263,016         674,247
Total long-term debt................................................................................    41,449         252,191
Minority interest in partnership....................................................................    24,521          27,680
Total shareholders' equity..........................................................................   194,811         384,858

---------------

(1) The pro forma information does not purport to represent what the Company's or the Lessee's financial position or results of operations actually would have been if the Company had, in fact, owned and leased to the Lessee the Current Hotels and the Kahler Hotels at the beginning of the periods indicated, or to project the Company's or the Lessee's financial position or results of operations at any future date for any future period.

(2) With respect to the pro forma information, rent from the Lessee to the Company is calculated on a pro forma basis by applying the rent provisions of the Percentage Leases to the historical revenue of the Hotels as if the beginning of the periods were the beginning of the lease year and assumes the Company owned and leased the Current Hotels and the Kahler Hotels throughout the periods presented.

(3) Management and industry analysts generally consider Funds From Operations ("FFO") to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs and it is presented to assist investors in analyzing the performance of the Company. FFO is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization (excluding amortization of financing costs), less preferred dividend requirements. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity.

(4) Cash Available for Distribution is computed by subtracting from FFO the sum of (i) 4% of room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessee for the periodic refurbishment and replacement of furniture, fixture and equipment at the Hotels and (ii) amounts required to repay principal amortization on long-term debt.

                            ADDITIONAL RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the factors set forth in this section in addition to other information set forth in the accompanying Prospectus before making an investment decision with respect to the Common Stock being sold in this Offering. This Prospectus Supplement may contain forward-looking statements which involve risks and uncertainties, and actual results could differ materially from those discussed in any such forward-looking statements. Certain of the factors that could cause actual results to differ materially are discussed below and in the accompanying Prospectus under the caption "Risk Factors."

RISK THAT KAHLER ACQUISITION WILL NOT CLOSE

     The Company intends to close the Kahler Acquisition contemporaneously with or immediately following the closing of this Offering. The closing of the Kahler Acquisition is subject to the receipt of certain third party consents and certain other closing conditions. In addition, the Company intends to distribute the historical earnings and profits of Kahler and must complete a reorganization of Kahler prior to closing in order to preserve the Company's status as a REIT. If the Company does not complete the Kahler Acquisition, for whatever reason, the Company could be subject to significant penalties and will have incurred significant costs and expenses which are not recoverable or refundable. In such event, there can be no assurance that the Company would be able to identify acquisition candidates that meet the Company's investment criteria and the Company's Cash Available for Distribution would be materially and adversely affected. See "Recent Developments -- The Kahler Acquisition," "-- Earnings and Profits Distribution Risk" below and "Business and Properties -- The Kahler Acquisition."

MULTIPLE-HOTEL ACQUISITION RISKS

     The Company has increasingly emphasized, and intends to continue to emphasize, acquisitions of multiple hotels in a single transaction in order to reduce acquisition expenses per hotel and enable the Company to more rapidly expand its hotel portfolio. Consistent with this emphasis, in August 1997, the Company announced the Kahler Acquisition which will almost double the Company's current room total. Multiple-hotel acquisitions, such as the Kahler Acquisition are, however, more complex than single-hotel acquisitions and the risk that a multiple-hotel acquisition will not close may be greater than in a single-hotel acquisition.

     Such portfolio acquisitions, whether by stock or asset purchase, may also result in the Company owning hotels in geographically dispersed markets. For instance, several of the Kahler Hotels are located in areas geographically removed from the Company's Current Hotel portfolio. This geographic diversity will place significant additional demands on the Company's ability to manage such operations. In addition, the Company's costs for a hotel portfolio acquisition that does not close are generally greater than for an individual hotel acquisition which does not close. If the Company fails to close multiple-hotel acquisitions such as the Kahler Acquisition, its ability to increase Cash Available for Distribution will be limited. Another risk associated with multiple-hotel acquisitions is that a seller may require that a group of hotels be purchased as a package, even though one or more of the hotels in the package does not meet the Company's investment criteria. In such cases, the Company may purchase the group of hotels with the intent to re-sell those which do not meet its criteria. It is anticipated that any hotel acquired in the Kahler Acquisition that does not fit geographic or operating parameters of the Company may be sold or exchanged, including the Kahler Hotels located in Texas and West Virginia. In such circumstances, however, there can be no assurance as to how quickly the Company could sell or exchange such hotels or the terms on which they could be sold or exchanged. Such hotels might reduce Cash Available for Distribution if they operate at a loss during the time the Company owns them, or if the Company sells them at a loss. In addition, any gains on the sale of such hotels within four years of the date of acquisition could be subject to a 100% tax. See "Business and Properties -- The Kahler Acquisition" and "United States Federal Income Tax Considerations" in the accompanying Prospectus.

FAILURE TO INTEGRATE KAHLER SUCCESSFULLY

     The acquisition of Kahler will place significant demands on the Company's management and other resources. There can be no assurances that the Kahler Hotels and other business operations can be integrated successfully, that there will be any operating efficiencies between the Kahler Hotels and the Current Hotels or that the combined businesses can be operated profitably. The failure to integrate and operate the Kahler Hotels successfully could have a material adverse effect on the Company's business and future prospects. Also, certain of the Kahler Hotels are in the same geographic regions as certain of the Current Hotels and may, therefore, compete with the Current Hotels. There can be no assurance that the Kahler Acquisition will not adversely affect the operations, revenues or prospects of the Company's hotels located in such geographic areas. See "Recent Developments -- The Kahler Acquisition."

GEOGRAPHIC CONCENTRATION OF KAHLER HOTELS

     The concentration of four Kahler Hotels with 1,329 rooms in Rochester, Minnesota and six Kahler Hotels with 1,509 rooms in and around the Salt Lake City area of Utah, makes Kahler dependent on factors such as the local economy, local competition, increases in local real and personal property tax rates and local catastrophes. The results of operations of the Kahler Hotels in Rochester, Minnesota, are also dependent on the level of demand generated by the Mayo Clinic for hotel accommodations by patients and by medical conferences organized by the Mayo Clinic. Significant disruption in these local markets that result in decreased operating performance of the Kahler Hotels will have a material adverse effect on the Company's results of operations and Cash Available for Distribution.

NEW MARKETS

     In connection with the Kahler Acquisition, the Company will expand its operations beyond the Primary Region into Minnesota, Texas and West Virginia. The Company may make other selective acquisitions in markets outside of the Primary Region from time to time should the appropriate opportunities arise. The Company's historical experience is in the Primary Region, and it is possible that the Company's expertise in the Primary Region may not assist it in operating the Kahler Hotels located in Rochester, Minnesota. In such event, the Company may be exposed to, among others, risks associated with (i) a lack of market knowledge and understanding of the local economy, (ii) an inability to access land and property acquisition opportunities, (iii) an inability to obtain construction tradespeople and (iv) an unfamiliarity with local governmental procedures.

EARNINGS AND PROFITS DISTRIBUTION RISK

     In order to preserve the Company's status as a REIT, the accumulated earnings and profits of Kahler from its inception in 1917 must be eliminated by way of a distribution prior to December 31, 1997. It is expected that, prior to the Kahler Acquisition, a distribution will be made to the Westbrook Funds in the amount of such earnings and profits, currently estimated to be approximately $33 million, as certified by Kahler's auditors and auditors for the Company, and that the Company will receive a corresponding credit against the cash portion of the purchase price for Kahler. The certification of the earnings and profits is based on certain assumptions and is not binding on the Internal Revenue Service (the "IRS"). There can be no assurance that the IRS will not successfully assert that the earnings and profits of Kahler exceeded the amount so certified, which may in turn result in the Company being disqualified as a REIT.

     In addition, the Company intends to apply for a ruling from the IRS that the expected distribution to the Westbrook Funds will deplete the historical earnings and profits of Kahler. However, there can be no assurance that a favorable ruling will be issued or that such ruling will be issued during 1997. If a favorable ruling is not issued prior to December 31, 1997, the Company will, on or before December 31, 1997, make an additional distribution to its shareholders sufficient to eliminate such earnings and profits, which could be as much as $30.0 million. The Company will be required to incur debt or issue additional stock in order to fund any such distribution, which in either event will have a material adverse effect on the per-share financial performance of the Company, incapable of quantification at this time. In addition, if the Company becomes obligated to make such additional distribution but fails to do so, such failure may result in the Company being disqualified as a REIT.

DEPENDENCE ON LESSEE

     The Company is substantially dependent upon the Lessee's continued ability to generate sufficient cash flow from the operation of the Hotels to enable the Lessee to meet its rent obligations under the Percentage Leases. The Lessee had a negative net book value of approximately $3.6 million as of June 30, 1997, and had a net operating loss of $3.2 million for the year ended December 31, 1996 and net income of $365,000 for the six months ended June 30, 1997. On a pro forma basis, after giving effect to acquisitions of Current Hotels during 1996 and thereafter, and the Kahler Acquisition, the Lessee had a net operating loss of $4.0 million for the year ended December 31, 1996 and net income of $758,000 for the six months ended June 30, 1997. If the Lessee is not able to meet its obligations under the Percentage Leases, the performance of the Company would be materially and adversely affected. See "The Lessee -- General" and "-- Minimizing Conflicts of Interest -- Percentage Leases."

OTHER RISKS

     Investors should also carefully consider the matters discussed under "Risk Factors" which begins on page 5 of the accompanying Prospectus.

                                USE OF PROCEEDS

     The net proceeds to the Company from this Offering, before deducting expenses, are estimated to be approximately $137.5 million (approximately $158.1 million if the Underwriters' over-allotment option is fully exercised). The Company intends to use the net proceeds of this Offering, together with borrowings under the Credit Facility, to fund the cash portion of the purchase price for the Kahler Acquisition and to repay approximately $144.9 million of outstanding indebtedness of Kahler. The indebtedness to be repaid consists of revolving lines of credit of approximately $21.1 million and mortgage and other notes payable of approximately $123.8 million. The lines of credit bear interest at the prime rate plus one percent and mature at various dates through June 30, 1998. The mortgage notes payable bear interest at a weighted average rate of 9.6% and mature at various dates through June 10, 2009. See Notes J on page F-6 and K and L on page F-7 to the Unaudited Pro Forma Combined Financial Statements herein.

     Pending the use of proceeds referenced above, the net proceeds from this Offering will be invested in interest-bearing, short-term investment-grade securities or money market accounts, which are consistent with the Company's ability to continue to qualify for taxation as a REIT. Such investments may include, for example, government and government agent securities, certificates of deposit and interest-bearing bank deposits.

             PRICE RANGE OF COMMON STOCK AND DIVIDEND DISTRIBUTIONS

     The Company's Common Stock commenced trading in the over-the-counter market on August 16, 1995 and since July 23 1996, has been listed on the NYSE under the symbol "SSI." The following table sets forth, for the periods indicated, the high and low closing sales price information for the Common Stock on the Nasdaq National Market or NYSE, as applicable.

                                                                                   PER SHARE
                                                                                  DISTRIBUTION
                                                           HIGH         LOW          AMOUNT
                                                          -------     -------     ------------
1995
Third Quarter (from August 16, 1995)....................  $ 9.625     $ 8.875        $0.115(1)
Fourth Quarter..........................................   10.500       7.875         0.230
1996
First Quarter...........................................  $11.500     $ 9.750        $0.230
Second Quarter..........................................   11.625       9.875         0.230
Third Quarter...........................................   10.875       9.500         0.250
Fourth Quarter..........................................   13.625      10.000         0.250
1997
First Quarter...........................................  $14.000     $12.250        $0.250
Second Quarter..........................................   14.500      12.625         0.250
Third Quarter (through September 18, 1997)..............   16.250      13.750         0.275(2)

---------------

(1) Represents the pro rata portion (for the period from August 16, 1995 to September 30, 1995) of a quarterly distribution of $0.230 per share.

(2) Per share dividend to be paid November 15, 1997 to shareholders of record on September 30, 1997.

     As of September 15, 1997, there were approximately 572 record holders of the Company's Common Stock. On September 18, 1997, the last reported sale price of the Common Stock on the NYSE was $16.125 per share. In addition, the Partnership Units (which are exchangeable for Common Stock) were held by 50 entities and/or individuals as of September 15, 1997. In order to comply with certain requirements related to qualification of the Company as a REIT, the Company's Articles of Incorporation limits the number of shares of Common Stock that may be beneficially owned by any single person to 9.8% of the Company's outstanding Common Stock.

     Although the declaration of dividends is within the discretion of the Board of Directors (the "Board") and depends on the Company's results of operations, Cash Available for Distribution, the financial condition of the Company, tax considerations (including those related to REITs) and other factors considered important by the Board, the Company's policy is to make regular quarterly distributions to its shareholders. The Company's ability to make distributions will depend on its receipt of distributions from the Partnership. The Partnership's primary source of revenue is, and will continue to be, rent payments under the percentage leases (the "Percentage Leases") for the Hotels. The Company must rely on the operation of its Hotels to generate sufficient cash flow to permit the Lessee to meet its rent obligations under the Percentage Leases. The Lessee had a negative net book value of approximately $3.6 million as of June 30, 1997, and had a net operating loss of $3.2 million for the year ended December 31, 1996 and net income of $365,000 for the six months ended June 30, 1997. On a pro forma basis, after giving effect to acquisitions of Current Hotels during 1996 and thereafter, and the Kahler Acquisition, the Lessee had a net operating loss of $4.0 million for the year ended December 31, 1996 and net income of $758,000 for the six months ended June 30, 1997. The Lessee's obligations under the Percentage Leases are secured by a blanket lien on substantially all of its assets and a pledge of 481,955 Partnership Units by Mr. Alter and Mr. Biederman pursuant to the Amended and Restated Third Party Pledge Agreement. See "Business and Properties -- The Percentage Leases" and "-- The Lessee."

     Under the federal income tax provisions affecting REITs, the Company must distribute at least 95% of its taxable income in order to avoid taxation as a regular corporation. Moreover, the Company must distribute at least 85% of its ordinary income and 95% of its capital gain net income to avoid certain excise taxes applicable to REITs. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such event, the Company would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualification as a REIT for federal income tax purposes. See "United States Federal Income Tax Considerations -- Taxation of the Company" in the accompanying Prospectus.

                                 CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company
(i) as of June 30, 1997 and (ii) as adjusted to give effect on such date to the acquisition of any Current Hotels acquired subsequent to June 30, 1997, the Kahler Acquisition and this Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                             JUNE 30, 1997
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Long-term debt........................................................  $ 41,449      $ 252,191
                                                                        --------      ---------
Minority interest.....................................................    24,521         27,680
                                                                        --------      ---------

Shareholders' equity:
  7.9% Class A Cumulative Convertible Preferred Stock, $.01 par value,
     10,000,000 shares authorized; no shares issued and outstanding;
     250,000 shares issued and outstanding, as adjusted (liquidation
     value $100 per share, aggregating $25,000,000 as adjusted)(1)....        --              3
  Common Stock, $.01 par value, 50,000,000 shares authorized;
     20,368,021 shares issued and outstanding; 31,698,255 shares
     issued and outstanding, as adjusted(2)...........................       203            316
  Additional paid-in capital..........................................   195,494        385,425
  Retained earnings (deficit).........................................      (886)          (886)
                                                                        --------      ---------
  Total shareholders' equity..........................................   194,811        384,858
                                                                        --------      ---------
          Total capitalization........................................  $260,781      $ 664,729
                                                                        ========      =========

---------------

(1) The Preferred Stock is initially convertible into 1,699,605 shares of Common Stock and may be redeemed by the Company after five years from the issuance date.

(2) Excludes 2,764,255 shares issuable upon redemption of Partnership Units outstanding prior to this Offering and shares of Common Stock issuable upon exercise of options granted under the Incentive Plan, the Directors Plan and upon exercise of outstanding warrants.

                            BUSINESS AND PROPERTIES

THE LODGING INDUSTRY

     The fundamentals of the lodging industry in the United States have improved significantly in each year since 1990. The industry as a whole generated record earnings in 1996, with industry-wide pre-tax profits of approximately $12.5 billion. This amount represented an increase of 47.1%, from $8.5 billion in pre-tax profits in 1995, and represented the industry's fourth consecutive year of profitability. Coopers & Lybrand L.L.P. projects that industry profits will reach $19.4 billion in 1999. The REIT vehicle has become increasingly important within the lodging industry. The total asset value of that portion of the lodging industry that is controlled by equity REITs has grown from $872.9 million in 1994 to $8.5 billion at June 30, 1997, as measured by the aggregate book value of total assets.

     The industry's profitability has been fueled by five consecutive years in which the growth in demand for hotel rooms has exceeded the growth in room supply. Industry-wide growth in total room demand exceeded the growth in total room supply by 2.7%, 3.0%, 3.3%, 1.4% and 0.8% in 1992, 1993, 1994, 1995 and
1996, respectively. The trend continued in the Pacific Region (California, Oregon and Washington) during the six months ended June 30, 1997, with total room demand exceeding total room supply by 1.2%, even though room supply exceeded room demand by 0.7% for the country as a whole during the same period.

     This favorable relationship between demand growth and supply growth has enabled the industry to increase REVPAR every year since 1991. Based on data from Smith Travel Research, REVPAR for the industry as a whole grew 3.9%, 4.8%, 7.5%, 5.2% and 7.7% in 1992, 1993, 1994, 1995 and 1996, respectively, and increased 5.8% for the six months ended June 30, 1997, compared to the six months ended June 30, 1996. According to Coopers & Lybrand's Hospitality Directions, REVPAR for the industry is expected to increase by 5.3% and 5.2% in 1998 and 1999, respectively. REVPAR for hotels in the Pacific Region, where approximately 36% of the Company's hotel rooms (including the Kahler Hotels) are located, grew by 9.4% during the six months ended June 30, 1997, as compared to 5.8% for the industry generally.

  Mid-Price and Upscale Segments

     The lodging industry as a whole, and the mid-price and upscale segments in particular, are benefiting from a favorable supply and demand imbalance in the United States. Based on data provided by Smith Travel Research, demand for rooms, as measured by annual domestic occupied room nights, increased 3.8% and 2.6% in 1995 and 3.3% and 3.4% in 1996 for the mid-price and upscale segments, respectively.

     REVPAR at mid-price hotels throughout the United States grew an average of 6.2% in 1995 and 6.7% in 1996, compared in each case to the prior year, and grew an average of 5.8% in the six months ended June 30, 1997. The upscale segment of the industry, which represents a growing number of the Company's hotels, is expected to achieve strong results due to limited growth in the supply of new upscale rooms. REVPAR at upscale hotels throughout the United States grew an average of 5.6% in 1995 and 5.4% in 1996, and grew an average of 5.2% during the six months ended June 30, 1997, compared in each case to the prior year.

     The Company believes supply growth will be limited in the upscale segment due to (i) the continued availability of hotel acquisition opportunities in most markets at prices below replacement cost, (ii) the high relative cost of construction for hotels in this segment and (iii) the long construction lead times in this segment.

     As used herein, according to Smith Travel Research in its industry reports, the terms "upscale" and "mid-price" generally mean the segments of the lodging industry that consist of hotels with average daily room rates (total revenues divided by the total number of rooms occupied) between the 70th and 85th percentile and the 40th and 70th percentile, respectively, of the average daily room rates of all hotels in the markets in which the hotels operate.

     The following graph illustrates REVPAR growth for the six months ended June 30, 1997 over the comparable period for the prior year for hotels in the United States and in the Pacific Region:

                             [REVPAR GROWTH CHART]

     The following graph illustrates the profitability of the United States lodging industry between 1982 and 1996, and as projected for 1997, 1998 and 1999:

                             [PROFITABILITY GRAPH]

OVERVIEW OF THE COMPANY

     The Company is a leading self-administered equity REIT that, through the Partnership, currently owns 34 mid-price and upscale hotels located principally in the Primary Region. The Current Hotels operate or will operate under nationally recognized franchises, including Courtyard by Marriott(R), Residence Inn(R) by Marriott, Holiday Inn Select(TM), Holiday Inn(R) Hotel & Suites, Holiday Inn Express(TM), Hampton Inn(R), Hawthorn Suites(R), Doubletree(R) and Comfort Suites(R). Of the Company's 34 Current Hotels, 23 were acquired and one was built subsequent to the Initial Public Offering in August 1995. The Company has entered into an agreement to acquire the 17 Kahler Hotels contemporaneously with or immediately following the closing of this Offering. Following such acquisition, the Company will own 51 hotels with an aggregate of 9,545 rooms in 12 states, including California (14 hotels), Utah (8), Colorado (6), Arizona
(5), Washington (5), Minnesota (4), Idaho (3), Oregon (2), Montana (1), New Mexico (1), Texas (1) and West Virginia (1) and will have increased the number of hotels in its portfolio by more than 410% and the number of rooms by more than 610% in the two years since the Initial Public Offering.

     The majority (83.1%) of the Company's Hotel room portfolio (including the Kahler Hotels) consists of full service and upscale extended stay hotels, and the remainder of the Company's hotel room portfolio consists of mid-price, limited service hotels located primarily in markets where the Company believes significant barriers exist for new competitive supply.

     The Company believes success in the hospitality industry is measured by competition in local markets. The Company distinguishes itself when competing in local hotel markets by providing high levels of service and value to its guests through its high-quality hotels and superior marketing practices. Based on data provided by Smith Travel Research, the Company believes that its portfolio of renovated and rebranded hotels has, upon stabilization, consistently outperformed the industry's average year-over-year growth in revenues by a significant margin. For the six months ended June 30, 1997, the Company's average REVPAR growth for those hotels not under renovation was 12.3%, compared to 5.8% and 5.2% average REVPAR growth for the mid-price and upscale segments of the lodging industry, respectively. The Company believes that its recently completed and future renovation, redevelopment, repositioning and rebranding activities, as well as improvements in management and marketing by the Lessee and the Management Company, will continue to fuel REVPAR growth at its hotels, thereby increasing revenue to the Company.

THE KAHLER ACQUISITION

     On August 5, 1997, the Company entered into an agreement to acquire all of the outstanding capital stock of Kahler from the Westbrook Funds for an estimated aggregate purchase price of $322 million. Kahler owns and operates 17 hotels with 4,255 rooms, principally in two markets, the Mountain Region states of Utah, Idaho, Montana and Arizona (11 hotels) and Rochester, Minnesota (four hotels). The largest number of rooms are concentrated in Rochester, Minnesota, with four hotels and 1,329 rooms, and in the Salt Lake City area of Utah, with six hotels and 1,509 rooms.

     The Company believes that the Kahler Hotels are being acquired at a significant discount to replacement cost. The Company believes that there are significant opportunities for renovating, redeveloping, repositioning and rebranding several of the Kahler Hotels that will provide an attractive return on investment, and has budgeted approximately $33.2 million for such activities. The Company also believes that it can increase its return on investment by branding a number of the nine independent Kahler Hotels and "upbranding" several of the other Kahler Hotels. Nine of the hotels are operated independently, while the balance are operated under Best Western (3), Hilton, Holiday Inn, Quality Inn, Residence Inn and Sheraton franchises. Thirteen of the Kahler Hotels are wholly-owned by Kahler, while four hotels are owned by entities in which Kahler has a partial interest. The Company is currently in discussions with such third parties to acquire their interests. In addition, the Company may sell or exchange the Kahler Hotels located in Texas and West Virginia because they are not consistent with the Company's geographic focus.

     In addition to the Kahler Hotels, Kahler owns and operates two industrial laundry businesses (the "Kahler Laundries"). Kahler also manages four hotels and two conference centers owned by third parties unaffiliated with Kahler pursuant to management contracts (the "Kahler Management Contracts"). Kahler also has an interest in a utility related to its hotels (the "Utility"). Due to certain constraints imposed by the rules governing REITs, the Company will only acquire the real estate and certain equipment (the "Hard Assets") relating to the Kahler Laundries, but not the operating assets associated with the Kahler Laundries, or the Utility or the Kahler Management Contracts. Rather, such assets will be sold by the Company to the Lessee concurrently with the closing of the Kahler Acquisition. In such event, any transaction with the Lessee will be subject to the approval of the Independent Directors. In addition, the Company anticipates leasing the Hard Assets to the Lessee on a short-term basis at a percentage rent to be agreed upon between the Company and the Lessee.

     Kahler also owns partial interests in four of the Kahler Hotels. In order to comply with the REIT provisions of the Internal Revenue Code upon the Company's acquisition of the Kahler Hotels, the Company intends to enter into Percentage Leases for each of the Kahler Hotels (including those wherein Kahler owns a partial interest), substantially similar to those currently in effect for the Current Hotels with the Lessee. If the Company is not successful in entering into Percentage Leases for one or more of such four Kahler Hotels, the Company may be required to transfer such hotels to a subsidiary of the Partnership. The accompanying pro forma financial information assumes that the Company will acquire all of the third party interests in these entities. There can be no assurance that the Company will, in fact, be successful in acquiring such third party interests. If the Company is not successful in acquiring any such third party interest, the amount earned by the Company from such hotel subject to such third party interest may be different than as set forth in the pro forma financial information. In addition, one of the parties in the University Park Hotel and Conference Center has a right of first refusal to increase its percentage interest in the hotel under certain circumstances. The Company believes this right is not triggered as a result of the Kahler Acquisition.

     The Kahler Acquisition is expected to close contemporaneously with or immediately following the closing of this Offering. The estimated aggregate purchase price to be paid to the Westbrook Funds at closing consists of approximately $95 million in cash, 250,000 shares of newly issued Preferred Stock and 2,284,262 shares of newly issued Common Stock of the Company, and the assumption of approximately $170 million in debt, approximately $40 million of which will be purchased from the Westbrook Funds at closing. The remaining $130 million of debt, which consists almost entirely of mortgage indebtedness on the Kahler Hotels, will be either kept in place, retired or refinanced concurrently with the closing. In addition, in April 2000, the Company may be required to make an additional payment of up to $16.5 million to the Westbrook Funds if the portion of the Company's earnings attributable to the Kahler Hotels for the year ended December 31, 1999 exceeds certain thresholds (the "Earn-Out Payment"). The Earn-Out Payment may be paid at the Company's option in cash or shares of Common Stock. The acquisition may be terminated by the Company or the Westbrook Funds if it does not close prior to December 31, 1997. In addition, if the transaction does not close by October 15, 1997, the Company must pay the Westbrook Funds interest, of approximately $41,000 per day, on a portion of the purchase consideration for each day after October 15, 1997 that the closing is delayed. See "Additional Risk Factors -- Risk That Kahler Acquisition Will Not Close."

     The closing of the Kahler Acquisition is subject to the fulfillment of certain conditions on or prior to the closing, including, without limitation, receipt of consents from certain local government entities and private parties to the change in ownership of Kahler and the assignment of certain of Kahler's contracts to the Company, and certain other closing conditions. In addition, it is expected that all of the accumulated earnings and profits of Kahler from its inception in 1917 will be paid to the Westbrook Funds prior to closing in order to preserve the Company's status as a REIT. The amount of Kahler's accumulated earnings and profits, currently estimated to be approximately $33 million, will be credited to the Company against the cash portion of the purchase price for Kahler. It is currently anticipated that such distribution will be funded by a bank loan (to be obtained) to Kahler secured by certain Kahler Hotels, which loan will be paid entirely from net cash generated by the affected hotels' operations or, if necessary, out of proceeds from the sale of such hotels. No portion of any such loan will be repaid with cash from the Company's other operations. Finally, Kahler must be reorganized prior to closing of the Kahler Acquisition in a manner that will allow the Company to continue Kahler's operations so as not to violate the rules pertaining to REITs. There can be no assurance that the conditions precedent to the closing of the Kahler Acquisition will be fulfilled.

     Pursuant to the Stock Purchase Agreement, the Westbrook Funds have provided the Company with limited indemnification for breaches of representations and warranties by the Westbrook Funds and Kahler regarding the Kahler Hotels, Kahler's historical financial statements, and corporate, labor and certain other matters. The Westbrook Funds are not obligated to indemnify the Company unless the breaches of such representations and warranties are material and cause damages to the Company in excess of $2.5 million in the aggregate. In addition, the Westbrook Funds are obligated to indemnify the Company only for $5 million in damages above the $2.5 million threshold. The Westbrook Funds' indemnification obligation with respect to certain representations and warranties terminates upon closing of the Kahler Acquisition, and with respect to the other representations and warranties survives for a maximum of one year after closing. The consideration to be paid for Kahler is not subject to adjustment for any adverse matters concerning Kahler or its operations discovered by the Company prior to closing of the Kahler Acquisition.

     The cash consideration to be paid at closing and indebtedness to be purchased from the Westbrook Funds at closing will be funded with the net proceeds from this Offering. The shares of Common Stock and Preferred Stock issued to the Westbrook Funds at closing will be restricted shares which are not registered under the Securities Act. The rights, preferences and privileges of the Common Stock and Preferred Stock are described in greater detail in the accompanying Prospectus under "Description of Common Stock and Preferred
Stock -- Common Stock" and "-- Preferred Stock -- 7.9% Class A Cumulative Convertible Preferred Stock."

     The Westbrook Funds have agreed that, for a period of 12 months after the closing (the "Initial Lock-Up Period"), they will not sell, transfer or otherwise dispose of its Common Stock, Preferred Stock or Common Stock issued as the result of the conversion of the Preferred Stock. In addition, the Westbrook Funds have agreed that following the expiration of the Initial Lock-Up Period, they will only sell, transfer or otherwise dispose of such shares in certain limited amounts during the following year. In addition, following the Initial Lock-Up Period, the Westbrook Funds will have certain rights to register their shares of Common Stock received at closing or issued as the result of the conversion of their Preferred Stock, pursuant to a registration rights agreement (the "Registration Rights Agreement") to be entered into between the Company and the Westbrook Funds at the closing of the Kahler Acquisition. Pursuant to the Registration Rights Agreement, the Westbrook Funds will have the right to include their shares of Common Stock for registration in certain public offerings initiated by the Company and will have the right, two times, to require that the Company initiate a registration of their Common Stock, subject in each case to certain limitations and the ability of the underwriters of such offerings to restrict the number of shares of Common Stock so registered.

     Upon the closing of the Kahler Acquisition, the Company's Board will elect a designee of Westbrook Partners to serve on its Board. The Company's Board recently increased its size to nine members in order to create a vacancy for this purpose. In the event that the size of the Board is further increased, Westbrook Partners may be entitled to additional board seats as necessary to ensure that its board representation is equal to the total number of directors multiplied by the percentage of Common Stock beneficially owned by the Westbrook Funds. Subject to certain limitations, the Company must nominate Westbrook Partners' designee (or designees, if the Westbrook Funds are entitled to more than one board seat) for election to the Board at the Company's annual meeting of shareholders.

     The Kahler Acquisition may be terminated prior to the scheduled closing in certain events. In the event the Kahler Acquisition is terminated, generally neither party shall be liable to the other, unless the termination resulted from the wilful and material breach of the other party. In addition, in the event the acquisition is terminated due to the inability of the Company to obtain the necessary financing, the Company is liable to the Westbrook Funds for all direct, actual damages incurred by the Westbrook Funds in connection with such failure, including, without limitation, all expenses incurred by Westbrook Partners and Kahler in connection with the preparation, negotiation and execution of the Stock Purchase Agreement.

     The description of the terms of the Stock Purchase Agreement contained in this Prospectus Supplement is qualified in its entirety by reference to the Stock Purchase Agreement attached as an exhibit to the Company's Current Report on Form 8-K filed on August 14, 1997, which is incorporated into the Prospectus by reference.

GROWTH STRATEGY

  External Growth Strategy

     The Company's external growth strategy is to (i) acquire underperforming mid-price and upscale hotels located principally in its Primary Region that are, or can be renovated or redeveloped and repositioned by branding or rebranding the hotels with nationally recognized franchises, with an increasing emphasis on multiple-property acquisitions and (ii) selectively develop new mid-price and upscale hotels in markets where room demand and other competitive factors justify new construction.

     Acquisitions. The Company intends to acquire hotels located principally in the Primary Region which meet one or more of the following criteria: (i) underperforming hotels which have the potential for improved performance through the implementation of quality management and marketing programs, and/or association with a national franchisor; (ii) hotels in a deteriorated physical condition that would benefit significantly from renovation or redevelopment;
(iii) hotels in attractive locations that would benefit significantly by changing franchises ("upbranding") to a nationally recognized franchise brand that have a greater potential to produce significant REVPAR growth, such as Marriott, Courtyard by Marriott, Doubletree Hotel, Hampton Inn, Hilton, Holiday Inn, Holiday Inn Select, Holiday Inn Hotel & Suites, Holiday Inn Express and Residence Inn by Marriott; (iv) hotels owned by franchisees who are unable or unwilling to meet capital improvement requirements of the franchisor; (v) hotels in markets with favorable room supply and demand fundamentals; and (vi) hotels in markets where there are significant barriers to entry, such as limited opportunities to change existing franchises at competitive hotels, scarcity of suitable hotel sites or zoning restrictions.

     Multiple Property Acquisitions. The Company has increased its access to capital for multiple-property acquisitions by increasing availability under its Credit Facility from $30.0 million to $100.0 million and has received a commitment from its lenders to further increase the Credit Facility to $200.0 million. In addition, rather than paying cash, the Company also has the flexibility of issuing its Common Stock, Preferred Stock or Partnership Units to acquire hotels, which under certain circumstances allows the sellers to defer tax liability which would otherwise arise upon a sale for cash. In addition to its financial resources, the Company's experience in successfully operating hotels has given it significant knowledge of a variety of markets and the ability to quickly identify strategic acquisition opportunities. The Company believes that its increasing profile in the hotel industry and its record of closing acquisitions will enable it to continue to attract sellers of hotel portfolios. See "Additional Risk Factors -- New Markets."

     The Company believes that Kahler's business fundamentals are complimentary to the Company's focus on the mid-price and upscale hotel segments. Additionally, the Company believes that a number of hotels in the Kahler Hotel portfolio have potential for increased revenue through renovation, redevelopment, repositioning and rebranding opportunities. The Company also believes that the Kahler Acquisition, which will result in the Westbrook Funds' holding a significant equity position in the Company and Westbrook Partners' representation on the Company's Board, will provide the Company with additional acquisition opportunities. The Company believes that the Kahler Hotels are being purchased at a significant discount to replacement cost.

     Selective Development of Additional Hotels. The Company may also selectively develop new upscale hotels which will operate under other national franchises in markets where room demand and other competitive factors justify new construction. The Company may develop other hotels itself or may contract with unaffiliated developers who will build hotels and then sell them to the Company upon completion on pre-agreed terms. Such arrangements with developers will enable the Company to minimize risks associated with development. Other than the Company's construction of a 166-room full-service Marriott hotel currently under development through an unaffiliated developer in Pueblo, Colorado at the site of the new Pueblo Convention Center, and the Company's agreement to acquire from an unaffiliated developer a 93-room Hawthorn Suites at the Denver Tech Center in Colorado, the Company is not currently involved in any development projects.

  Internal Growth Strategy

     The Company's internal growth strategy is to enhance the operating performance of hotels owned and acquired by the Company by (i) selectively renovating the hotels, and when advantageous, redeveloping and rebranding them under national franchises, (ii) improving the marketing and management of the hotels, (iii) leasing restaurants in the hotels to national or regional restaurant companies and (iv) selectively, expanding the number of rooms at certain hotels where market conditions justify such expansion. The Company intends to apply its internal growth strategy to enhance the operating performance of the Kahler Hotels through selective renovation, redevelopment and, in certain cases, rebranding, improving the marketing and management of the hotels, leasing restaurants in the hotels to national or regional restaurant companies, and, in selective cases, expanding the number of rooms at certain of the hotels where market conditions justify expansion.

     Renovations and Redevelopment. The Company upgrades its hotels to meet competitive conditions and occupancy levels and renovates its hotels when the Company believes such renovations will increase its return on investment by increasing revenue to the Company under the Percentage Leases or will otherwise be in the best interest of the Company. As one method of upgrading its hotels, the Company will brand or rebrand certain of its hotels with upscale national brands. For example, under a Master Development Agreement with United States Franchise Systems ("USFS"), the Company has branded one of its recent independent acquisitions and expects to brand its hotels in Anaheim and Sacramento, California as extended-stay Hawthorn Suites hotels. The Company intends to further increase this brand in its portfolio through the Master Development Agreement which provides for a right of first offer in several major urban markets in California, Oregon and Washington. USFS is required to help the Company identify hotel sites, provide architectural plans and development oversight and assist in marketing the hotels. See "Risk Factors -- Hawthorn Suites Development Risks" in the accompanying Prospectus.

     In addition, the Percentage Leases require the Lessee to maintain and repair the hotels in a condition that complies with the standards of the respective franchise agreements, among other requirements. This strategy is designed to enhance the revenue growth and economic performance of each hotel and to maintain or increase each hotel's market share. Management generally conducts renovation work during off-peak periods and in a manner least disruptive to hotel operations. However, there can be no assurance that, due to possible construction delays, environmental problems or other reasons, management will be successful in its efforts to minimize disruptions to hotel operations. The Company believes that its recently completed and planned future redevelopment and renovation activities will continue to improve REVPAR growth at its hotels, thereby increasing its return on investment by increasing revenue to the Company; however, there can be no assurance that the Company will continue to experience the same rate of REVPAR growth in the renovated hotels or as a result of future renovation or redevelopment activities at other hotels.

     The following charts summarize the scope of renovation and redevelopment activities typically performed by the Company.

                              SCOPE OF RENOVATION

     For those hotels whose franchise affiliation will not be changed, the Company typically makes renovations following acquisition in order to satisfy the existing franchisor's capital improvement plan. The Company also performs periodic routine maintenance to all of its hotels in order to keep them competitive. Renovations typically consist of many of the following:

         GUEST ROOMS                     PUBLIC AREAS                      EXTERIOR
------------------------------  ------------------------------  ------------------------------
- selectively replacing         - replacing drapes and          - repainting
  bedspreads, linens, drapes    valances                        - seal coating parking lot
and valances                    - refinishing and selectively   - adding lighting
- refinishing and selectively     replacing furniture
  replacing furniture and       - replacing wallpaper and
  adding televisions,           vinyl wallcovering
  telephones with data ports    - repainting
  and voicemail, clock radios,  - recarpeting
  coffeemakers, irons and
  ironing boards
- replacing wallpaper and
  vinyl wallcovering
- repainting
- recarpeting

                             SCOPE OF REDEVELOPMENT

     Redevelopment is more extensive than renovation and is used to completely upgrade a hotel so that in certain instances it can be branded or rebranded with a national franchise that the Company believes will generate higher REVPAR than that currently being generated. Redevelopment typically involves many of the following:

         GUEST ROOMS                     PUBLIC AREAS                      EXTERIOR
------------------------------  ------------------------------  ------------------------------
- replacing all bedspreads,     - replacing drapes and          - repainting
  linens, drapes and valances   valances                        - installing new window
- replacing all furniture       - replacing wallpaper and         treatments and grill work
- adding televisions,           vinyl wallcovering              - modifying the facade
  telephones with data ports    - repainting                    - constructing port-cochere
  and voicemail, clock radios,  - recarpeting                   - repaving or seal coating
coffeemakers, irons and         - redecorating                  parking lot
  ironing boards                - replacing furniture           - adding lighting
- replacing wallpaper and       - rebuilding reception area     - re-roofing
  vinyl wallcovering            - redesigning lobby for
- repainting                    improved traffic flow
- recarpeting                   - remodeling restaurant to
- remodeling guestrooms,          standards of regional or
  including changing room         national restaurant operator
  layout and modifying closets  - installing fire safety
- remodeling guest bathrooms    equipment, including
  with new countertops, tile      sprinklers and smoke
  floors, plumbing fixtures,      detectors
  lights and valances
- installing fire safety
  equipment, including
  sprinklers and smoke
  detectors

     The following table sets forth certain information with respect to the Company's completed, pending and planned renovation and redevelopment activities, including planned renovation and redevelopment activities for the Kahler Hotels. The table includes renovation and redevelopment work on certain of the Current Hotels completed by affiliates of the Company prior to the transfer of the initial hotels to the Company in connection with the Initial Public Offering. The table does not include work completed by any other prior owners of the hotels. The table also includes completed and pending changes in franchise affiliations:

                 CURRENT HOTELS -- RENOVATION OR REDEVELOPMENT

                                                                                                 REPLACE/      PUBLIC AREAS
                                                                               EXPECTED TO BE   REFURBISH   -------------------
                                                                 COMPLETED        COMPLETED      EXTERIOR   RESTAURANT   LOBBY
                                                              ---------------  ---------------  ----------  -----------  ------
COURTYARD BY MARRIOTT:
 Cypress, California........................................  June 1997                             X            X         X
 Fresno, California.........................................  February 1994                         X            X         X
 Riverside, California......................................  June 1994                             X            X         X
RESIDENCE INN BY MARRIOTT:
 Oxnard, California.........................................  May 1997                              X            X         X
 Highlands Ranch, Colorado..................................  September 1996                           NEWLY CONSTRUCTED
HOLIDAY INN SELECT:
 La Mirada, California......................................                   February 1998        X            X         X
 Renton (Seattle), Washington...............................  July 1997                             X            X         X
HOLIDAY INN HOTEL & SUITES:
 Mesa, Arizona(1)...........................................                   October 1997         X            X         X
 San Diego (Old Town), California...........................                   January 1998         X            X         X
 Craig, Colorado............................................  April 1997                                                   X
 Price, Utah................................................  June 1997                             X            X         X
 Kent (Seattle), Washington.................................  October 1996                          X                      X
HOLIDAY INN:
 Flagstaff, Arizona.........................................  July 1997                                                    X
 San Diego (Harbor), California.............................  July 1997                             X            X         X
 San Diego (Mission Valley), California.....................                   January 1998         X            X         X
 Steamboat Springs, Colorado................................  June 1996                             X            X         X
 Provo, Utah................................................  June 1994                                          X         X
                                                              June 1997                             X
 Lynnwood, Washington(1)....................................                   September 1998       X            X         X
HOLIDAY INN EXPRESS:
 Portland, Oregon...........................................  October 1996                          X                      X
 Poulsbo, Washington........................................  September 1996                        X                      X
HAMPTON INN:
 Mesa, Arizona..............................................                   October 1997                                X
 Tucson, Arizona............................................                   October 1997                                X
 Arcadia, California........................................  February 1997
 Oakland, California........................................  July 1996                             X                      X
 Denver, Colorado...........................................  June 1996                                                    X
 Pueblo, Colorado...........................................  February 1997                                                X
 Silverthorne, Colorado.....................................  June 1996                             X            X
                                                              June 1997                                                    X
 Clackamas (Portland), Oregon...............................  October 1996                          X                      X
HAWTHORN SUITES:
 Anaheim, California(1).....................................                   December 1997        X
 Sacramento, California(1)..................................                   February 1998        X            X         X
 Kent, Washington...........................................                   December 1997
DOUBLETREE HOTEL:
 Santa Fe, New Mexico.......................................  April 1996                            X            X         X
COMFORT SUITES:
 South San Francisco, California............................  June 1997                             X                      X
INDEPENDENT (REGENCY PLAZA):
 Los Angeles, California....................................  September 1996                           NEWLY CONSTRUCTED


                                                              ADD/UPGRADE               GUEST ROOMS                    PRIOR
                                                                MEETING     ------------------------------------     FRANCHISE
                                                                 SPACE      SOFT GOODS   FURNITURE   GUEST BATH     AFFILIATION
                                                              ------------  -----------  ----------  -----------  ----------------

COURTYARD BY MARRIOTT:
 Cypress, California........................................       X             X           X            X       Ramada Hotel
 Fresno, California.........................................       X             X           X                    Hampton Inn
 Riverside, California......................................       X             X           X            X       Days Inn
RESIDENCE INN BY MARRIOTT:
 Oxnard, California.........................................       X             X           X            X       Radisson Suites
 Highlands Ranch, Colorado..................................
HOLIDAY INN SELECT:
 La Mirada, California......................................       X             X           X            X       Holiday Inn
 Renton (Seattle), Washington...............................       X             X                        X       Holiday Inn
HOLIDAY INN HOTEL & SUITES:
 Mesa, Arizona(1)...........................................       X             X           X            X       Holiday Inn
 San Diego (Old Town), California...........................       X             X           X                    Ramada Hotel
 Craig, Colorado............................................                     X           X            X
 Price, Utah................................................       X             X           X            X       Days Inn
 Kent (Seattle), Washington.................................       X             X           X            X       Cypress Inn
HOLIDAY INN:
 Flagstaff, Arizona.........................................                     X           X            X
 San Diego (Harbor), California.............................                     X                        X
 San Diego (Mission Valley), California.....................       X             X           X            X       Best Western
 Steamboat Springs, Colorado................................                     X                        X
 Provo, Utah................................................       X             X           X            X
 Lynnwood, Washington(1)....................................       X             X           X            X       Best Western
HOLIDAY INN EXPRESS:
 Portland, Oregon...........................................       X             X           X            X       Cypress Inn
 Poulsbo, Washington........................................                     X           X            X       Cypress Inn
HAMPTON INN:
 Mesa, Arizona..............................................                     X           X
 Tucson, Arizona............................................       X             X           X            X
 Arcadia, California........................................
 Oakland, California........................................       X             X                        X
 Denver, Colorado...........................................                     X           X
 Pueblo, Colorado...........................................                     X           X            X
 Silverthorne, Colorado.....................................       X             X
 Clackamas (Portland), Oregon...............................       X             X           X            X       Cypress Inn
HAWTHORN SUITES:
 Anaheim, California(1).....................................                     X                                Independent
 Sacramento, California(1)..................................       X             X           X            X       Independent
 Kent, Washington...........................................                                 X            X       Independent
DOUBLETREE HOTEL:
 Santa Fe, New Mexico.......................................       X             X           X            X       Best Western
COMFORT SUITES:
 South San Francisco, California............................                     X           X            X
INDEPENDENT (REGENCY PLAZA):
 Los Angeles, California....................................

---------------

(1) The Company has obtained a franchise license from the applicable franchisors to rebrand the hotel with the brand listed in the left-hand column of this table, subject to the completion of redevelopment or renovation.

            KAHLER HOTELS -- PLANNED RENOVATION OR REDEVELOPMENT(1)

                                                                           PUBLIC AREAS
                                                                  -------------------------------
                                        COMPLETED OR    REPLACE/                     ADD/UPGRADE             GUEST ROOMS
                                       EXPECTED TO BE  REFURBISH                       MEETING    ----------------------------------
                                          COMPLETED     EXTERIOR  RESTAURANT  LOBBY     SPACE     SOFT GOODS  FURNITURE  GUEST BATH
                                       --------------- ---------- ----------- ------ ------------ ----------- ---------- -----------
HILTON:
  Salt Lake City, Utah................ February 1998       X           X        X         X            X          X           X
SHERATON:
  Chandler, Arizona................... December 1997                            X         X            X
RESIDENCE INN BY MARRIOTT:
  Provo, Utah.........................                                               NEWLY CONSTRUCTED
HOLIDAY INN:
  Rochester, Minnesota................ June 1998           X                    X                      X          X           X
QUALITY INN:
  Pocatello, Idaho.................... June 1998           X           X        X                      X          X           X
BEST WESTERN:
  Helena, Montana..................... September 1998      X           X        X                      X          X           X
  Ogden, Utah......................... September 1998                  X        X                      X          X           X
  Twin Falls, Idaho................... September 1998      X           X        X                      X          X
INDEPENDENT:
  BOISE PARK SUITES HOTEL -
    Boise, Idaho...................... September 1998      X           X        X         X            X          X           X
  KAHLER INN & SUITES -
    Rochester, Minnesota.............. June 1998           X           X        X         X            X          X           X
  KAHLER PLAZA HOTEL -
    Rochester, Minnesota.............. June 1998                       X        X                      X          X           X
  OLYMPIA PARK HOTEL & CONFERENCE
    CENTER -
    Park City, Utah................... May 1998            X           X        X                      X          X           X
  PROVO PARK HOTEL -
    Provo, Utah....................... June 1998           X                    X                      X          X           X
  THE KAHLER HOTEL -
    Rochester, Minnesota.............. November 1997                            X                      X          X           X
  UNIVERSITY PARK HOTEL & CONFERENCE
    CENTER -
    Salt Lake City, Utah..............                                                                 X          X           X


                                                         INTENDED
                                                         FRANCHISE
                                                      AFFILIATION(2)
                                        -------------------------------------------
HILTON:
  Salt Lake City, Utah................  Hilton
SHERATON:
  Chandler, Arizona...................  Sheraton
RESIDENCE INN BY MARRIOTT:
  Provo, Utah.........................  Residence Inn by Marriott
HOLIDAY INN:
  Rochester, Minnesota................  Holiday Inn
QUALITY INN:
  Pocatello, Idaho....................  Courtyard by Marriott or Radisson
BEST WESTERN:
  Helena, Montana.....................  Courtyard by Marriott,
                                        Holiday Inn or Other
  Ogden, Utah.........................  Marriott
  Twin Falls, Idaho...................  Holiday Inn or Courtyard by Marriott
INDEPENDENT:
  BOISE PARK SUITES HOTEL -
    Boise, Idaho......................  Holiday Inn Hotel & Suites or Radisson
  KAHLER INN & SUITES -
    Rochester, Minnesota..............  Kahler
  KAHLER PLAZA HOTEL -
    Rochester, Minnesota..............  Marriott
  OLYMPIA PARK HOTEL & CONFERENCE
    CENTER -
    Park City, Utah...................  Courtyard by Marriott or Other
  PROVO PARK HOTEL -
    Provo, Utah.......................  Marriott
  THE KAHLER HOTEL -
    Rochester, Minnesota..............  Kahler
  UNIVERSITY PARK HOTEL & CONFERENCE
    CENTER -
    Salt Lake City, Utah..............  To be determined

---------------

(1) Does not include the Green Oaks Park Hotel in Texas or the Lakeview Resort and Conference Center in West Virginia which the Company intends to sell or exchange.

(2) Franchise applications have been submitted to the applicable franchisor but are pending approval; however, there can be no assurance that such franchise applications will be approved, or if approved, the cost or scope of the renovations and improvements that will be required.

               COMPLETED RENOVATION AND REDEVELOPMENT ACTIVITIES

      The following table sets forth certain information for each of the Current Hotels for which redevelopment and marketing activities were completed through August 31, 1997, indicating the combined effects of renovation, redevelopment, repositioning and rebranding:

                                                                                        PERIOD
                                                                DATE                  RENOVATED/              PURCHASE
                      BRAND                       ROOMS       ACQUIRED               REDEVELOPED               PRICE
------------------------------------------------- -----     -------------     --------------------------    ------------
COURTYARD BY MARRIOTT:
  Cypress, California............................  180      January 1997      May - June 1997               $ 12,000,000
  Fresno, California.............................  116      August 1995       (1)                              5,303,000
  Riverside, California..........................  163      April 1996        (1)                              4,000,000
RESIDENCE INN BY MARRIOTT:
  Oxnard, California.............................  251      December 1996     February -May 1997              15,650,000
  Highlands Ranch (Denver), Colorado.............   78      December 1995     Newly Constructed                5,400,000
HOLIDAY INN SELECT:
  Renton (Seattle), Washington...................  226      June 1996         January - July 1997              8,150,000
HOLIDAY INN HOTEL & SUITES:
  Price, Utah....................................  151      August 1996       March - June 1997                4,500,000
  Kent (Seattle), Washington.....................  125      February 1996     May - October 1996               4,596,000
HOLIDAY INN:
  Flagstaff, Arizona.............................  157      October 1996      February - July 1997             7,600,000
  San Diego (Harbor), California.................  218      January 1997      March - July 1997                9,000,000
  Steamboat Springs, Colorado....................   82      August 1995       November 1995 - June 1996        4,519,000
  Provo, Utah....................................   78      August 1995       (1)(3)                           2,890,000
HOLIDAY INN EXPRESS:
  Portland, Oregon...............................   84      February 1996     March - October 1996             2,114,000
  Poulsbo, Washington............................   63      February 1996     March - September 1996           2,416,000
HAMPTON INN:
  Oakland, California............................  152      December 1995     February - July 1996             4,400,000
  Clackamas (Portland), Oregon...................  114      February 1996     June - December 1996             2,517,000
DOUBLETREE:
  Santa Fe, New Mexico...........................  213      August 1995       January - July 1996             11,600,000
COMFORT SUITES:
  South San Francisco, California................  166      August 1996       February - June 1997            11,200,000
                                                                                                            ============
                                                  -----
    Total/Average................................ 2,617                                                     $117,855,000
                                                  =====                                                     ============

                                                    RENOVATION/
                                                   REDEVELOPMENT     PRIOR FRANCHISE
                      BRAND                            COST            AFFILIATION
-------------------------------------------------  -------------     ---------------
COURTYARD BY MARRIOTT:
  Cypress, California............................   $ 1,997,000      Ramada
  Fresno, California.............................            (2)     Hampton
  Riverside, California..........................            (2)     Days Inn
RESIDENCE INN BY MARRIOTT:
  Oxnard, California.............................     2,249,000      Radisson
  Highlands Ranch (Denver), Colorado.............           N/A      N/A
HOLIDAY INN SELECT:
  Renton (Seattle), Washington...................     4,895,000      Holiday Inn
HOLIDAY INN HOTEL & SUITES:
  Price, Utah....................................     1,943,000
  Kent (Seattle), Washington.....................     1,650,000      Independent
HOLIDAY INN:
  Flagstaff, Arizona.............................     1,306,000      N/A
  San Diego (Harbor), California.................     3,238,000      N/A
  Steamboat Springs, Colorado....................     1,670,000      N/A
  Provo, Utah....................................            (2)     N/A
HOLIDAY INN EXPRESS:
  Portland, Oregon...............................     1,400,000      Independent
  Poulsbo, Washington............................       870,000      Independent
HAMPTON INN:
  Oakland, California............................       900,000      Independent
  Clackamas (Portland), Oregon...................     1,850,000      N/A
DOUBLETREE:
  Santa Fe, New Mexico...........................     2,863,000      Best Western
COMFORT SUITES:
  South San Francisco, California................     2,085,000      N/A
                                                    ===========

    Total/Average................................   $28,916,000
                                                    ===========

---------------

(1) Renovation completed prior to the Company's Initial Public Offering.

(2) Included in the purchase price.

(3) The Provo Holiday Inn was undergoing additional renovation during the majority of 1997.

     Comprehensive Marketing and Management Strategies. The hotels acquired by the Company often lack adequate management and marketing programs. The Lessee implements a full complement of management and marketing programs at each acquired hotel designed to maximize sales and operational efficiency. The Company believes that these marketing activities significantly contributed to the growth in REVPAR for the Company's acquired Current Hotels during 1996 and 1997. On average, the Company believes that implementation of the required sales program alone -- before any improvements to the physical condition of the hotel are made by the Company -- has increased same-unit-sales REVPAR growth 14.4% for the first three months following acquisition compared to the respective corresponding periods in the prior year. The Lessee has also developed a sales program to direct and manage the sales activities of personnel located at each hotel and a program to ensure that staff is properly trained and that staffing levels are efficient. As part of the required reporting process, each hotel must contact every business within a five-mile radius to evaluate possible hotel use and revenue potential. Under each Percentage Lease, the Lessee is also obligated to have a sales manager at each hotel, as reasonably required by the Company, to coordinate, direct and manage the sales activities of personnel located at that hotel in order to maximize revenue. See "Business and Properties -- The Percentage Leases."

     Restaurant Leases. The Company also subleases restaurant facilities in the hotels (other than the Courtyard by Marriott Hotels) to regional or national restaurant companies. The Company believes this strategy is beneficial because it (i) allows the Lessee to concentrate on increasing room revenue, which benefits the Company because of the higher percentage rent thresholds (from 60% to 65%) than the 5% of food and beverage revenue it would otherwise receive, and
(ii) significantly enhances guest satisfaction by providing food service from experienced national or regional restaurant companies. Fourteen of the Current Hotels have restaurant facilities, ten of which the Lessee owns and operates and four of which the Lessee has subleased to unaffiliated restaurant companies including Old Chicago Bar & Grill, Mitzell American Restaurant, Ruby River Steak House and Village Inn. The Lessee is actively seeking to sublease restaurants at three of the Current Hotels that the Company currently operates.

     Expansions. In certain cases, the Company may expand the number of rooms at a hotel where it believes it can achieve a favorable return on the cost of such expansion, and where occupancy, ADR and other market conditions are otherwise believed to justify such expansion, and where building permits can be obtained. The Company owns adjacent land at five of the Current Hotels suitable for building additional rooms. However, the Company currently has no plans to expand any of these hotels other than the 39 room expansion of the Residence Inn (Highlands Ranch) expected to be completed in the fall of 1997.

PORTFOLIO CHARACTERISTICS

  National Franchise Affiliations

     The Company generally believes that franchise affiliations provide advantages to certain hotels. Such advantages include brand recognition, access to national reservation systems, national direct sales efforts and national volume purchasing agreements, and technical and business assistance. All of the Current Hotels are represented by a national or regional franchise system. The use of multiple franchise systems provides the Company with further diversification, less dependence on the continued popularity of one brand and less vulnerability to new requirements of any individual franchise affiliation. The Company expects to focus its franchise affiliations on nationally recognized upscale hotel chains. The following table summarizes certain information with respect to the current or anticipated franchise affiliations of the hotels:

                             FRANCHISE AFFILIATIONS

                                                    PRO FORMA LEASE
                                                    REVENUES FOR THE
                                        NUMBER OF   SIX MONTHS ENDED   PERCENTAGE OF            PERCENTAGE
      FRANCHISE AFFILIATION (1)          HOTELS      JUNE 30, 1997     LEASE REVENUES   ROOMS    OF ROOMS
--------------------------------------  ---------   ----------------   --------------   -----   ----------
Marriott (2)..........................      13        $ 11,145,013           27.0%      2,441       25.7%
Holiday Inn...........................      18           9,011,659           21.8       2,819       29.5
Kahler(3).............................       2           4,887,661           11.8        965        10.1
Hampton...............................       8           4,673,828           11.3       1,063       11.1
Hawthorn Suites (4)...................       3           2,872,610            6.9        583         6.1
Sheraton..............................       1           2,754,714            6.7        295         3.1
Hilton................................       1           2,687,056            6.5        351         3.7
Independent...........................       3           2,117,026            5.1        649         6.8
Doubletree Hotel......................       1             432,823            1.0        213         2.2
Comfort Suites........................       1             783,151            1.9        166         1.7
                                           ---        ------------          -----       -----      -----
          Total.......................      51        $ 41,365,541          100.0%      9,545      100.0%
                                           ===        ============          =====       =====      =====

---------------
(1) Several of the other Kahler Hotels will be branded or rebranded following this Offering, under either Marriott, Courtyard by Marriott, Holiday Inn Hotel & Suites or Holiday Inn brands. Certain of the Company's planned changes in franchise affiliations are included in this table. There can be no assurance that the Company will receive final approval from the applicable franchisor.

(2) Includes six hotels from the Kahler Acquisition with 1,390 rooms which the Company anticipates converting to various Marriott franchises following closing of the Kahler Acquisition. The Company has obtained approval of these new franchise licenses, subject to completion of renovations or improvements.

(3) Includes income from laundry operations.

(4) Includes the Anaheim and Sacramento, California hotels which will be rebranded as Hawthorn Suites hotels upon completion of renovation and improvements which are expected to be completed in the fourth quarter of 1997.

  Regional Focus

     The Company focuses its acquisition efforts principally on the Pacific and Mountain regions which collectively comprise the western United States where favorable supply and demand demographic trends currently exist. The western United States has experienced and is projected to continue to have the highest population growth of any region in the country. Population growth between 1990 and 1995 was 9.1% in the western region compared to 1.3% in the northeast, 3.6% in the midwest and 7.5% in the south and is projected to be 9.9% between 1995 and 2000 in the west compared to 0.8%, 3.3% and 5.8% in the northeast, midwest and south, respectively. In addition, between 2000 and 2005 the population in the western United States is projected to grow 7.9% while the population growth in the northeast, midwest and south is projected to grow

1.1%, 2.1% and 5.3% respectively. The geographic distribution of the hotels, which are located in 12 states, reflects the Company's belief that a certain amount of geographic distribution helps to insulate the Company's hotel portfolio from local market fluctuations that are typical for the hotel industry. The Company has also sought to increase its geographic distribution by focusing on major metropolitan areas. The following table summarizes the Company's presence in each of these 12 markets including the Kahler Hotels:

                               LOCATION BY REGION

                                                 PRO FORMA LEASE
                                                 REVENUES FOR THE
                                      NUMBER     SIX MONTHS ENDED   PERCENTAGE OF             PERCENTAGE
                REGION               OF HOTELS    JUNE 30, 1997     LEASE REVENUES   ROOMS     OF ROOMS
    -------------------------------  ---------   ----------------   --------------   ------   ----------
    Mountain (1)...................      24        $ 19,639,070           47.5%       4,280       44.9%
    Pacific (2)....................      21          13,120,742           31.7        3,465       36.3
    Minnesota......................       4           7,159,346           17.3        1,329       13.9
    Other(3).......................       2           1,446,383            3.5          471        4.9
                                        ---        ------------          -----        -----      -----
              Total................      51        $ 41,365,541          100.0%       9,545      100.0%
                                        ===        ============          =====        =====      =====

---------------
(1) Includes Arizona, Colorado, Idaho, Montana, New Mexico and Utah.

(2) Includes California, Oregon and Washington.

(3) The Company is considering the sale or exchange of the two Kahler Hotels located in Texas and West Virginia.

  Description of Current Franchises

     Courtyard by Marriott. Three of the Current Hotels are presently licensed to operate as Courtyard by Marriott hotels. Courtyard by Marriott hotels seek to offer guests moderately-priced lodging with superior accommodations. Courtyard by Marriott hotels generally feature in-room coffee makers, a limited-service restaurant and lounge and a tollfree reservation number. According to Marriott, the first Courtyard by Marriott hotel was opened in 1983, and, as of June 30, 1997, there were over 317 Courtyard by Marriott hotels operating in the United States, Mexico and Canada.

     Residence Inn by Marriott. Two of the Current Hotels and one of the Kahler Hotels are presently licensed to operate as Residence Inn by Marriott. Residence Inn by Marriott is the most successful extended-stay hotel facility in the industry. All Residence Inns offer suite accommodations and conveniences to travelers such as fully equipped kitchens with cooking facilities and appliances, table wares, comfortable living space and a bedroom area. Other features include a complimentary breakfast buffet and evening social hour, a weekly manager's dinner, pool, spa, fitness facility, an outdoor sport court, and on-site laundry facilities. Residence Inn design and philosophy is to offer guests all the conveniences of home in a suite that is 50% larger than a typical hotel guest room.

     Residence Inn by Marriott targets and has successfully achieved a 60% ratio of extended stay guests staying five or more consecutive nights. In order to achieves this high volume of extended stay guests, the brand directs its sales and marketing efforts to attract training groups, disaster displaced individuals, family relocations, and temporary assignments. As a hotel brand in 1996, Residence Inn achieved an industry leading 83% occupancy, the highest of any hotel chain world-wide and also captured an ADR of $87.50. As of August 15, 1997, there were 255 Residence Inns in operation.

     Holiday Inn Hotels. Fifteen of the Current Hotels are presently licensed to operate as various Holiday Inn brand hotels, of which two remain subject to the completion of certain renovations and improvements. Mr. Alter is a past President of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels, and, through his Affiliates, has been a Holiday Inn franchisee since 1980. All Holiday Inn brand hotels participate in the Holiday Inn Priority Club frequent guest program, and all offer a toll-free reservation number. As of August 15, 1997, there were 1,792 hotels with Holiday Inn brands. Each of the Holiday Inn brands is described below.

        Holiday Inn Select. Holiday Inn Select specializes in servicing the business traveler. Each room offers a residential decor with a well lighted work area including a dataport and voicemail, and an in-room coffee maker. Amenities offered at the hotel include full business services such as photocopying and telecopying, meeting capabilities for small to mid-size groups, swimming pool, exercise facilities, and a full-service restaurant and lounge.

        Holiday Inn Hotel & Suites. Holiday Inn Hotel & Suites are designed for extended stay travelers who desire more room than is offered in a typical hotel room. In general, at least 15% of a hotel's rooms generally must be suites in order to qualify for this franchise. Suites generally include a hairdryer, coffee maker, iron and ironing board, alarm/clock radio, microwave oven, refrigerator, 25 inch television and a sofa bed. Amenities at the hotel generally include guest laundry, fitness center, restaurant and lounge, free continental breakfast, meeting facilities, and swimming pool. Convenience store items are typically sold at a gift shop or other service area.

        Holiday Inn. Holiday Inn hotels offer a full-service restaurant and lounge, swimming pool, meeting and banquet facilities, optional fitness center, and electronic locks. In-room amenities include a hairdryer, coffee maker, iron and ironing board, alarm/clock radio and 25 inch televisions.

        Holiday Inn Express. Holiday Inn Express is a limited-service hotel that offers comfortable guest rooms that include a 25 inch television, alarm/clock radio, and free local phone calls. A free continental breakfast on the hallmark "breakfast bar" is also included in the Great Room/Lobby.

     Hampton Inn Hotels. Eight of the Current Hotels are presently licensed to operate as Hampton Inn hotels. Hampton Inn hotels seek to offer guests consistent quality and value at all locations. Hampton Inn was among the first hotel companies to offer guests an unconditional 100% satisfaction guarantee. Most Hampton Inn hotels are limited service hotels that feature complimentary continental breakfasts, free local telephone and in-room movie channel, a toll-free reservation number and a special discount program for guests over 50 years of age, but do not generally provide a restaurant or lounge. According to Hampton Inn, the first Hampton Inn hotel was opened August 1, 1984, and, as of August 15, 1997, there were over 531 Hampton Inn hotels operating in the United States, Mexico and Canada. In 1985, Mr. Alter and Mr. Biederman developed and opened the Hampton Inn hotel in Aurora, Colorado, which was the fourteenth hotel franchised in the Hampton Inn system.

     Hawthorn Suites. One of the Current Hotels is presently licensed to operate as a Hawthorn Suites hotel. One of the Company's external growth strategies is to develop extended-stay Hawthorn Suites hotels in several major urban markets on the west coast pursuant to the Master Development Agreement. See "Business and Properties -- Growth Strategy -- External Growth Strategy -- Hawthorn Suites Master Development Agreement." Hawthorn Suites offer travelers spacious suite accommodations, a free breakfast buffet, swimming and fitness facilities and other amenities designed to facilitate a more comfortable extended stay. Guest suites include separate sleeping and living areas (many with fireplaces), fully equipped kitchens, complimentary newspaper and manager's reception, irons and ironing boards in every suite, on-site guest laundry facilities with available valet service, on-site convenience store and grocery shopping services (at some locations), business services, barbecue grills, airport shuttle service (at some locations), and meeting facilities with full-service catering at most locations.

     Hilton Hotels. One of the Kahler Hotels is presently licensed as a Hilton Hotel franchise. Hilton is best known for its successful operation of world wide full-service business, convention and resort hotels. Hilton's vision is to build on the heritage and strength of a powerful industry name providing superior facilities, services and amenities to meet the expectations of all guests. Hilton's commercial hotels are designed primarily for business travelers attending meetings and conventions in prime urban and suburban locations, offering recreational and entertainment options that often attract leisure travelers. Hilton has been long known and marketed as "America's Business Address" providing a hassle-free hotel experience and with superior levels of service. All commercial Hilton Hotels offer free premium channel television, in-room coffee makers, two telephones with data ports, electronic voice mail, and world wide reservations. Many hotels offer business centers, fitness facilities, recreation area and fine dining restaurants in addition to Concierge level services. Honors continues to be a rapidly growing and well followed frequent traveler program for Hilton Hotels.

     Sheraton Hotels. One of the Kahler Hotels is presently licensed as a Sheraton Hotel. Sheraton Hotels targets the convention market and upscale business and leisure travelers. ITT Sheraton has world-wide hotel locations, particularly in resort, convention and destination markets. The Sheraton system promotes a wide variety of services through hotels that encompass extensive meeting space and upscale accommodations.

     Doubletree Hotels. One of the Current Hotels is presently licensed to operate as a full-service Doubletree hotel. Full-service Doubletree hotels are targeted at business travelers, group meetings and leisure travelers, and range in size from 120 to 720 rooms. Full-service Doubletree hotels typically include a swimming pool, gift shop, meeting and banquet facilities, at least one restaurant and cocktail lounge, room service, parking facilities and other services. As of June 30, 1997, there were 101 full-service Doubletree hotels in the United States and Mexico.

     Ramada Inn Hotels. One of the Current Hotels is presently licensed to operate as a Ramada Plaza Hotel. Ramada Hotels are a licensed division of Hospitality Franchise Services. The Ramada Plaza brand is positioned in the upper mid-level price segment, with product quality, services and amenities designed for corporate travelers and upscale leisure guests. Ramada Plaza Hotels offer a full line of services available to all guests including meeting room, restaurant, and lounge facilities. As of August 15, 1997 the Ramada Inn division had 935 hotels in operation.

     Best Western International Hotels. One of the Current Hotels and three of the Kahler Hotels are presently licensed to operate as Best Western hotels. Best Western is the largest lodging brand in the world with more than 3,700 independently owned and operated hotel locations as of August 15, 1997. Best Western embarked upon an image change within the last five years. The Best Western chain primarily targets the mid-market traveler in both the Leisure and Corporate market segments. Best Western remains most identifiable as a clean and affordable lodging brand offered in many second and third tier cities, as well as airport and primary city locations.

     Comfort Suites. One of the Current Hotels is presently licensed to operate as a Comfort Suites hotel. Comfort Suites have separate living and sleeping areas, a 60 square foot oversized bath, a sleeper sofa, television, a mini-refrigerator and microwave. The hotels also generally feature a two-story vaulted lobby, on-site convenience store, meeting space, fitness center and guest amenities such as a complimentary newspaper and continental breakfast. According to Choice Hotels International, owner of the Comfort Suites franchise, as of August 15, 1997 there were 81 Comfort Suites hotels.

     Quality Inn Hotels. One of the Kahler Hotels presently operates pursuant to a Quality Inn hotel franchise license. Quality Inn Hotels is a division of Choice Hotels International, designed to meet the specific needs of today's business traveler. Quality Inns offer well-established mid-priced lodging facilities with a full range of amenities. The Quality Executive Room features speakerphones with data ports, in-room coffee makers, oversized desks, upgraded lighting, easyaccess electrical outlets, upgraded furnishings, and plush towels. All hotels under the Quality Inn flag offer a 100% satisfaction guarantee. As of August 15, 1997, there were over 3,200 hotels within the Choice Hotels International system which includes Inns, Hotels, Suites and Resorts under the Sleep, Comfort, Quality, Clarion, Econo Lodge, Rodeway and MainStay Suites brand names.

HOTELS

     The following tables set forth certain information with respect to each Current Hotel and each Kahler Hotel:

     Current Hotels

                                                                                                      COMPLETION OF
                                                                      NUMBER OF    YEAR      YEAR      RENOVATION/
             BRAND                            LOCATION                  ROOMS     OPENED   ACQUIRED   REDEVELOPMENT
-------------------------------  -----------------------------------  ---------   ------   --------   -------------
Courtyard by Marriott..........  Cypress, California                      180      1990       1997         1997
Courtyard by Marriott..........  Fresno, California                       116      1989       1995         1994
Courtyard by Marriott..........  Riverside, California                    163      1988       1996         1994
Residence Inn by Marriott......  Oxnard, California                       251      1987       1996         1997
Residence Inn by Marriott
  (1)..........................  Highlands Ranch (Denver), Colorado        78      1996       1995         1996
Holiday Inn Select.............  La Mirada, California                    289      1984       1997         1998*
Holiday Inn Select.............  Renton (Seattle), Washington             226      1968       1996         1997
Holiday Inn Hotel & Suites.....  Mesa, Arizona                            246      1985       1996         1997*
Holiday Inn Hotel & Suites
  (2)..........................  San Diego (Old Town), California         151      1986       1997         1998*
Holiday Inn Hotel & Suites.....  Craig, Colorado                          152      1981       1995         1997
Holiday Inn Hotel & Suites.....  Price, Utah                              151      1984       1996         1997
Holiday Inn Hotel & Suites.....  Kent (Seattle), Washington               125      1986       1996         1996
Holiday Inn....................  Flagstaff, Arizona                       157      1987       1996         1997
Holiday Inn--Harbor View.......  San Diego, California                    218      1968       1997         1997
Holiday Inn--Mission Valley....  San Diego, California                    174      1991       1997         1998*
Holiday Inn....................  Steamboat Springs, Colorado               82      1971       1995         1996
Holiday Inn....................  Provo, Utah                               78      1968       1995         1994
Holiday Inn (2)................  Lynnwood, Washington                     103      1978       1997         1998*
Holiday Inn Express............  Portland, Oregon                          84      1986       1996         1996
Holiday Inn Express............  Poulsbo, Washington                       63      1986       1996         1996
Hampton Inn....................  Mesa, Arizona                            118      1987       1995         1997*
Hampton Inn....................  Tucson, Arizona                          126      1986       1996         1997*
Hampton Inn....................  Arcadia, California                      129      1989       1995         1997
Hampton Inn....................  Oakland, California                      152      1986       1995         1996
Hampton Inn....................  Denver, Colorado                         152      1986       1995         1996
Hampton Inn....................  Pueblo, Colorado                         112      1986       1995         1997
Hampton Inn....................  Silverthorne, Colorado                   160      1976       1995         1997
Hampton Inn....................  Clackamas (Portland), Oregon             114      1986       1996         1996
Hawthorn Suites (2)............  Anaheim, California                      130      1992       1997         1997*
Hawthorn Suites (2)............  Sacramento, California                   301      1988       1997         1998*
Hawthorn Suites................  Kent, Washington                         152      1990       1997         1997*
Doubletree Hotel...............  Santa Fe, New Mexico                     213      1985       1995         1996
Comfort Suites.................  South San Francisco, California          166      1985       1996         1997
Regency Plaza Hotel............  Los Angeles, California                  178      1996       1997         1996
                                                                        -----
                          Total                                         5,290
                                                                        =====

---------------
 *  Expected year of completion.

(1) The Company acquired the land in December 1995. The hotel opened in September 1996 and is currently completing a 39 room expansion.

(2) The Company has obtained franchise licenses from the franchisors to rebrand the hotel with the brands listed in this table, subject to completion of renovations and improvements. See "Prospectus Supplement Summary -- Recent Developments -- 1997 Acquisitions."

The Kahler Hotels
                 SELECTED KAHLER OCCUPANCY, ADR AND REVPAR DATA

                                                                                 ROOM                    ADR ($)
                                                                              REVENUE(2)    ----------------------------------
                                                                              -----------     SIX            YEAR ENDED
                                                                   YEAR          YEAR       MONTHS          DECEMBER 31,
                                                       # OF      OPENED/         ENDED       ENDED    ------------------------
        CURRENT BRAND                 LOCATION         ROOMS   REDEVELOPED     12/31/96     6/30/97    1996     1995     1994
------------------------------  --------------------   -----   ------------   -----------   -------   ------   ------   ------
Hilton........................  Salt Lake City, Utah     351      1975/1997   $ 8,259,702    86.58     74.67    62.39    57.48
Sheraton......................  Chandler, Arizona        295      1987/1998     7,432,365   108.74     92.83    83.48    80.72
Residence Inn by Marriott.....  Provo, Utah              114      1996 /N/A           N/A    78.97       N/A      N/A      N/A
Holiday Inn...................  Rochester, Minnesota     170      1969/1998     2,526,855    64.66     62.42    60.33    59.90
Quality Inn...................  Pocatello, Idaho         152      1976/1998     1,921,877    49.81     49.62    50.64    51.59
Best Western..................  Helena, Montana          149      1971/1988     1,856,064    61.40     61.84    60.98    58.81
Best Western..................  Ogden, Utah              288      1982/1998     4,108,748    59.19     55.47    54.31    53.38
Best Western..................  Twin Falls, Idaho        112      1974/1998     1,676,294    56.09     54.51    54.51    52.13
Boise Park Suites Hotel.......  Boise, Idaho             238      1991/1998     3,105,613    68.17     65.94    63.20    61.30
Green Oaks Park Hotel.........  Fort Worth, Texas        284      1964/1998     3,575,424    53.29     51.50    50.96    49.78
Kahler Inn & Suites...........  Rochester, Minnesota     266   Various/1998     4,317,880    75.46     73.31    72.94    72.73
Kahler Plaza Hotel............  Rochester, Minnesota     194      1991/1998     6,043,735   122.00    112.84   108.97   104.00
Lakeview Resort & Conference
 Center.......................  Morgantown, West         187   Various/1998     3,261,781    86.32     87.30    80.73    83.70
                                Virginia
Olympia Park Hotel and
 Conference Center............  Park City, Utah          203      1985/1998     3,630,067    93.76     69.88    70.77    63.72
Provo Park Hotel..............  Provo, Utah              333      1982/1998     4,248,555    76.19     69.84    65.50    57.84
                                                                       1998
The Kahler Hotel..............  Rochester, Minnesota     699   Various/1998    10,704,492    68.15     66.82    64.29    63.58
University Park Hotel &
 Conference Center............  Salt Lake City, Utah     220      1987/1998     4,576,615    82.99     73.16    69.35    65.68
                                                       -----                  -----------   ------    ------   ------   ------
Subtotal/Weighted Average.....                         4,255                  $71,246,067    76.98     70.92    67.70    65.27
                                                       =====                  ===========   ======    ======   ======   ======

                                       OCCUPANCY (%)                     REVPAR ($)
                                ----------------------------   -------------------------------
                                  SIX         YEAR ENDED         SIX          YEAR ENDED
                                MONTHS       DECEMBER 31,      MONTHS        DECEMBER 31,
                                 ENDED    ------------------    ENDED    ---------------------
        CURRENT BRAND           6/30/97   1996   1995   1994   6/30/97   1996    1995    1994         INTENDED BRAND(1)
------------------------------  -------   ----   ----   ----   -------   -----   -----   -----   ---------------------------

Hilton........................    82.7    86.6   86.5   88.5    71.62    64.65   53.98   50.85   Hilton
Sheraton......................    79.4    74.6   75.8   69.5    66.36    69.22   63.24   56.08   Sheraton
Residence Inn by Marriott.....    52.2     N/A    N/A    N/A    41.18      N/A     N/A     N/A   Residence Inn by Marriott
Holiday Inn...................    72.7    65.4   64.2   63.6    47.03    40.83   38.71   38.09   Holiday Inn
Quality Inn...................    67.7    70.0   66.9   72.4    33.73    34.74   33.89   37.35   Courtyard by Marriott or
                                                                                                 Radisson
Best Western..................    74.2    72.4   74.0   73.0    45.54    45.63   44.89   43.03   Courtyard by Marriott,
                                                                                                 Holiday Inn or Other
Best Western..................    69.5    70.7   71.4   71.5    38.19    39.19   38.76   38.19   Marriott
Best Western..................    69.1    72.0   73.7    N/A    36.78    41.12   40.18   40.26   Holiday Inn or Courtyard by
                                                                                                 Marriott
Boise Park Suites Hotel.......    60.6    61.3   79.6   81.0    41.29    40.44   50.33   49.66   Holiday Inn Hotel & Suites
                                                                                                 or Radisson
Green Oaks Park Hotel.........    66.4    67.2   63.6   61.0    35.37    34.59   32.40   30.35   To be sold or exchanged
Kahler Inn & Suites...........    57.0    60.6   59.7   60.0    43.02    44.60   43.58   43.62   Kahler
Kahler Plaza Hotel............    74.2    75.8   76.7   73.5    80.49    85.59   83.60   76.44   Marriott
Lakeview Resort & Conference
 Center.......................    53.9    54.8   82.3   57.1    46.53    47.92   50.32   47.83   Scheduled to be sold or
                                                                                                 exchanged
Olympia Park Hotel and
 Conference Center............    68.3    70.3   56.6   55.7    64.04    49.13   40.02   35.49   Courtyard by Marriott or
                                                                                                 Other
Provo Park Hotel..............    55.8    72.0   75.0   74.3    42.53    50.31   49.12   42.85   Marriott
The Kahler Hotel..............    62.4    63.1   59.7   59.4    42.52    42.19   38.40   37.78   Kahler
University Park Hotel &
 Conference Center............    80.5    78.1   75.7   75.9    66.81    57.15   52.49   49.66   To be determined
                                 -----    ----   ----   ----    -----    -----   -----   -----
Subtotal/Weighted Average.....    67.5    69.5   68.8   67.9    51.93    49.26   46.61   44.33
                                 =====    ====   ====   ====    =====    =====   =====   =====

---------------

(1) Franchise applications have been submitted but are pending approval; however, there can be no assurance that such franchise applications will be approved, or if approved, the nature and scope of the renovations and improvements that will be required.

(2) Room revenue includes all revenue of non-consolidated properties and the properties managed for others. Under generally accepted accounting principles, this revenue is not included in revenue of owned operations and the Company's interest in non-consolidated properties is reflected in the Consolidated Statements of Operations as equity in earnings of affiliates.

  Operating Performance of the Hotels

     The following table sets forth certain summary information regarding average occupancy, ADR and REVPAR data on a same-unit sales basis for the Current Hotels and the Kahler Hotels:

                    SELECTED OCCUPANCY, ADR AND REVPAR DATA

                                                      YEARS ENDED           SIX MONTHS ENDED
                                                      DECEMBER 31,              JUNE 30,
                                                   ------------------       -----------------
                                                    1996        1995         1997       1996
                                                   -------     ------       ------     ------
    ALL CURRENT HOTELS:
    Occupancy....................................    64.90%     66.90%       67.40%     66.70%
    ADR..........................................  $ 62.13     $58.04       $67.74     $63.97
    REVPAR.......................................  $ 40.30     $38.82       $45.68     $42.67
    REVPAR Growth................................     3.80%                   7.10%
    NON-RENOVATION CURRENT HOTELS(1):............
    Occupancy....................................    66.70%     66.20%       73.10%     68.90%
    ADR..........................................  $ 62.01     $57.51       $68.92     $65.15
    REVPAR.......................................  $ 41.38     $38.08       $50.40     $44.90
    REVPAR Growth................................     8.70%                  12.30%
    RENOVATION CURRENT HOTELS(2):
    Occupancy....................................    54.50%     66.20%       63.00%     65.00%
    ADR..........................................  $ 62.72     $60.17       $66.68     $63.02
    REVPAR.......................................  $ 34.17     $39.85       $42.00     $40.97
    REVPAR Growth................................   (14.30%)                  2.50%
    KAHLER HOTELS:
    Occupancy....................................    69.50%     68.80%       67.50%     69.60%
    ADR..........................................  $ 70.92     $67.70       $76.98     $72.93
    REVPAR.......................................  $ 49.26     $46.61       $51.93     $50.73
    REVPAR Growth................................     5.70%                   2.40%

---------------

(1) Non-Renovation Current Hotels are those Current Hotels that had minor or no expenditures for renovation during the respective periods of 1995, 1996 and 1997.

(2) Renovation Current Hotels are those Current Hotels that had significant expenditures for renovation or redevelopment during the respective periods of 1995, 1996 and 1997 and includes three, eight and eleven Current Hotels, respectively.

  Description of the Hotels

     Franchised Hotels

LOGO
           Marriott Hotel and Convention Center -- Pueblo, CO: Construction has begun on the 168 room Marriott Hotel which is anticipated to open around July 1998. The hotel will have a corridor connected to a new 55,000 square foot Convention Center that opened in downtown Pueblo in early 1997. The Marriott Hotel will be the finest hotel facility in the greater Pueblo area and will provide high quality guest room accommodations with state-of-the-art features with design and decor appointments of high appeal. A full-service restaurant and lounge will be provided to all guests along with an indoor pool, spa, fitness center, and on-site meeting room facilities to 150 people. The hotel will work in tandem with the Convention Center management to secure large groups and associations to the City of Pueblo. The City has begun its first phase of a River Walk District that will be lined with restaurant and entertainment complexes and is expected to be open by the year 2000.

LOGO
           Hilton Hotel -- Salt Lake City, UT: This hotel was constructed in 1975 and is currently undergoing an extensive renovation in excess of $9.5 million targeted for a complete interior and exterior upgrade. The hotel is located in the center of Salt Lake City with immediate access to I-15 and I-80, Salt Lake International Airport is 10
minutes away, and seven world class ski resorts are within 45 minutes of the hotel. This full-service hotel provides 351 guest rooms including 33 suites, an executive concierge level providing check-in and check-out service a complimentary continental breakfast and evening social hour. All guest rooms will provide an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, upscale bathroom toiletries, and a 25 inch television. Other facilities offered include an outdoor pool, sauna, spa, fitness center, game room, business center, valet and free parking, gift and retail shops, ski rentals, three restaurants, lounge, and 21 meeting/banquet rooms with over 34,000 square foot of total meeting and exhibit space. Complimentary shuttle is provided to Salt Lake International Airport.

LOGO
           Sheraton San Marcos Hotel Golf Resort and Conference
           Center -- Phoenix (Chandler), AZ: This hotel was originally built in 1913 and then closed from 1979 to 1987. In 1987, there were 250 new guest rooms added to the 45 rooms that remained from a 1962 addition, thus bringing the total to 295 guest rooms. Location is a convenient 18 miles from Phoenix International Airport, 12 miles from Arizona
State University and the Phoenix Zoo, and is less than 5 minutes from Compadre Stadium, home of the Milwaukee Brewers spring training facility. An 18 hole PGA rated golf course and pro-shop are located on the site with the hotel, creating a Golf Resort environment. Features of the hotel include two large heated pools lighted tennis courts, fitness room, jogging trail, grass volleyball, gift shop, beauty salon, business center, two restaurants, and Mulligan's Clubhouse Lounge. There are 18 meeting rooms on-site that can accommodate up to a total of 700 people, and there is a 7,200 square foot outdoor pavilion available for special events.

LOGO
           Courtyard by Marriott -- Cypress, CA: This seven story 180 room interior corridor hotel opened in 1990 and has just completed an entire remodel and flag change to Courtyard by Marriott. Positioned in the heart of an upscale business and industrial park, this hotel has high appeal to many large corporations such as Pacific Health
Care, Mitsubishi Electronics, Mitsubishi Motors, and Yamaha. The hotel is conveniently located for quick access to four major Los Angeles area Freeway systems, 15 miles from the Orange County Airport, 30 miles from the Los Angeles International Airport, one-half a mile from Los Alamitos Race Track, 8 miles from Knott's Berry Farm, and 10 miles from Disneyland in Anaheim. All guest rooms offer a variety of standard features such as an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. The total room count includes 20 two-room suites with a comfortable living area, bedroom separated by French doors, microwave, refrigerator, and wet bar. Other hotel features include an outdoor pool, restaurant, lobby lounge, a full line gift shop, 5,000 square feet of meeting and breakout facilities. Complimentary shuttle service is provided to the Orange County Airport, nearby corporate offices and attractions.

LOGO
           Courtyard by Marriott -- Fresno, CA: This hotel was built in 1989 and is a four story interior corridor hotel with 116 modern guest rooms. Location is at the entry to Fresno Airport and in close proximity to Fresno State University, 52 miles from Yosemite National Park and 57 miles from Kings Canyon National Park. Each guest room offers many standard amenities such as an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. There is an on-site limited service restaurant and lounge, outdoor pool and spa, fitness room, and two small conference rooms. Complimentary shuttle service is provided to the Fresno Airport.

LOGO
           Courtyard by Marriott -- Riverside, CA: This six story all interior corridor hotel opened in 1988. It is located in convenient proximity to the University of California at Riverside, and is 15 miles from Ontario International Airport, Ontario Mills Outlet Mall, and the new California Speedway. The hotel is positioned midway between Los
Angeles and Palm Springs, 50 miles in either direction. Guest rooms offer amenities such as an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Available facilities include a limited service restaurant, lobby lounge, outdoor heated pool and spa, and meeting facilities accommodating up to 150 people.

LOGO
           Residence Inn by Marriott -- Oxnard, CA: The Residence Inn in Oxnard was built in 1987 in an exterior residential style environment with 32 buildings of eight suites each for total of 251 suite accommodations. The hotel is adjacent to the 18th fairway of the PGA rated River Ridge Golf Course and is located one mile from Highway
           101. The hotel is a close proximity to Port Hueneme, Point Mugu military installation, Oxnard Beaches and Marina, 35 miles north of Malibu and Santa Barbara is 35 miles north. The hotel offers two suite floor plans and all provide amenities such as a comfortable living area, bedroom area with two data port telephones, voice message, iron and ironing board, hair dryer, and a 25 inch television. The kitchen area is fully equipped with a stove, refrigerator, dishwasher, microwave, coffee maker, cookware, and tableware utensils. The Penthouse Suite provides a second television in the bedroom area and an additional bathroom. The gate house lobby features the Hearth Room where guests are provided with a complimentary breakfast buffet, weekday evening social hour, Wednesday evening Manager's Dinner, a large screen television with comfortable seating. This hotel provides extensive meeting space with a 5,000 square foot ballroom and total meeting/banquet space of 12,000 square feet. Other hotel features include five lighted tennis courts, sports court, two heated outdoor pools and three spas, guest laundry, fitness center, and guest shopping service.

LOGO
           Residence Inn by Marriott -- Denver (Highlands Ranch), CO: The Residence Inn at Highlands Ranch was opened in September 1996 with 78 suites in a four story, two building all interior structure. The hotel is conveniently located along Highway C-470 and 15 miles south of downtown Denver, three miles from the new Fiddlers Green Park Meadows Mall, Arapahoe Racing Park, and 20 miles to the Factory
Outlet Mall and Roxborough State Park. The ski areas of Summit County are less than 70 miles from the hotel. A variety of restaurants, a new multi Cinema facility, and shopping plazas are within walking distance of the hotel. The hotel offers three suite floor plans and all provide amenities such as a comfortable living area, bedroom area with two data port dual line telephones, voice message, iron & ironing board, hair dryer, and a 25 inch television. The kitchen area is fully equipped with a stove, refrigerator, dishwasher, microwave, coffee maker, cookware, and tableware utensils. The one and two bedroom suites offer a second television and a private bedroom area. The gate house lobby features a complimentary breakfast buffet, weekday evening social hour, Wednesday evening Manager's Dinner, a large screen television with comfortable seating, and a meeting facilities that can accommodate up to 75 guests. Other hotel features include a sports court, heated outdoor pool and spa, guest laundry, fitness center, and guest shopping service.

LOGO
           Residence Inn by Marriott -- Provo, UT: This hotel opened for business in December 1996 with 114 one and two-bedroom suites in an all interior corridor four story facility. Located in central Provo, the hotel is a convenient one mile from Brigham Young University and three miles from I-15, and is a short drive to the Sundance Ski Resort, and 45 miles from Salt Lake City. All suites offer a comfortable living area, bedroom area with two data port dual line telephones, voice message, iron and ironing board, hair dryer, and a 25 inch television. The kitchen area is fully equipped with a stove, refrigerator, dishwasher, microwave, coffee maker, cookware, and tableware utensils. The one bedroom suite offers a private bedroom area and a second television. The Gate House lobby features a complimentary breakfast buffet in the Hearth Room, weekday evening social hour, Manager's weekly dinner gathering, a large screen television with comfortable seating, and meeting facilities that can accommodate up to 30 people. Other hotel features include a sports court, indoor pool and spa, guest laundry, fitness center, and guest shopping service. A variety of movie theaters and restaurants are within a short walk of the hotel.

LOGO
           Holiday Inn Select -- La Mirada, CA: This hotel will complete its proposed $3.5 million renovation and upgrade from a core brand Holiday Inn to an upscale Holiday Inn Select by February 1998. This eight story all-interior corridor hotel was built in 1984 and offers 289 well appointed guest rooms including two floors of Executive Level rooms with a Concierge Lounge. The hotel is immediately accessible from I-5 at the Valley View exit, a highly traveled area within LA County. Nearby attractions include Knott's Berry Farm four miles, Disneyland and the Anaheim Convention Center eight miles, 20 miles to Orange County Airport, and 30 miles to Los Angeles International Airport. All guest rooms include upgraded features such as electronic key system, coffee makers, two data port telephones, voice message system, irons and ironing boards, hair dryers, and a 25 inch television. Other features include an outdoor pool and heated spa, fitness room, men's and women's saunas, a full line gift shop, guest laundry facilities, and complimentary shuttle to nearby attractions and corporate offices. The hotel offers a full service restaurant, lounge, and 13,000 square feet of flexible meeting space.

LOGO
           Holiday Inn Select -- Renton (Seattle), WA: Original construction on this hotel occurred in 1968 and consists of an all interior corridor six story tower connected to a three story annex building. In August 1997 an extensive six month exterior and interior refurbishment was completed. In addition to the remodel of all guest areas, the night club on the 6th floor was removed and an entire floor of executive level guest rooms was added, thus raising the room count to 226 rooms from its previous 188. The hotel is well positioned in the heart of major corporate centers such as Boeing, five miles from SEATAC International Airport, and a convenient 12 miles to downtown Seattle. It's prime location at I-405 and Highway 167 make it an excellent location choice to businesses in Kent, Renton, Tukwilla, SEA-TAC, and Bellevue area. The hotel now offers 226 deluxe guest rooms, two floors of Executive Level rooms, Concierge lounge, the Yankee Grill restaurant, lounge, and meeting facilities to 300 people. All rooms include large well lighted desk work areas with a fully upholstered swivel desk chair, electronic key system, coffee makers, two data port telephones, voice message system, irons and ironing boards, hair dryers, and a 25 inch remote control television. Many rooms on the Executive Levels offer two-room suites with full kitchen facilities. The completely refurbished pool and spa area are now an excellent compliment to the hotel and a modern fitness facility is available on site. Free airport transportation and 24 hour bellman service are a few amenities that make this hotel the most desired lodging choice in Renton.

LOGO
           Holiday Inn Hotel & Suites -- Mesa, AZ: The first phase of this hotel, a six floor interior corridor hi-rise was constructed in 1985 and housed 244 guest rooms, including two penthouse suites. A couple years following the opening a second hi-rise was constructed which consists of 84 two-room suites. The hotel is in the final stage of a $3.5 million renovation to fully upgrade the interior and exterior appearance of the facility. The lobby area has been reconfigured to offer a far more inviting atmosphere upon arrival. Features of the hotel include a full service restaurant, lounge, fitness center, an outdoor lushly landscaped pool and spa area, and 8,000 square feet of meeting and breakout facilities. Each guest room offers an electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and 25 inch televisions. Every suite provides a microwave and refrigerator unit in addition to the standard guest room amenities. Located adjacent to the Superstition Freeway, a main east-west transportation corridor makes this hotel extremely convenient to a number of large corporations such as Motorola and Intel. The hotel is within 12 miles of Phoenix International Airport, six miles west of Arizona State University in Tempe, 90 miles Southwest of Tucson, 150 miles South of the Grand Canyon and 300 miles from the Los Angeles basin. Mesa is also home to the Chicago Cubs spring training program.

LOGO
           Holiday Inn Hotel & Suites -- San Diego (Old Town), CA: This hotel currently consists of 151 guest rooms and is located with convenient access to I-5 and within 3 blocks of the heart of the Old Town Shopping District, a high visibility tourist attraction. The existing hotel, a four story all interior corridor building, will undergo an extensive renovation by the end of 1997 and new construction will begin on a 27-suite and standard guest room structure that will be designed for immediate access to the main entry drive and the hotel lobby. The new guest room building is expected to be completed by August 1998. The hotel also features a variety of amenities such as Business Class rooms, coffee makers, two data port telephones, and irons and ironing boards. Additional amenities will be added to all guest rooms as part of the redevelopment program. Also available to guests is an on-site restaurant, lounge, meeting facilities for up to 150 people, and an outdoor pool and spa. The hotel is located across the I-5 Freeway of the SPA-WARS facility and within three miles of Sea World, downtown San Diego and Lindbergh Field Airport. The hotel is in a great location that is limited to any new supply by the extensive barriers to entry centered around the Old Town District.

LOGO
           Holiday Inn Hotel & Suites -- Craig, CO: This all interior corridor hotel was built in 1981 and consists of 152 guest rooms and two-room suites. Suites offer two full rooms separated by French doors and are equipped with cooking facilities for extended stay travelers. The hotel features a fully enclosed Holidome recreational facility with an indoor pool, spa, children's play area, fitness center, 3,000 square feet of meeting space and a well appointed Boardroom. All guest rooms are equipped with an electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and 25 inch televisions. The full service restaurant and lounge are well followed by hotel guests and local patrons. Located in the northwest hills of Colorado the area offers many outdoor interests such as hiking, hunting, fishing, bicycling, and guided wilderness tours. The hotel is 45 miles west of the Steamboat Springs Ski Area and is accessible by automobile or 20 miles from Hayden Regional Airport.

LOGO
           Holiday Inn Hotel & Suites -- Price, UT: This hotel which was constructed in 1984 is a 151 room all interior corridor hotel with a substantial number of suite accommodations. The economy in Price is centered around coal mining, agriculture, tourism, camping, trail rides through the Nine Mile Canyon, Dinosaur Museum, Margi-La Sal National Forest and the College of Eastern Utah. Located 135 miles southeast of Salt Lake City, Price is conveniently accessible by plane or automobile. Each hotel guest room features an electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and 25 inch televisions. Meeting facilities and breakout rooms can accommodate up to 250 people. The on-site lounge is a favorite spot for hotel guests and local patrons. The new food court facility is sure to be a hit with leisure and corporate travelers. This hotel is the premier hotel and meeting facility within a 100 mile radius of Price.

LOGO
           Holiday Inn Hotel & Suites -- Kent (Seattle), WA: A convenient suburban location within 20 miles of downtown Seattle, this 125 room hotel was built in 1986 and consists of two floors of guest rooms including 32 two-room suites. The hotel is conveniently located to Highway 167, and is four miles from Boeing's Space and Defense Research/Development facility, eight miles from SEA-TAC International
Airport, 10 miles from Auburn Horse Race Course, and 90 miles from Mount Ranier. The hotel features a Complimentary Deluxe Continental Breakfast every morning in a comfortable guest library adjacent to lobby. The hotel also offers Mitzel's American Kitchen for dining or room service pleasure. All guest rooms are fully refurbished and include amenities such as electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and 25 inch televisions. Meeting and breakout facilities accommodate up to 150 people. A large seasonal outdoor pool and heated spa are available to guests along with a well equipped fitness center.

LOGO
           Holiday Inn -- Flagstaff, AZ: This hotel is located on the east side of Flagstaff and immediately accessible to Interstate 40. Built in 1987, the hotel consists of 157 guest rooms in a five story all interior corridor structure. A recent exterior and interior renovation have well positioned this hotel for future years to compete in the local market. The primary attraction to the Flagstaff area is the southern rim of the Grand Canyon only 70 miles north. Northern Arizona State University is three miles, Flagstaff Airport is six miles, and Sedona is 25 miles from the hotel. Other nearby attractions include Meteor Crater, Walnut Canyon, Petrified Forest, and the Painted Desert. Each newly refurbished guest room offers an electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and 25 inch televisions. Other features available to guests include an indoor & outdoor pool facility, restaurant, lounge, game room, and meeting facilities for up to 75 people. Complimentary shuttle service is available to the airport, Amtrak, and bus terminal.

LOGO
           Holiday Inn Harbor View -- San Diego, CA: This 16 story hi-rise hotel, built in 1968, has recently completed a $4 million exterior and interior renovation. The hotel is now well positioned to compete for its fair share of the downtown San Diego corporate market. With immediate access to I-5, the hotel is also conveniently located one-half a mile from the harbor water front, two miles from San
Diego's Lindburgh Field Airport, three miles from the Old Town District, four miles from Sea World and the San Diego Zoo, 15 miles from the Mexico border, and 90 miles from the greater Los Angeles area. The 218 room facility now offers completely modern guest room accommodations featuring an electronic key system, oversized well lighted desk work area with a fully upholstered swivel desk chair, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and a 25 inch television. The top floor was recently converted into 12 oversized executive level rooms with an panoramic view of the city. A meeting facility is provided on the top floor for up to 75 people. Hazelwoods Cafe is located on the first floor and provides sit-down or grab and go service for all three meal periods. A fitness center and outdoor pool area are provided year round. Complimentary shuttle service to the Airport, downtown and most major attractions is available to all guests.

LOGO
           Holiday Inn Mission Valley/Stadium -- San Diego, CA: This hotel, built in 1991, is a four story all interior corridor structure and provides 174 guest rooms, including 18 two-room suites. The hotel is positioned with immediate access to I-15, within walking distance of various eateries, shopping and a business center. Located one and one-half mile from the hotel is QualComm Stadium, home to the San
Diego Padres, Chargers and the 1998 Super Bowl. Sea World is located five miles from the hotel and downtown San Diego and Lindbergh Field Airport are eight miles. All guest rooms include an electronic key system, mini-refrigerators, coffee makers, irons and ironing boards, and hair dryers. Other features include an outdoor pool and jacuzzi, fitness room, guest laundry, restaurant, and a meeting facility and breakout rooms to accommodate up to 250 people.

LOGO
           Holiday Inn -- Steamboat Springs, CO: The hotel was built in 1971, is a two story interior corridor construction and provides 82 deluxe guest room accommodations. The hotel is conveniently located on the main highway passing through the City of Steamboat Springs and is within two miles of the world class Steamboat Ski area and many other winter activities Steamboat Springs is serviced by and located 20 miles from Hayden Regional Airport. Other seasonal activities nearby include fishing, mountain climbing, hunting, hot air-ballooning, rafting, and golf. A $2.5 million renovation was completed in mid 1996 which included all guest rooms, corridors, lobby, commercial areas, restaurant, pool/spa, and the building exterior. Each guest room offers amenities such as an electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and a 25 inch television. The hotel provides shuttle service to the ski area and downtown, an outdoor heated pool and large hot tub, an on-site ski rental shop, meeting facility, the Fireside lounge, and the Village Inn Restaurant.

LOGO
           Holiday Inn Downtown -- Rochester, MN: The Holiday Inn Rochester was built in 1969 and is a high-rise structure with 170 guest rooms and 69 private condominiums on the floors above the guest rooms. The hotel is located in the heart of the downtown cultural and commercial center and is connected the Mayo Medical Complex and the Mayo Civic Center by way of the city's climate controlled pedestrian skyway system. The hotel is less than a 10 minute drive to Rochester International Airport and the IBM-Rochester facility, and 90 miles south of Minneapolis. Guest rooms feature a variety of amenities for guest convenience. Features of the hotel include a lobby atrium area, the Garden Grill Restaurant, the Sports Page Lounge, and meeting facilities for up to 250 people.

LOGO
           Holiday Inn -- Provo, UT: Holiday Inn Provo is located a convenient 45 miles south of Salt Lake City International Airport and immediately accessible to Interstate 15. The 78 room all interior corridor facility was constructed in 1968 and has recently finished an extensive exterior upgrade which now projects a completely new and modern appearance. The hotel is within one-half a mile of Novell
Software headquarters and East Bay Industrial Park, within three miles of Brigham Young University, and is a short drive from the Sundance Ski Area. The city of Provo is currently developing a major regional indoor retail mall facility with four anchor stores which is directly adjacent to the hotel. All guest rooms offer an electronic key system, coffee makers, two data port telephones, voice message, irons and ironing boards, hair dryers, and 25 inch televisions. All guests receive a complimentary continental breakfast buffet, and can enjoy the outdoor heated pool. The hotel is home to the extremely successful Ruby River Steak House and Lounge, a local leased operator. Meeting and breakout facilities accommodate up to 150 people.

LOGO
           Holiday Inn -- Lynnwood, WA: The 103 room all interior corridor hotel was built in 1978 and consists of five floors of guest rooms. Location is adjacent to I-5 and is 15 miles north of downtown Seattle, 30 miles from SEA-TAC International Airport, 12 miles from the Boeing assembly facility, and is nearby waterfront ferries, fishing and many other seasonal activities. Skiing and hiking areas are within 50 miles of the hotel. Features offered by the hotel include deluxe continental breakfast, indoor heated pool and jacuzzi, exercise facility, free local phone calls, extensive meeting facilities, and an on-site restaurant with room service. The hotel is positioned on a six acre land parcel which is designated for the future sites of a 130 room Courtyard by Marriott and a 95 suite Town Place Suites by Marriott. Both of the new projects are expected to be completed in late 1998 at which time a renovation will begin on the existing 103 room hotel.

LOGO
           Holiday Inn Express -- Portland, OR: This hotel is a three story all interior corridor facility, was built in 1986 and completed a major refurbishment in late 1996 and was flagged as a Holiday Inn Express. The hotel has immediate access to I-205 at Stark Street and is within two blocks of Mall 205, four miles south of Portland International Airport, and six miles east of downtown Portland. All guests receive a complimentary continental breakfast buffet, and have access to the new oversized indoor spa and fitness facility. Guest room features include an electronic key system, coffee makers, two data port telephones, voice message, free local telephone calls, iron and ironing board, hair dryers, and a 25 inch television. Meeting room facilities are available for up to 50 people. Complimentary shuttle service is provided to Portland International Airport.

LOGO
           Holiday Inn Express -- Poulsbo, WA: This hotel is located across the Puget Sound on Bainbridge Island, a 30 minute ferry ride to downtown Seattle or a 70 mile drive around the Sound. This area relies heavily on the leisure market and government installations for its economic stability. The hotel is located one mile from Historic Poulsbo and the Norwegian Marine Science Center, six miles from Keyport Naval
Museum, and 18 miles from the Bremerton Shipyard. The hotel, built in 1986, is a two story interior corridor structure with 63 guest rooms and was completely remodeled and flagged as a Holiday Inn Express in late 1996. All guests receive a complimentary continental breakfast buffet and use of the seasonal outdoor pool. Each guest room provides an electronic key system, coffee makers, two data port telephones, voice message, free local telephone calls, iron and ironing boards, hair dryers, and a 25 inch television.

LOGO
           Hampton Inn -- Mesa, AZ: This hotel is a five story interior corridor facility that was built in 1987. Located on the east side of Mesa it has immediate access to the Superstition Freeway, a major east/west corridor for the greater Phoenix area. The hotel is 14 miles from Phoenix International Airport, 20 miles from downtown Phoenix, is in close proximity to the Chicago Cubs spring training baseball park, and convenient to many local golf courses and business parks. The hotel is currently in the completion phase of a full interior renovation of all guests rooms and will offer many amenities such as an electronic key system, microwave/refrigerator units, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other features provided to guests include a complimentary continental breakfast buffet, free local telephone calls, an outdoor heated pool and spa for year-round use, and two meeting rooms accommodating groups of up to 40 people.

LOGO
           Hampton Inn -- Tucson (Airport), AZ: This hotel is a four story all interior corridor facility that was built in 1986 and offers 126 guest rooms in their final phase of full renovation. The hotel is conveniently located one quarter of a mile from the entry to Tucson International Airport and is near business and office parks. Access to I-10 is three miles from the hotel, eight miles from the
University of Arizona and downtown Tucson, and 90 miles south of Phoenix. In 1998, the city will play host to three major league baseball teams for their spring training camp. Guest room amenities include an electronic key system, coffee makers, two data port telephones, voice message, iron & ironing board, hair dryers, and a 25 inch television. Other features provided are a complimentary continental breakfast buffet, free local telephone calls, an outdoor heated pool, and meeting facilities accommodating up to 35 guests.

LOGO
           Hampton Inn -- Arcadia, CA: This hotel opened in 1988 and is an attractive four story interior corridor hotel with 129 guest rooms. The hotel is located near various business centers in Pasadena, Monrovia, and Irwindale with easy access to the 210 Freeway. The historic Santa Anita Race Track is one mile from the hotel, and other nearby attractions include the Rose Bowl 10 miles, and Universal
Studios and the Los Angeles Zoo are within a 25 mile drive. Airport service to the area is available through Ontario International Airport, Los Angeles International Airport, and Burbank Airport, all of which are within 30 miles of the hotel. Standard guest room amenities include an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other guest features include a complimentary continental breakfast buffet, free local telephone calls, an outdoor heated pool, a hospitality suite and a meeting room facility to accommodate up to 25 people. This hotel has received "Excellent" quality ratings from the Hampton Inn system over the past two years.

LOGO
           Hampton Inn -- Oakland (Airport), CA: The Hampton Inn at Oakland Airport is a three story structure that was built in 1986 and offers 152 recently renovated guest rooms. The hotel is located two miles from Oakland International Airport, within one quarter of a mile of the Oakland Coliseum and newly renovated Arena, five miles from downtown Oakland, 12 miles from the University of California at
Berkley, and 15 miles from downtown San Francisco. This fully renovated hotel offers many guest room amenities including an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other features provided to guests are a complimentary continental breakfast buffet, free local telephone calls, a year-round heated pool and spa, and complimentary shuttle service to Oakland Airport and the Bay Area Rapid Transit system (BART).

LOGO
           Hampton Inn (S.E./Tech Center) -- Denver, CO: Constructed in 1986, this hotel is a 152-room five story interior corridor facility. The prime location on Arapahoe Road in the Tech Center area makes this facility particularly appealing to many business travelers, and the recent addition of Fiddlers Green Park Meadows Mall is a large attraction to leisure travelers. This prime location is also convenient to downtown Denver 20 miles northwest, and to Denver International Airport 35 miles northeast. The hotel completed a full interior remodel in late 1997 including an upscale lobby decor and a full upgrade to all guest rooms. Standard guest room features include an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other hotel features offered are a complimentary continental breakfast buffet, free local telephone calls, fitness facility, outdoor heated pool, and two meeting facilities to 25 people each.

LOGO
           Hampton Inn -- Pueblo, CO: Hampton Inn Pueblo was built in 1986 and is a two story exterior corridor hotel offering 112 guest rooms renovated in early 1997. The hotel is immediately accessible to I-25 and is a convenient drive to the Colorado State Fair and Exposition Center, University of Southern Colorado, Pueblo Industrial Park, and 35 miles south of Colorado Springs. Attractions near the hotel and the Pueblo area include the Pueblo Reservoir, Greenway and Nature Center, Greyhound Racing, the Royal Gorge, golfing, and biking. The hotel offers many guest room amenities such as an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other features provided to guests are a complimentary continental breakfast buffet, free local telephone calls, a year-round heated pool and spa, and a 24-hour IHOP restaurant adjacent to the hotel.

LOGO
           Hampton Inn -- Silverthorne, CO: The Hampton Inn Silverthorne is a six story interior corridor hotel that was built in 1976 and converted to a Hampton Inn in 1993. It has an excellent location 70 miles from Denver and on the west side of the Continental Divide. It is immediately accessible to I-70 and in a central proximity to six world class ski areas such as Keystone (8 miles), Copper Mountain (10 miles), Breckenridge (20 miles), and Vail (45 miles). In addition to skiing, visitors enjoy snowmobiling, fishing, mountain climbing, and many other outdoor activities. Recently the lobby area received a reconfiguration and renovation to promote more of a lodge environment. Guest will enjoy many room amenities such as an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other features include a complimentary continental breakfast buffet, free local telephone calls, an indoor heated pool, guest laundry, a full line ski rental and gift shop, Old Chicago Restaurant for dine-in or room-service delivery, and meeting facilities to accommodate up to 200 people.

LOGO
           Hampton Inn -- Clackamas (Portland), OR: This hotel opened in 1988 as an independent hotel and received a multi-million dollar renovation and was converted to a Hampton Inn in late 1996. The hotel is located along I-205 and 11 miles south of Portland International Airport, 15 miles southeast of downtown Portland, in close proximity to Clackamas Town Center Mall in the heart of nearby business and industrial park, and 50 miles from Mt. Hood. Hotel guest room amenities offered following the renovation include an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. Other hotel features include a complimentary continental breakfast buffet, free local telephone calls, fitness facility, indoor spa and sauna, and a meeting facility that accommodates up to 40 people. A variety of restaurants and convenience stores are within a short walk of the hotel.

LOGO
           Hawthorn Suites, LTD -- Anaheim, CA: The Hawthorn Suites, LTD was built in 1992 and is a five story interior corridor hotel with 130 suites. The hotel is located one half a mile from the 5 Freeway and within a three block walk or complimentary shuttle ride to the Disneyland entrance and the Anaheim Convention Center, 1 and one half miles from the Arrowhead Pond and Anaheim Stadium, seven miles from Knott's Berry Farm, 15 miles from Orange County Airport and the
Pacific Beaches, and 30 miles from Los Angeles. All suites will provide amenities such as microwaves, refrigerators, coffee maker, iron and ironing board, two data port telephones, voice message, hair dryer, and two remote control televisions. Hotel features include a complimentary breakfast buffet, outdoor pool, spa, fitness room, game room, guest laundry, and gift shop. A variety of suites can comfortably accommodate a family of four and the two bedroom suites can sleep up to eight people.

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LOGO
           Hawthorn Suites -- Sacramento, CA: This hotel is configured in a series of five three-story buildings and was constructed in 1988. The entire facility will undergo an interior and exterior renovation during the last quarter of 1997 and will then have 271 modern suite accommodations including 16 two-room suites. The hotel is located one mile north of Old Town Sacramento, 1 and one half miles from the State Capitol and downtown Convention Center. Easily accessible to the I-5 freeway, the Hawthorn Suites is 10 miles southeast of Sacramento Airport, and 90 miles from Lake Tahoe, Reno, and the San Francisco Bay Area. Each suite will offer a variety of amenities including a bedroom area and comfortable living area with a large well lighted desk work area, two data port telephones, voice message, iron and ironing board, hair dryer, and a 25 inch television. Kitchen areas will be equipped with cooking appliances, refrigerator, microwave, coffee maker, cookware, and tableware. The upcoming renovation will create the addition of 16 two-bedroom suites with a common living area. Other features offered will be a daily complimentary continental breakfast buffet, a full-service restaurant, lobby lounge, outdoor pool and spa, guest laundry and meeting facilities to accommodate groups of up to 100 people.

LOGO
           Hawthorn Suites -- Seattle (Kent), WA: The Hawthorn Suites Kent was built in 1990 and consists of 19 individually constructed buildings of eight suites each for a total of 152 suites. Seventy-six are two bedroom loft suites. This extended stay hotel is ideally located directly across the street from Boeing Space & Defense, near many other Boeing offices and facilities, four miles from South Center
Mall, seven miles to SEA-TAC International Airport, 12 miles from Emerald Downs Race Course and Auburn Super Mall, and 18 miles from downtown Seattle. Each suite offers a comfortable living area, a bedroom area with two data port telephones, voice message, iron and ironing board, hair dryer, and a 25 inch television. The kitchen area is fully equipped with a stove, refrigerator, dishwasher, microwave, coffee maker, cookware, and tableware utensils. Each suite has a walk-out private balcony and provides a residential style environment. The main lobby building features a complimentary hot and cold breakfast buffet, a daily light dinner social hour, a large screen television with comfortable seating, a mini-gift shop, and two meeting facilities that can accommodate up to 75 guests each. Other features include a tennis and sport court, and an indoor spa and fitness center.

LOGO
           Doubletree Hotel -- Santa Fe, NM: The hotel was constructed in 1985 and is a combination interior and exterior corridor hotel with 213 guest rooms and suites. Located in northern New Mexico the hotel has easy access to I-25 and the downtown Historic Plaza District. Taos Ski Area is 45 miles from the hotel, and Albuquerque is 55 miles south. The hotel was completely remodeled in 1996 with a look reminiscent of Santa Fe and the American Indian cultural influence. Each guest room offers standard amenities such as an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, upscale bathroom toiletries, and a 25 inch television. The 17 suites offer a full living area separate of the bedroom, an additional 25 inch television and data port telephone, wet bar and refrigerator. On site services include a full service restaurant, indoor pool, two spas, fitness facility, guest laundry, a full line gift shop, business center, and conference and breakout facilities to comfortably accommodate 300 people.

LOGO
           Comfort Suites (SFO) -- South San Francisco, CA: This airport hotel location was constructed in 1985 and consists of 166 suites in a three story exterior/interior configuration. The hotel finished a complete exterior and interior refurbishment in June 1997 and offers an outstanding lodging facility within two miles of San Francisco International Airport. Other nearby areas and attractions include 13 miles to downtown San Francisco, Fisherman's Wharf, and the famed
Golden Gate Bridge. Positioned on the east side of San Francisco Bay and one block from Highway 101, the hotel has convenient access to Sunnyvale and San Jose and is 30 miles from Oakland via the San Mateo Bridge. All suites offer a comfortable living area, a well lighted large work desk with a swivel fabric desk chair, mini-refrigerator, microwave, an electronic key system, coffee makers, two data port telephones, voice message, iron and ironing board, hair dryers, and a 25 inch television. A complimentary continental breakfast buffet is provided daily to all guests in the newly expanded lobby and verandah seating area. The beautifully landscaped courtyard surrounds an outdoor heated pool and spa. Complimentary shuttle transportation is provided to San Francisco International Airport and the nearby business park.

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     Independent Hotels

     Boise Park Suites Hotel -- Boise, ID: The Boise Park Suites hotel was developed in 1992 with 130 suites in a three story structure, and was expanded to include an additional 108 suites in 1996. The hotel is located just one mile from Boise State University, six miles from Boise Airport, 10 minutes from downtown Boise, and is adjacent to the scenic Boise River Greenbelt. Each suite offers a variety of amenities such as complimentary continental breakfast and morning newspaper, two data port telephones, a 25 inch television, a full kitchen facility with microwave, refrigerator, coffee maker, toaster, china and flatware. Other hotel features include "Executive Quarters" Suites with a Concierge lounge, guest laundry facility, outdoor pool, spa, fitness center, a fully equipped business center, hospitality lounge area, and more than 2,000 square feet of meeting room space. This hotel is currently under consideration to be flagged as either a Holiday Inn Hotel & Suites or Radisson.

     Canyon Springs Park Hotel -- Twin Falls, ID: This two story hotel facility opened in 1974 and provides 112 guest rooms. Located on U.S. Highway 93 with convenient access to I-84, the Canyon Springs Park Hotel is near the majestic Snake River Canyon. Hotel features include an outdoor pool, fitness room, a full-service restaurant, lounge, coffee shop, and six meeting and banquet rooms totaling 5,000 square feet. This well maintained facility is currently under consideration to be flagged as either a Holiday Inn or a Courtyard by Marriott.

     Colonial Park Hotel -- Helena, MT: This two story all brick exterior structure was constructed in 1971 and offers 149 guest room accommodations including 10 executive rooms. Located near the State Capitol with easy access to I-15 and I-90, the hotel is also within close proximity to the Helena Airport. Helena and the Colonial Park Hotel are equidistant between Glacier National Park and Yellowstone National Park. The hotel offers a variety of guest room amenities and features such as an indoor and outdoor pool, spa, sauna, gift shop, beauty salon, guest laundry, and an on-site restaurant. This hotel is viewed as an excellent convention and meeting facility offering 13 banquet/meeting rooms for a combined total of 15,000 square feet of available convention space. The Company is currently contemplating reflagging this hotel as a Courtyard by Marriott, Holiday Inn or other national franchise.

     Kahler Inn & Suites Hotel -- Rochester, MN: The Kahler Inn & Suites opened in 1974 with 50 guest rooms, completed a 90-room expansion in 1979, and completed its final 128-suite expansion in 1991. This brings the entire room count of the facility to 268 rooms, the second largest hotel in Rochester. The Kahler Inn & Suites is also connected to all Mayo Clinic facilities and Methodist Hospital by way of an underground walkway system. An extensive renovation will take place in 1998 to enhance customer appeal for this hotel. The 128 guest suites provide a wet bar, refrigerator, microwave, a separate living area, well lighted large work desk area, two data port telephones, voice message, coffee maker, and iron and ironing board. Features of the hotel include a complimentary breakfast buffet, an indoor pool, spa, sauna, exercise bikes, guest laundry, a full line convenience store, restaurant, lounge, parking facility, and meeting rooms that can handle up to 135 persons. A national flag is being reviewed for this hotel but a final decision has not been made at this time.

     Kahler Plaza Hotel -- Rochester, MN: The Kahler Plaza Hotel was built in 1991 and consists of 194 guest rooms including 16 suites. This hotel is located directly across the street from the Kahler Hotel and is one block from the Mayo Clinic and connected to the facility by an underground pedestrian walkway. The top two floors house the Concierge Club rooms and provide a continental breakfast and evening social hour, and a variety of upgraded guest room amenities. This hotel is the premier AAA four-diamond hotel in all of Rochester. Features of the hotel include a seven story atrium with an indoor pool, spa, and sauna. In addition there is an on-site fitness room, three restaurants, a lobby lounge, and a gourmet Coffee Shop. This hotel is also accessible to the 60 retail and gift shops located in the underground pedestrian walkway. Meeting space can accommodate up to 400 persons in more than 7,500 square feet of total meeting and banquet space. This hotel is being strongly considered to become a Marriott Hotel within the next year of operation.

     Ogden Park Hotel -- Ogden, UT: The Ogden Park Hotel was built in 1982 as a seven story all brick exterior with 288 guest rooms including 18 luxury suites. Located in the center of downtown Ogden, the hotel is close to the Ogden Egyptian Center, near Ogden City Mall, a short drive to three major ski resorts, and 35 miles north of Salt Lake International Airport. Hotel features include in-room coffee makers, an indoor pool, spa and sun deck, fitness center, business center, gift shop, guest laundry, a full-service restaurant, sports bar, and more than 16,000 square feet of meeting space accommodating up to 1,000 people. This hotel is under strong consideration to be flagged as a Marriott Hotel after undergoing an extensive renovation.

     Olympia Park Hotel and Conference Center -- Park City, UT: This hotel opened in late 1985 with 202 guest rooms. In addition to the guest rooms, there currently is a management agreement on a fee structure basis on 114 condominium units. The Olympia Park Hotel is located 45 miles east of Salt Lake International Airport. Park City is surrounded by the Wasatch Mountains and will be host to the 2002 Winter Olympic Games. A wide variety of area activities ranging from horseback riding, to the alpine slide, hot air balloon rides, tennis, trout fishing, golfing at any of five championship courses, mountain bike and hiking are within minutes of the hotel. Complimentary public transportation is provided to the 150 shops and restaurants in nearby Park City. Hotel services and features include an atrium indoor pool, spa, sauna, fitness center, concierge services, gift shop, espresso bar, ski rental and an accessory shop. This hotel promotes Park City's largest meeting complex of 10,000 square feet including the Grand Ballroom that can accommodate 800 people. The Olympia Park is under consideration to be flagged as either a Courtyard by Marriott or other national franchise.

     Pocatello Park Quality Inn Hotel -- Pocatello, ID: This hotel was developed in 1976 and consists of 152 guest rooms in a two story interior corridor structure. Located within five minutes of Idaho State University, five minutes of a variety of business and shopping centers, and 10 minutes of Pocatello Municipal Airport. Features and services include in-room coffee, an indoor pool, spa, sauna and fitness facility and a full-service business center, restaurant and lounge. The hotel also features 30 business amenity suites with microwaves, refrigerators, and data port telephones. There are 15 meeting rooms providing a total of 7,600 square feet of total conference and banquet space. The Company is currently contemplating reflagging this hotel as a Courtyard by Marriott or Radisson.

     Provo Park Hotel and Conference Center -- Provo, UT: The Provo Park Hotel, a 10 story all brick interior corridor hotel, opened for business in 1983 with 232 guest rooms and then added 101 rooms in early March 1997. Located in downtown Provo, the hotel is a convenient one and one half miles from Brigham Young University and I-15, 45 miles south of Salt Lake City, and is within minutes of the Sundance Ski Resort. This full-service four-diamond hotel offers many features and amenities including an outdoor pool, indoor lap pool, spa, sauna, fitness center, gift shop, business center, the Park Cafe & Oak Grill, and a private club. The hotel has 21 meeting rooms for a total of 28,000 square feet including an 8,000 square foot ballroom and a 102 person tiered seminar facility. This hotel is currently under strong consideration to be flagged as a full service Marriott Hotel and Conference Center.

     The Kahler Hotel, Rochester, MN: The historic Kahler Hotel was opened in 1921 and offers 699 guest room accommodations, including 45 suites. The hotel lays claim to being the closest hotel to the well known Mayo Clinic and is connected by an underground pedestrian walkway system to provide convenience and protection from winter weather conditions. The "President's Floor" provides VIP Suites, complimentary continental breakfast, and evening receptions. A variety of guest room configurations offer clean and comfortable accommodations. A renovation in excess of $3 million has commenced and will continue into 1998 to improve the features and furnishings of the hotel. Complimentary shuttle service to Rochester International Airport, Hospitals, and nearby businesses is provided. Other hotel features include an enclosed roof top pool, spa, and sauna, four distinctly different theme restaurant facilities, a lounge, and 16,000 square feet of banquet and meeting facilities including the Heritage Ballroom that seats 1,000 people. Below the hotel in the underground walkway system is a variety of retail shops, a pharmacy, travel agent, airline ticket counter, beauty and barber shops. The hotel lobby entrance is directly across the street from the new 10-story Mayo Clinic II building that will begin construction in early 1998 and be completed in 2001.

     The Regency Plaza Hotel at LAX -- Los Angeles, CA: The Regency Plaza at Los Angeles International Airport is a six floor all interior facility with 178 guest rooms and opened for business in September 1996. This Four-Diamond hotel is the second closest hotel to the airport terminals at LAX. The hotel is located within minutes of Marina Del Ray, Santa Monica, The Great Western Forum and Hollywood Race Course. Other nearby destinations and attractions within 30 minutes of the hotel include Beverly Hills, Hollywood, Universal Studios, and LA World Port. The Regency Plaza offers a variety of guest room amenities such as mini-bar, microwaves, large well lighted work desk areas, two data port telephones, a sofa living area and in-room movies. Features include complimentary airport shuttle service, full-service restaurant and lobby bar, well appointed meeting and boardrooms accommodating up to 150 people. An in depth market review is in process for a national identity upscale or luxury franchise for this hotel.

     University Park Hotel & Suites -- Salt Lake City, UT: The University Park Hotel & Suites was built in 1987 and consists of 220 deluxe guest rooms and suites in a seven story brick finish interior corridor hotel. Located within the University of Utah's Research Park, and five minutes from downtown Salt Lake City. The hotel provides easy access to I-80 and I-15, and is within 30 miles of a variety of world class ski resorts. Hotel features include a theme restaurant and lounge, an indoor pool, spa, fitness center, bike rental, gift shop, and is adjacent to a tennis center and golf course. Meeting facilities combine for a total of 11 rooms and can accommodate up to 500 persons. A well designed tiered seminar room is also available to guests. A national flag is being reviewed for this hotel but a final decision has not been made at this time.

THE PERCENTAGE LEASES

     In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate any hotels. The Partnership, therefore, leases hotels to the Lessee typically for an initial term of ten years pursuant to Percentage Leases which provide for rent equal to base rent and percentage rent. Each Percentage Lease contains the provisions generally described below, and the Company intends that future Percentage Leases with respect to additional hotels it may acquire will contain substantially similar provisions, although the Independent Directors may, in their discretion, alter any of these provisions with respect to any proposed percentage lease, depending on the purchase price paid, economic conditions and other factors deemed relevant at the time. The Lessee will not lease or operate any hotel other than those owned by the Partnership.

  Amounts Payable Under the Percentage Leases

     During the term of each Percentage Lease, the Lessee is obligated to pay to the Partnership (i) base rent and percentage rent (which includes a specified percentage of room revenues -- 20% to 47% in the first tier and 60% to 65% in the second tier, 5% of the Lessee's food and beverage revenues, 100% of any sublease and concession rentals and other net revenues described in the Percentage Leases) and (ii) certain other amounts, including interest accrued on any late payments or charges. Base rent accrues and is required to be paid monthly in arrears. Both the base rent and the threshold room revenue amount in each percentage rent formula is adjusted annually for inflation. The Percentage Leases also require the Lessee to pay the operating expenses of the Hotel (including workers' compensation insurance, utility, repairs and maintenance costs and other charges incurred in the operation of the Hotel) during the terms of the Percentage Leases. The Percentage Leases also provide for rent reductions and abatements in the event of damage or destruction.

  Maintenance and Modifications

     Under the Percentage Leases, the Company is required to pay for capital improvements at each Hotel. In addition, the Percentage Leases obligate the Company to make available to the Lessee for the repair, replacement and refurbishment of furniture, fixtures and equipment in the hotel, when and as deemed necessary by the Lessee, an amount equal to 4.0% of room revenue per quarter on a cumulative basis, provided that such amount may be used for capital expenditures made by the Partnership respecting the Hotel. The Company owns substantially all of the personal property, including that portion affixed to, or deemed a part of, the real estate or improvements.

  Events of Default

     Each of the Percentage Leases is cross-defaulted so that a default under one Percentage Lease constitutes a default under all of the Percentage Leases. If an Event of Default occurs and continues beyond any curative period, the Partnership will have the option of terminating the Percentage Lease or any or all other Percentage Leases by giving the Lessee 10 days' written notice of the date for termination of the Percentage Leases and, unless such Event of Default is cured prior to the termination date set forth in such notice, the Percentage Leases shall terminate on the date specified in the Partnership's notice and the Lessee is required to surrender possession of each affected Hotel.

  Subordination of Management Fees

     The Lessee is permitted to engage a management company to assist the Lessee in the operation and maintenance of the Hotels. The Percentage Leases provide that effective upon written notice by the Lessee of any Event of Default under the Percentage Leases, and during the continuance thereof, no payments will be made to any management company (including the Management Company) with respect to any Hotel. In addition, each management agreement which the Lessee enters into must provide that the management company will repay to the Company any payments made to it by the Lessee while any such Event of Default has occurred and is continuing. This obligation is personally guaranteed by Mr. Alter during the term of the Management Agreement. See "The Management Company -- The Management Agreement."

  Inventory and Personal Property

     All inventory required in the operation of the Hotels will be purchased at the Lessee's expense and owned by the Lessee. The Partnership will have the option to purchase all personal property related to such Hotel and owned by the Lessee at fair market value upon termination of the Percentage Lease for that Hotel. Any inventory used by Lessee in the operation of the respective Hotel shall, upon termination of the Percentage Lease, become the property of the Company.

  Security Interest

     The Partnership has a blanket lien on substantially all assets of the Lessee, subject to the rights of any lender financing the purchase of personal property by the Lessee.

THE MANAGEMENT AGREEMENT

     Pursuant to the terms of the Management Agreement, the Management Company will provide management and administrative services to the Lessee with respect to the Hotels for a fee equal to 2% of the Current Hotels' gross revenues (to be 1% in the case of the Kahler Hotels) and reimbursement of expenses by the Lessee. The Lessee anticipates that if additional hotels are acquired, the Lessee and the Management Company will enter into similar management agreements with respect to such additional hotels. However, the Lessee is not obligated to enter into any additional management agreements with the Management Company with respect to such additional hotels. Neither the Partnership nor the Company have any contractual or other obligations to the Management Company.

FRANCHISE AGREEMENTS

     The Company has existing franchise licenses on all of the Currents Hotels.

     The Company anticipates that each of the additional hotels which it acquires, including many of the Kahler Hotels, will be operated under franchise licenses with strong national franchisors. The public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

     Franchise licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the franchisee must comply. The franchise licenses obligate the Lessee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Lessee, display of signage, and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

     The franchise licenses for the Current Hotels expire at various times ranging between 2003 and 2017. The franchise licenses provide for termination at the franchisor's option upon the occurrence of certain events, including the Lessee's failure to pay royalties and fees or perform its other covenants under the franchise license, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the franchise license without the consent of the franchisor, or failure to comply with applicable law in the operation of the applicable Hotel. The Lessee will be entitled to terminate the franchise license (other than the Courtyard by Marriott franchise agreements) only by giving prior written notice and only by paying significant liquidated damages. The franchise licenses do not renew automatically upon expiration. The Lessee will be responsible for making all payments under the franchise licenses to the franchisors, except that pursuant to a three-party agreement among Marriott, the Lessee and the Partnership, the Partnership and the Lessee are jointly and severally liable for the material obligations of the franchisee under the Courtyard by Marriott franchise licenses. Mr. Alter has executed certain personal guaranties covering the obligations of the Lessee under the Holiday Inn, Hampton Inn, Hawthorn Suites, Comfort Suites and Doubletree franchise licenses. Mr. Alter has also agreed to indemnify the Company for defaults by the Lessee with respect to unpaid franchise fees and termination fees under all franchise licenses for so long as the Percentage Leases are in effect.

     Holiday Inn, Hampton Inn, Doubletree and Marriott have each agreed that, in the event of certain events of default by the Lessee under the applicable franchise licenses or the Partnership's termination of a Percentage Lease, upon request by the Partnership and the curing of such events of default, the applicable franchisor will allow that Current Hotel to be operated by a designee of the Partnership acceptable to such franchisor for a specified period of time.

     HOLIDAY INN(R), HOLIDAY INN EXPRESS(TM), HOLIDAY INN SELECT(TM) AND HOLIDAY INN(R) HOTEL & SUITES ARE REGISTERED TRADEMARKS OF HOLIDAY INNS FRANCHISING, INC. HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS HOTELS CORPORATION. COURTYARD BY MARRIOTT(R) AND RESIDENCE INN(R) ARE REGISTERED TRADEMARKS OF MARRIOTT INTERNATIONAL, INC. DOUBLETREE(R) IS A REGISTERED TRADEMARK OF DOUBLETREE HOTELS CORPORATION. COMFORT SUITES(R) IS A REGISTERED TRADEMARK OF CHOICE HOTELS INTERNATIONAL, INC. HAWTHORN SUITES IS A REGISTERED TRADEMARK OF U.S. FRANCHISE SYSTEMS, INC. NEITHER HOLIDAY INNS FRANCHISING, INC., PROMUS HOTELS, INC., DOUBLETREE HOTELS CORPORATION, MARRIOTT INTERNATIONAL, INC., CHOICE HOTELS INTERNATIONAL, INC. OR U.S. FRANCHISE SYSTEMS HAS ENDORSED OR APPROVED THIS OFFERING. A GRANT OF A FRANCHISE LICENSE BY SUCH COMPANIES FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY SUCH COMPANIES (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE PARTNERSHIP OR THE COMMON STOCK OFFERED HEREBY.

OPERATING PRACTICES

     The Company's management recognizes the need for aggressive, market driven, creative management in view of the competition in the hospitality industry. Management of the Company has owned and managed hotels since 1976. Employees of affiliates of Mr. Alter and Mr. Biederman are employed by the Lessee and by the Management Company, who manage each of the Current Hotels and will manage the Kahler Hotels and any other hotels acquired in the foreseeable future. The Management Company implements management systems developed by affiliates of the Company. Such affiliates have also developed systems for marketing, ADR enhancement, expense management, physical facility maintenance, human resources, accounting and internal auditing. The general manager of each hotel reports to lead managers, who in turn report to the Vice President of Marketing and the Director of Sales of the Management Company. The Management Company's strategy is to place responsibility and authority in the hands of the on-site general manager with supervision by senior staff of the Management Company. See "The Management Company" for a description of the management systems to be used by the Management Company at the hotels.

EMPLOYEES

     At the time of the Initial Public Offering, Messrs. Alter and Biederman each entered into employment agreements with the Company for one-year terms which renew automatically until terminated. While Mr. Alter is required to devote substantially all of his time to the business of the Company, Mr. Biederman is not. The Company has 12 other employees, six of whom are construction personnel. The Lessee employed approximately 1,700 people as of September 15, 1997 to operate the Current Hotels leased from the Company. The Lessee has advised the Company that its relationship with its employees is good. None of the employees of the Company or the Lessee is a party to any collective bargaining agreement or other similar agreement. However, employees of certain of the Kahler Hotels are subject to collective bargaining agreements which will be binding on the Lessee.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances on the property. The costs of removal or remediation of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to fully utilize such property without restriction, to sell such property or to borrow using such property as collateral. In connection with the ownership and operation of the hotels, the Company, and the Lessee, as the case may be, may be potentially liable for any such costs.

     The Company believes that its hotels are in compliance, in all material respects, with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters, the violation of which could have a material adverse effect on the Company, or the Lessee. The Company has not been notified by any government authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of its present or former properties.

COMPETITION

     Intense competition exists for investment opportunities in mid-priced and upscale hotels from entities organized for purposes substantially similar to the Company's objectives as well as from other purchasers of hotels. The Company competes for such hotel investment opportunities with entities which have substantially greater financial resources than the Company or better relationships with franchisors, sellers or lenders. These entities may also generally be able to accept more risk than the Company can prudently manage. Competition may generally reduce the number of suitable hotel investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. The Company believes that the inclusion of not only underperforming, but also undercapitalized hotels as well as secondary markets in its strategy lessens competition for the types of hotels targeted by the Company.

     There are a number of companies which develop, construct and renovate hotels. Some of these companies perform these services only for their own portfolios, while others actively pursue contracts for these services with third party owners. The Company believes that it can develop, construct and renovate hotels at costs which are competitive.

LEGAL PROCEEDINGS

     Neither the Company nor the Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Partnership or any of the Current Hotels. The Lessee and the Management Company have each advised the Company that it currently is not involved in any litigation. Kahler has advised the Company that there is no material litigation threatened against or affecting it or the Kahler Hotels.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board currently consists of eight members, five of whom are Independent Directors. The Board is divided into three classes. Upon the closing of the Kahler Acquisition, the Board will consist of nine members, including Paul D. Kazilionis, the designee of Westbrook Partners.

     Certain information regarding those individuals who serve as the directors and executive officers of the Company is set forth below.

            NAME              AGE                   POSITION                    CLASS       EXPIRES
----------------------------  ----     -----------------------------------    ----------    -------
Robert A. Alter                46      Chairman of the Board, President       Class I         1998
                                       and Secretary
Charles L. Biederman           63      Executive Vice President and           Class II        2000
                                       Director
Kenneth J. Biehl               43      Vice President and Chief Financial     N/A              N/A
                                       Officer
C. Robert Enever               69      Director                               Class III       1999
H. Raymond Bingham             51      Independent Director                   Class II        2000
Laurence S. Geller             49      Independent Director                   Class II        2000
Frederic H. Gould              62      Independent Director                   Class I         1998
David Lambert                  45      Independent Director                   Class III       1999
Edward H. Sondker              49      Independent Director                   Class III       1999
Paul D. Kazilionis(1)          40      Director                               Class I         1998

---------------

(1) Board appointment effective upon the closing of the Kahler Acquisition.

     Robert A. Alter has served as Chairman of the Board, President and Secretary since August 1994. Mr. Alter also served as the Chief Financial Officer from August 1994 until January 1997. From 1990 until August 1995, Mr. Alter served as President of the Management Company, which currently manages all of the Hotels owned by the Company. Mr. Alter also serves as Chairman of the Board of Directors of both the Management Company and the Lessee. Mr. Alter has been engaged in the business of hotel ownership, development and management since 1976. Affiliates of Mr. Alter owned interests in seven of the ten hotels sold to the Company in the formation transactions consummated at the Initial Public Offering in August 1995. Mr. Alter is a Certified Hotel Administrator, as designated by the American Hotel and Motel Association, and is a past President and a member of the Board of Directors of the International Association of Holiday Inns, the franchisee association for Holiday Inn hotels. Mr. Alter holds a Bachelor of Science degree in Hotel Administration from Cornell University.

     Charles L. Biederman has served as the Executive Vice President and a director since September 1994. From 1990 until August 1995, Mr. Biederman served as Executive Vice President of the Management Company. Mr. Biederman has previously served as President of Provident Development Group Corporation which engaged in the design, development and sale of luxury homes in South Florida, from 1989 until 1992 and as President of Colorado Home Improvements, Inc., which engaged in general contracting, renovation and related services for existing homes in the Denver, Colorado area. He is currently the President of Woodstone Homes, Inc., which is engaged in luxury home construction in the Vail, Colorado area, and a director of One Liberty Properties, Inc., a real estate investment trust specializing in the purchase and leasing of single tenant net leased properties throughout the United States. Mr. Biederman has been engaged in the real estate development business since 1962. Affiliates of Mr. Biederman owned interests in five of the ten hotels sold to the Company in the formation transactions consummated in August 1995. Mr. Biederman holds a Bachelor of Arts degree from Colgate University, and a Bachelor of Architecture degree and a Masters in Architecture degree from Columbia University and is a registered architect.

     Kenneth J. Biehl has served as Vice President and Chief Financial Officer of the Company since January 1997. From February 1996 until January 1997, Mr. Biehl served as the Chief Financial Officer of the Lessee. Prior to joining the Lessee, Mr. Biehl served as Vice President and Corporate Controller of Starwood

Lodging Corporation, the hotel operating company for one of the largest hotel REIT's in the United States, for three years. Before that, Mr. Biehl served with E & Y Kenneth Leventhal Real Estate Group, Price Waterhouse and KPMG Peat Marwick. Mr. Biehl has eleven years of experience in the real estate and hospitality industry. Mr. Biehl holds a Bachelor of Science degree in Accounting from Brigham Young University and is a Certified Public Accountant licensed in the State of California.

     C. Robert Enever has served as a director since September 1994. Mr. Enever is retired but currently manages a portfolio of real estate and securities investments. From 1971 until his recent retirement, Mr. Enever was engaged in real estate development management and ownership, through several owned entities. Before that he had a career in financial analysis, pricing and international operations with Ford Motor Company. Mr. Enever holds a Bachelor of Science degree in Economics from the University of London and a Masters in Business Administration degree (with distinction) in Finance and Accounting from Northwestern University. Mr. Enever is also a Certified Public Accountant licensed in the State of Illinois.

     Frederic H. Gould has served as a director since August 1995. Mr. Gould has served for the past [FIVE] years as the General Partner of Gould Investors L.P., a master limited partnership engaged in the ownership and operation of various types of income-producing real property located throughout the United States and which holds substantial interests in publicly held real estate investment trusts and savings and commercial banks. Mr. Gould is currently a director of BFS Bancorp Inc. and Bankers Federal Savings. In addition, Mr. Gould is currently the Chairman of the Board of Trustees of BRT Realty Trust, a publicly-traded mortgage real estate investment trust, and Chairman of the Board of Directors of One Liberty Properties, Inc. Mr. Gould holds a Bachelor of Business Administration degree from Lehigh University and an L.L.B. degree from New York University Law School.

     H. Raymond Bingham has served as a director since August 1995. Mr. Bingham has served since 1993 as the Chief Financial Officer and Executive Vice President of Cadence Design Systems, a publicly traded computer aided design company. Prior to joining Cadence Design Systems, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Red Lion Hotels & Inns for eight years. Mr. Bingham is currently a director of WTD Industries, a wood products and wood mills company, and IMS, a test equipment and manufacturing company. Mr. Bingham is the former Chairman of the American Hotel & Motel Association Industry Real Estate Finance Council and a former Director of the National Realty Committee. Mr. Bingham holds a Bachelor of Science degree in Economics from Weber State College and a Masters in Business Administration degree from Harvard Business School.

     Laurence S. Geller has served as a director since November 1996. Since December 1989 Mr. Geller has been Chairman of Geller & Co., a hotel-industry consulting firm based in Chicago, Illinois. From 1984 through December 1989, Mr. Geller served as the Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, a developer of domestic and international hotels and resorts, and from 1976 to 1981, as a Senior Vice President of Holiday Inns, Inc. Mr. Geller serves as a consultant to the Company through Geller & Co. pursuant to a consulting agreement entered into in July 1996. Mr. Geller is Chairman and Chief Executive Officer of Sky Games and is a director of Vistana, Inc. and of Eagle Gaming. Mr. Geller is a graduate of the Ealing Technical College (U.K.) in Hotel Management and Catering.

     David Lambert has served as a director since August 1995. Mr. Lambert has served as Chief Financial Officer of Preview Travel, Inc., a San Francisco Bay Area online travel and media production company, since June 1995. Prior to joining Preview Travel, from 1992 to 1995 Mr. Lambert served as Chief Financial Officer of Excalibur Technologies Corporation, a publicly traded computer software company specializing in the indexing and retrieval of information. Mr. Lambert served as a private consultant from 1991 to 1992, President and Chief Executive Officer of Grand American Fare, Inc., a restaurant company, from 1985 to 1991, served as Executive Vice President of Colony Hotels and Resorts, a subsidiary of Radisson Hotels, from 1981 to 1985. Mr. Lambert holds a Bachelor of Arts degree in Physics and Mathematics from Occidental College and a Masters in Business Administration degree from the University of California, Los Angeles, and is a real estate broker licensed in the State of California.

     Edward H. Sondker has served as a director since August 1995. Mr. Sondker is currently President and Chief Executive Officer of Bay View Financial Corporation, a publicly traded bank-holding company located in the San Francisco Bay Area. Prior to joining Bay View Financial, Mr. Sondker served from 1990 through June 1995 as the President and Chief Executive Officer of Independence One Bank of California. During the fifteen years prior to such time, Mr. Sondker has served in senior executive positions with several independent financial institutions having assets ranging in size from $200 million to over $1 billion. Mr. Sondker holds a Bachelor of Arts degree and a J.D. degree from Washburn University. Mr. Sondker currently is a director of SAMCEDA, a public policy forum for business in San Mateo County, California.

     Paul D. Kazilionis will become a director of the Company contemporaneously with the closing of the Kahler Acquisition. From April 1994 until the present, Mr. Kazilionis has been a Managing Principal of Westbrook Partners, a real estate investment management company. Prior to co-founding Westbrook Partners, Mr. Kazilionis spent 12 years at Morgan Stanley and Company serving most recently as Managing Director and President of the General Partner of the Morgan Stanley Real Estate Fund, through which Morgan Stanley conducted its principal real estate investment activities. Mr. Kazilionis received a Bachelor of Arts degree from Colby college in 1979 and a Masters in Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College in 1982. Mr. Kazilionis is a member of the Dartmouth College real estate advisory committee.

                                   THE LESSEE

GENERAL

     The Lessee leases and operates the Current Hotels pursuant to the Percentage Leases and it is anticipated that the Lessee will lease the Kahler Hotels pursuant to similar percentage leases. The Lessee employs approximately 1,700 people and upon the closing of the Kahler Acquisition will employ approximately 5,200 people. Under the Percentage Leases, the Lessee generally will be required to perform all operational functions necessary to operate the Current Hotels and the acquired Kahler Hotels. See "Additional Risk
Factors -- Risk that Kahler Acquisition Will Not Close" and "Business and Properties -- The Percentage Leases."

     The Lessee is entitled to all gross revenue from the Current Hotels, and will be entitled to all gross revenues from the Kahler Hotels, after payment of rent due under the Percentage Leases, payment of a management fee to the Management Company, and other operating expenses. The Lessee is required to provide operating information about each of the Current Hotels and will be required to provide the same information about each of the Kahler Hotels, quarterly financial statements, annual audited financial statements and any other information material to the Lessee's continuing ability to perform its obligations under the Percentage Leases. The Company will include this information in its periodic reports filed with the Commission under the Exchange Act.

     Management of the Company believes that a single tenant lessee which is restricted to solely operating the hotels of the Company minimizes conflicts of interest that may arise in an unrestricted multiple tenant organizational structure. Additionally, the Company believes that the Lessee is more experienced with the requirements of operating hotels during extensive renovations, a critical element of the Company's growth strategy. As a result of the Lessee's management, the Current Hotels have outperformed the lodging industry in year-over-year REVPAR growth, averaging 8.7% REVPAR growth, compared to 5.5% REVPAR growth for the lodging industry generally over the last five years.

     The Partnership must rely on the Lessee to generate sufficient cash flow from the operation of the Current Hotels (and the Kahler Hotels when acquired) to enable the Lessee to pay rent necessary for the Company to fund the distributions to holders of the Common Stock. The Lessee had a negative net book value of approximately $3.6 million as of June 30, 1997, had a net operating loss of $3.2 million for the year ended December 31, 1996, and net income of $365,000 for the six months ended June 30, 1997. On a pro forma basis, after giving effect to acquisitions of Current Hotels during 1996 and thereafter, and the Kahler Acquisition, the Lessee had a net operating loss of $4.0 million for the year ended December 31, 1996 and net income of $758,000 for the six months ended June 30, 1997. The Lessee's obligations under the Percentage Leases are secured by a blanket lien on substantially all of its assets and a pledge of 481,955 Partnership Units by Mr. Alter and Mr. Biederman pursuant to the Amended and Restated Third Party Pledge Agreement. See "Business and Properties -- The Percentage Leases." The obligations of the Lessee under the Percentage Leases are secured and cross-defaulted so that a default under one Percentage Lease constitutes a default under all of the Percentage Leases. Other than working capital sufficient to operate the Current Hotels, the Lessee currently has only nominal assets in excess of the value of its rights and benefits under the Percentage Leases. See "Business and Properties -- The Percentage Leases."

MANAGEMENT

     Certain information with respect to key management personnel of the Lessee is set forth below.

     Randy Hulce (age 45) is currently the President of the Lessee and has served in such position since February 1997. During the five years prior to joining the Lessee, Mr. Hulce served as a Divisional Vice President of Operations and Senior Asset Manager for La Quinta Inns, Inc. Prior to joining La Quinta Inns, Mr. Hulce had spent over 14 years with Holiday Inn World Wide in executive management positions directing sales, operations and asset management. Mr. Hulce holds a Bachelor of Science degree from Western Michigan University and a Master of Business Administration degree from Kellogg Graduate School of Management, Northwestern University.

     Michael T. George (age 38) will join the Lessee as Chief Operations Officer on September 29, 1997. Prior to joining the Lessee, since 1994, Mr. George was the Senior Vice President of Operations at CAPSTAR Hotel Company in Washington, D.C. From 1989 until 1994, Mr. George served as Chief Operating Officer and Vice President of Operations of Devar Hotels, LTD. Mr. George holds a Bachelor of Science degree in Hotel, Restaurant and Institutional Management from Purdue University.

     David R. Kinkade (age 60) is currently the Vice President -- Acquisitions of the Lessee and has served in such position since December 1995. During the six years prior to joining the Lessee, Mr. Kinkade served as Director of Systems Development -- Western Region for Hampton Inns, Director of Development for Crossroads Hospitality Company and Director of Operations for Oceanside Pier Restaurant. Mr. Kinkade holds a Bachelor of Business Administration degree from the University of Oregon and a Master of Business Administration degree in Hotel, Restaurant and Institutional Management from Michigan State University. Mr. Kinkade is also a Certified Public Accountant licensed in the State of California.

     Evan Studer (age 45) is currently the Vice President -- Sales and Marketing of the Lessee and has served in such position since October 1996. Prior to joining the Lessee, Mr. Studer was the Regional Vice President of Operations and Sales/Marketing for Vista Host, Inc., a Houston based hotel management company. Mr. Studer has over 25 years of experience in the hotel and hospitality industry. Mr. Studer holds a Bachelor of Science degree from Eastern Kentucky University.

     Russ Jussulevich (age 39) is currently the Vice President -- Accounting of the Lessee and has served in such position since August 1997. Prior to joining the Lessee, Mr. Jussulevich was Regional Controller of Hotels of Distinction, Inc. a Palm Beach, Florida, based hotel company. Mr. Jussulevich has over 14 years of experience in the hotel and hospitality industry. Ms. Jussulevich holds a Bachelor of Science degree in Hospitality Management from Niagara University.

MINIMIZING THE RISKS OF POTENTIAL CONFLICTS OF INTEREST

     In order to minimize conflicts of interest inherent in the legal structure required to maintain the Company's status as a REIT, Mr. Alter and Mr. Biederman, as sole owners of the Lessee, have each entered into several agreements. Their respective employment agreements restrict competitive activities and the Amended and Restated Third Party Pledge Agreement requires each of Mr. Alter and Biederman to pledge their Partnership Units to the Company to secure obligations of the Lessee under the Percentage Leases. In addition, Messrs. Alter and Biederman entered into a Unit Purchase Agreement with the Company and the Lessee requiring that the Lessee's income (net of shareholder tax liability) be used to either accumulate reserves to pay rent under the Percentage Leases or to purchase Partnership Units from the Partnership at the then current price of the Common Stock. The Percentage Leases also contain cross-default provisions permitting the Company to terminate the Percentage Leases, subject to certain conditions, upon a default by the Lessee under any Percentage Lease, Mr. Alter or Mr. Biederman under the Unit Purchase Agreement or any other agreement with the Company. Further, Mr. Alter, as owner of the Management Company, has agreed not to collect any payments from the Lessee after receiving notice of an event of default under a Percentage Lease. Mr. Alter has personally guaranteed the Lessee's obligation to return any amounts received by the Management Company in violation of this agreement.

  Percentage Leases

     In order to qualify as a REIT, the Company has leased each of the Current Hotels to the Lessee pursuant to the Percentage Leases. Each Percentage Lease has been approved by a majority of the Independent Directors. The Percentage Leases are designed to allow the Company to participate in revenue growth by providing that (i) between approximately 60% to 65% (20% to 47% in the first tier) of room revenues in excess of specified amounts, (ii) 5% of the Lessee's food and beverage revenues, (iii) 100% of any sublease and concession rentals and (iv) 100% of other net revenues described in the Percentage Lease for the applicable Current Hotel in excess of base rent will be paid to the Partnership as Percentage Rent. Once the rent under the Percentage Leases, together with all operating expenses of each Current Hotel is paid by the Lessee, the Lessee will be entitled to all of the net income from the Current Hotels. Mr. Alter and Mr. Biederman have agreed, however, to use distributions from the Lessee, in excess of their tax liability from the earnings of the Lessee, to either accumulate reserves for the Lessee's rental obligations due under the Percentage Leases or purchase from the Partnership additional Partnership Units at the then current market price of the Common Stock. As of August 31, 1997, no distributions have been made to Messrs. Alter and Biederman.

  Amended and Restated Third Party Pledge Agreement

     Mr. Alter and Mr. Biederman, the stockholders of the Lessee, have through September 18, 1997 pledged to the Partnership 481,955 Partnership Units with a value equal to approximately $7.7 million, to secure the Lessee's obligations under the Percentage Leases. Provided no event of default under any Percentage Lease exists, the pledged Partnership Units corresponding to a particular Percentage Lease will be returned to the pledgors on the third anniversary of such Percentage Lease. At the Board meeting in February 1997, the Independent Directors approved an amendment to the Third Party Pledge Agreement with Mr. Alter and Mr. Biederman to limit the total number of Partnership Units that would be required to be pledged to secure the Lessee's obligations under the Percentage Leases to four (4) months base rent under each new Percentage Lease, up to an aggregate of 481,955 Partnership Units. The Independent Directors also approved the subordination of the Company's lien in the Partnership Units to a lien proposed in favor of an institutional lender that, as a condition to making a proposed working capital facility available to the Lessee, has required that Mr. Alter guarantee the loan and secure it with a first priority lien in his Partnership Units.

  Unit Purchase Agreement

     Mr. Alter and Mr. Biederman entered into the Unit Purchase Agreement with the Company, the Lessee and the Partnership to use distributions from the Lessee, in excess of their tax liability from earnings of the Lessee, to either accumulate reserves for the Lessee's rental obligations due under the Percentage Leases or purchase from the Partnership additional Partnership Units at the then current market price of the Common Stock. The Unit Purchase Agreement will remain in effect so long as there is a Percentage Lease in effect.

                             THE MANAGEMENT COMPANY

GENERAL

     The Management Company owned by Mr. Alter currently provides certain management services and functions for the Lessee, including finance, accounting, management information systems and other administrative services. As consideration for such services, the Management Company receives a management fee from the Lessee initially equal to 2% of gross revenues for the Current Hotels (to be 1% for the Kahler Hotels) and future acquisitions. In addition, the Management Company is reimbursed by the Lessee for all accounting-related expenses and all out-of-pocket expenses incurred in connection with the management and administration of the Current Hotels. The Company anticipates that if additional hotels are acquired and leased to the Lessee, the Lessee and the Management Company will enter into similar management agreements with respect to such additional hotels. However, the Lessee is not obligated to enter into any additional management agreements with the Management Company with respect to such additional hotels. As required by the Percentage Leases, the Management Agreement provides, and any such other management agreements must provide, that the Management Company will repay to the Company any payments made to it by the Lessee after the Management Company receives notice that an event of default has occurred and is continuing. This obligation is personally guaranteed by Mr. Alter. Neither the Partnership nor the Company is a party to the Management Agreement and, therefore, neither shall have any obligations or liabilities under the Management Agreement or to the Management Company. See "The Lessee -- Amended and Restated Third Party Pledge Agreement" and " -- Unit Purchase Agreement."

     Each Current Hotel has an on-site general manager. The on-site general manager of each Current Hotel will report to lead managers, who in turn report to the Vice President -- Marketing and the Director of Sales of the Lessee. This strategy is designed to place responsibility and authority in the hands of the on-site general manager with supervision by senior staff of the Management Company and the Lessee. In addition, the Lessee is obligated pursuant to the Percentage Leases to employ a sales manager for each Hotel, as reasonably required by the Company. All sales managers work with their on-site general manager, with supervision by the Vice President -- Marketing of the Management Company and the Lessee. Each year, the on-site general manager and sales manager of each Hotel will develop an annual marketing plan with careful attention given to measurable results. The Company will monitor the results for each quarter as compared to the plan. The Management Company uses a management by objective sales program to coordinate, direct and manage the sales activities of personnel located at the Hotels.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information, as of August 31, 1997, regarding the beneficial ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and
(iv) by all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares of Common Stock are owned directly and the indicated person has sole voting and investment power.

                                                                        PERCENT OF CLASS(2)
                                            NUMBER OF SHARES         -------------------------
                                              BENEFICIALLY            BEFORE           AFTER
             NAME OF BENEFICIAL OWNER           OWNED(1)             OFFERING         OFFERING
        ----------------------------------  ----------------         --------         --------
        FMR Corporation...................      1,995,000              9.78%             6.29%
        82 Devonshire Street
        Boston, MA 02109
        Capital Growth Management.........      1,136,000              5.56              3.58
          Limited Partnership
        One International Place
        Boston, MA 02110
        Westbrook Real Estate Fund I,
          L.P.............................      3,983,867(3)              *             11.93
        Westbrook Real Estate
          Co-Investment
          Partnership I, L.P
        c/o Westbrook Partners
        599 Lexington Avenue, Suite 3800
        New York, NY 10022
        Paul D. Kazilionis................      3,983,867(3)(4)           *             11.93
        Robert A. Alter...................        606,281(5)           2.88              2.02
        Charles L. Biederman..............        435,727(6)           2.09              1.46
        C. Robert Enever..................        193,706(7)              *                 *
        Laurence S. Geller................         39,250(8)              *                 *
        H. Raymond Bingham................          9,038(9)              *                 *
        David Lambert.....................          9,147(10)             *                 *
        Edward H. Sondker.................          9,038(11)             *                 *
        Frederic H. Gould.................          7,538(12)             *                 *
        Kenneth J. Biehl..................              *                 *                 *
        All Directors and Officers as a
          Group (10 persons)..............      1,309,725(13)          6.04%            16.34%

---------------

  *  Less than 1%.

 (1) The Partnership had 23,178,248 Partnership Units outstanding as of September 15, 1997, of which 20,413,993 were owned by the Company corresponding to the number of shares of Common Stock outstanding as of that date, and 2,764,255 by other limited partners. Each of the Partnership Units is redeemable pursuant to certain redemption rights (the "Redemption Rights") on a one-for-one basis for shares of Common Stock. The number and percentages set forth above assumes that all Partnership Units held by the person are redeemed for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that all of the Partnership Units held by other persons are redeemed for shares of Common Stock.

 (2) Calculation of ownership percentages After Offering includes the 2,284,262 shares of Common Stock being issued to the Westbrook Funds in connection with the Kahler Acquisition as well as the 9,000,000 shares being sold in this Offering.

 (3) All shares of Common Stock will be issued to the Westbrook Funds concurrently with the closing of the Kahler Acquisition and are not considered outstanding in calculating ownership percentages Before Offering. Includes 1,699,605 shares of Common Stock initially issuable to the Westbrook Funds upon conversion of Preferred Stock, subject to adjustment in certain events.

 (4) Includes all shares of Common Stock owned by the Westbrook Funds. Mr. Kazilionis is a Managing Principal of Westbrook Partners, the General Partner of the Westbrook Funds.

 (5) Includes (i) 96,720 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which will become exercisable within 60 days after August 31, 1997 and (ii) 509,561 Partnership Units redeemable pursuant to the Redemptions Rights on a one-for-one basis for shares of Common Stock, including 65,600 Partnership Units owned by Riverside Hotel Partners of which Mr. Alter has an 82% interest.

 (6) Includes (i) 38,680 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan which are currently exercisable or which will become exercisable within 60 days after August 31, 1997 and (ii) 397,047 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, including 14,400 Partnership Units owned by Riverside Hotel Partners of which Mr. Biederman has an 18% interest.

 (7) Includes (i) 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after August 31, 1997, (ii) 60,615 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock, (iii) 100,254 Partnership Units owned by Enever Rout Investment Group Ltd. redeemable on a one-for-one basis for shares of Common Stock and (iv) 20,799 shares of Common Stock owned by Mr. Enever's spouse.

 (8) Includes 34,250 shares of Common Stock underlying stock options which are currently exercisable or which will become exercisable within 60 days after September 15, 1997, of which 31,240 were granted in connection with his consulting agreement with the Company pursuant to the Incentive Plan and 3,000 of which were granted pursuant to the Directors Plan.

 (9) Includes 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after September 15, 1997.

(10) Includes 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after September 15, 1997.

(11) Includes 4,500 shares of Common Stock underlying stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after September 15, 1997.

(12) Includes 1,500 shares underlying previously granted stock options granted pursuant to the Directors Plan which are currently exercisable or which will become exercisable within 60 days after September 15, 1997.

(13) Includes (i) 190,650 shares of Common Stock underlying stock options granted pursuant to the Incentive Plan and the Directors Plan which are currently exercisable or which will become exercisable within 60 days after September 15, 1997 and (ii) 1,088,276 Partnership Units redeemable pursuant to the Redemption Rights on a one-for-one basis for shares of Common Stock. The Percent of Class Before Offering excludes, and the Percent of Class After Offering includes, shares deemed to be beneficially owned by Mr. Kazilionis.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify. See "Risk
Factors -- Failure to Maintain REIT Status" and "United States Federal Income Tax Considerations" in the accompanying Prospectus.

     In connection with this Offering, Brobeck, Phleger & Harrison LLP, counsel to the Company, will render a legal opinion that the Company has qualified as a REIT under the Code, commencing with the Company's taxable year ended December 31, 1995. Such legal opinion will be filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. Such legal opinion and any opinions contained in this Prospectus Supplement or the accompanying Prospectus as to the Company's qualification as a REIT under the Code will be qualified in their entirety by the assumptions and qualifications contained in such legal opinion and described in the Prospectus and this Prospectus Supplement. For a more specific discussion of the federal income tax treatment of the Company and its shareholders, the various requirements for qualification as a REIT and the risks of disqualification as a REIT, reference is made to the section of the accompanying Prospectus entitled "United States Federal Income Tax Considerations."

     The provisions of the Code pertaining to REITs are highly technical and complex, and neither the Company nor Brobeck, Phleger & Harrison LLP can assure that the IRS will not successfully contest the Company's qualification as a REIT. Upon audit, Brobeck, Phleger & Harrison LLP's opinion is not binding on the IRS. Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Common Stock offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, investors are urged to consult their own tax advisors with respect to the new rules contained in the 1997 Act, and foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                                  UNDERWRITING

     Subject to the terms and conditions contained in a purchase agreement (the "U.S. Purchase Agreement"), the Company has agreed to sell to the U.S. Underwriters named below (the "U.S. Underwriters"), and the U.S. Underwriters, for whom Merrill Lynch & Co., Bear, Stearns & Co. Inc., Montgomery Securities, Credit Suisse First Boston Corporation, EVEREN Securities, Inc. and Raymond James & Associates, Inc. are acting as representatives (the "U.S. Representatives"), have severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names below.

                                                                       NUMBER OF SHARES
                                                                            TO BE
                                UNDERWRITERS                              PURCHASED
        -------------------------------------------------------------  ----------------
        Merrill Lynch & Co...........................................
        Bear, Stearns & Co. Inc......................................
        Montgomery Securities........................................
        Credit Suisse First Boston Corporation.......................
        EVEREN Securities, Inc.......................................
        Raymond James & Associates, Inc..............................
                                                                           ---------
                  Total..............................................      7,200,000
                                                                           =========

     The Company has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Agreements") with certain underwriters outside the United States and Canada (the "International Managers"), for whom Merrill Lynch International, Bear, Stearns International Limited, Montgomery Securities, Credit Suisse First Boston Corporation, EVEREN Securities, Inc. and Raymond James & Associates, Inc. are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase, an aggregate of 1,800,000 shares of Common Stock. The public offering price per share and the underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers (collectively, the "Underwriters"), respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such Agreements if any of the shares of Common Stock being sold pursuant to such Agreements are purchased. The U.S. Purchase Agreement provides that in the event of a default by a U.S. Underwriter, the purchase commitments of the non-defaulting U.S. Underwriters may in certain circumstances be increased, and the International Purchase Agreement provides that, in the event of a default by an International Manager, the purchase commitments of the non-defaulting International Managers may in certain circumstances be increased. The closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement, and the closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement.

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other. Pursuant to the Intersyndicate Agreement, sales may be made between the International Managers and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will agree to offer to sell or sell shares of Common Stock only to persons whom they believe are United States Persons or Canadian Persons (as defined in the Intersyndicate Agreement) or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, and the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will agree not to offer to sell or sell shares of Common Stock to persons whom they believe to be United States Persons or Canadian Persons or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a
concession not in excess of $          per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After this Offering, the public offering price and the concession may be changed.

     The Company has granted to the U.S. Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to 1,080,000 additional shares of Common Stock and to the International Managers an option, exercisable for 30 days after the date hereof, to purchase up to 270,000 additional shares of Common Stock, in each case solely to cover over-allotments, if any, at the public offering price less the underwriting discount. To the extent that the U.S. Underwriters exercise such option, each of the U.S. Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of such shares which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock set forth in such table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act.

     The Company has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus Supplement without the prior written consent of Merrill Lynch & Co. This prohibition will not affect shares of Common Stock issued by the Company in connection with acquisitions, issued or granted by the Company pursuant to the Incentive Plan and the Directors Plan, any dividend reinvestment plan or the conversion or exercise of securities convertible or exercisable for Common Stock. Each of the Company's directors and executive officers has agreed that, for a period of 90 days from the date of this Prospectus Supplement, he will not, without the prior written consent of Merrill Lynch & Co., offer, sell or otherwise voluntarily dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock.

     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with this Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the U.S. Representatives and the Lead Managers, respectively, may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives and the Lead Managers, respectively, may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

     The U.S. Representatives and the Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company in the ordinary course of business. All of the U.S. Representatives, other than Merrill Lynch & Co. and Credit Suisse First Boston Corporation, have either lead or co-managed one or more public equity offerings of the Company's Common Stock over the last two years for which they received customary compensation therefor.

     In addition, at the Initial Public Offering, MYPC, an affiliate of Montgomery Securities, acquired 24,500 Partnership Units. Additionally, MYPC received warrants to purchase 33,946 Partnership Units which are exercisable at any time between the first and fifth anniversary of the closing of the Initial Public Offering at an exercise price per share equal to the Initial Public Offering price of $9.50 per share of Common Stock. At any time at the request of MYPC, the Partnership Units may be redeemed on a one-for-one basis for shares of Common Stock (or for cash at the election of the Company). In an April 1997 offering of Common Stock for the Company in which Montgomery Securities was the lead managing underwriter, Montgomery Securities paid a finder's fee to Triton Pacific Capital, LLC ("Triton") in connection with certain sales to institutional investors. In February 1997, the Company entered into an agreement with Triton whereby Triton will act as a financial advisor to the Company under certain limited circumstances.

     Bear, Stearns & Co. Inc., one of the Underwriters, is affiliated with the NYSE specialist for the Company's Common Stock. Bear, Stearns & Co. Inc. has in the past performed, and may continue to perform, investment banking and financial advisory services for the Company and has received customary compensation therefore. Bear, Stearns & Co. Inc. is the exclusive financial advisor to the Company in connection with the Kahler Acquisition and, in addition, has rendered a fairness opinion in connection therewith, for which it will receive customary compensation therefor.

     Merrill Lynch & Co. has entered into an agreement with the Company to provide certain underwriting services to the Company in furtherance of the Kahler Acquisition. To the extent such services are rendered, Merrill Lynch & Co. will receive customary compensation therefore.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
Introduction to Unaudited Pro Forma Combined Financial Information...................  F-3
SUNSTONE HOTEL INVESTORS, INC. -- Pro Forma Combined Financial Information
  Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997.....................  F-4
  Notes to Unaudited Pro Forma Combined Balance Sheet................................  F-5
  Unaudited Pro Forma Combined Statement of Income for the Six Months Ended
     June 30, 1997...................................................................  F-8
  Unaudited Pro Forma Combined Statement of Income for the Year Ended
     December 31, 1996...............................................................  F-9
  Notes to Unaudited Pro Forma Combined Statements of Income.........................  F-10
SUNSTONE HOTEL PROPERTIES, INC. ("LESSEE") -- Pro Forma Combined Statements of
  Operations
  Unaudited Pro Forma Combined Statement of Operations for the Six Months Ended
     June 30, 1997...................................................................  F-12
  Unaudited Pro Forma Combined Statement of Operations for the Year Ended
     December 31, 1996...............................................................  F-13
  Notes to Unaudited Pro Forma Combined Statements of Operations.....................  F-14
SUNSTONE HOTEL INVESTORS, INC.
  Report of Independent Accountants..................................................  F-15
  Sunstone Hotel Investors, Inc. -- Consolidated Balance Sheets as of June 30, 1997
     (unaudited) and December 31, 1996 and 1995......................................  F-16
  Sunstone Hotel Investors, Inc. -- Consolidated Statements of Income for the Six
     Months Ended June 30, 1997 (unaudited) and 1996 (unaudited) and for the Year
     Ended December 31, 1996 and for the Period August 16, 1995 to December 31, 1995
     and Sunstone Hotels (Predecessor) -- Combined Statements of Income for the
     Period January 1, 1995 to August 15, 1995 and for the Year Ended December 31,
     1994............................................................................  F-17
  Sunstone Hotel Investors, Inc. -- Consolidated Statements of Equity for the Year
     Ended December 31, 1996 and for the Period August 16, 1995 to December 31, 1995
     and Sunstone Hotels (Predecessor) -- Combined Statements of Deficit for the
     Period January 1, 1995 to August 15, 1995 and the Year Ended December 31,
     1994............................................................................  F-18
  Sunstone Hotel Investors, Inc. -- Consolidated Statements of Cash Flows for the Six
     Months Ended June 30, 1997 (unaudited) and 1996 (unaudited) and for the Year
     Ended December 31, 1996 and for the Period August 16, 1995 to December 31, 1995
     and Sunstone Hotels (Predecessor) -- Combined Statements of Cash Flows for the
     Period January 1, 1995 to August 15, 1995 and for the Year Ended December 31,
     1994............................................................................  F-19
  Notes to Consolidated and Combined Financial Statements............................  F-20
SUNSTONE HOTEL PROPERTIES, INC. ("LESSEE")
  Report of Independent Accountants..................................................  F-31
  Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996 and 1995......  F-32
  Statements of Operations and Stockholders' Equity for the Six Months Ended June 30,
     1997 (unaudited) and 1996 (unaudited) and for the Year Ended December 31, 1996 and for the Period August 16, 1995 to December 31, 1995.........................  F-33

                                                                                        PAGE
                                                                                       ------
  Statements of Cash Flows for the Six Months Ended June 30, 1997 (unaudited) and
     1996 (unaudited) and for the Year Ended December 31, 1996 and for the Period
     August 16, 1995 to December 31, 1995............................................  F-34
  Notes to Combined Financial Statements.............................................  F-35
KAHLER REALTY CORPORATION AND SUBSIDIARIES
  Independent Auditors' Report.......................................................  F-38
  Consolidated Statements of Operations for the Six Months Ended June 29, 1997
     (Unaudited) and June 30, 1996 (Unaudited) and for the Period from August 13,
     1996 to December 29, 1996 (Successor Period) and the Period from January 1, 1996 to August 12, 1996 (Predecessor Period).........................................  F-39
  Consolidated Balance Sheets as of June 29, 1997 (Unaudited) and December 29,
     1996............................................................................  F-40
  Consolidated Statements of Stockholders' Equity for Six Months Ended June 29, 1997
     (Unaudited) and for the Period from January 1, 1996 to August 12, 1996
     (Predecessor Period) and the Period from August 13, 1996 to December 29, 1996
     (Successor Period)..............................................................  F-41
  Consolidated Statements of Cash Flows for the Six Months Ended June 29, 1997
     (Unaudited) and for the Period from August 13, 1996 to December 29, 1996
     (Successor Period) and the Period from January 1, 1996 to August 12, 1996
     (Predecessor Period)............................................................  F-42
  Notes to Consolidated Financial Statements.........................................  F-43
  Independent Auditor's Report.......................................................  F-55
  Consolidated Statements of Operations for the Years Ended December 31, 1995
     and January 1, 1995.............................................................  F-56
  Consolidated Balance Sheets as of December 31, 1995 and January 1, 1995............  F-57
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1995
     and January 1, 1995.............................................................  F-59
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995
     and January 1, 1995.............................................................  F-60
  Notes to Consolidated Financial Statements.........................................  F-61

                         SUNSTONE HOTEL INVESTORS, INC.
                        SUNSTONE HOTEL PROPERTIES, INC.

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined balance sheet of Sunstone Hotel Investors, Inc. (the "Company") as of June 30, 1997 is presented as if the acquisitions of the Current Hotels, the Kahler Acquisition and the Offering and related financings all had occurred by June 30, 1997.

     The Company's and Sunstone Hotel Properties, Inc.'s (the "Lessee") unaudited pro forma combined statements of operations for the six months ended June 30, 1997 and year ended December 31, 1996 are presented as if the acquisitions of the Current Hotels, the Kahler Acquisition and the Offering and related financings had all occurred as of the beginning of the period presented. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made. No pro forma revenues or expenses related to the Regency Plaza Hotel in Los Angeles (acquired August 28, 1997) have been included in the pro forma statements of operations for the year ended December 31, 1996 because the hotel was not operational during the majority of that year. The pro forma financial information assumes that the Company will acquire, as a result of the Kahler Acquisition, the outside interests in certain Kahler Hotels.

     The unaudited pro forma combined financial information is not necessarily indicative of what the Company's or Lessee's financial position or results of operations would have been assuming consummation of the acquisitions of the Current Hotels, the Kahler Acquisition and the Offering and related financings on such date or at the beginning of the period indicated, nor do they purport to project the Company's or Lessee's financial position or results of operations at any future date or for any future period.

                         SUNSTONE HOTEL INVESTORS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997

                                                                                                                     PRO FORMA
                             SUNSTONE HOTEL                                     KAHLER            OFFERING         SUNSTONE HOTEL
                               INVESTORS,       PRO FORMA      CURRENT       ACQUISITION         PRO FORMA           INVESTORS,
                                  INC.         ADJUSTMENTS      HOTELS       ADJUSTMENTS        ADJUSTMENTS             INC.
                             ---------------   -----------   ------------    ------------      --------------      --------------
                              (HISTORICAL)                   (PRO FORMA)
                                   (A)             (B)                           (C)                (I)
ASSETS:
Investment in hotel
  properties, net..........   $ 252,349,000    $37,458,000   $289,807,000    $371,005,000(D)   $           --       $660,812,000
Mortgage notes
  receivable...............       2,850,000            --      2,850,000          910,000                  --          3,760,000
Cash.......................       1,189,000            --      1,189,000               --                  --(J)       1,189,000
Rent receivable - Lessee...       3,904,000            --      3,904,000               --                  --          3,904,000
Prepaid expenses and other
  assets, net..............       2,724,000            --      2,724,000        1,858,000                  --          4,582,000
                              -------------    -----------   ------------    ------------      --------------       ------------
                              $ 263,016,000    $37,458,000   $300,474,000    $373,773,000      $           --       $674,247,000
                              =============    ===========   ============    ============      ==============       ============
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Revolving lines of
  credit...................   $  18,800,000    $34,355,000   $53,155,000     $103,599,000(E)   $   (9,256,000)(K)   $147,498,000
Mortgage and other notes
  payable..................      22,649,000            --     22,649,000      205,835,000(F)     (123,791,000)(L)    104,693,000
Accounts payable and other
  accrued expenses.........       2,235,000            --      2,235,000        7,283,000                  --          9,518,000
                              -------------    -----------   ------------    ------------      --------------       ------------
                                 43,684,000    34,355,000     78,039,000      316,717,000        (133,047,000)       261,709,000
                              -------------    -----------   ------------    ------------      --------------       ------------
Minority interest..........      24,521,000     3,103,000     27,624,000           56,000(G)               --         27,680,000
                              -------------    -----------   ------------    ------------      --------------       ------------
Stockholders' equity:
7.9% Class A Cumulative,
  Convertible Preferred
  Stock, $.01 par value,
  10,000,000 shares
  authorized; no shares
  issued or outstanding
  250,000 shares issued and
  outstanding pro forma
  (liquidation value $100,
  per share aggregating
  $25,000,000 pro forma)...              --            --             --            3,000(H)               --              3,000
Common stock, $.01 par
  value, 50,000,000
  authorized; 20,368,001
  shares outstanding;
  31,698,255 pro forma.....         203,000            --        203,000           23,000(H)           90,000(M)         316,000
Additional paid-in
  capital..................     195,494,000            --    195,494,000       56,974,000(H)      132,957,000(M)     385,425,000
Distributions in excess of
  earnings.................        (886,000)           --       (886,000)              --                  --           (886,000)
                              -------------    -----------   ------------    ------------      --------------       ------------
                                194,811,000            --    194,811,000       57,000,000         133,047,000        384,858,000
                              -------------    -----------   ------------    ------------      --------------       ------------
                              $ 263,016,000    $37,458,000   $300,474,000    $373,773,000      $           --       $674,247,000
                              =============    ===========   ============    ============      ==============       ============

  The accompanying notes are an integral part of the pro forma balance sheets.

                         SUNSTONE HOTEL INVESTORS, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1997

(A) Reflects the Company's historical consolidated balance sheet as of June 30, 1997.

(B) Represents pro forma adjustments to reflect the assets, liabilities and equity related to the Current Hotels acquired subsequent to June 30, 1997 as follows:

                                                                 FINANCED
                                                  FINANCED         WITH           TOTAL
                                                  WITH LINE     PARTNERSHIP    ACQUISITION
                         HOTEL                    OF CREDIT      UNITS(1)         COST
        ---------------------------------------  -----------    -----------    -----------
        Best Western Landmark Inn..............  $ 7,200,000    $        --    $ 7,200,000
        Holiday Inn Mission Valley Stadium.....    9,037,000             --      9,037,000
        Best Western Crystal Suites............    8,636,000             --      8,636,000
        Regency Plaza Hotel....................    9,482,000      3,103,000     12,585,000
                                                 -----------    -----------    -----------
                                                 $34,355,000    $ 3,103,000    $37,458,000
                                                 ===========    ===========    ===========

---------------
     (1) Represents 216,695 Partnership units at $14.32 per unit.

(C) Represents pro forma adjustments to reflect the assets, liabilities and equity from the purchase of all of the outstanding stock and outside interests of Kahler Realty Corporation, including estimated closing costs.

(D) Represents the following proposed transactions in connection with the Kahler
    Acquisition:

        Cash portion of purchase price for Kahler stock................  $ 94,680,000
        Kahler notes payable at June 30, 1997..........................   178,389,000
        Issuance of 2,284,262 shares of unregistered Common Stock at
          $14.01 per share.............................................    32,000,000
        Issuance of 250,000 shares of unregistered 7.9% Class A
          Cumulative Convertible Preferred Stock at $100 per share.....    25,000,000
                                                                         ------------
             Subtotal..................................................   330,069,000(1)
        Reduction of cash portion of purchase price by amount of
          estimated accumulated earnings and profits...................   (33,000,000)
        Cash paid to buy-out outside interests in Provo Park Hotel and
          Residence Inn................................................     7,500,000
        Cash paid to buy-out outside interests in University Park Hotel
          and Conference Center........................................     3,800,000
        Payment of transaction related costs...........................     9,500,000
        Additional Kahler debt assumed (excludes lines of credit)......    42,515,000
        Kahler lines of credit assumed (See E).........................     6,050,000
        Issuance of 3,500 Partnership units at $16.125 per unit to acquire the minority interest share of Best Western, Ogden,
          Utah.........................................................        56,000
        Other net liabilities assumed..................................     4,515,000
                                                                         ------------
        Investment in hotel properties.................................  $371,005,000
                                                                         ============

     (1) Amount does not include any adjustments related to earnings or gains/losses from the sales of assets subsequent to June 30, 1997.

                         SUNSTONE HOTEL INVESTORS, INC.

                              AS OF JUNE 30, 1997

(E) Represents the following proposed transactions in connection with the Kahler
    Acquisition:

        Cash portion of purchase price.................................  $ 94,680,000
        Reduction of cash portion of purchase price for accumulated
          earnings and profits.........................................   (33,000,000)
        Kahler lines of credit assumed (June 30, 1997 balances)........     6,050,000
        Additional assumed Kahler line of credit financing subsequent
          to June 30, 1997.............................................    15,069,000
        Cash paid to buy-out outside interests in Provo Park Hotel and
          Residence Inn................................................     7,500,000
        Cash paid to buy-out outside interest in University Park Hotel
          and Conference Center........................................     3,800,000
        Payment of transaction related costs...........................     9,500,000
                                                                         ------------
                                                                         $103,599,000
                                                                         ============

(F) Represents the following proposed transactions in connection with the Kahler
    Acquisition:

        Kahler assumed debt at June 30, 1997 (excluding lines of
          credit) to be repaid.........................................  $123,791,000
        Kahler assumed debt at June 30, 1997 to remain
          outstanding(1)...............................................    48,548,000
        Kahler affiliate debt assumed (previously not
          consolidated)(2).............................................    15,565,000
        Additional assumed Kahler mortgage financing subsequent to June
          30, 1997.....................................................    17,931,000
                                                                         ------------
                                                                         $205,835,000
                                                                         ============

     (1) Includes $15,069,000 in debt to be refinanced prior to the closing.

     (2) Represents the historical mortgage debt related to Provo Park Hotel and Residence Inn, both in Provo, Utah. These hotels were historically accounted for using the equity method; however, pro forma adjustments have been recorded to combine the hotels' accounts because the Company intends to acquire a 100% interest in these hotels in the near future.

(G) Represents the issuance of 3,500 Partnership units at $16.125 per unit in connection with the proposed buyout of the minority interest share of the Best Western, Ogden, Utah.

(H) Represents the following proposed transactions in connection with the Kahler
    Acquisition:

        Issuance of unregistered Common Stock (2,284,262 shares at
          $14.01 per share).............................................  $32,000,000
        Issuance of unregistered 7.9% Class A Cumulative Convertible
          Preferred Stock (250,000 shares at $100 per share)............   25,000,000
                                                                          -----------
                                                                          $57,000,000
                                                                          ===========

    The 7.9% Class A Cumulative Convertible Preferred Stock is currently convertible into 1,699,605 shares of Common Stock and may be redeemed by the Company after five years from the issuance date.

(I) To record the Offering and related financing based upon the assumed issuance of 9,000,000 Common shares, at $16.125 per share.

                         SUNSTONE HOTEL INVESTORS, INC.

                              AS OF JUNE 30, 1997

(J)  To reflect the following:

        Gross proceeds from the assumed sale of 9,000,000 Common
          shares; $0.01 par value at $16.125 per share................  $ 145,125,000
        Transaction, registration, issuance and other costs...........    (12,078,000)
                                                                        -------------
             Net proceeds.............................................    133,047,000
        Additional draw on line of credit balance.....................     11,863,000
        Anticipated repayment of assumed Kahler debt..................   (123,791,000)
        Anticipated repayment of assumed Kahler lines of credit.......    (21,119,000)
                                                                        -------------
             Net change in cash.......................................  $          --
                                                                        =============

(K) To reflect the following:

        Anticipated repayment of Kahler lines of credit..............    $(21,119,000)
        Additional draws on Company line of credit to repay Kahler
          lines of credit............................................      11,863,000
                                                                         ------------
        Net offering proceeds used to repay Kahler lines of credit...    $ (9,256,000)
                                                                         ============

(L) To reflect mortgage and other debt (excluding lines of credit) anticipated to be repaid from the net proceeds of the Offering ($133,047,000). The maturity dates, interest rates and balances of the debt anticipated to be repaid, as of June 30, 1997 are listed below. The actual amounts repaid will be different to the extent of any amortization of loan balances which occurs prior to the actual date of repayment.

                MATURITY DATE                     INTEREST RATE
        ------------------------------    ------------------------------
        December 1, 2003..............    12%                            $  2,740,000
        November 1, 1997..............    10% plus 2% of room sales        15,035,000
        May 1, 2000...................    9.75% plus 2% of room sales      14,139,000
        December 10, 2000.............    Prime plus 1%                     3,837,000
        October 22, 2000..............    Prime plus 1.5%                     453,000
        June 10, 2004.................    Prime                               543,000
        June 1, 2013..................    9.875%                            9,199,000
        August 31, 1999...............    Prime plus 0.5%                   4,800,000
        April 30, 2001................    8.19%                             8,492,000
        April 1, 2014.................    Prime plus 1.5%                   3,475,000
        April 1, 2001.................    8.06%                             4,403,000
        December 1, 1997..............    Prime plus 1%                     1,500,000
        June 30, 2000.................    9.50%                               560,000
        June 1, 2003..................    Prime plus 0.5%                  11,475,000
        April 21, 1998................    Prime plus 1%                       500,000
        June 10, 2009.................    Prime                             1,850,000
        August 12, 2003...............    10%                              40,000,000
        Various through June 1998.....    6.5%-13%                            790,000
                                                                         ------------
        Total assumed Kahler mortgage
          and other debt to be
          repaid......................                                   $123,791,000
                                                                         ============

     The pro forma income statements do not reflect additional costs of extinguishing any of Kahler's debt (e.g., prepayment penalties). Any gain or loss related to the extinguishment of debt will be treated as an extraordinary item in the Company's post-acquisition income statement. At June 30, 1997, the weighted average interest rate of debt to be repaid is 9.6%.

(M) To reflect the following:

        Gross proceeds from the assumed sale of 9,000,000 Common
          shares, $0.01 par value at $16.125 per share.................  $145,125,000
        Transaction, registration, issuance and other costs............   (12,078,000)
                                                                         ------------
             Net proceeds..............................................  $133,047,000
                                                                         ============

                         SUNSTONE HOTEL INVESTORS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                                                                   KAHLER          OFFERING        SUNSTONE HOTEL
                                SUNSTONE HOTEL     PRO FORMA         CURRENT     ACQUISITION       PRO FORMA         INVESTORS,
                                INVESTORS, INC.   ADJUSTMENTS        HOTELS      ADJUSTMENTS      ADJUSTMENTS           INC.
                                ---------------   -----------      -----------   -----------      -----------      --------------
                                 (HISTORICAL)                      (PRO FORMA)                                      (PRO FORMA)
                                      (A)             (B)                            (G)              (I)
REVENUES:
Lease revenue.................    $15,347,000     $4,804,000 (C)  $20,151,000    $21,215,000 (C)  $        --       $ 41,366,000
Interest income...............        321,000             --          321,000             --               --            321,000
                                  -----------     ----------      -----------    -----------      -----------       ------------
                                   15,668,000      4,804,000       20,472,000     21,215,000               --         41,687,000
                                  -----------     ----------      -----------    -----------      -----------       ------------
EXPENSES:
Real estate related
  depreciation and
  amortization................      3,900,000      1,619,000 (D)    5,519,000      4,715,000 (D)           --         10,234,000
Interest expense and
  amortization of financing
  costs.......................      1,557,000      2,644,000 (E)    4,201,000     13,343,000 (E)   (7,603,000)(J)      9,941,000
Real estate, personal property
  taxes and insurance.........      1,360,000      1,069,000 (F)    2,429,000      2,345,000 (F)           --          4,774,000
General and administrative....        801,000             --          801,000        125,000 (H)           --            926,000
                                  -----------     ----------      -----------    -----------      -----------       ------------
  Total expenses..............      7,618,000      5,332,000       12,950,000     20,528,000       (7,603,000)        25,875,000
                                  -----------     ----------      -----------    -----------      -----------       ------------
  Income (loss) before
    minority interest.........      8,050,000       (528,000)       7,522,000        687,000        7,603,000         15,812,000
Minority interest.............        953,000             --          953,000             --          317,000 (K)      1,270,000
                                  -----------     ----------      -----------    -----------      -----------       ------------
  Net income (loss)...........      7,097,000       (528,000)       6,569,000        687,000        7,286,000         14,542,000
  Preferred dividend
    requirements..............             --             --               --       (988,000)              --           (988,000)
                                  -----------     ----------      -----------    -----------      -----------       ------------
  Net income (loss) available
    to common stockholders....    $ 7,097,000     $ (528,000)     $ 6,569,000    $  (301,000)     $ 7,286,000       $ 13,554,000
                                  ===========     ==========      ===========    ===========      ===========       ============
Net income per Common Share
  outstanding.................                                                                                      $       0.43
                                                                                                                    ============
Weighted average number of
  shares of Common Stock and
  Common Stock equivalents
  outstanding(L)..............                                                                                        31,859,072
                                                                                                                    ============

                         SUNSTONE HOTEL INVESTORS, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                SUNSTONE HOTEL                                    KELLER            OFFERING       SUNSTONE HOTEL
                                  INVESTORS,      PRO FORMA         CURRENT     ACQUISITION        PRO FORMA         INVESTORS,
                                     INC.        ADJUSTMENTS        HOTELS      ADJUSTMENTS       ADJUSTMENTS           INC.
                                --------------   -----------      -----------   -----------       ------------     --------------
                                 (HISTORICAL)                     (PRO FORMA)                                       (PRO FORMA)
                                     (A)             (B)                            (G)               (I)
REVENUES:
Lease revenue.................    $14,848,000    $20,796,000(C)   $35,644,000   $37,379,000(C)    $         --       $73,023,000
Interest income...............        236,000             --          236,000            --                 --           236,000
                                  -----------    -----------      -----------   -----------       ------------       -----------
                                   15,084,000     20,796,000       35,880,000    37,379,000                 --        73,259,000
                                  -----------    -----------      -----------   -----------       ------------       -----------
EXPENSES:
Real estate related
  depreciation and
  amortization................      4,514,000      8,318,000 (D)   12,832,000     9,429,000 (D)             --        22,261,000
Interest expense and
  amortization of financing
  costs.......................      1,558,000     11,584,000 (E)   13,142,000    23,867,000 (E)    (17,127,000)(J)    19,882,000
Real estate, personal property
  taxes and insurance.........      1,273,000      2,764,000 (F)    4,037,000     4,727,000 (F)             --         8,764,000
General and administrative....      1,015,000             --        1,015,000       250,000 (H)             --         1,265,000
                                  -----------    -----------      -----------   -----------       ------------       -----------
  Total expenses..............      8,360,000     22,666,000       31,026,000    38,273,000        (17,127,000)       52,172,000
                                  -----------    -----------      -----------   -----------       ------------       -----------
  Income (loss) before
    minority interest.........      6,724,000     (1,870,000)       4,854,000      (894,000)        17,127,000        21,087,000
Minority interest.............      1,090,000             --        1,090,000            --            603,000 (K)     1,693,000
                                  -----------    -----------      -----------   -----------       ------------       -----------
  Net income (loss)...........      5,634,000     (1,870,000)       3,764,000      (894,000)        16,524,000        19,394,000
  Preferred dividend
    requirements..............             --             --               --    (1,975,000)                --        (1,975,000)
                                  -----------    -----------      -----------   -----------       ------------       -----------
  Net income (loss) available
    to common stockholders....    $ 5,634,000    $(1,870,000)     $ 3,764,000   $(2,869,000)      $ 16,524,000       $17,419,000
                                  ===========    ===========      ===========   ===========       ============       ===========
Net income per Common Share
  outstanding.................                                                                                       $      0.55
                                                                                                                     ===========
Weighted average number of
  shares of Common Stock and
  Common Stock equivalents
  outstanding(L)..............                                                                                        31,859,072
                                                                                                                     ===========

                         SUNSTONE HOTEL INVESTORS, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                   FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1996

(A) Represents the Company's historical results of operations for the period.

(B) Represents pro forma adjustments to the Company's results of operations assuming the acquisitions of the Current Hotels had occurred at the beginning of the period presented. No pro forma revenues or expenses related to the Regency Plaza Hotel in Los Angeles (acquired August 28, 1997) have been included in the pro forma combined statement of income for the year ended December 31, 1996 because the hotel was not operational during the majority of that year.

     The following hotels are included in the six months ended June 30, 1997 and the year ended December 31, 1996 pro forma adjustments:

                      ACQUIRED HOTEL                           DATE ACQUIRED
-----------------------------------------------------------  ------------------
Holiday Inn Harbor View, San Diego, California                 January 17, 1997
Ramada Hotel, Cypress, California                              January 17, 1997
Hawthorn Suites, Kent, Washington                                March 11, 1997
Holiday Inn, La Mirada, California                               March 31, 1997
Fountain Suites, Sacramento, California                            May 17, 1997
Ramada Plaza Hotel, San Diego, California                         June 11, 1997
Best Western Landmark Inn, Lynnwood, Washington                   July 17, 1997
Holiday Inn Mission Valley Stadium, San Diego, California        August 7, 1997
Best Western Crystal Suites, Anaheim, California                 August 7, 1997
Regency Plaza Hotel, Los Angeles, California                    August 28, 1997

     The following additional hotels are included in the year ended December 31, 1996 pro forma adjustments (these hotels are already included in the Company's historical amounts for the six months ended June 30, 1997):

                      ACQUIRED HOTEL                           DATE ACQUIRED
-----------------------------------------------------------  ------------------
Holiday Inn & Suites, Kent, Washington                         February 2, 1996
Holiday Inn Express, Poulsbo, Washington                       February 2, 1996
Holiday Inn Express, Portland, Oregon                          February 2, 1996
Hampton Inn, Clackamas, Oregon                                 February 2, 1996
Courtyard by Marriott, Riverside, California                      April 1, 1996
Holiday Inn Select, Renton, Washington                            June 28, 1996
Comfort Suites, South San Francisco, California                 August 13, 1996
Holiday Inn Hotel & Suites, Price, Utah                         August 13, 1996
Holiday Inn, Mesa, Arizona                                     October 29, 1996
Holiday Inn, Flagstaff, Arizona                                October 29, 1996
Hampton Inn, Tucson, Arizona                                   October 29, 1996
Residence Inn, Oxnard, California                             December 19, 1996

(C) Represents lease payments from the Lessee to the Company calculated on a pro forma basis by applying the provisions of the Percentage Leases to the historical revenue of the Current Hotels and Kahler Hotels acquired assuming the beginning of the period was the start of the lease term.

    The Kahler Hotel lease terms are as follows:

                                                                       ANNUAL
                                                                     PERCENTAGE
                                                                       LEASE
                                                                   --------------      ROOM
                                                                   FIRST   SECOND     REVENUE
                       BRAND                       LOCATION        TIER     TIER    BREAKPOINT
      --------------------------------------- -------------------  -----   ------   -----------
      Quality Inn Pocatello Park............. Pocatello, ID         23.1%    62%    $ 1,686,000
      Best Western Colonial Park............. Helena, MT            42.7%    62%      2,237,000
      Olympia Park........................... Park City, UT         24.4%    62%      3,793,000
      Kahler Plaza Hotel..................... Rochester, MN         42.3%    62%      6,861,000
      Best Western Ogden Park................ Ogden, UT             25.0%    62%      4,115,000
      Provo Park............................. Provo, UT             37.2%    62%      5,490,000
      Residence Inn by Marriott.............. Provo, UT             34.6%    62%      1,936,000
      Best Western Canyon Springs............ Twin Falls, ID        40.3%    62%      1,501,000
      Holiday Inn............................ Rochester, MN          9.2%    62%      2,655,000
      Boise Park Suites...................... Boise, ID             37.5%    62%      3,275,000
      Hilton................................. Salt Lake City, UT    50.2%    62%      7,659,000
      The Kahler Hotel....................... Rochester, MN         35.2%    62%     11,720,000
      Sheraton............................... Chandler, AZ          34.7%    62%      8,316,000
      Kahler Inn & Suites.................... Rochester, MN         47.3%    62%      3,635,000
      Green Oaks Park Hotel.................. Fort Worth, TX        23.8%    62%      2,466,000
      University Park Hotel & Conference
        Center............................... Salt Lake City, UT    44.9%    62%      4,258,000
      Lakeview Resort & Conference Center.... Morgantown, WV        22.7%    62%      4,586,000

(D) Represents depreciation on the hotels and other assets acquired. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 3 to 40 years for buildings and improvements, 2 to 10 years for furniture and equipment and 10 to 20 years for franchise fees.

(E) Represents interest expense and amortization of financing costs which would have been incurred on the net borrowings under the line of credit which was used to purchase hotel properties and other assets.

(F) Represents real estate and personal property taxes, ground leases and insurance expense that would have been incurred by the Company based on historical amounts of property taxes and ground lease expense and estimated insurance premiums based upon the Company's existing insurance policies (estimated at 1% of total revenue).

(G) Represents adjustments to the Company's results of operations assuming the Kahler acquisition had occurred at the beginning of the period presented.

(H) Represents the incremental corporate expenses that will be incurred as a result of the Kahler Acquisition.

(I) Represents adjustments to the Company's results of operations assuming the Offering and related financings had occurred at the beginning of the period presented.

(J) Represents the elimination of interest expense incurred on the portion of borrowings which are to be repaid with proceeds from the Offering.

(K) Calculated as a percentage of income before minority interest. Pro forma adjustment required to reflect the percentage of the Partnership owned by parties other than the Company (8.03%).

(L) The weighted average number of common stock and common stock equivalents outstanding does not assume the conversion of Partnership units into common shares.

                        SUNSTONE HOTEL PROPERTIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                      SUNSTONE HOTEL                                                                               SUNSTONE HOTEL
                       PROPERTIES,      PRO FORMA         CURRENT       KAHLER       PRO FORMA          KAHLER      PROPERTIES,
                           INC.        ADJUSTMENTS        HOTELS      ACQUISITION   ADJUSTMENTS       ACQUISITION       INC.
                      --------------   -----------      -----------   -----------   -----------       -----------  --------------
                       (HISTORICAL)                     (PRO FORMA)   (HISTORICAL)                    (PRO FORMA)   (PRO FORMA)
                           (A)             (B)                            (D)
OPERATING REVENUES:
Room.................  $ 34,501,000    $ 9,433,000      $43,934,000   $38,199,000   $ 3,110,000(E)    $41,309,000   $ 85,243,000
Food and beverage....     2,744,000        816,000        3,560,000    18,942,000     1,271,000(E)     20,213,000     23,773,000
Other................     2,002,000        659,000        2,661,000     9,571,000       362,000(E)      9,933,000     12,594,000
                       ------------    -----------      -----------   -----------   -----------       -----------   ------------
                         39,247,000     10,908,000       50,155,000    66,712,000     4,743,000        71,455,000    121,610,000
                       ------------    -----------      -----------   -----------   -----------       -----------   ------------
OPERATING EXPENSES:
Room.................     7,735,000      2,534,000       10,269,000     9,036,000       792,000(E)      9,828,000     20,097,000
Food and beverage....     2,296,000        716,000        3,012,000    14,361,000       978,000(E)     15,339,000     18,351,000
Laundry..............            --             --               --     1,904,000            --         1,904,000      1,904,000
Telephone............            --        111,000          111,000            --        78,000(E)         78,000        189,000
Amusement park
  tickets............            --        144,000          144,000            --            --                --        144,000
Other................       988,000        106,000        1,094,000    19,762,000       104,000(E)     19,866,000     20,960,000
                       ------------    -----------      -----------   -----------   -----------       -----------   ------------
                         11,019,000      3,611,000       14,630,000    45,063,000     1,952,000        47,015,000     61,645,000
                       ------------    -----------      -----------   -----------   -----------       -----------   ------------
  Departmental
    profit...........    28,228,000      7,297,000       35,525,000    21,649,000     2,791,000        24,440,000     59,965,000
General and
  administrative.....     3,734,000      1,098,000        4,832,000            --       454,000(E)        454,000      5,286,000
Sales and
  marketing..........     2,300,000        929,000        3,229,000            --       442,000(E)        442,000      3,671,000
Repairs and
  maintenance........     1,374,000        579,000        1,953,000            --       156,000(E)        156,000      2,109,000
Utilities and other
  operating costs....     1,792,000        466,000        2,258,000            --       193,000(E)        193,000      2,451,000
Management fees......       759,000        218,000(C)       977,000            --       715,000(F)        715,000      1,692,000
Franchise fees.......     2,557,000         50,000        2,607,000            --            --                --      2,607,000
Real estate, personal
  property taxes and
  insurance..........            --             --               --     2,517,000    (2,517,000)(G)            --             --
Corporate expenses...            --             --               --     1,475,000    (1,475,000)(H)            --             --
Non-recurring
  expenses...........            --             --               --     2,102,000    (2,102,000)(I)            --             --
                       ------------    -----------      -----------   -----------   -----------       -----------   ------------
  Gross operating
    profit...........    15,712,000      3,957,000       19,669,000    15,555,000     6,925,000        22,480,000     42,149,000
Capital lease
  expense............            --         15,000           15,000            --        10,000            10,000         25,000
Real estate related
  depreciation and
  amortization.......            --             --               --     5,277,000    (5,277,000)(J)            --             --
Interest expense and
  amortization of
  financing costs....            --             --               --     8,420,000    (8,420,000)(K)            --             --
Rent expense.........    15,347,000      4,804,000(L)    20,151,000            --    21,215,000(L)     21,215,000     41,366,000
                       ------------    -----------      -----------   -----------   -----------       -----------   ------------
  Net income(loss)...  $    365,000    $  (862,000)     $  (497,000)  $ 1,858,000   $  (603,000)      $ 1,255,000   $    758,000
                       ============    ===========      ===========   ===========   ===========       ===========   ============

                        SUNSTONE HOTEL PROPERTIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     SUNSTONE HOTEL                                                                                SUNSTONE HOTEL
                      PROPERTIES,      PRO FORMA         CURRENT       KAHLER       PRO FORMA          KAHLER       PROPERTIES,
                          INC.        ADJUSTMENTS        HOTELS      ACQUISITION   ADJUSTMENTS       ACQUISITION        INC.
                     --------------   -----------      -----------   -----------   -----------       -----------   --------------
                      (HISTORICAL)                     (PRO FORMA)   (HISTORICAL)                    (PRO FORMA)    (PRO FORMA)
                          (A)             (B)                            (D)
OPERATING REVENUES:
Room................  $ 34,085,000    $46,459,000      $80,544,000   $69,770,000   $ 4,249,000(E)    $74,019,000    $154,563,000
Food and beverage...     2,576,000      6,189,000        8,765,000    35,358,000     2,229,000(E)     37,587,000      46,352,000
Other...............     1,932,000      3,227,000        5,159,000    19,526,000       506,000(E)     20,032,000      25,191,000
                      ------------    -----------      -----------   -----------   -----------       -----------    ------------
                        38,593,000     55,875,000       94,468,000   124,654,000     6,984,000       131,638,000     226,106,000
                      ------------    -----------      -----------   -----------   -----------       -----------    ------------
OPERATING EXPENSES:
Room................     9,041,000     11,863,000       20,904,000    17,010,000       958,000(E)     17,968,000      38,872,000
Food and beverage...     2,436,000      5,429,000        7,865,000    27,365,000     1,690,000(E)     29,055,000      36,920,000
Laundry.............            --             --               --     5,163,000            --         5,163,000       5,163,000
Telephone...........            --        590,000          590,000            --       125,000(E)        125,000         715,000
Amusement park
  tickets...........            --        687,000          687,000            --            --                --         687,000
Other...............     1,265,000        603,000        1,868,000    37,572,000       188,000(E)     37,760,000      39,628,000
                      ------------    -----------      -----------   -----------   -----------       -----------    ------------
                        12,742,000     19,172,000       31,914,000    87,110,000     2,961,000        90,071,000     121,985,000
                      ------------    -----------      -----------   -----------   -----------       -----------    ------------
Departmental
  profit............    25,851,000     36,703,000       62,554,000    37,544,000     4,023,000        41,567,000     104,121,000
General and
  administrative....     4,098,000      5,849,000        9,947,000            --       738,000(E)        738,000      10,685,000
Sales and
  marketing.........     3,895,000      4,665,000        8,560,000                     542,000(E)        542,000       9,102,000
Repairs and
  maintenance.......     1,829,000      2,950,000        4,779,000            --       224,000(E)        224,000       5,003,000
Utilities and other
  operating costs...     2,034,000      2,906,000        4,940,000            --       269,000(E)        269,000       5,209,000
Management fees.....       983,000      1,118,000(C)     2,101,000            --     1,316,000(F)      1,316,000       3,417,000
Franchise fees......     1,326,000        309,000        1,635,000            --            --                --       1,635,000
Real estate,
  personal property
  taxes and
  insurance.........            --             --               --     5,418,000    (5,418,000)(G)            --              --
Corporate
  expenses..........            --             --               --     4,192,000    (4,192,000)(H)            --              --
Non-recurring
  expenses..........            --             --               --     3,465,000    (3,465,000)(I)            --              --
                      ------------    -----------      -----------   -----------   -----------       -----------    ------------
Gross operating
  profit............    11,686,000     18,906,000       30,592,000    24,469,000    14,009,000        38,478,000      69,070,000
Capital lease
  expense...........            --          7,000            7,000            --            --                --           7,000
Real estate related
  depreciation and
  amortization......            --             --               --     9,113,000    (9,113,000)(J)            --              --
Interest expense and
  amortization of
  financing costs...            --             --               --    13,958,000   (13,958,000)(K)            --              --
Rent expense........    14,848,000     20,796,000(L)    35,644,000            --    37,379,000(L)     37,379,000      73,023,000
                      ------------    -----------      -----------   -----------   -----------       -----------    ------------
  Net
    income(loss)....  $ (3,162,000)   $(1,897,000)     $(5,059,000)  $ 1,398,000   $  (299,000)      $ 1,099,000    $ (3,960,000)
                      ============    ===========      ===========   ===========   ===========       ===========    ============

                        SUNSTONE HOTEL PROPERTIES, INC.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND FOR THE YEAR ENDED DECEMBER 31, 1996

(A) Represents the historical results of operations of Sunstone Hotel Properties, Inc. (the "Lessee").

(B) Represents pro forma adjustments to the Company's results of operations assuming the acquisitions of the Current Hotels had occurred at the beginning of the period presented. No pro forma revenues or expenses related to the Regency Plaza Hotel in Los Angeles (acquired August 28, 1997) have been included in the pro forma statement of operations for the year ended December 31, 1996 because the hotel was not operational during the majority of that year.

                                                                   SIX MONTHS
                                                                      ENDED            YEAR ENDED
                                                                  JUNE 30, 1997     DECEMBER 31, 1996
                                                                  -------------     -----------------
(C)   Represents the following:
      Management fees incurred..................................    $ 152,000          $ 1,551,000
      Adjustment to reflect fees at 2% of total revenue.........       66,000             (433,000)
                                                                    ---------          -----------
                                                                    $ 218,000          $ 1,118,000
                                                                    =========          ===========

(D) Represents the historical results of operations of Kahler Realty Corporation and subsidiaries.

(E) Represents the consolidation of Provo Park Hotel and Residence Inn by Marriott, both in Provo, Utah. These hotels were historically accounted for using the equity method; however, pro forma adjustments have been recorded to consolidate the hotels' operations because the Company intends to acquire a 100% interest in these hotels in the near future.

(F) Represents the adjustment to reflect management fees at 1% of total revenue.

(G) Represents the elimination of property taxes, ground lease payments and insurance which would be a cost incurred by the Company.

(H) Represents the elimination of corporate expenses which would be a cost of the Company.

(I) Represents the elimination of non-recurring and other expenses which would not be incurred by the Lessee.

(J) Represents the elimination of depreciation and amortization expense which would be a cost incurred by the Company.

(K) Represents the elimination of interest and amortization expense which would be a cost incurred by the Company.

(L) Represents rent expense calculated on a pro forma basis by applying the rent provisions of the Percentage Leases to the historical revenues of the Current Hotels and the Kahler Hotels acquired assuming the beginning of the period was the start of the lease term.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sunstone Hotel Investors, Inc.

We have audited the accompanying consolidated balance sheets of Sunstone Hotel Investors, Inc. (the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995 and the combined statements of operations, deficit and cash flows of Sunstone Hotels (the "Predecessor") for the period January 1, 1995 to August 15, 1995, and for the year ended December 31, 1994. Our audit also included the accompanying financial statement schedule as of December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunstone Hotel Investors, Inc. as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995 and the combined results of operations and cash flows of the Predecessor for the period January 1, 1995 to August 15, 1995, and for the year ended December 31, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Francisco, California
February 28, 1997

                         SUNSTONE HOTEL INVESTORS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                  A S S E T S

                                                                         DECEMBER 31,
                                                    JUNE 30,      ---------------------------
                                                      1997            1996           1995
                                                  ------------    ------------    -----------
                                                  (UNAUDITED)
    Investment in hotel properties, net.........  $252,349,000    $152,937,000    $50,063,000
    Mortgage notes receivable...................     2,850,000       2,850,000
    Cash and cash equivalents...................     1,189,000         142,000      5,222,000
    Rent receivable -- Lessee...................     3,904,000       2,360,000        646,000
    Prepaid expenses and other assets, net of
      accumulated amortization of $426,000,
      $253,000 and $32,000, respectively........     2,724,000       1,790,000      1,305,000
                                                  ------------    ------------    -----------
                                                  $263,016,000    $160,079,000    $57,236,000
                                                  ============    ============    ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

    Revolving line of credit....................  $ 18,800,000    $ 40,400,000    $ 8,400,000
    Mortgage loans payable......................    22,649,000      19,651,000
    Accounts payable and other accrued
      expenses..................................     2,235,000       3,249,000      1,346,000
    Distributions payable.......................                                    1,764,000
                                                  ------------    ------------    -----------
                                                    43,684,000      63,300,000     11,510,000
                                                  ------------    ------------    -----------

    Commitments and contingencies
    Minority interest...........................    24,521,000      15,978,000      8,231,000
                                                  ------------    ------------    -----------

    Stockholders' equity:
    Common stock, $.01 par value, 50,000,000
      authorized; 20,368,001, 10,936,457 and
      6,322,000 issued and outstanding as of
      June 30, 1997, December 31, 1996 and 1995,
      respectively..............................       203,000         109,000         63,000
    Preferred stock, $.01 par value, 10,000,000
      authorized, no shares issued or
      outstanding
    Additional paid-in capital..................   195,494,000      80,700,000     37,432,000
    Distributions in excess of earnings.........      (886,000)         (8,000)
                                                  ------------    ------------    -----------
                                                  $194,811,000      80,801,000     37,495,000
                                                  ------------    ------------    -----------
                                                  $263,016,000    $160,079,000    $57,236,000
                                                  ============    ============    ===========

   The accompanying notes are an integral part of these financial statements.

      SUNSTONE HOTEL INVESTORS, INC. -- CONSOLIDATED STATEMENTS OF INCOME

         SUNSTONE HOTELS (PREDECESSOR) -- COMBINED STATEMENTS OF INCOME

                                             SUNSTONE HOTEL INVESTORS, INC.
                              ------------------------------------------------------------           SUNSTONE HOTELS
                                FOR THE        FOR THE                                       -------------------------------
                               SIX MONTHS     SIX MONTHS    FOR THE YEAR   FOR THE PERIOD     FOR THE PERIOD      FOR THE
                                 ENDED          ENDED          ENDED       AUGUST 16, 1995   JANUARY 1, 1995     YEAR ENDED
                                JUNE 30,       JUNE 30,     DECEMBER 31,   TO DECEMBER 31,    TO AUGUST 15,     DECEMBER 31,
                                  1997           1996           1996            1995               1995             1994
                              ------------   ------------   ------------   ---------------   ----------------   ------------
                              (UNAUDITED)    (UNAUDITED)
REVENUES:
  Lease revenue.............  $15,347,000     $6,155,000    $14,848,000      $ 3,013,000
  Hotel operating revenue...                                                                    $9,675,000      $13,863,000
  Interest income...........      321,000         60,000        236,000           47,000
                              -----------     ----------    -----------      -----------        ----------      -----------
                               15,668,000      6,215,000     15,084,000        3,060,000         9,675,000       13,863,000
                              -----------     ----------    -----------      -----------        ----------      -----------
EXPENSES:
  Real estate related
    depreciation and
    amortization............    3,900,000      1,846,000      4,514,000          968,000           696,000        1,248,000
  Interest expense and
    amortization of
    financing costs.........    1,557,000        811,000      1,558,000           47,000         1,270,000        2,360,000
  Real estate, personal
    property taxes and
    insurance...............    1,360,000        566,000      1,273,000          312,000           356,000          689,000
  Property operating
    costs...................                                                                     3,550,000        5,801,000
  General and
    administrative..........      801,000        281,000      1,015,000          109,000           721,000        1,067,000
  Management fees...........                                                                       409,000          620,000
  Franchise costs...........                                                                       323,000          624,000
  Advertising and
    promotion...............                                                                       676,000        1,056,000
                              -----------     ----------    -----------      -----------        ----------      -----------
         Total expenses.....    7,618,000      3,504,000      8,360,000        1,436,000         8,001,000       13,465,000
                              -----------     ----------    -----------      -----------        ----------      -----------
  Income before minority
    interest and
    extraordinary items.....    8,050,000      2,711,000      6,724,000        1,624,000         1,674,000          398,000
  Minority interest.........      953,000        497,000      1,090,000          284,000
                              -----------     ----------    -----------      -----------        ----------      -----------
         Income before
           extraordinary
           item.............    7,097,000      2,214,000      5,634,000        1,340,000         1,674,000          398,000
  Extraordinary charge for
    early extinguishment of
    debt (net of $34,000 of
    minority interest)......                                                     159,000
                              -----------     ----------    -----------      -----------        ----------      -----------
NET INCOME..................  $ 7,097,000     $2,214,000    $ 5,634,000      $ 1,181,000        $1,674,000      $   398,000
                              ===========     ==========    ===========      ===========        ==========      ===========
Per common share:
  Income before
    extraordinary item......  $      0.43     $     0.35    $      0.71      $      0.21
  Extraordinary item (net of
    minority interest)......                                                       (0.02)
                              -----------     ----------    -----------      -----------
    NET INCOME..............  $      0.43     $     0.35    $      0.71      $      0.19
                              ===========     ==========    ===========      ===========
Weighted average number of
  shares....................   16,505,000      6,322,000      8,050,990        6,322,000
                              ===========     ==========    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                         SUNSTONE HOTEL INVESTORS, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY

                                                                 COMMON STOCK        ADDITIONAL    DISTRIBUTIONS
                                                             ---------------------     PAID-IN     IN EXCESS OF
                                                  TOTAL        SHARES        $         CAPITAL       EARNINGS
                                               -----------   ----------   --------   -----------   -------------
Balance at August 15, 1995...................  $   490,000                           $   490,000
  Reorganization and issuance of common
    stock....................................   53,306,000    6,322,000   $ 63,000    53,243,000
  Predecessor deficit........................   (6,627,000)                           (6,627,000)
  Issuance of common stock to directors......       71,000                                71,000
  Dividends/distributions declared...........   (2,695,000)                           (1,514,000)   $ (1,181,000)
  Net income.................................    1,181,000                                             1,181,000
  Minority interest..........................   (8,231,000)                           (8,231,000)
                                               -----------   ----------   --------   -----------    ------------
Balance at December 31, 1995.................   37,495,000    6,322,000     63,000    37,432,000
  Issuance of common stock, net..............   43,151,000    4,614,457     46,000    43,105,000
  Distributions declared.....................   (5,642,000)                                           (5,642,000)
  Net income.................................    5,634,000                                             5,634,000
  Reallocation of minority interest..........      163,000                               163,000
                                               -----------   ----------   --------   -----------    ------------
Balance at December 31, 1996.................  $80,801,000   10,936,457   $109,000   $80,700,000    $     (8,000)
                                               ===========   ==========   ========   ===========    ============

                         SUNSTONE HOTELS (PREDECESSOR)

                         COMBINED STATEMENTS OF DEFICIT

                                                                                   PARTNERS'
                                                                                    DEFICIT
                                                                                  -----------
Balance at January 1, 1994......................................................  $(8,781,000)
  Net income....................................................................      398,000
  Capital contributions.........................................................      159,000
  Distributions.................................................................      (50,000)
                                                                                  -----------
Balance at December 31, 1994....................................................   (8,274,000)
  Net income....................................................................    1,674,000
  Capital contributions.........................................................       15,000
  Distributions.................................................................      (42,000)
                                                                                  -----------
Balance at August 15, 1995......................................................  $(6,627,000)
                                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

    SUNSTONE HOTEL INVESTORS, INC. -- CONSOLIDATED STATEMENTS OF CASH FLOWS

       SUNSTONE HOTELS (PREDECESSOR) -- COMBINED STATEMENTS OF CASH FLOWS

                                                SUNSTONE HOTEL INVESTORS, INC.
                              ------------------------------------------------------------------          SUNSTONE HOTELS
                                  FOR THE           FOR THE                                        ------------------------------
                                SIX MONTHS        SIX MONTHS      FOR THE YEAR   FOR THE PERIOD    FOR THE PERIOD      FOR THE
                                   ENDED             ENDED           ENDED       AUGUST 16, 1995   JANUARY 1, 1995    YEAR ENDED
                                 JUNE 30,          JUNE 30,       DECEMBER 31,   TO DECEMBER 31,    TO AUGUST 15,    DECEMBER 31,
                                   1997              1996             1996            1995              1995             1994
                              ---------------   ---------------   ------------   ---------------   ---------------   ------------
                                (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................    $   7,097,000     $   2,214,000   $  5,634,000    $   1,181,000       $1,674,000     $   398,000
  Extraordinary item due to
    early extinguishment of
    debt....................                                                            159,000
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
    Minority interest.......          953,000           497,000      1,090,000          284,000
    Depreciation............        3,900,000         1,846,000      4,514,000          968,000          696,000       1,248,000
    Amortization of
      financing costs.......          173,000           114,000        221,000           35,000
    Loss on disposal of
      assets................                                                                                             108,000
    Increase in due to
      affiliates for
      management fees.......                                                                              70,000          73,000
    Management fees waived
      by partner............                                                                              15,000         160,000
    Interest expense added
      to principal balance
      for revenue
      participation
      clause................                                                                                              51,000
  Changes in assets and
    liabilities:
    Receivables, net........                                                                              255,000         33,000
    Rent
      receivable-Lessee.....       (1,544,000)       (1,314,000)    (1,714,000)        (646,000)
    Prepaid and other
      assets, net...........         (359,000)          493,000         21,000         (900,000)           79,000         97,000
    Accounts payable and
      accrued expenses......       (1,014,000)       (1,225,000)     1,903,000        1,210,000        (1,595,000)       429,000
                                -------------     -------------   ------------    -------------       -----------    -----------
        Net cash provided by
          operating
          activities........        9,206,000         2,625,000     11,669,000        2,291,000         1,194,000      2,597,000
                                -------------     -------------   ------------    -------------       -----------    -----------

CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Acquisition, improvements
    and additions to hotel
    properties..............      (86,805,000)      (35,577,000)   (83,857,000)     (32,899,000)         (463,000)    (1,081,000)
  Mortgage notes
    receivables.............                         (2,850,000)
  Proceeds from sale of
    hotel properties........                          3,950,000      1,100,000
  Decrease in restricted
    cash....................                                                                              104,000        263,000
                                -------------     -------------   ------------    -------------       -----------    -----------
        Net cash used in
          investing
          activities........      (86,805,000)      (34,477,000)   (82,757,000)     (32,899,000)         (359,000)      (818,000)
                                -------------     -------------   ------------    -------------       -----------    -----------

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net proceeds from issuance
    of common stock.........      118,282,000                       43,151,000       52,982,000
  Payments to noncontinuing
    equity investors of
    Predecessor.............                                                           (832,000)
  Payment of deferred
    financing costs.........         (748,000)                        (308,000)        (425,000)
  Borrowings on revolving
    line of credit..........       24,900,000        28,656,000     53,200,000        8,400,000
  Principal payments on
    revolving line of
    credit..................      (46,500,000)       (1,100,000)   (21,200,000)
  Principal payments on
    long-term debt..........       (8,119,000)                        (411,000)     (23,420,000)         (846,000)    (1,055,000)
  Proceeds from issuance of
    long-term debt..........                          3,018,000                                                          200,000
  Advances from
    affiliates..............                                                                                              40,000
  Payments on advances from
    affiliates..............                                                                             (418,000)      (460,000)
  Distributions paid........       (7,975,000)       (2,908,000)    (7,096,000)        (727,000)
  Partnership distributions
    paid....................       (1,194,000)         (719,000)    (1,328,000)        (154,000)          (42,000)       (50,000)
                                -------------     -------------   ------------    -------------       -----------    -----------
        Net cash provided by
          (used in)
          financing
          activities........       78,646,000        26,947,000     66,008,000       35,824,000        (1,306,000)    (1,325,000)
                                -------------     -------------   ------------    -------------       -----------    -----------
        Net change in
          cash..............        1,047,000        (4,905,000)    (5,080,000)       5,216,000          (471,000)       454,000
Cash, beginning of period...          142,000         5,222,000      5,222,000            6,000           718,000        264,000
                                -------------     -------------   ------------    -------------       -----------    -----------
Cash, end of period.........    $   1,189,000     $     317,000   $    142,000    $   5,222,000       $   247,000    $   718,000
                                =============     =============   ============    =============       ===========    ===========
Supplemental Disclosure:
  Cash paid for interest,
    net of amounts
    capitalized.............    $   2,016,000     $   1,242,000   $  1,337,000    $      11,000       $ 1,750,000    $ 2,193,000
                                =============     =============   ============    =============       ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND INITIAL PUBLIC OFFERING

     Sunstone Hotel Investors, Inc. (the "Company"), a Maryland corporation, was formed on September 21, 1995, as a real estate investment trust ("REIT"). The Company completed an initial public offering (the "Offering") of 5,910,000 shares of its common stock on August 16, 1995 (inception). An additional 404,500 shares of common stock were issued by the Company on September 3, 1995 upon a partial exercise of the underwriters' over-allotment option. The offering price of all shares sold in the Offering was $9.50 per share, resulting in gross proceeds of approximately $60.0 million and net proceeds (less the underwriters' discount and offering expenses) of approximately $53.3 million.

     The Company contributed all of the net proceeds of the Offering to Sunstone Hotel Investors, L.P. (the "Partnership") in exchange for an approximately 82.5% aggregate equity interest in the Partnership. The Company conducts all its business through and is the sole general partner of the Partnership (hereafter referred to as the "Company").

     In connection with the Offering, the Company acquired seven hotels (the "Sunstone Hotels") from seven entities controlled by officers and a director of the Company and acquired three additional hotels (the "Acquisition Hotels" and together, the "Initial Hotels") from unrelated third parties in exchange for (i) 1,288,500 units ("Units") in the Partnership (representing the remaining 17.5% of equity interest in the Partnership) which are exchangeable for a like number of shares of the common stock of the Company, (ii) the payment of mortgage indebtedness for the Sunstone Hotels of approximately $23.5 million and other obligations relating to the Sunstone Hotels, and (iii) payment of approximately $25.8 million to purchase the Acquisition Hotels.

     On August 7, 1996, the Company completed a secondary offering for 4,000,000 shares of its common stock. On September 10, 1996, 600,000 shares of common stock were issued by the Company upon the full exercise of the underwriters' over-allotment option. The offering price of the shares sold was $10.00 per share, resulting in gross proceeds of approximately $46 million and net proceeds (less the underwriters' discount and offering expenses) of approximately $43.1 million.

     At December 31, 1996, the Company owned 24 hotel properties, primarily located in the Western United States, which are leased to Sunstone Hotel Properties, Inc. (the "Lessee") under operating leases (the "Percentage Leases") providing for the payment of base and percentage rent. The Lessee is owned by Robert A. Alter, Chairman and President of the Company (80%), and Charles L. Biederman, Director and Executive Vice President of the Company (20%). The Lessee has entered into a management agreement pursuant to which all of the Hotels are managed by Sunstone Hotel Management, Inc. (the "Management Company"), of which Mr. Alter is the sole shareholder.

  Basis Of Presentation

     For accounting purposes, the Company exercises unilateral control over the Partnership; hence, the financial statements of the Company and the Partnership are consolidated. All significant intercompany transactions and balances have been eliminated.

  The Predecessor

     The predecessor to the Company was Sunstone Hotels (the "Predecessor"), consisting of the seven entities referred to above. Due to common ownership and management of the Predecessor, the historical combined financial statements have been accounted for as a group of entities under common control. All significant intercompany transactions and balances have been eliminated in the combined presentations. The financial statements of the Predecessor do not include the Acquisition Hotels or other hotel properties

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

acquired subsequent to the Offering and are, therefore, not comparable to the financial statements of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment In Hotel Properties

     The Sunstone Hotels are recorded at the historical cost of the Predecessor including accumulated depreciation and do not reflect the Company's cost to acquire the Sunstone Hotels. All other hotel properties are recorded at cost, less accumulated depreciation. During periods of construction, interest attributable to rooms not in service is capitalized until such rooms are available for their intended use under a specific identification method. Hotel properties are stated at the lower of cost or the amounts described below and are depreciated using the straight-line method over estimated useful lives ranging from five to thirty-five years for buildings and improvements and three to ten years for furniture, fixtures and equipment. A gain or loss is recorded to the extent the amounts ultimately received upon disposition differ from the book values of the hotel assets. Franchise fees are recorded at cost and amortized using the straight-line method over the lives of the franchise agreements ranging from 10 to 20 years.

     In 1996, the Company applied Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amount of the assets.

     Management estimates that the sum of the expected future undiscounted cash flows, excluding interest charges, for each hotel asset is greater than the carrying amount of each hotel property and, accordingly, hotel properties are stated at cost less accumulated depreciation.

  Cash And Cash Equivalents

     Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with an original maturity of three months or less.

  Other Assets

     Other assets consist primarily of deferred offering costs, deferred loan fees, deposits and due from affiliates. Amortization of deferred loan costs is computed using the straight-line method over the life of the loan based upon the terms of the loan agreements. Deferred offering costs are offset against equity when the related proceeds are received.

  Minority Interest

     Minority interest carried on the balance sheet is adjusted periodically upon issuance of either common stock of the Company or Units based on the number of Units outstanding divided by the sum of shares of common stock and units outstanding at the measurement date. Such adjustments are recorded as adjustments to additional paid-in capital.

  Concentrations Of Credit Risk

     At December 31, 1996 and 1995, the Company had amounts in banks that were in excess of federally insured amounts.

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

  Revenue Recognition

     The Company recognizes lease revenue on an accrual basis over the terms of the respective Percentage Leases.

  Income Taxes

     The Company expects to qualify as a REIT under the Internal Revenue Code of 1986, as amended. A REIT will generally not be subject to federal income taxation to the extent that it distributes at least 95% of its taxable income to its stockholders and complies with other requirements. The Company is subject to state income and franchise taxes in certain states in which it operates.

  Stock-Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its Stock Incentive Plan and its Directors Plan.

  Net Income Per Share and Partnership Units

     Net income per share is based on the weighted average number of common and common equivalent shares outstanding during the year. Outstanding options are included as common equivalent shares using the treasury stock method when the effect is dilutive. The weighted average number of shares used in determining net income per share was 8,050,990 and 6,322,000 for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995, respectively. At December 31, 1996 and 1995, 2,162,147 and 1,387,859 partnership units, which are exchangeable for a like number of common shares of the Company, were issued and outstanding, respectively. The weighted average number of partnership units outstanding for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995 was 1,563,947 and 1,340,121, respectively. Partnership units are not deemed to be common stock equivalents for purposes of calculating net income per share.

  Fair Value Of Financial Instruments

     Management has estimated the fair value of its financial instruments. Considerable judgment is required in interpreting market data in order to develop estimates of the fair value of the Company's financial instruments. Accordingly, the estimated values are not necessarily indicative of the amounts that could be realized in current market exchanges. For those financial instruments for which it is practical to estimate value, management believes that the carrying amounts of the Company's financial instruments reasonably approximate their fair value at December 31, 1996 and 1995.

  Use Of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENT IN HOTEL PROPERTIES

     Investment in hotel properties as of December 31, 1996 and 1995 consists of the following:

                                                              1996             1995
                                                          ------------     ------------
        Land............................................  $ 25,774,000     $ 11,597,000
        Building and improvements.......................   121,550,000       40,552,000
        Furniture and equipment.........................    19,681,000        8,239,000
        Construction in process.........................     2,851,000        2,280,000
                                                          ------------     ------------
                                                           169,856,000       62,668,000
        Accumulated depreciation and amortization.......   (16,919,000)     (12,605,000)
                                                          ------------     ------------
        Net investment in hotel properties..............  $152,937,000     $ 50,063,000
                                                          ============     ============

     In December 1995, the Company acquired one hotel in exchange for 50,537 Units and the assumption of $4 million of debt.

     During 1996, the Company acquired 12 hotel properties for aggregate consideration of $85,884,000, including transaction costs, comprised of $57,942,000 in cash, $20,062,000 in assumed mortgage notes payable and the issuance of 786,347 Units, which are exchangeable for a like number of shares of common stock of the Company. During 1996, the Company completed, or was in the process of completing, substantial renovations at ten of the hotel properties, and in connection with such renovations, incurred costs of approximately $9,600,000. In addition, during 1996, the Company completed development and construction of one hotel property and incurred related costs in 1996 of $5,189,000. In connection with the renovations and construction activity during the year ended December 31, 1996, the Company capitalized $1,131,000 of interest.

     In May 1996, the Company sold two hotel properties acquired in February 1996 for aggregate consideration of $3,950,000, comprised of $1,100,000 in cash and mortgage notes receivable aggregating $2,850,000. The Company did not recognize any gain or loss in connection with the sale of the assets.

4.  MORTGAGE NOTES RECEIVABLE

     At December 31, 1996, mortgage notes receivable consisted of the following:

        Note receivable dated May 17, 1996; monthly payments of interest only at 9.1% until maturity on May 17, 1997; collateralized by a deed of trust, assignment of rents and fixtures..............  $1,250,000
        Note receivable dated May 17, 1996; monthly payments of interest only at 9.1% until maturity on May 17, 1997; collateralized by
          a deed of trust, assignment of rents and fixtures..............   1,600,000
                                                                           ----------
                                                                           $2,850,000
                                                                           ==========

     Related interest income for the year ended December 31, 1996 was $167,000.

5.  REVOLVING LINE OF CREDIT

     In October 1995, the Company obtained a three-year commitment for a $30 million credit facility maturing in 1998, which was increased to $50 million in December 1996. Borrowings outstanding at maturity may, at the option of the Company, be converted to a three-year term note. Initially, variable interest was payable monthly at the London Interbank Offered Rate ("LIBOR") plus 2.75%. The spread over LIBOR was reduced to 2.25% in June 1996 and 1.90% in August 1996. In January 1997, the spread over LIBOR was reduced to 1.75%. The credit facility may be used for acquisitions, capital improvements, working capital and

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

general corporate purposes and requires the Company to pay a 0.25% fee on the unused portion. As of December 31, 1996 and 1995, additional borrowings available under the credit facility were $9.6 million and $21.6 million, respectively. For the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995, related interest expense was $1,044,000 and $11,000, respectively, and the weighted average interest rates on outstanding borrowings at December 31, 1996 and 1995 was 7.53% and 8.13%, respectively.

     The line of credit is collateralized by the hotel properties. In addition, the line of credit is guaranteed by certain directors of the Company.

     The line of credit requires the Company to maintain a specified debt to net worth ratio, a coverage ratio of EBITDA to debt service and a debt service coverage ratio. In addition, the Company is restricted in the amount of distributions to share and unit holders and must maintain a specified liquidity. Further, the Company is required to maintain national franchises at each of its properties and maintain its REIT status. At December 31, 1996 and 1995, the Company was in compliance with such covenants.

6.  MORTGAGE NOTES PAYABLE

     At December 31, 1996, mortgage notes payable consisted of the following:

        $2,100,000 note payable dated June 9, 1994; monthly payments of principal and interest at 9.76%; maturing in 2004;
          collateralized by a first deed of trust, assignment of rents and fixtures..................................................  $ 2,025,000
        $1,000,000 note payable dated October 12, 1994; monthly payments of principal and interest at 8.73%; maturing in 2014;
          collateralized by a second deed of trust, assignment of rents
          and fixtures..................................................      955,000
        $9,000,000 note payable dated September 26, 1995; monthly
          payments of principal and interest at 9.95%; maturing in 1999;
          collateralized by a deed of trust, assignment of rents and
          fixtures......................................................    8,018,000
        $9,500,000 note payable dated December 28, 1993; monthly
          payments of principal and interest at 9.67%; maturing in 1999;
          collateralized by a deed of trust, assignment of rents and
          fixtures......................................................    8,653,000
                                                                          -----------
                                                                          $19,651,000
                                                                          ===========

     Interest expense on these mortgage notes payable was $506,000 for the year ended December 31, 1996.

     Future principal maturities after December 31, 1996, are as follows:

        1997............................................................  $   767,000
        1998............................................................      847,000
        1999............................................................   15,276,000
        2000............................................................       88,000
        2001............................................................       97,000
        Thereafter......................................................    2,576,000
                                                                          -----------
                                                                          $19,651,000
                                                                          ===========

     No mortgage notes payable were outstanding as of, or for the period ended, December 31, 1995.

     For the period January 1, 1995 to August 15, 1995, and for the year ended December 31, 1994, the Predecessor had approximately $23.5 million of long-term indebtedness outstanding. Such obligations were repaid in connection with the Offering.

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

7.  COMMITMENTS

     In 1996, the Company entered into a contract to acquire a 166-room full-service convention hotel located in Pueblo, Colorado for $8.4 million from an unaffiliated developer upon completion of construction, which is expected to occur in the second quarter of 1998.

8.  DISTRIBUTIONS

     As described in Note 2, the Company qualifies for federal income tax purposes as a REIT. The following summarizes the tax components of common distributions declared during the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995:

                                                                         1996     1995
                                                                         ----     ----
        Per common share:
          Ordinary income..............................................  100%      85%
          Return of capital............................................            15%
                                                                         ---      ---
             Total.....................................................  100%     100%
                                                                         ===      ===

9.  PREFERRED STOCK

     The Company has the authority to issue 10,000,000 shares of preferred stock, par value $0.01 per share, undesignated as to class, series or terms. No shares of preferred stock have been issued.

10.  PERCENTAGE LEASE AGREEMENTS

     Future minimum rentals (base rents) to be received by the Company from the Lessee under the Percentage Leases after December 31, 1996 are as follows:

        1997...........................................................  $ 11,329,000
        1998...........................................................    11,329,000
        1999...........................................................    11,329,000
        2000...........................................................    11,329,000
        2001...........................................................    11,329,000
        Thereafter.....................................................    47,069,000
                                                                         ------------
                                                                         $103,714,000
                                                                         ============

     The term of each lease is ten years. The Percentage Leases contain various covenants and are cross-defaulted. The rent due under each lease is the greater of base rent (subject to annual adjustments based on increases in the United States Consumer Price Index) or percentage rent. Percentage rent is calculated as 20% to 37% of room revenues, up to a certain baseline revenue, then 60% to 65% of room revenues in excess of the baseline revenues. Generally, percentage rent includes 5% of food and beverage revenue and 100% of net other revenues. Rental income pursuant to the leases for the year ended December 31, 1996 and for the period August 16, 1995 through December 31, 1995 was $14,848,000 and $3,013,000, respectively, of which $6,807,000 and $1,328,000, respectively, was in excess of base rents. All rents have been assigned as collateral under the line of credit. The stockholders of the Lessee have pledged 375,315 Units as collateral for the lease payments.

     Pursuant to the Percentage Leases, the Company is required to make available to the Lessee for the repair, replacement and refurbishment of furniture, fixtures and equipment in the Initial Hotels, when and as deemed necessary by the Lessee, an amount equal to 4.0% of room revenue per quarter on a cumulative basis.

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

To the extent the amount is not fully utilized by the Lessee in any year, the Company may use the amount to fund certain capital expenditures.

11.  STOCK INCENTIVE PLAN AND DIRECTORS PLAN

     Under the Stock Incentive Plan adopted by the Board of Directors in 1994, executive officers and other key employees of the Company may be granted share options, restricted share awards or performance share awards. Restricted share awards are subject to restrictions determined by the Company's Compensation Committee. The Compensation Committee, comprised of independent Directors, determines compensation for the Company's executive officers, and administers awards under the Stock Incentive Plan. No restricted shares have been issued as of December 31, 1996. At December 31, 1996, 94,600 shares were available for future grant of options or awards under the Stock Incentive Plan.

     Under the Directors Plan adopted by the Board of Directors in 1994, non-employee members of the Board of Directors of the Company are granted options to purchase common shares, which vest immediately, or direct issuances of common stock at periodic intervals over their period of board service. No direct issuances of common stock have been issued as of December 31, 1996. At December 31, 1996, 135,000 shares were available for future grant of options or awards under the Directors Plan.

     During the year ended December 31, 1996, the Company granted options to purchase 180,400 shares at exercise prices ranging from $9.75 to $10.50 per share. During the period August 16, 1995 to December 31, 1995, the Company granted options to purchase 240,000 shares at an exercise price of $9.50 per share. Such options, which were granted at fair market value on the date of grant, vest over 5 years and expire in ten years from date of grant. As of December 31, 1996, no options have been exercised.

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock options plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share would have been reduced by approximately $67,000 or $0.01 per share for the year ended December 31, 1996, and approximately $16,000 and $0.01 per share for the year ended December 31, 1995. The average fair value of the options granted during 1996 is estimated as $0.96 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 7.11%, volatility of 27.9, risk-free interest rates of 6.48% to 6.85%, actual forfeitures, and an expected life of approximately 10 years. The average fair value of the options granted during 1995 is estimated as $0.88 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 7.11%, volatility of 27.9%, risk-free interest rates of 6.5%, actual forfeitures, and an expected life or approximately 10 years.

12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summarized quarterly financial data for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995 is as follows:

                                                                     1996
                                         -------------------------------------------------------------
                                         QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED
                                           MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,
                                         -------------   -------------   -------------   -------------
    Lease revenues.....................   $ 3,190,000     $ 2,965,000     $ 4,252,000     $ 4,441,000
    Net income.........................     1,337,000         877,000       1,955,000       1,465,000
    Net income per share...............          0.21            0.14            0.23            0.13

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                                                             1995
                                                                -------------------------------
                                                                PERIOD ENDED      QUARTER ENDED
                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                -------------     -------------
    Lease revenues............................................   $ 1,145,000       $ 1,868,000
    Net income before extraordinary item......................       629,000           711,000
    Extraordinary charge......................................       159,000
    Net income per share before extraordinary item............          0.10              0.11
    Net income................................................       470,000           711,000
    Net income per share......................................          0.08              0.11

13.  RELATED PARTY TRANSACTIONS

     The Management Company provides certain accounting and management services for the Company. The Company expensed $60,000 and $11,000 for these services for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995, respectively, and are included in general and administrative services in the statement of operations.

     At December 31, 1995, prepaid expenses and other assets includes $21,000 representing interest expense incurred by the Company that was reimbursed by affiliates in 1996. Certain interest incurred by the Company is reimbursable pursuant to an understanding whereby, among other provisions, the Company has agreed to maintain debt of at least $8.4 million in order to avoid triggering a taxable event to certain affiliates. Such affiliates, in return, have agreed to cover the negative interest spread under this arrangement. During periods in which outstanding debt exceeds $8.4 million, no amounts are payable by the affiliates. To date, the affiliates have paid $66,000 under this arrangement. In connection with a hotel acquisition completed subsequent to December 31, 1996, the outstanding debt threshold under this arrangement was increased to $13.6 million.

     In April 1996, the Company acquired a hotel property from an affiliate for $4.0 million, comprised of $3.2 million of an assumed mortgage note payable and the issuance of 80,000 Units.

     Certain Lessee employee salaries and identifiable employee expenses incurred in connection with acquisition and construction services are reimbursed by the REIT. During the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995, $200,000 and $13,000 was paid to the Lessee for such services, respectively.

14.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The unaudited pro forma financial information set forth below is presented as if: (i) the Offering and related formation transactions, (ii) the acquisition, development and disposition of the other hotel properties, and
(iii) the secondary equity offering completed in 1996, had occurred on January 1, 1995.

                         SUNSTONE HOTEL INVESTORS, INC.
                       AND SUNSTONE HOTELS -- PREDECESSOR

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The pro forma financial information is not necessarily indicative of what actual results of operations of the Company would have been assuming the Offering and related formation transactions and the acquisition, development and disposition of the other hotel properties, and the secondary equity offering completed in 1996 had occurred on January 1, 1996, nor does it purport to represent the results of operations for future periods.

                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1996            1995
                                                            -----------     -----------
                                                                    (UNAUDITED)
        Lease revenues....................................  $22,653,000     $20,754,000
        Net income........................................    6,865,000       5,631,000
        Net income per share..............................         0.63            0.51

15.  SUBSEQUENT EVENTS

     The Company completed a shelf offering for 4,000,000 shares of its common stock on January 6, 1997. Concurrently, 600,000 shares of common stock were issued by the Company upon the exercise of the underwriters' over-allotment option. The offering price of the shares sold in the offering was $13.00 per share, resulting in gross proceeds of approximately $59.8 million and net proceeds (less the underwriters' discount and offering expenses) of approximately $56.3 million.

     Subsequent to December 31, 1996, the Company acquired two hotel properties for $21.0 million.

     Subsequent to December 31, 1996, the Company declared a dividend of $0.25 per common share which was paid February 15, 1997.

                                SUNSTONE HOTELS

            SCHEDULE III -- REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1996

                                                                            COST CAPITALIZED
                                                                              SUBSEQUENT TO         GROSS AMOUNT AT WHICH
                                              INITIAL COST TO COMPANY          ACQUISITION        CARRIED AT CLOSE OF PERIOD
                                             --------------------------  -----------------------  --------------------------
                                                          BUILDINGS AND            BUILDINGS AND               BUILDINGS AND
        DESCRIPTION          ENCUMBRANCES       LAND       IMPROVEMENT     LAND     IMPROVEMENT      LAND       IMPROVEMENT
---------------------------- ------------    -----------  -------------  --------  -------------  -----------  -------------
Hampton Inn -- Pueblo.......             (c) $   607,183  $   1,745,054             $   435,241   $   607,183  $   2,180,295
Hampton Inn -- Denver.......             (c)   1,250,462      2,597,505                 879,429     1,250,462      3,476,934
Holiday Inn -- Craig........             (c)      70,000        915,024  $207,098       697,390       277,098      1,612,414
Hampton Inn -- Mesa.........             (c)     900,000      2,117,321                 229,573       900,000      2,346,894
Courtyard by
  Marriott -- Fresno........             (c)     800,000      2,936,460   150,000       792,129       950,000      3,728,589
Holiday Inn -- Provo........             (c)     850,000      1,116,708                  68,687       850,000      1,185,395
Best Western -- Santa Fe....             (c)   2,296,000      8,610,000               1,627,014     2,296,000     10,237,014
Hampton Inn -- Arcadia......             (c)   1,660,500      6,226,875                   3,507     1,660,500      6,230,382
Hampton
  Inn -- Silverthorne.......             (c)   1,337,625      5,016,094                 463,067     1,337,625      5,479,161
Hampton Inn -- Oakland......             (c)   1,223,045      3,109,435                 437,861     1,223,045      3,547,296
Holiday Inn -- Steamboat
  Springs...................                     400,000      2,959,000     1,000     2,161,795       401,000      5,120,795
Holiday Inn -- Kent.........             (c)   1,166,955      2,963,452    21,996     1,826,105     1,188,951      4,789,557
Holiday Inn
  Express -- Poulsbo........             (c)     613,485      1,558,033    21,996       989,547       635,481      2,547,580
Hampton Inn -- Clackamas....             (c)                  2,261,998               2,048,440                    4,310,438
Holiday Inn
  Express -- Stark..........             (c)     376,254      1,643,824    27,211     1,219,554       403,465      2,863,378
Residence Inn -- Highlands
  Ranch.....................             (c)     809,159      4,151,567   155,226       208,503       964,385      4,360,070
Holiday Inn -- Price........             (c)     240,167      4,034,833                 123,364       240,167      4,158,197
Comfort Suites -- S. San
  Francisco.................             (c)   1,731,368      8,935,209                  73,345     1,731,368      9,008,554
Holiday Inn -- Renton.......             (c)   2,119,815      5,622,685                 216,484     2,119,815      5,839,169
Hampton Inn -- Mesa CC...... $16,671,000 (d)   1,800,000     11,025,000                 175,040     1,800,000     11,200,040
Hampton Inn -- Tucson.......             (d)     500,000      5,817,500                  94,955       500,000      5,912,455
Holiday Inn -- Flagstaff....             (d)   1,148,000      6,072,000                 120,324     1,148,000      6,192,324
Radisson Suites -- Oxnard...             (c)   2,894,000     11,996,825                  66,619     2,894,000     12,063,444
Courtyard -- Riverside......   2,980,000 (c)     395,323      3,098,797                  60,593       395,323      3,159,390
                             -----------     -----------  -------------  --------   -----------   -----------  -------------
                             $19,651,000     $25,189,341  $ 106,531,199  $584,527   $15,018,566   $25,773,868  $ 121,549,765
                             ===========     ===========  =============  ========   ===========   ===========  =============

                                                                                        LIFE ON
                                                                                         WHICH
                                                                                      DEPRECIATION
                                                                                       IN LATEST
                                                                                         INCOME
                                               ACCUMULATED      DATE OF       DATE    STATEMENT IS
        DESCRIPTION            TOTALS(A)     DEPRECIATION(B)  CONSTRUCTION  ACQUIRED   CONDUCTED
----------------------------  ------------   ---------------  ------------  --------  ------------
Hampton Inn -- Pueblo.......  $  2,787,478     $ 1,079,089        1985                    5-35
Hampton Inn -- Denver.......     4,727,396       1,745,762        1985                    5-35
Holiday Inn -- Craig........     1,889,512         397,496                    1991        5-35
Hampton Inn -- Mesa.........     3,246,894         663,519        1987                    5-35
Courtyard by
  Marriott -- Fresno........     4,678,589         803,387        1989                    5-35
Holiday Inn -- Provo........     2,035,395         109,136                    1993        5-35
Best Western -- Santa Fe....    12,533,014         780,270                    1995        5-35
Hampton Inn -- Arcadia......     7,890,882         418,459                    1995        5-35
Hampton
  Inn -- Silverthorne.......     6,816,786         290,283                    1995        5-35
Hampton Inn -- Oakland......     4,770,341         104,465                    1995        5-35
Holiday Inn -- Steamboat
  Springs...................     5,521,795       2,180,201                    1995
Holiday Inn -- Kent.........     5,978,508         119,033                    1996        5-35
Holiday Inn
  Express -- Poulsbo........     3,183,061          68,145                    1996        5-35
Hampton Inn -- Clackamas....     4,310,438          90,903                    1996        5-35
Holiday Inn
  Express -- Stark..........     3,266,843          64,357                    1996        5-35
Residence Inn -- Highlands
  Ranch.....................     5,324,455          39,242                    1996        5-35
Holiday Inn -- Price........     4,398,364          64,185                    1996        5-35
Comfort Suites -- S. San
  Francisco.................    10,739,922         141,537                    1996        5-35
Holiday Inn -- Renton.......     7,958,984         121,039                    1996
Hampton Inn -- Mesa CC......    13,000,040          77,641                    1996        5-35
Hampton Inn -- Tucson.......     6,412,455          41,075                    1996        5-35
Holiday Inn -- Flagstaff....     7,340,324          42,854                    1996        5-35
Radisson Suites -- Oxnard...    14,957,444          18,001                    1996        5-35
Courtyard -- Riverside......     3,554,713          98,138                    1996        5-35
                              ------------     -----------
                              $147,323,633(a)  $ 9,558,217(b)
                              ============     ===========

---------------

                                                                                             1996            1995
                                                                                         ------------     -----------
(a) Reconciliation of Land and Buildings and Improvements:
    Balance at beginning of year.......................................................  $ 52,012,431     $22,148,798
    Additions during year:
      Acquisitions.....................................................................    88,198,970      29,499,740
      Improvements.....................................................................    11,062,230         363,893
      Disposals during the year........................................................    (3,949,998)
                                                                                         ------------     -----------
    Balance at end of year period......................................................  $147,323,633     $52,012,431
                                                                                         ============     ===========
(b) Reconciliation of Accumulated Depreciation:
    Balance at beginning of year.......................................................     6,735,996       5,661,851
    Depreciation for the year..........................................................     2,861,351       1,074,145
    Retirement.........................................................................       (39,130)
                                                                                         ------------     -----------
    Balance at end of year period......................................................  $  9,558,217     $ 6,735,996
                                                                                         ============     ===========

(c) Property is pledged as collateral under the line of credit. At December 31, 1996, $40,400,000 was outstanding under the line of credit.

(d) The $16,671,000 of encumbrances are cross-collateralized by the Mesa Hampton Inn, the Tucson Hampton Inn, and the Flagstaff Holiday Inn. Properties are also pledged as collateral under the line of credit.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sunstone Hotel Investors, Inc.

     We have audited the accompanying balance sheets of Sunstone Hotel Properties, Inc. (the "Lessee") as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1996 and for the period August 16, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Lessee's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunstone Hotel Properties, Inc. as of December 31, 1996 and 1995, and the results of its operations and cash flows for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

San Francisco, California
February 28, 1997

                        SUNSTONE HOTEL PROPERTIES, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                              DECEMBER 31
                                                        JUNE 30,       --------------------------
                                                          1997            1996            1995
                                                       -----------     -----------     ----------
                                                       (UNAUDITED)
Cash and cash equivalents............................  $   891,000     $ 1,165,000     $  800,000
Receivables, net of allowance for doubtful accounts
  of $99,000 and $6,000, at December 31, 1996 and
  1995 respectively..................................    3,159,000       1,217,000        466,000
Due from affiliates, net.............................                       66,000
Inventories..........................................      815,000         514,000        125,000
Prepaid expenses and other assets, net...............      313,000         134,000         70,000
                                                       -----------     -----------     ----------
                                                       $ 5,178,000     $ 3,096,000     $1,461,000
                                                       ===========     ===========     ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Rent payable -- Sunstone Hotel Investors, Inc........  $ 3,904,000     $ 2,360,000     $  645,000
Accounts payable.....................................    1,727,000       2,328,000        294,000
Customer deposits....................................      152,000         276,000        199,000
Sales taxes payable..................................      757,000         224,000        225,000
Accrued payroll......................................      239,000         718,000        242,000
Accrued vacation.....................................      273,000         163,000         82,000
Accrued bonuses......................................      409,000         176,000        115,000
Due to affiliates....................................      680,000                        104,000
Other accrued expenses...............................      664,000         759,000        301,000
                                                       -----------     -----------     ----------
                                                         8,805,000       7,004,000      2,207,000
                                                       -----------     -----------     ----------
Commitments
Stockholders' equity:
Common stock, no par value, 100,000 shares
  authorized, 125 issued and outstanding
Accumulated deficit (Note 3).........................   (3,627,000)     (3,908,000)      (746,000)
                                                       -----------     -----------     ----------
                                                       $ 5,178,000     $ 3,096,000     $1,461,000
                                                       ===========     ===========     ==========

   The accompanying notes are an integral part of these financial statements.

                        SUNSTONE HOTEL PROPERTIES, INC.

               STATEMENTS OF OPERATIONS AND STOCKHOLDERS' EQUITY

                                                                                            FOR THE
                                             FOR THE        FOR THE                       PERIOD FROM
                                           SIX MONTHS     SIX MONTHS        FOR THE        AUGUST 16,
                                              ENDED          ENDED        YEAR ENDED        1995 TO
                                            JUNE 30,       JUNE 30,      DECEMBER 31,     DECEMBER 31,
                                              1997           1996            1996             1995
                                           -----------    -----------    -------------    ------------
                                           (UNAUDITED)    (UNAUDITED)
Revenues:
  Room...................................  $34,501,000    $13,756,000      $34,085,000     $7,060,000
  Food and beverage......................    2,744,000        658,000        2,576,000        572,000
  Other..................................    2,002,000        716,000        1,932,000        293,000
                                           -----------    -----------      -----------     ----------
          Total revenue..................   39,247,000     15,130,000       38,593,000      7,925,000
                                           -----------    -----------      -----------     ----------
Expenses:
  Room...................................    7,735,000      3,450,000        9,041,000      2,487,000
  Food and beverage......................    2,296,000        678,000        2,436,000        531,000
  Other..................................      988,000        339,000        1,265,000        131,000
  General and administrative.............    3,734,000      1,067,000        4,098,000        726,000
  Franchise costs........................    2,557,000        456,000        1,326,000        285,000
  Advertising and promotion..............    2,300,000      1,400,000        3,895,000        602,000
  Utilities..............................    1,792,000        638,000        2,034,000        363,000
  Repairs and maintenance................    1,374,000        696,000        1,829,000        376,000
  Management fees........................      759,000        273,000          983,000        157,000
  Rent expense (Note 5)..................   15,347,000      6,155,000       14,848,000      3,013,000
                                           -----------    -----------      -----------     ----------
          Total expenses.................   38,882,000     15,152,000       41,755,000      8,671,000
                                           -----------    -----------      -----------     ----------
          Net income (loss)..............  $   365,000    $   (22,000)      (3,162,000)      (746,000)
                                           ===========    ===========

  Stockholders' equity:
     Accumulated deficit, beginning of
       period............................                                     (746,000)
                                                                           -----------     ----------
     Accumulated deficit, end of
       period............................                                  $(3,908,000)    $ (746,000)
                                                                           ===========     ==========

   The accompanying notes are an integral part of these financial statements.

                        SUNSTONE HOTEL PROPERTIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                           FOR THE
                                                                                         PERIOD FROM
                                            FOR THE SIX MONTHS ENDED       FOR THE        AUGUST 16,
                                                    JUNE 30,              YEAR ENDED       1995 TO
                                           --------------------------    DECEMBER 31,    DECEMBER 31,
                                              1997           1996            1996            1995
                                           -----------    -----------    ------------    ------------
                                           (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)......................  $   365,000    $   (22,000)   $ (3,162,000)    $ (746,000)
  Adjustments to reconcile net loss to
     net cash provided by operating
     activities:
     Changes in assets and liabilities:
       Receivables, net..................   (1,137,000)      (362,000)       (751,000)      (466,000)
       Inventories.......................     (301,000)        63,000        (389,000)      (125,000)
       Prepaid expenses and other
          assets.........................     (179,000)      (510,000)        (45,000)       (70,000)
       Rent payable -- Sunstone Hotel
          Investors, Inc.................    1,544,000      1,315,000       1,715,000        645,000
       Accounts payable, trade...........     (601,000)       473,000       2,034,000        294,000
       Customer deposits.................     (124,000)      (140,000)         77,000        199,000
       Sales taxes payable...............      533,000          5,000          (1,000)       225,000
       Accrued payroll...................     (479,000)      (223,000)        476,000        242,000
       Accrued vacation..................      110,000         18,000          81,000         82,000
       Accrued bonuses...................      233,000                         61,000        115,000
       Management and accounting fees
          payable........................     (143,000)      (104,000)
       Due from/to affiliates, net.......                                    (170,000)       104,000
       Other accrued expenses............      (24,000)       613,000         458,000        301,000
                                           -----------    -----------    ------------     ----------
          Net cash (used in) provided by
            operating activities.........     (203,000)     1,126,000         384,000        800,000
                                           -----------    -----------    ------------     ----------
Cash flows used in investing activities:
  Purchase of office furniture and
     equipment...........................      (71,000)      (863,000)        (19,000)
                                           -----------    -----------    ------------     ----------
          Net cash used in investing
            activities...................      (71,000)      (863,000)        (19,000)
                                           -----------    -----------    ------------     ----------
          Net change in cash.............     (274,000)       263,000         365,000        800,000
Cash and cash equivalents, beginning of
  period.................................    1,165,000        800,000         800,000
                                           -----------    -----------    ------------     ----------
Cash and cash equivalents, end of
  period.................................  $   891,000    $ 1,063,000    $  1,165,000     $  800,000
                                           ===========    ===========    ============     ==========

   The accompanying notes are an integral part of these financial statements.

                           SUNSTONE HOTEL PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 1. ORGANIZATION:

     Sunstone Hotel Properties, Inc. (the "Lessee") was incorporated in Colorado in August 1996 and commenced operations effective with the completion of an initial public stock offering by Sunstone Hotel Investors, Inc. (the Company) on August 16, 1996. The Lessee leases hotel properties, which are primarily located in the Western United States, from the Company pursuant to long-term leases (the "Percentage Leases"). The Lessee is owned by Robert A. Alter, Chairman and President of the Company (80%), and Charles L. Biederman, Director and Executive Vice President of the Company (20%). At December 31, 1996, 24 hotel properties were leased from the Company.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash And Cash Equivalents:

     Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with an original maturity of three months or less.

  Inventories:

     Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out basis.

  Concentrations Of Credit Risk:

     At December 31, 1995, the Lessee had amounts in banks that were in excess of federally-insured amounts.

  Revenue Recognition:

     Revenue is recognized as earned which is generally defined as the date upon which a guest occupies a room and utilizes the hotel's services. Ongoing credit evaluations are performed and potential credit losses are expensed at the time the account receivable is estimated to be uncollectible. Historically, credit losses have not been material to the hotels' results of operations.

  Fair Value of Financial Instruments:

     The carrying amounts of cash and cash equivalents, accounts receivable, prepaid and other assets, accounts payable and accrued expenses are deemed to represent their fair value at December 31, 1996 and 1995.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes:

     The Lessee has elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As a Subchapter S Corporation, the tax attributes of the Lessee will pass through to its stockholders, who will then owe any related taxes. Accordingly, the accompanying statements of operations and stockholders' equity do not include income tax expense.

                           SUNSTONE HOTEL PROPERTIES

 3.  ACCUMULATED DEFICIT:

     From inception, the Lessee has incurred cumulative losses of $3.9 million. Of the current year loss of $3.2 million, approximately $1.5 million of the loss was attributable to seven hotels that underwent substantial renovations during 1996. Such renovations were made in conjunction with the Company's strategy of acquiring hotels that can benefit from extensive improvements, reflagging and repositioning resulting in higher potential revenue. In accordance with the terms of the Percentage Leases, the Lessee is required to pay the full lease payment even though a portion of the rooms are under renovation and not available for rent to guests. During periods of renovation, the hotels generally do not generate sufficient revenue to meet operating expenses, including lease payments. Accordingly, the Lessee incurred substantial operating losses primarily due to the terms of the Percentage Leases. Management believes that the related losses represent costs that have a reasonable assurance of future economic benefit that will be derived from improved operating performance of the renovated hotels. Additional losses not related to renovation are primarily attributable to the transition to new management at acquired hotels, seasonal operations as determined by the timing of acquisitions, the operating leverage of certain Percentage Leases and market conditions in certain markets.

     The Lessee has remained current in its payments to the Company under the terms of the Percentage Leases, and during 1997, management anticipates generating net income and substantial positive operating cash flow, however, there can be no assurance that improved operating expectations will be met.

 4.  COMMITMENTS:

     Franchise costs represent the expense for franchise royalties under the terms of hotel franchise agreements, generally ranging from 10 to 20 years. Fees are computed based upon percentages of gross room revenue.

     Advertising and promotion costs represent the expense for franchise advertising and reservation systems under the terms of the hotel franchise agreements and general and administrative expenses that are directly attributable to advertising and promotions. Fees are computed based upon percentages of room revenue.

 5.  PERCENTAGE LEASE AGREEMENTS:

     Future minimum rentals (base rents) payable under the Percentage Leases with the Company subsequent to December 31, 1996 are as follows:

            1997...................................................  $ 11,329,000
            1998...................................................    11,329,000
            1999...................................................    11,329,000
            2000...................................................    11,329,000
            2001...................................................    11,329,000
            Thereafter.............................................    47,069,000
                                                                     ------------
                                                                     $103,714,000
                                                                     ============

     The term of each lease is ten years. The Percentage Leases contain various covenants and are cross-defaulted. The rent payable under each lease is the greater of base rent (subject to annual adjustments based on increases in the United States Consumer Price Index) or percentage rent. Percentage rent is calculated as 20% to 37% of room revenues, up to a certain baseline revenue, then 60% to 65% of room revenues in excess of the baseline revenues. Generally, percentage rent includes 5% of food and beverage revenue and 100% of net other revenues. Rent expense for the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995 was $14,848,000 and $3,013,000,
respectively, of which $6,807,000 and $1,328,000, respectively, was in excess of base rent. The stockholders of the Lessee have collateralized the lease payments

                           SUNSTONE HOTEL PROPERTIES
by pledging 375,315 units owned in Sunstone Hotel Investors, L.P., a majority-owned partnership of the Company.

 6.  RELATED PARTY TRANSACTIONS:

     Sunstone Hotel Management, Inc. (the "Management Company"), a company wholly owned by Robert A. Alter, Chairman and President of the Company, provided management services to the Lessee. The cost of these services is classified as management fees in the statements of operations.

     Certain Lessee employee salaries and identifiable employee expenses incurred in connection with acquisition and construction services are reimbursed by the Company. During the year ended December 31, 1996 and for the period August 16, 1995 to December 31, 1995, $200,000 and $13,000 was reimbursed to the Lessee for such services, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Kahler Realty Corporation:

     We have audited the accompanying consolidated balance sheet of Kahler Realty Corporation and subsidiaries as of December 29, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from August 13, 1996 to December 29, 1996 (Successor Period), and the period from January 1, 1996, to August 12, 1996 (Predecessor Period). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kahler Realty Corporation and subsidiaries as of December 29, 1996, and the results of their operations and their cash flows for the Successor and Predecessor Periods in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective August 13, 1996, an investor group as described in Note 1, acquired all of the outstanding stock of Kahler Realty Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                               /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                                   KPMG Peat Marwick LLP

Chicago, Illinois
August 15, 1997

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                           SIX MONTHS ENDED        (NOTE 1)       (NOTE 1)
                                         ---------------------    SUCCESSOR     PREDECESSOR      YEAR ENDED
                                         JUNE 29,    JUNE 30,     8/13/96 TO     1/1/96 TO      DECEMBER 29,
                                           1997        1996        12/29/96       8/12/96           1996
                                         --------    ---------    ----------    ------------    -------------
                                              (UNAUDITED)
REVENUES
  Revenue of owned operations..........  $ 66,712     $ 62,363     $  47,794      $ 76,860        $ 124,654
  Other properties managed and/or
     partially owned...................     8,715        9,526         7,096        12,017           19,113
                                         --------     --------     ---------      --------        ---------
          Total revenues...............  $ 75,427     $ 71,889     $  54,890      $ 88,877        $ 143,767
                                         ========     ========     =========      ========        =========
REVENUE OF OWNED OPERATIONS
  Lodging -- rooms.....................  $ 38,199     $ 35,260     $  26,603      $ 43,167        $  69,770
           -- food and beverage........    18,942       17,393        14,505        20,853           35,358
           -- other....................     6,227        5,978         3,867         8,262           12,129
  Laundry & other......................     3,206        3,568         2,715         4,388            7,103
  Interest income......................       138          164           104           190              294
                                         --------     --------     ---------      --------        ---------
          Total revenue of owned
            operations.................    66,712       62,363        47,794        76,860          124,654
                                         --------     --------     ---------      --------        ---------
OPERATING COSTS AND EXPENSES
  Lodging -- rooms.....................     9,036        8,427         6,446        10,564           17,010
           -- food and beverage........    14,361       13,640        10,835        16,530           27,365
           -- other....................    22,279       21,041        16,643        26,347           42,990
  Laundry & other......................     1,904        2,708         1,899         3,264            5,163
  Corporate expenses...................     1,475        1,946         1,505         2,687            4,192
  Depreciation and amortization........     5,277        4,329         3,823         5,290            9,113
  Non-recurring expenses (Note 8)......       998          542            --         3,050            3,050
                                         --------     --------     ---------      --------        ---------
          Total operating costs and
            expenses...................    55,330       52,633        41,151        67,732          108,883
                                         --------     --------     ---------      --------        ---------
GROSS OPERATING PROFIT.................    11,382        9,730         6,643         9,128           15,771
  Interest expense.....................    (8,420)      (6,205)       (6,146)       (7,812)         (13,958)
  Equity in earnings (loss) of
     affiliates (Note 4)...............       138          244           157          (112)              45
  Gain (Loss) on sale of assets........        (2)           1            (1)           10                9
                                         --------     --------     ---------      --------        ---------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES..................     3,098        3,770           653         1,214            1,867
  Provision for income taxes (Note
     9)................................     1,240        1,171           263           486              749
                                         --------     --------     ---------      --------        ---------
INCOME FROM CONTINUING OPERATIONS......     1,858        2,599           390           728            1,118
DISCONTINUED OPERATIONS (NOTE 8)
  Income from operations of Anderson's
     Formal Wear (net of income tax of
     $168, $15, $183, $129 and zero,
     respectively).....................        --          286            27           253              280
                                         --------     --------     ---------      --------        ---------
NET INCOME.............................  $  1,858     $  2,885     $     417      $    981        $   1,398
                                         ========     ========     =========      ========        =========

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                      JUNE 29,      DECEMBER 29,
                                                                                        1997            1996
                                                                                     -----------    ------------
                                                                                     (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents........................................................   $   2,633       $  1,623
  Receivables:
    Trade, less allowance for doubtful accounts of $323 and $234, respectively.....       6,356          7,633
    Current portion of notes receivable............................................         450            470
  Inventories......................................................................       2,217          2,380
  Prepaid expenses.................................................................         684          1,209
                                                                                      ---------       --------
         Total current assets......................................................      12,340         13,315
                                                                                      ---------       --------
OTHER ASSETS
  Notes receivable, less allowance for doubtful accounts of $219 and $219,
    respectively (Note 2)..........................................................         460            485
  Investments in affiliates (Note 4)...............................................       8,467          8,581
  Debt service escrow accounts (Note 6)............................................          --          3,304
  Intangibles......................................................................          22             25
  Other............................................................................         336            321
                                                                                      ---------       --------
         Total other assets........................................................       9,285         12,716
                                                                                      ---------       --------
PROPERTY AND EQUIPMENT
  Land and improvements............................................................      37,919         38,581
  Buildings........................................................................     189,067        191,094
  Equipment........................................................................      30,958         29,655
  Formal wear apparel (Note 8).....................................................       1,019            755
                                                                                      ---------       --------
         Total.....................................................................     258,963        260,085
         Less accumulated depreciation.............................................      (9,278)        (3,924)
                                                                                      ---------       --------
         Total property and equipment..............................................     249,685        256,161
                                                                                      ---------       --------
         TOTAL ASSETS..............................................................   $ 271,310       $282,192
                                                                                      =========       ========
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable:
    Trade (Note 8).................................................................   $   5,226       $  6,767
    Bank overdraft.................................................................       3,471          4,152
    Due to affiliates (Note 4).....................................................       1,134            850
  Accrued liabilities:
    Payroll and payroll related....................................................       3,138          3,046
    Real estate taxes..............................................................       2,951          2,784
    Other taxes....................................................................       1,368          1,560
    Pension liability (Note 7).....................................................       1,279          1,284
  Notes payable (Note 5)...........................................................       7,550          8,200
  Current portion of long-term debt (Note 5).......................................      19,373         19,404
  Current portion of subordinated debt (Note 5)....................................         500            500
                                                                                      ---------       --------
         Total current liabilities.................................................      45,990         48,547
                                                                                      ---------       --------
LONG-TERM DEBT (NOTE 5)
  Obligations of Kahler Realty Corporation.........................................      87,592         89,275
  Obligations of Subsidiaries -- Non-Recourse to Kahler Realty Corporation.........      23,374         25,501
  Obligations to Westbrook (Note 10)...............................................      40,000         40,000
                                                                                      ---------       --------
         Total long-term debt......................................................     150,966        154,776
                                                                                      ---------       --------
OTHER LIABILITIES
  Deferred income taxes (Note 9)...................................................      30,607         30,607
  Minority interest (Note 3).......................................................         196          2,548
  Deferred revenue.................................................................          80            106
  Other (Note 6)...................................................................         560          4,055
                                                                                      ---------       --------
         Total other liabilities...................................................      31,443         37,316
                                                                                      ---------       --------
SUBORDINATED DEBT (NOTE 5).........................................................          --            500
                                                                                      ---------       --------
COMMITMENTS AND CONTINGENCIES (NOTE 6)
STOCKHOLDERS' EQUITY
  Common stock, par value $1.00 Authorized -- 1,000 shares; Issued and
    outstanding -- 100 shares......................................................          --             --
  Additional paid-in capital.......................................................      40,636         40,636
  Retained earnings................................................................       2,275            417
                                                                                      ---------       --------
         Total stockholders' equity................................................      42,911         41,053
                                                                                      ---------       --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................   $ 271,310       $282,192
                                                                                      =========       ========

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                       COMMON STOCK                                 MINIMUM
                                    -------------------   ADDITIONAL                PENSION
        FOR THE YEAR ENDED            NUMBER               PAID-IN     RETAINED    LIABILITY
        DECEMBER 29, 1996           OF SHARES    AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT    TOTAL
----------------------------------  ----------   ------   ----------   ---------   ----------   --------
BALANCES, December 31, 1995.......   4,293,473   $ 429     $  13,846   $  10,414     $ (516)    $ 24,173
  Predecessor:
     Net income...................          --      --            --         981         --          981
     Dividends paid to common
       stockholders ($0.08 per
       share).....................          --      --            --        (348)        --         (348)
     Unrecognized gain on defined
       benefit pension plan.......          --      --            --          --          7            7
     Common stock issued from
       exercise of employee stock
       options....................     105,393      11           645          --         --          656
     Tax benefit from exercise of
       employee stock options.....          --      --           147          --         --          147
  Successor:
     Common stock issued..........         100      --        40,636          --         --       40,636
     Acquisition and retirement of
       Predecessor common stock...  (4,398,866)   (440)      (14,638)    (11,047)       509      (25,616)
     Net income...................          --      --                       417                     417
                                    ----------   -----     ---------   ---------     ------     --------
BALANCES, December 29, 1996.......         100      --        40,636         417         --       41,053
     Net income (unaudited).......          --      --            --       1,858         --        1,858
                                    ----------   -----     ---------   ---------     ------     --------
BALANCES, June 29, 1997
  (unaudited).....................         100   $  --     $  40,636   $   2,275     $   --     $ 42,911
                                    ==========   =====     =========   =========     ======     ========

                See Notes to Consolidated Financial Statements.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS     (NOTE 1)      (NOTE 1)
                                                               ENDED       SUCCESSOR     PREDECESSOR     YEAR ENDED
                                                              JUNE 29,     8/13/96 TO     1/1/96 TO     DECEMBER 29,
                                                                1997        12/29/96       8/12/96          1996
                                                             ----------    ----------    -----------    ------------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATIONS:
  Net income...............................................   $  1,858      $    417      $     981       $  1,398
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Depreciation...........................................      5,277         3,823          5,290          9,113
    Depreciation on discontinued operations................         --           115            851            966
    Equity in (earnings) loss of affiliates................       (138)         (157)           112            (45)
    Tax benefit from exercise of employee stock options....         --            --            147            147
    Common stock issued under employee benefit plans.......         --            --            207            207
    Unrecognized gain on defined benefit pension plan......         --            --              7              7
    Loss (Gain) on sale of assets..........................          2             1            (10)            (9)
  Change in current assets and liabilities:
    Receivables............................................      1,277        (1,698)          (660)        (2,358)
    Inventories............................................        163           229            (11)           218
    Prepaid expenses.......................................        525          (581)          (305)          (886)
    Accounts payable.......................................     (1,938)       (1,640)         2,561            921
    Accrued liabilities....................................         62        (2,626)         4,055          1,429
                                                              --------      --------      ---------       --------
         Net cash provided (used) by operating
           activities......................................      7,088        (2,117)        13,225         11,108
                                                              --------      --------      ---------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for:
    Property and equipment.................................     (1,307)       (6,543)       (14,550)       (21,093)
    Advances to affiliates.................................        (28)          (50)          (167)          (217)
    Intangible assets......................................         --           (25)           (23)           (48)
    Other assets...........................................       (295)         (649)          (656)        (1,305)
  Proceeds from:
    Sales of property and equipment........................      2,507             2             99            101
    Intangible assets......................................         --            --             33             33
    Sale of retail laundry customer list...................         --           810             --            810
    Payments received on notes receivable..................         45           205            115            320
    Distributions from affiliates..........................        280           562            187            749
    Other assets...........................................        280           354             --            354
                                                              --------      --------      ---------       --------
         Net cash provided (used) by investing
           activities......................................      1,482        (5,334)       (14,962)       (20,296)
                                                              --------      --------      ---------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock...................         --            --            449            449
  Dividends paid to common shareholders....................         --            --           (348)          (348)
  Payments on subordinated debt............................       (500)           --           (500)          (500)
  Proceeds from long-term debt.............................         --            --          8,836          8,836
  Debt service escrow accounts.............................      3,304           (52)           (54)          (106)
  Principal payments on long-term debt.....................     (3,841)         (958)        (3,452)        (4,410)
  Net proceeds (payments) from notes payable and lines of
    credit.................................................       (650)        1,725          1,775          3,500
  Other liabilities........................................     (5,873)         (209)           942            733
  Proceeds from issuance of Successor common stock.........         --        40,636             --         40,636
  Acquisition of Predecessor common stock..................         --       (74,781)            --        (74,781)
  Proceeds from long-term debt to affiliate................         --        40,000             --         40,000
  Payment of merger costs..................................         --        (4,121)            --         (4,121)
                                                              --------      --------      ---------       --------
         Net cash provided (used) by financing
           activities......................................     (7,560)        2,240          7,648          9,888
                                                              --------      --------      ---------       --------
INCREASE (DECREASE) IN CASH................................      1,010        (5,211)         5,911            700
CASH AT BEGINNING OF THE PERIOD............................      1,623         6,834            923            923
                                                              --------      --------      ---------       --------
CASH AT END OF THE PERIOD..................................   $  2,633      $  1,623      $   6,834       $  1,623
                                                              ========      ========      =========       ========

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

NOTE 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of business

     The primary business of Kahler Realty Corporation and Subsidiaries (the Company) is the operation and management of hotel properties in 11 states, primarily Minnesota, Utah and Idaho. As an adjunct to its hotels, the Company operates commercial laundries in Rochester and Salt Lake City which provide services to the Company's hotels and other third parties in their respective locations. The Company's other business activities also included operating a wholesale and retail formal wear business. (See Note 8)

  Organization

     On August 13, 1996, Tiger Real Estate Acquisition Corporation, a wholly owned subsidiary of Westbrook Real Estate Fund I, L.P. and Westbrook Real Estate Co-Investment Partnership I, L.P. (Westbrook) purchased the outstanding stock of the Company and simultaneously merged with and into the Company, with the Company continuing as the surviving corporation. The aggregate purchase price of the Company's stock was approximately $80,636, including acquisition costs, which was financed in part by the issuance of a promissory note (Note 5). The purchase price has been allocated to the accounts of the Company based on the relative fair values of the assets acquired and liabilities assumed.

  Basis of Accounting

     The Company is referred to as "Predecessor" prior to the August 13, 1996 acquisition and is referred to as "Successor" thereafter. The transaction has been accounted for under the purchase method of accounting. Successor has recorded the assets and liabilities of the Predecessor at estimated fair market values at the date of purchase. Because of these adjustments, the accompanying consolidated financial statements of Successor are not directly comparable to those of the Predecessor. The "Purchase Adjustments" column below represents the adjustments made at August 13, 1996 to record the Company's assets, liabilities and equity at fair market value.

                                                        PURCHASE
                                                       PREDECESSOR     ADJUSTMENTS      SUCCESSOR
                                                       -----------     ------------     ----------
    ASSETS
    Cash, receivables, inventories and prepaid
      expenses.....................................     $  11,885        $  5,855        $  17,740
    Notes receivable...............................         1,378            (218)           1,160
    Investment in affiliates.......................         4,963           3,973            8,936
    Intangibles....................................           608             202              810
    Debt service escrow fund.......................         3,252              --            3,252
    Other assets...................................         2,676          (2,636)              40
    Land and improvements..........................        18,742          11,747           30,489
    Buildings......................................       153,751          36,186          189,937
    Equipment......................................        54,054         (26,983)          27,071
    Formal wear apparel............................         5,530          (4,830)             700
    Accumulated depreciation.......................       (66,933)         66,933               --
                                                        ---------        --------        ---------
                                                        $ 189,906        $ 90,229        $ 280,135
                                                        =========        ========        =========

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

                                                        PURCHASE
                                                       PREDECESSOR     ADJUSTMENTS      SUCCESSOR
                                                        ---------        --------       ---------
    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable...............................     $   9,288        $  4,121        $  13,409
    Accrued liabilities............................        10,669             631           11,300
    Notes payable, current and long-term debt and
      subordinated debt............................       142,613              --          142,613
    Obligations to Westbrook.......................            --          40,000           40,000
    Other deferred liabilities.....................         1,720           1,813            3,533
    Deferred taxes.................................            --          28,644           28,644
    Stockholders' equity...........................        25,616          15,020           40,636
                                                        ---------        --------        ---------
                                                        $ 189,906        $ 90,229        $ 280,135
                                                        =========        ========        =========

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and subsidiaries in which it has a controlling interest. Investments in owned affiliates in which the Company possesses significant influence are accounted for under the equity method. The Company owns 24% of a partnership which owns the University Park Hotel (the Hotel) and a $4,620, 9% mortgage note with an option to convert the note into an additional equity interest in the partnership which owns the Hotel in 1998. Should the Company exercise its option, the Company would own 69.6% of the Hotel. The Company consolidates the assets and liabilities of the Hotel which approximated $15,772 and $9,085 at December 29, 1996. All material intercompany amounts have been eliminated in consolidation.

  Revenues

     Revenues of the Company are classified into two components. The Company uses this presentation to show the total scope of the Company's operations. The components of revenue are:

     - Revenue of owned operations include revenues from lodging properties in which the Company consolidates its ownership interest, management fees generated from non-consolidated properties and properties owned by others. Also included are revenues from Textile Care Services and interest income.

     - Other properties managed and/or partially owned includes all revenue of non-consolidated properties and the properties managed for others. Under generally accepted accounting principles, this revenue is not included in revenue of owned operations and the Company's interest in non-consolidated properties is reflected in the Consolidated Statements of Operations as equity in earnings of affiliates.

  Cash and cash equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company includes the current portion of debt service escrow accounts in cash and cash equivalents. The balance in this account at December 29, 1996 was $701, and will be used to pay accrued interest on certain of the hotel mortgages.

  Inventories

     Inventories are stated primarily at the lower of average cost or market.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

  Notes receivable

     Notes receivable are carried at their unpaid balance less an allowance for doubtful accounts and net of unamortized contract discounts. The Company evaluates the collectibility of its notes receivable (including accrued interest) by estimating the probability of loss utilizing projections of loan and property performance, factors related to the borrower, terms of the notes, other supply and demand factors and overall economic conditions.

  Fair value of financial instruments

     Management has determined that fair values of the Company's financial instruments approximates the carrying values of those instruments except for notes receivable and long-term debt as discussed in Notes 2 and 5, respectively.

  Property and equipment

     Property and equipment was recorded at cost in the Predecessor period. Property and equipment are recorded at their allocated purchase price in the Successor period. Depreciation of property and equipment is computed on the straight-line method over their estimated useful lives. The estimated useful lives are:

            Land improvements.....................................  5 to 25 years
            Buildings.............................................  20 to 50 years
            Equipment.............................................  5 to 20 years

     The Company records a provision for impairment of the carrying value of its real estate investments whenever the estimated future cash flows from a property's operations and projected sale are less than the property's net carrying value. Management believes that the estimates and assumptions used are appropriate in evaluating the carrying value of the Company's properties presented currently in the consolidated balance sheet, however, changes in market conditions and circumstances could occur in the near term which could cause these estimates to change.

     Measurement of impairment losses on long-lived assets are based on the estimated fair value of the assets. Properties held for sale under SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of", (SFAS 121), will be reflected at the lower of historical cost or estimated fair value less anticipated selling costs. No adjustment of the carrying values of the Company's long-lived assets was required at December 29, 1996 pursuant to the provisions of SFAS 121.

  Income taxes

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes", which, among other things, requires an asset and liability approach in accounting for deferred income taxes. (See Note 9)

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

  Intangibles

     Intangibles represent franchise rights and organization costs. The cost of these intangible assets are as follows:

                                                          DECEMBER 29,
                                                              1996       EXPECTED LIFE
                                                          ------------   -------------
        Organization costs..............................      $ 15           5 years
        Franchise rights................................        10          10 years
                                                              ----
                                                              $ 25
                                                              ====

  Use of estimates

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of certain assets and liabilities and the disclosure of contingent liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FISCAL YEAR

     The Company's fiscal year ends on the Sunday closest to December 31.

     The balance sheet as of June 29, 1997 and the statements of operations, changes in stockholders' equity and cash flows for the six-month period then ended are unaudited. However, in the opinion of management, these financial statements include all adjustments, which consist only of normal recurring adjustments, necessary for fair presentation of the Company's financial position. The results and operations for the unaudited six-month period ended June 29, 1997 are not necessarily indicative of the results which may be expected for the entire year.

NOTE 2. NOTES RECEIVABLE

     Notes receivable consist of contracts for deeds and first mortgages bearing interest at rates ranging from 8% to 10%. Two loans aggregating $535 at December 29, 1996 are considered impaired under the provisions of SFAS 114, "Accounting For By Creditors of Impairment of a Loan". Accordingly, no interest income has been recognized on these loans during the period from January 1, 1996 to December 29, 1996. The Company has determined an allowance for doubtful accounts of $219 was necessary for one of the notes receivable at December 29, 1996.

     The fair values of the non-current portion of notes receivable at December 29, 1996 approximated their carrying value. The fair value of the non-current portion of notes receivable is determined by discounting the scheduled loan payments to maturity using current market rates commensurate with the risks and terms to maturity of those instruments.

     Total maturities of notes receivable for each of the next five years are approximately $520, $125, $125, $111 and $50, respectively.

NOTE 3. ACQUISITION

     The Company acquired 64% of the outstanding shares of GMX Corporation (GMX) on November 1, 1996 for $4,496. This acquisition has been accounted for using the purchase method of accounting. GMX's

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

principal asset is the land under the Company's Salt Lake Hilton Hotel. The Company consolidated the assets and liabilities of GMX in its December 29, 1996 consolidated balance sheet and the results of its operations for the period from November 1, 1996 to December 29, 1996. All material intercompany transactions have been eliminated in consolidation. This amount has been recorded as a minority interest in the December 29, 1996 consolidated balance sheet. During the first half of 1997 the Company acquired an additional 33.4% of the outstanding shares of GMX Corporation for $2,352. The Company intends to acquire the remaining 2.8% of GMX in the second half of 1997 for $196.

     On April 1, 1996, the Company acquired the 149 room full service Colonial Park Hotel in Helena, Montana. The purchase was financed with a first mortgage of $4.5 million, a note payable to the seller of $1.0 million and $3.7 million from available cash and lines of credit.

NOTE 4.  INVESTMENTS IN AFFILIATES

     As of December 29, 1996 the Company's investment in affiliates, accounted for under the equity method of accounting, is as follows:

                                                                OWNERSHIP     DEC. 29,
                                                                INTEREST        1996
                                                                ---------     --------
        Provo Park Hotel and Residence Inn, Provo, UT.........    50.0%        $8,581
        Kahler Park Hotel, Hibbing, MN........................    25.0%            --
        Quality Hotel Plaza One, Rock Island, IL..............    26.6%            --
                                                                               ------
                                                                               $8,581
                                                                               ======

     The Company or its subsidiaries typically have an interest in an affiliated partnership or limited liability company and operate the hotels under long-term management contracts. The Company also held a note receivable (Note 2) from an affiliate of $274 at December 29, 1996.

     The Provo Park Hotel and Residence Inn, using funds from a $16,000 non-recourse loan commitment and a $1,000 federal grant, is constructing a 96 suite expansion and 17,000 square foot conference center and has constructed a 114 suite Residence Inn by Marriott in Provo, Utah. The Residence Inn was completed in December 1996 and the expansion of the Provo Park Hotel was completed in early 1997.

     The Company's income from affiliates before taxes is as follows:

        Management fees...............................................      $584
        Equity in earnings............................................        45
                                                                            ----
                                                                            $629
                                                                            ====

     Combined summarized balance sheet information for the Company's affiliates is as follows:

                                                                                DECEMBER 29,
                                                                                    1996
                                                                                ------------
Current assets................................................................    $  1,508
Noncurrent assets.............................................................      27,375
Current liabilities...........................................................       3,007
Long-term debt, principally mortgages.........................................      19,099
Other long-term liabilities...................................................       1,352
Owners' equity................................................................       5,425

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

     Combined summarized operating results reported by these affiliates are as follows:

            Revenues...................................................  $14,798
            Net income.................................................      358

NOTE 5.  FINANCING

     Notes payable consist of $4,300 drawn on various lines of credit with a maximum available of $8,000 at December 29, 1996 and short-term notes of $3,900. The lines of credit and notes payable carry an interest rate of prime plus 1%, mature at various dates throughout 1997 and are secured by property and equipment, inventory and accounts receivable. The Company anticipates the extension of all its lines of credit. The prime rate at December 29, 1996 was 8.25%.

     Outstanding long-term debt, which is secured by substantially all property and equipment, is summarized as follows:

                    OBLIGATIONS OF KAHLER REALTY CORPORATION

     SECURITY/SECURED                                                                     DEC. 29,
         PROPERTY                      INTEREST RATE                   MATURITY             1996
---------------------------    ------------------------------        -------------        --------
Mortgages
  Kahler Plaza Hotel           10.0% plus 2.0% of room sales         Nov 1997             $ 15,130
  Clinic View Inn              9.75% plus 2.0% of room sales         May 2000               14,307
  San Marcos                   Tax-exempt variable rate
                               of 6.75%                              Dec 2015               13,120
  Kahler Hotel                 Prime plus 1.0%                       Dec 2003               11,608
Mortgages under
  $10 million -- secured
  by ten hotel properties
  and a commercial             Ranging from                          Ranging from
  laundry                      prime to 12.0%                        2000 to 2014           52,614
Notes payable                  Prime                                 On demand                 408
Capitalized leases             12.2% to 12.93%                       June 2000                 710
                                                                                          --------
  Subtotal                                                                                 107,897
  Less current maturities                                                                   18,622
                                                                                          --------
                                                                                          $ 89,275
                                                                                          ========

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

OBLIGATIONS OF SUBSIDIARIES -- NONRECOURSE TO KAHLER REALTY CORPORATION

     SECURITY/SECURED                                                                     DEC. 29,
         PROPERTY                      INTEREST RATE                   MATURITY             1996
---------------------------    ------------------------------        -------------        --------
Mortgages under                Tax-exempt variable
  $10 million -- secured       rate of 5.5% to                       Ranging from
  by six hotel                 prime plus 0.5%                       2009 to 2015         $ 26,169
  properties
Special assessments            7.5% to 12.0%                         December 1997              59
Capitalized leases             12.2% to 12.54%                       April 1997
                                                                     to June 1998               55
                                                                                          --------
  Subtotal                                                                                  26,283
  Less current maturities                                                                      782
                                                                                          --------
                                                                                            25,501
Obligation to Westbrook, 10%, matures August 2003                                           40,000
                                                                                          --------
     Total indebtedness                                                                    174,180
     Less current
       maturities                                                                           19,404
                                                                                          --------
                                                                                          $154,776
                                                                                          ========

     Under certain financial debt covenants, the Company is required to maintain certain levels of net worth, debt to equity, cash flow and other ratios. The Company obtained a waiver for one of its debt covenants at December 29, 1996 which expires December 31, 1997.

     The fair value of long-term debt at December 29, 1996 was approximately $153,684 as compared to a carrying value of $154,776. The fair values of long-term debt were determined by discounting the scheduled loan payments to maturity using borrowing rates currently available to the Company for bank loans of similar term and maturity.

     Total maturities of long-term debt, excluding capital lease obligations, in each of the next five years are approximately $19,404, $3,964, $8,493, $20,564 and $15,705, respectively.

     At December 29, 1996 the Company has arranged for the issuance of a letter of credit aggregating $1,000 as additional collateral for one of the nonrecourse obligations listed above.

     The laundry facility in Rochester Minnesota was financed with a $10,000 loan. In the event of default by the Company on this loan the lender can require a non-affiliate to purchase the loan at its outstanding balance.

     The subordinated note requires annual principal payments of $500, matures in 1998 and carries an interest rate of prime plus 1%. As of December 29, 1996 the balance was $1,000. The Company made its $500 scheduled payment in April, 1997. The Company has the right to repay the note in cash or with common stock equal to 120% of the subordinated note at any time.

     The Company intends to refinance the mortgage secured by the Kahler Plaza Hotel upon its maturity in November, 1997. In July, 1997 the Company refinanced the mortgage secured by the San Marcos property which reduced the interest rate by 1%.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

     The Company had recorded an estimate of a loss that could have resulted from the unfavorable resolution of a lawsuit regarding the proper interpretation of the calculation of added interest on one of its mortgages

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

prior to December 29, 1996. While the Company believed it had a meritorious case in appeal, the ultimate resolution of the matter, could have resulted in a loss greater or less than what was accrued. A trustee held $3,038 in escrow accounts at December 29, 1996, pending resolution of the litigation which is included in debt service escrow accounts in the accompanying consolidated balance sheets. In June 1997 the Company settled this litigation for $3,250, which had no material impact on the Company's 1997 consolidated statement of operations.

     Additionally, the Company is involved in various litigation in the normal course of business. The Company does not expect the outcome of these matters to have a material adverse effect on the Company's consolidated financial statements.

  Operating leases

     The Company leases warehouse and retail store facilities for its formal wear operations and land for two of its hotels under various operating lease agreements which call for minimum lease payments and contingent rents based upon percentages of revenues. Rent expense under these leases was $1,312, including contingent rentals of $195, for the year ended December 29, 1996.

     Future minimum lease payments under operating leases total $4,859 with annual payments of $996, $685, $476, $312 and $224 due in each of the next five years, respectively.

  Telephone service agreements

     In March, 1990 the Company sold all telephone switches and related equipment at ten of its hotels to a telecommunications company. Each of these hotels subsequently entered into telephone service agreements with the same telecommunications company which call for contingent payments based upon telephone usage. These agreements expire in June, 2000. Expenses incurred pursuant to these service agreements was $2,475 for 1996.

NOTE 7. RETIREMENT PLANS

     The Company has a defined benefit plan (the Plan) covering union employees at properties located in Rochester, Minnesota. Pension contributions and expenses for this plan are determined based on the actuarial cost of current service.

     Net periodic pension cost for the Plan included the following components for the year ended December 29, 1996:

            Service costs-benefits earned during the period..............  $ 124
            Interest cost on projected benefit obligation................    229
            Return on assets-actual......................................   (227)
            Net amortization and deferral................................    112
                                                                           -----
            Net periodic pension cost....................................  $ 238
                                                                           =====

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

     The following table sets forth the Plan's funded status at December 29, 1996:

                                                                          DECEMBER 29,
                                                                              1996
                                                                          ------------
        Actuarial present value of vested benefit obligation............     $3,219
                                                                             ======
        Accumulated benefit obligation..................................     $3,304
                                                                             ======
        Projected benefit obligation....................................     $3,304
        Fair market value of plan assets*...............................      2,164
                                                                             ------
        Unfunded projected benefit obligation...........................      1,140
        Unrecognized net gain...........................................        144
                                                                             ------
        Unfunded pension liability......................................     $1,284
                                                                             ======

---------------

* Plan assets consist primarily of equity and fixed income securities.

     The Company has recognized a liability as the accumulated benefit obligation exceeded the fair value of the plan assets.

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25%. The expected long-term rate of return on assets was 8%.

     The Company has a defined contribution plan covering substantially all other employees.

     Total expense for both plans was $682 for 1996.

     The Company provides postretirement health benefits to a fixed number of retired employees relating to service provided prior to 1992. At December 29, 1996 the estimated liability was $150.

     The Company has employment agreements with certain key executives. In 1997 three executives resigned.

NOTE 8.  SEGMENTS

     The Company's principal business activity is the operation and management of hotel properties. Fees from managed properties are primarily based on a percent of revenues of the managed property. The Company's other business activities include institutional laundries. Intersegment transactions including laundry revenues of $2,045 for the period ended December 29, 1996 have been eliminated from the table below. Operating income represents revenues less operating expenses, excluding general corporate expenses. Identifiable assets are those used in the operation of each segment. Corporate and other assets consist primarily of cash, notes and other investments.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

  (continued)

     The following table summarizes the Company's segment information:

        REVENUE OF OWNED OPERATIONS
          Lodging........................................................  $ 117,257
          Laundry........................................................      6,332
          Other..........................................................        771
          Interest income................................................        294
                                                                           ---------
                                                                           $ 124,654
                                                                           =========
        OPERATING INCOME
          Lodging........................................................  $  21,650
          Laundry........................................................      1,042
          Other..........................................................        113
          Non-recurring charges..........................................     (3,050)
          Corporate expenses.............................................     (4,278)
          Interest income................................................        294
                                                                           ---------
        GROSS OPERATING PROFIT...........................................     15,771
          Interest expense...............................................    (13,958)
          Equity in earnings of affiliates...............................         45
          Gain(Loss) on sale of assets...................................          9
                                                                           ---------
        INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES............  $   1,867
                                                                           =========
        IDENTIFIABLE ASSETS
          Lodging........................................................  $ 243,470
          Laundry........................................................     14,798
          Formal Wear....................................................      2,286
          Corporate and other............................................     21,638
                                                                           ---------
                                                                           $ 282,192
                                                                           =========
        CAPITAL EXPENDITURES
          Lodging........................................................  $  19,462
          Laundry........................................................        156
          Formal Wear....................................................      1,394
          Corporate and other............................................         81
                                                                           ---------
                                                                           $  21,093
                                                                           =========
        DEPRECIATION AND AMORTIZATION
          Lodging........................................................  $   8,242
          Laundry........................................................        772
          Corporate and other............................................         99
                                                                           ---------
                                                                           $   9,113
                                                                           =========

     On June 30, 1997 the Company completed the sale of its formal wear operations. The Company received cash of approximately $2.1 million and a note receivable of $230,000 with an annual interest rate of 12%. All operating activity for the first half of 1997 reverted to the purchaser in accordance with the sales agreement. All operating activity for prior periods has been reclassed as income from discontinued operations.

     The non-recurring charges incurred during 1996 relate to noncapitalizable costs incurred in the merger described in Note 1.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

NOTE 9. PROVISION FOR INCOME TAXES

     Provision for income taxes consists of the following:

            Federal tax, paid or currently payable......................    $789
            State tax, paid or currently payable........................     147
            Net deferred credits (prepaid charges)......................      (4)
                                                                            ----
            Tax provision...............................................    $932
                                                                            ====

     The difference between the federal statutory rate and the effective tax rate is as follows for the year ended December 29, 1996:

            Statutory tax rate............................................  34.0%
            Generation of general business credits........................   (.2)
            Other permanent differences...................................   2.0
            State taxes, before valuation allowance and net of federal
              income tax benefit..........................................   4.2
                                                                            ----
                      Effective tax rate..................................  40.0%
                                                                            ====

     Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting. Prepaid and deferred taxes are recorded for temporary differences between the book value of assets and liabilities for financial reporting purposes and tax purposes.

     Temporary differences comprising the net deferred tax liability on the Consolidated Balance Sheet at December 29, 1996 are as follows:

                                                                    DECEMBER 29, 1996
                                                          -------------------------------------
                   TEMPORARY DIFFERENCES                  ASSETS      LIABILITIES       TOTAL
    ----------------------------------------------------  -------     ------------     --------
    Allowance for doubtful accounts.....................  $    95       $       --     $     95
    Accrued employee benefits...........................      554               --          554
    Other...............................................       --               (3)          (3)
                                                          -------       ----------     --------
              Current...................................      649               (3)         646
                                                          -------       ----------     --------
    Depreciation and amortization.......................      710          (34,900)     (34,190)
    Deferred revenues...................................    1,581              (89)       1,492
    Installment gains...................................       --             (289)        (289)
    Property valuation allowances.......................      412               --          412
    Joint ventures......................................    2,015           (1,559)         456
    Accrued employee benefits...........................      634               --          634
    Interest............................................      528               --          528
                                                          -------       ----------     --------
              Noncurrent................................    5,880          (36,837)     (30,957)
                                                          -------       ----------     --------
    Other Components
    Alternative minimum tax credits.....................    1,656               --        1,656
    General business credits............................      243               --          243
    Valuation allowance.................................   (2,195)              --       (2,195)
                                                          -------       ----------     --------
                                                             (296)              --         (296)
                                                          -------       ----------     --------
    Net deferred tax liability..........................  $ 6,233       $  (36,840)    $(30,607)
                                                          =======       ==========     ========

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)
                      FOR THE YEAR ENDED DECEMBER 29, 1996

     The total valuation allowance at December 29, 1996 is $2,195. There was no net change in the total valuation allowance for the year ended December 29, 1996. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Also, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the net deferred tax asset, the Company will need to generate future regular tax. Based upon the levels of historical taxable income and projections for future taxable income, management believes it is more likely than not the Company will realize the benefits of the net deferred tax asset, net of the existing valuation allowance at December 29, 1996. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of taxable income during future periods are reduced.

NOTE 10.  RELATED PARTY TRANSACTIONS

     Westbrook is owed $40,000 under an unsecured promissory note due August, 2003 (Note 5). Interest expense on the promissory note was $1,556 for 1996.

NOTE 11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING ACTIVITIES

                                                                          1996
                                                                         -------
            Interest paid............................................    $13,874
            Interest received........................................       (393)
            Income taxes.............................................        (24)

     The GMX acquisition increased property and equipment, minority interest and deferred income taxes by $5,348, $2,548 and $2,800, respectively.

NOTE 12. SUBSEQUENT EVENTS

     On August 4, 1997 Westbrook entered into an agreement to sell 100% of the outstanding common stock of the Company to Sunstone Hotel Investors, Inc. ("Sunstone"). Westbrook will receive from Sunstone a combination of cash, common stock, and convertible preferred stock. The transaction is subject to third party approvals and other customary conditions.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Kahler Realty Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Kahler Realty Corporation and Subsidiaries as of December 31, 1995 and January 1, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kahler Realty Corporation and Subsidiaries as of December 31, 1995 and January 1, 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
                                          --------------------------------------
                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 16, 1996

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
             FOR YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

                                                                           1995         1994
                                                                         --------     --------
REVENUES
  Revenue of owned operations..........................................  $121,772     $109,910
  Other properties managed and/or partially owned......................    18,113       17,490
                                                                         --------     --------
          Total revenues...............................................  $139,885     $127,400
                                                                         ========     ========

REVENUE OF OWNED OPERATIONS
  Lodging -- rooms.....................................................  $ 61,249     $ 54,108
           -- food and beverage........................................    32,554       29,339
           -- other....................................................    11,553        9,796
  Formal wear, laundry and other.......................................    15,912       15,894
  Interest income......................................................       504          773
                                                                         --------     --------
          Total revenue of owned operations............................   121,772      109,910
                                                                         --------     --------

OPERATING COSTS AND EXPENSES
  Lodging -- rooms.....................................................    15,180       13,523
           -- food and beverage........................................    25,697       23,221
           -- other....................................................    38,441       34,053
  Formal wear, laundry & other.........................................    12,801       13,487
  Corporate expenses...................................................     3,901        3,257
  Depreciation and amortization (Note 9)...............................     8,919        8,477
  Non-recurring charges (Note 9).......................................       526        1,811
                                                                         --------     --------
          Total operating costs and expenses...........................   105,465       97,829
                                                                         --------     --------
GROSS OPERATING PROFIT.................................................    16,307       12,081
  Interest expense.....................................................   (13,115)     (11,207)
  Equity in earnings of affiliates (Note 4)............................       533          193
  Gain (Loss) on sale of assets........................................       (11)          20
                                                                         --------     --------
INCOME FROM OPERATIONS BEFORE INCOME TAXES.............................     3,714        1,087
  Provision for income taxes...........................................       697          323
                                                                         --------     --------
NET INCOME.............................................................  $  3,017     $    764
                                                                         ========     ========
PER COMMON SHARE DATA
  Primary income per common share......................................  $    .70     $    .14
                                                                         ========     ========
  Fully diluted income per common share................................  $    .69     $    .14
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                     DECEMBER 31, 1995 AND JANUARY 1, 1995

                                     ASSETS

                                                                           1995         1994
                                                                         --------     --------
CURRENT ASSETS
  Cash and cash equivalents............................................  $    923     $  1,110
  Receivables:
     Trade, less allowance for doubtful accounts of $251 and $252,
      respectively.....................................................     5,275        5,333
     Current portion of notes receivable...............................       132          150
  Inventories..........................................................     2,598        2,498
  Prepaid expenses.....................................................       323          265
                                                                         --------     --------
          Total current assets.........................................     9,251        9,356
                                                                         --------     --------
OTHER ASSETS
  Notes receivable (Notes 2 and 4).....................................     1,361        1,423
  Investments in affiliates (Note 4)...................................     5,095        3,279
  Debt service escrow accounts (Notes 5 and 7).........................     3,198        1,650
  Intangibles..........................................................       654          791
  Other................................................................     2,224        1,823
                                                                         --------     --------
          Total other assets...........................................    12,532        8,966
                                                                         --------     --------
PROPERTY AND EQUIPMENT
  Land and improvements................................................    17,065       16,349
  Buildings............................................................   141,965      136,967
  Equipment............................................................    50,660       46,977
  Formal wear apparel..................................................     4,381        4,735
                                                                         --------     --------
          Total........................................................   214,071      205,028
          Less accumulated depreciation................................    61,118       54,281
                                                                         --------     --------
                                                                          152,953      150,747
  Construction in progress (Note 5)....................................     3,631           --
                                                                         --------     --------
          Total property and equipment.................................   156,584      150,747
                                                                         --------     --------
          TOTAL ASSETS.................................................  $178,367     $169,069
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                     DECEMBER 31, 1995 AND JANUARY 1, 1995

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                           1995         1994
                                                                         --------     --------
CURRENT LIABILITIES
  Accounts payable (Notes 7 and 9).....................................  $ 10,110     $  8,392
  Due to affiliates (Note 4)...........................................       738          167
  Accrued liabilities:
     Payroll and payroll related.......................................     3,131        2,473
     Real estate taxes.................................................     1,954        1,996
     Other taxes.......................................................       520          806
  Notes payable (Note 5)...............................................     4,700        5,300
  Current portion of long-term debt (Note 5)...........................     3,739        2,767
  Current portion of subordinated debt to affiliate (Note 6)...........       500          500
                                                                         --------     --------
          Total current liabilities....................................    25,392       22,401
                                                                         --------     --------
LONG-TERM DEBT (Note 5)
  Obligations of Kahler Realty Corporation.............................    99,754       95,842
  Obligations of Subsidiaries -- Nonrecourse to Kahler Realty
     Corporation.......................................................    26,261       26,517
                                                                         --------     --------
          Total long-term debt.........................................   126,015      122,359
                                                                         --------     --------
OTHER LIABILITIES
  Pension liability (Note 8)...........................................     1,009          734
  Deferred revenue.....................................................       160          137
  Other................................................................       618          667
                                                                         --------     --------

          Total other liabilities......................................     1,787        1,538
                                                                         --------     --------
COMMITMENTS AND CONTINGENCIES (Note 7)
SUBORDINATED DEBT TO AFFILIATE (Note 6)................................     1,000        1,500
                                                                         --------     --------
STOCKHOLDERS' EQUITY (Note 6) Common stock, par value $.10
  Authorized -- 70,000,000 shares; Issued and outstanding -- 4,293,473
  and 4,167,598 shares, respectively...................................       429          417
  Additional paid-in capital...........................................    13,846       13,030
  Retained earnings....................................................    10,414        7,991
  Minimum pension liability adjustment (Note 8)........................      (516)        (167)
                                                                         --------     --------
          Total stockholders' equity...................................    24,173       21,271
                                                                         --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...................  $178,367     $169,069
                                                                         ========     ========

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
             FOR YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

                                           COMMON STOCK                                MINIMUM
                                        ------------------   ADDITIONAL                PENSION
                                          NUMBER              PAID-IN     RETAINED    LIABILITY
                                        OF SHARES   AMOUNT    CAPITAL     EARNINGS    ADJUSTMENT    TOTAL
                                        ----------  ------   ----------   ---------   ----------   -------
BALANCES, January 2, 1994.............   3,425,798   $343     $  8,450     $  7,800     $ (227)    $16,366
  Net income..........................                                          764                    764
  Dividends paid to preferred
     stockholders.....................                                         (224)                  (224)
  Dividends paid to common
     stockholders ($0.09 per share)...                                         (349)                  (349)
  Unrecognized gain on defined benefit
     pension plan.....................                                                      60          60
  Common stock issued.................     741,800     74        4,580                               4,654
                                         ---------   ----     --------     --------     ------     -------
BALANCES, January 1, 1995.............   4,167,598    417       13,030        7,991       (167)     21,271
  Net income..........................                                        3,017                  3,017
  Dividends paid to common
     stockholders ($0.14 per share)...                                         (594)                  (594)
  Unrecognized loss on defined benefit
     pension plan.....................                                                    (349)       (349)
  Common stock issued (Note 6)........     125,875     12          816                                 828
                                         ---------   ----     --------     --------     ------     -------
BALANCES, December 31, 1995...........   4,293,473   $429     $ 13,846     $ 10,414     $ (516)    $24,173
                                         =========   ====     ========     ========     ======     =======

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
             FOR YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

                                                                            1995        1994
                                                                           -------     -------
OPERATIONS:
  Net income.............................................................  $ 3,017     $   764
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.......................................    8,919       8,477
     Common stock issued under employee benefit plans....................      303           6
     Unrecognized gain (loss) on defined benefit pension plan............     (349)         60
     Equity in earnings of affiliates....................................     (533)       (193)
     (Gain) Loss on sale of assets.......................................       11         (20)
  Change in current assets and liabilities:
     Receivables.........................................................       58        (962)
     Inventories.........................................................     (100)       (144)
     Prepaid expenses....................................................      (58)        (32)
     Accounts payable....................................................    1,673       1,493
     Accrued liabilities.................................................      330         (15)
                                                                           -------     -------
          Net cash provided by operating activities......................   13,271       9,434
                                                                           -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property and equipment....................................  (14,540)    (13,523)
  Proceeds from sale of property and equipment...........................       34         125
  Payments received on notes receivable..................................       79         250
  Investment in affiliates (Note 4)......................................   (1,856)         --
  Distributions received from affiliates.................................      574         374
  Decrease (Increase) in intangible assets...............................       40        (374)
  Increase in other assets...............................................     (565)       (108)
                                                                           -------     -------
          Net cash used by investing activities..........................  (16,234)    (13,256)
                                                                           -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.................................      525       1,352
  Purchase of common stock...............................................       --          --
  Dividends paid to common shareholders..................................     (594)       (349)
  Dividends paid to preferred shareholders...............................       --        (224)
  Payments on subordinated debt due to affiliate.........................     (500)         --
  Construction payables..................................................      616          --
  Increase in debt service escrow accounts...............................   (1,548)       (900)
  Proceeds from long-term debt and notes payable.........................    6,943       3,833
  Principal payments on long-term debt...................................   (2,315)     (2,692)
  Net borrowings (payments) on lines of credit and notes payable.........     (600)      2,850
  Increase (Decrease) in other liabilities...............................      249          78
                                                                           -------     -------
          Net cash provided by financing activities......................    2,776       3,948
                                                                           -------     -------
INCREASE (DECREASE) IN CASH..............................................     (187)        126
CASH AT BEGINNING OF THE PERIOD..........................................    1,110         984
                                                                           -------     -------
CASH AT END OF THE PERIOD................................................  $   923     $ 1,110
                                                                           =======     =======

                 See Notes to Consolidated Financial Statements

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

NOTE 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of business

     The primary business of Kahler Realty Corporation (the Company) is the operation and management of hotel properties in 11 states, primarily Minnesota, Utah and Idaho. As an adjunct to its hotels, the Company operates commercial laundries in Rochester and Salt Lake City which provide services to the Company's hotels and other third parties in their respective locations. The Company's other business activities include operating a wholesale and retail formal wear business.

  Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments of 50% or less in owned affiliates in which the Company possesses significant influence are accounted for under the equity method. The Company owns 24% of a partnership which owns the University Park Hotel and a $4,620, 9% mortgage note with an option to convert the note into additional equity interest in the hotel in 1998. Should the Company exercise its option to convert, the Company would own 69.6% of the hotel. The Company consolidates the assets and liabilities of the hotel which approximated $10,391 and $9,412 at December 31, 1995, and $10,714 and $9,463 at
January 1, 1995, respectively. All material intercompany transactions and balances have been eliminated.

  Reclassifications

     The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 1995. These reclassifications have no effect on net income or stockholders' equity as previously reported.

  Revenues

     Revenues of the Company are classified into two components. The Company uses this presentation to show the total scope of the Company's operations. The components of revenue are:

          Revenue of owned operations include revenues from lodging properties in which the Company has an interest greater than 50%, management fees generated from properties partially-owned (50% or less) and properties owned by others. Also included are revenues from Anderson's Formal Wear, Textile Care Services and interest income.

          Other properties managed and/or partially-owned includes all revenue of properties partially-owned (50% or less) by the Company and the properties managed for others. Under generally accepted accounting principles, this revenue is not included in revenue of owned operations and the Company's interest in partially-owned properties is reflected in the Consolidated Statements of Operations as equity in earnings of affiliates.

  Cash and cash equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company includes the current portion of debt service escrow accounts in cash and cash equivalents. Amounts in these accounts were $336 and $416 at December 31, 1995 and January 1, 1995, respectively, and will be used to pay accrued interest on certain of the hotel mortgages.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

  Inventories

     Inventories are stated primarily at the lower of average cost or market.

  Notes receivable

     Notes receivable are carried at their unpaid balance net of unamortized contract discounts. The Company evaluates the collectibility of its notes receivable (including accrued interest) by estimating the probability of loss utilizing projections of loan and property performance, factors related to the borrower, terms of the notes, other supply and demand factors and overall economic conditions.

     On January 2, 1995 the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) 114, "Accounting by Creditors for Impairment of a Loan". The Company also adopted the provisions of SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures". The adoption of SFAS 114 and 118 had no effect on the Company's financial position or results of operations as of or for the year ended December 31, 1995.

  Fair value of financial instruments

     On December 31, 1995 the Company adopted the provisions of SFAS 107 "Disclosures about Fair Value of Financial Instruments". Management has determined that fair values of the Company's financial instruments approximate the carrying values of those instruments except for notes receivable and long-term debt as discussed in Notes 2 and 5, respectively.

  Property and equipment

     Property and equipment are recorded at cost. Depreciation of property, equipment and formal wear apparel is computed on the straight-line method over their estimated useful lives. Depreciation expense was $8,658 and $8,197 for the years 1995 and 1994, respectively. Interest of $76 related to certain hotels under construction has been capitalized and is included in property and equipment at December 31, 1995. The estimated useful lives are:

            Land improvements.....................................    5 to 25 years
            Buildings.............................................   20 to 50 years
            Equipment.............................................    5 to 20 years
            Formal wear apparel...................................          4 years

     The Company records a provision for impairment of the carrying value of its real estate investments whenever the estimated future cash flows from a property's operations and projected sale are less than the property's net carrying value. Management believes that the estimates and assumptions used are appropriate in evaluating the carrying value of the Company's properties presented currently in the balance sheet, however, changes in market conditions and circumstances could occur in the near term which will cause these estimates to change.

     On January 1, 1996, the Company adopted the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Measurement of impairment losses on long-lived assets are based on the estimated fair value of the assets. Properties held for sale under SFAS 121 will continue to be reflected at the lower of historical cost or estimated fair value less anticipated selling costs. No adjustment of the carrying values of the Company's long-lived assets was required at January 1, 1996 as a result of adopting the provisions of SFAS 121.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

  Deferred financing costs

     Deferred financing costs were $1,425 and $1,309, net of accumulated amortization, at December 31, 1995 and January 1, 1995, respectively. These amounts are included in other assets and amortized over the life of the respective loans.

  Income taxes

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes", which, among other things, requires an asset and liability approach in accounting for deferred income taxes. (See Note 10)

  Intangibles

     Intangibles represent pre-opening costs, organization costs, franchise rights and an intangible pension asset relating to the Company's defined benefit plan. Pre-opening costs include certain costs incurred during the property's break-in period which consist of marketing, employee training and the excess of expenses over revenues. The cost of these intangible assets are as follows:

                                                           1995    1994    EXPECTED LIFE
                                                           -----   -----   -------------
        Pre-opening costs................................  $  57   $ 163         3 years
        Organization costs...............................    145     132         5 years
        Franchise rights.................................    125     139   8 to 20 years
                                                           -----   -----
                                                             327     434
                                                           -----   -----
        Accumulated amortization.........................   (166)   (210)
                                                           -----   -----
                                                             161     224
        Intangible pension asset.........................    493     567
                                                           -----   -----
                                                           $ 654   $ 791
                                                           =====   =====

  Income per common share

     For 1995 and 1994, income per share is computed on a primary share basis using the weighted average number of outstanding common shares and equivalents (arising from employee stock plans, deferred stock compensation and a warrant) aggregating 4,329,000 and 3,956,000, respectively.

     Income per share is computed on a fully diluted basis using the weighted average number of outstanding common shares plus stock equivalents aggregating 4,355,000 for 1995. In 1994 the effect is the same as on a primary share basis.

  Use of estimates

     Preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fiscal year

     The Company's fiscal year ends on the Sunday closest to December 31.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

NOTE 2. NOTES RECEIVABLE

     Notes receivable consist of contracts for deeds and first mortgages bearing interest at rates ranging from 8% to 10%. One loan aggregating $454 is considered impaired under provisions of SFAS 118 at December 31, 1995. Accordingly, no interest income has been recognized on this loan during 1995. The Company has determined no reserve for impairment is necessary for its notes receivable at December 31, 1995 under provisions of SFAS 114.

     The fair value of the non-current portion of notes receivable at December 31, 1995 approximated carrying value. The fair value of the non-current portion of notes receivable is determined by discounting the scheduled loan payments to maturity using current market rates commensurate with the risks and terms to maturity of those instruments.

     Total maturities of notes receivable for each of the next five years are approximately $132, $467, $385, $31 and $478, respectively.

NOTE 3. ACQUISITIONS

     On August 1, 1995 the Company acquired the Best Western Canyon Springs Park Hotel, a 112 room full-service property in Twin Falls, Idaho, for $5,750. The purchase was financed with new long-term debt of $3,750, a note payable to the seller of $400 and $1,600 from available cash and lines of credit.

     On July 1, 1995 the Company paid $600 for a 32.9% equity interest in the 150 room full-service Best Western Copper King Park Hotel in Butte, Montana. The Company, which accounts for this investment under the equity method of accounting, used internally generated funds to make this investment. The Company subsequently entered into a management contract with the property.

     On December 31, 1994 the Company acquired the Green Oaks Inn and Conference Center, a 284 room hotel property in Fort Worth, Texas which it has managed since 1990 and had owned prior to that year. At the time of acquisition the Company held a mortgage receivable of $2,783 net of deferred revenue of $522. The Company purchased this property for $438 in cash, the cancellation of the mortgage receivable and related accrued interest receivable of $136 and the assumption of negative working capital and a capital lease.

     In March 1994, the Company acquired the Quality Inn Pocatello Park, a 152-room full service hotel property in Pocatello, Idaho for $5,224. This purchase was financed with new long-term debt of $3,700. The Company's lines of credit and internally generated funds were utilized to finance the balance of the purchase price.

     The pro forma results listed below are unaudited and reflect the impact of the purchase price accounting adjustments on the Company's Consolidated Statements of Operations assuming the aforementioned acquisitions occurred at the beginning of each year presented.

                                                                   1995         1994
                                                                 --------     --------
        Revenue of owned operations............................  $123,628     $118,077
        Net income.............................................     3,277        1,196
        Income per common share:
          Primary..............................................       .76          .25
          Fully diluted........................................       .75          .25

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

NOTE 4. INVESTMENT IN AFFILIATES

     As of December 31, 1995 and January 1, 1995 the Company's investment in affiliates, accounted for under the equity method of accounting, are as follows:

                                                             OWNERSHIP
                                                             INTEREST       1995       1994
                                                             ---------     -------    -------
    Provo Park Hotel, Provo, UT............................     50.0%      $ 4,450    $ 3,165
    Best Western Copper King Park Hotel, Butte, MT (Note        32.9%          560         --
      3)...................................................
    Kahler Park Hotel, Hibbing, MN.........................     25.0%           85        114
    Quality Hotel Plaza One, Rock Island, IL...............     26.6%           --         --
                                                                           -------    -------
                                                                           $ 5,095    $ 3,279
                                                                           =======    =======

     The Company or its subsidiaries typically have an interest in an affiliated partnership or limited liability company and operate the hotels under long-term management contracts. The Company also held notes receivable from affiliates of $572 and $574 at December 31, 1995 and January 1, 1995, respectively.

     The Company contributed $1,200 to the Provo Park Hotel during 1995, which along with funds from a $16,000 non-recourse loan commitment and a $1,000 federal grant will be used to construct a 96 suite expansion and 17,000 square foot conference center as well as a 114 suite Residence Inn by Marriott in Provo, Utah. The Company's partner in this venture contributed land and cash valued at $1,200. Construction of the Residence Inn and the expansion of the Provo Park Hotel is scheduled to be completed in late 1996 and early 1997, respectively.

     The Company's income from affiliates before taxes is as follows:

                                                                    1995        1994
                                                                   -------     -------
        Management fees..........................................  $   540     $   381
        Equity in earnings.......................................      533         193
                                                                   -------     -------
                                                                   $ 1,073     $   574
                                                                   =======     =======

     Combined summarized balance sheet information for the Company's affiliates is as follows:

                                                                    1995        1994
                                                                   -------     -------
        Current assets...........................................  $ 1,431     $   654
        Noncurrent assets........................................   20,710      15,629
        Current liabilities......................................    2,194       1,595
        Long-term debt, principally mortgages....................   12,076       9,162
        Other long-term liabilities..............................    1,663       1,273
        Owners' equity...........................................    6,208       4,253

     Combined summarized operating results reported by these affiliates are as follows:

                                                                    1995        1994
                                                                   -------     -------
        Revenues.................................................  $13,782     $11,099
        Net income (loss)........................................      422         (87)

NOTE 5. FINANCING

     Notes payable consist of $4,100 drawn on various lines of credit with a maximum available of $5,000 at December 31, 1995 and a short-term note payable of $600. The lines of credit and note payable carry an

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

interest rate of prime plus 1%, mature at various dates throughout 1996 and are secured by property and equipment, inventory and accounts receivable. The Company anticipates the extension of all its lines of credit. The prime rate at December 31, 1995 and January 1, 1995 was 8.75% and 8.5%, respectively.

     Outstanding long-term debt, which is secured by substantially all property and equipment, is summarized as follows:

                    OBLIGATIONS OF KAHLER REALTY CORPORATION

           SECURITY/SECURED
               PROPERTY
               MORTGAGES                  INTEREST RATE       MATURITY          1995         1994
---------------------------------------  ----------------   -------------     --------     --------
Kahler Plaza Hotel                       10.0% plus 2.0%
                                         of room sales      Nov 1997          $ 15,300     $ 15,455
Clinic View Inn                          9.75% plus 2.0%
                                         of room sales      May 2000            14,531       14,654
San Marcos                               7.5% plus added
                                         interest*          Dec 2000            13,600       13,600
Kahler Hotel                             Prime plus 1.0%    Dec 2003            12,038       12,421
Mortgages under $10 million -- secured
  by ten hotel properties and a          Ranging from       Ranging from
  commercial laundry                     prime to 12.0%     1996 to 2014        46,937       41,441
Notes payable                                               Various dates
                                                            through Sept
                                         Prime to 11.0%     1997                   291          290
Capitalized leases                       12.2% to 12.93%    May 1997                26           46
                                                                              --------     --------
     Subtotal                                                                  102,723       97,907
     Less current maturities                                                     2,969        2,065
                                                                              --------     --------
                                                                              $ 99,754     $ 95,842
                                                                              ========     ========

    OBLIGATIONS OF SUBSIDIARIES -- NONRECOURSE TO KAHLER REALTY CORPORATION

           SECURITY/SECURED
               PROPERTY
               MORTGAGES                  INTEREST RATE       MATURITY          1995         1994
---------------------------------------  ----------------   -------------     --------     --------
Mortgages under $10 million -- secured   Ranging from
  by six hotel properties                Tax-exempt vari-
                                         able rate of
                                         3.55% to prime
                                         plus 0.5%          2003 to 2015      $ 26,813     $ 26,908
Special assessments                      7.5% to 12.0%      Dec 1997               111          158
                                                            August 1994
  Capitalized leases                     0.0% to 14.3%      to June 1998           107          153
                                                                              --------     --------
     Subtotal                                                                   27,031       27,219
     Less current maturities                                                       770          702
                                                                              --------     --------
                                                                                26,261       26,517
                                                                              --------     --------
          Total indebtedness                                                   129,754      125,126
          Less current maturities                                                3,739        2,767
                                                                              --------     --------
                                                                              $126,015     $122,359
                                                                              ========     ========

---------------

 * Added interest is defined as approximately 67% of Excess Cash Flow as defined. (See Note 7)

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

     The fair value of long-term debt at December 31, 1995 was approximately $122,744 as compared to a carrying value of $126,015. The fair values of long-term debt were determined by discounting the scheduled loan payments to maturity using borrowing rates currently available to the Company for bank loans of similar term and maturity.

     Total maturities of long-term debt, excluding capital lease obligations, in each of the next five years are approximately $3,668, $18,619, $3,808, $8,325 and $20,512, respectively.

     At December 31, 1995 the Company has arranged for the issuance of a letter of credit aggregating $1,000 as additional collateral for one of the nonrecourse obligations listed above.

     Under certain financial debt covenants, the Company is required to maintain certain levels of net worth, debt to equity, cash flow and other ratios. Waivers of certain covenants have been obtained as of December 31, 1995 and January 1, 1995.

     The laundry facility in Rochester, Minnesota was financed with a $10,000 loan. In the event of default by the Company on this loan the lender can require the Company's largest shareholder to purchase the loan at its outstanding balance.

     On January 19, 1996, the Company refinanced the San Marcos mortgage in the amount of $13,600. The initial variable tax-exempt interest rate, including a credit enhancement fee, was approximately 6.0%. To facilitate this refinancing, the Company placed $1,548 in escrow with the trustee of the present mortgage in November, 1995. These funds will be held by the trustee pending resolution of the litigation discussed in Note 7.

NOTE 6. STOCKHOLDERS' EQUITY

  Preferred stock

     The Company has 10,000,000 shares authorized and no shares outstanding as of December 31, 1995 and January 1, 1995. The Board of Directors is authorized to determine the series and number of preferred shares to be issued and any related designations, powers, preferences, rights, qualifications, limitations or restrictions.

  Common stock

     Common stock has been issued under deferred compensation, incentive stock option, employee retirement and stock purchase plans and upon conversion of preferred stock, and a common stock warrant.

  Stock option plans

     Under certain stock option plans, incentive stock options may be granted to key employees or non-employee directors at not less than 100% of the fair market value of the Company's stock on the date of grant and options not qualifying as incentive stock options may be granted to non-employees providing valuable services to the Company at not less than 50% of the fair market value of the Company's stock on the date of grant. None of these shares have been granted at less than market value. Total number of shares authorized under these plans are 931,350. Key employee options expire five years after the date of grant and vest 25% per

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

year commencing one year after the date of grant. Non-employee director options expire ten years after the date of grant and vest after one year. Activity under the plans is summarized below:

                                                              NUMBER       OPTION PRICE
                                                             OF SHARES      PER SHARE
                                                             ---------   ----------------
        Balance, January 2, 1994...........................    495,300   $ 2.88 --  $7.50
          Granted..........................................    113,700     8.50 --  11.75
          Exercised........................................   (186,075)    2.88 --   7.50
          Canceled.........................................     (5,000)    3.00 --   7.50
                                                              --------
        Balance, January 1, 1995...........................    417,925     2.88 --  11.75
          Granted..........................................    125,000     7.88 --  12.88
          Exercised........................................   (105,500)    2.88 --  11.75
          Canceled.........................................     (5,875)    3.00 --  11.75
                                                              --------   ----------------
        Balance, December 31, 1995.........................    431,550   $ 3.00 -- $12.88
                                                              ========   ================

     At December 31, 1995 178,744 options were exercisable and 499,800 shares were available for grant.

  Subordinated debt to affiliate

     In January 1992, the Company issued a $2,000 subordinated note to the Company's largest shareholder. The subordinated note requires annual principal payments of $500 per year each April 21, matures in 1998 and carries an interest rate of prime plus 1%. As of December 31, 1995 the balance was $1,500. The Company has the right to repay the note in cash or with common stock equal to 120% of the subordinated note at any time.

NOTE 7. COMMITMENTS AND CONTINGENCIES

     The Company believes it is in the final stages of negotiating a settlement with a telecommunications company related to disputed unremitted telephone revenue and fees at ten of its hotels (the Hotels). Proposed terms of this settlement provide for the lease by the Company of $1,500 of new telephone switches and equipment from the telecommunications company over the remaining term of the amended existing telephone service agreements. The Company would have the option to acquire all telephone switches and equipment in the Hotels at the end of the telephone service agreement term. However, while this settlement has been agreed to in principle by the parties, it has not yet been executed. If completed, this settlement is not expected to have a material adverse impact on the Company's Consolidated Financial Statements.

     In December 1994, the Company received notice of default relating to bond indebtedness on one of it's wholly-owned hotels. In January 1995, the Company brought suit against the bondholders. The Company is seeking declaratory judgment regarding the proper interpretation of the calculation of added interest. In January, 1996 the Superior Court of Arizona (the Court) ruled against the Company. The Company plans to vigorously appeal the Court's decision. The appellate court will hear the Company's suit in its entirety and is not restricted in any way by the Court's decision. If the bondholders are found judicially correct, the Company would owe $267, $618 and $884 for 1993, 1994 and 1995, respectively, and certain other costs as determined by the Court. The Company has recorded an estimate of the loss that could result from the unfavorable resolution of this uncertainty. While the Company believes it has a meritorious case in appeal, the ultimate resolution of the matter, which is expected to take longer than one year, could result in a loss greater or less than what is presently accrued. The Company refinanced this mortgage in January, 1996 as discussed in Note 5.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

     Additionally, the Company is involved in various litigation in the normal course of business. The Company does not expect the outcome of the matters described above to have a material adverse effect on the Company's consolidated financial statements.

  Operating leases

     The Company leases warehouse and retail store facilities for its formal wear operations and land for three of its hotels under various operating lease agreements which call for minimum lease payments and contingent rents based upon percentages of revenues. Operating lease expense was $1,629 and $1,550, including contingent rentals of $516 and $486 for 1995 and 1994, respectively.

     Future minimum lease payments under operating leases total $6,651 with annual payments of $997, $681, $409, $234 and $190 due in each of the next five years, respectively.

  Capital leases

     The Company leases furniture and equipment under capital leases. Future minimum lease payments under these capital leases total $171 with annual payments of $100, $54, $17, $0 and $0 due in each of the next five years, respectively. Of the $171 of total minimum lease payments, $38 represents interest.

     The following is an analysis of property under capital leases:

                                                                      1995      1994
                                                                      -----     -----
        Furniture & equipment.......................................  $ 465     $ 465
        Less accumulated amortization...............................   (239)     (164)
                                                                      -----     -----
                                                                      $ 226     $ 301
                                                                      =====     =====

     Amortization of leased equipment is classified with depreciation expense.

  Telephone service agreements

     In March, 1990 the Company sold all telephone switches and related equipment at the Hotels to a telecommunications company. Each of the Hotels subsequently entered into telephone service agreements with the same telecommunications company which call for contingent payments based upon telephone usage. Expenses incurred pursuant to these service agreements were $2,316 and $1,766 in 1995 and 1994, respectively. These agreements expire in February, 2000.

  Other

     The Company plans on opening a 108 suite expansion to its hotel in Boise, Idaho, in early 1996. At December 31, 1995, the Company had a $2,455 loan commitment which is expected to fund a substantial portion of the remaining expansion costs to be paid.

     In January, 1996 the Company entered into an agreement to purchase the 149 room full service Colonial Inn Hotel in Helena, Montana at a cost of $9,200. This acquisition will be financed through a mortgage note payable to a bank, a note payable to the seller and internally generated funds.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

NOTE 8. RETIREMENT PLANS

     The Company has a defined benefit plan covering union employees at properties located in Rochester, Minnesota. Pension contributions and expenses for this plan are determined based on the actuarial cost of current service and amortization of prior service costs over a 20 year period.

     Net periodic pension cost for the defined benefit plan included the following components:

                                                                        1995    1994
                                                                        -----   -----
        Service costs-benefits earned during the period...............  $  97   $  80
        Interest cost on projected benefit obligation.................    219     179
        Return on assets-actual.......................................   (122)      8
        Net amortization and deferral.................................     53    (102)
                                                                        -----   -----
                  Net periodic pension cost...........................  $ 247   $ 165
                                                                        =====   =====

     The following table sets forth the Plan's funded status at December 31, 1995 and January 1, 1995:

                                                                      1995       1994
                                                                     ------     ------
        Actuarial present value of vested benefit obligation.......  $3,124     $2,503
                                                                     ======     ======
        Accumulated benefit obligation.............................  $3,200     $2,564
                                                                     ======     ======
        Projected benefit obligation...............................  $3,200     $2,564
        Fair market value of plan assets*..........................   1,795      1,498
                                                                     ------     ------
        Unfunded projected benefit obligation......................   1,405      1,066
        Unrecognized net liability at date of initial
          application..............................................     (34)       (40)
        Unrecognized prior service cost............................    (459)      (527)
        Unrecognized net loss......................................    (516)      (167)
        Adjustment to recognize minimum liability..................   1,009        734
                                                                     ------     ------
                  Pension liability................................  $1,405     $1,066
                                                                     ======     ======

---------------

* Plan assets consist primarily of equity and fixed income securities.

     The Company has recognized an additional liability as the accumulated benefit obligation exceeded the fair value of the plan assets. An intangible asset was recognized up to the amount of unrecognized prior service cost. As of December 31, 1995 the additional liability exceeded the unrecognized prior service cost and the unrecognized transition liability by $516. This amount has been recorded as a reduction of stockholders' equity.

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% and 8.5% in 1995 and 1994, respectively. The expected long-term rate of return on assets was 8%.

     The Company has a defined contribution plan covering substantially all other employees. The funding of the defined contribution plan is determined by the Board of Directors.

     Total expense for both plans was $497 and $215 for 1995 and 1994, respectively.

     The Company provides postretirement benefits to a fixed number of retired employees relating to service provided prior to 1992. At December 31, 1995 and 1994 the estimated liability was $175 and $200, respectively.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

NOTE 9. SEGMENTS

     The Company's principal business activity is the operation and management of hotel properties. Fees from managed properties are primarily based on a percent of revenues of the managed property. The Company's other business activities include a wholesale and retail formal wear business and institutional laundries. Intersegment transactions including laundry revenues of $2,050 and $1,857 in 1995 and 1994, respectively, have been eliminated from the table below. Operating income represents revenue less operating expenses, excluding general corporate expenses. Identifiable assets are those used in the operation of each segment. Capital expenditures include non-cash lodging acquisitions of $2,783 in 1994. General corporate assets consist primarily of cash, notes and other investments.

     The following tables summarize the Company's segment information:

                                                                       1995         1994
                                                                     --------     --------
    REVENUE OF OWNED OPERATIONS
      Lodging......................................................  $105,356     $ 93,243
      Laundry......................................................     5,890        6,304
      Formal Wear..................................................     9,373        8,924
      Other........................................................       649          666
      Interest income..............................................       504          773
                                                                     --------     --------
                                                                     $121,772     $109,910
                                                                     ========     ========
    OPERATING INCOME
      Lodging......................................................  $ 19,316     $ 16,304
      Laundry......................................................       584         (389)
      Formal Wear..................................................       363          539
      Other........................................................        12           11
      Non-recurring charges........................................      (526)      (1,811)
      Corporate expenses...........................................    (3,946)      (3,346)
      Interest income..............................................       504          773
                                                                     --------     --------
    GROSS OPERATING PROFIT.........................................    16,307       12,081
    Interest expense...............................................   (13,115)     (11,207)
    Equity in earnings of affiliates...............................       533          193
    Gain (Loss) on sale of assets..................................       (11)          20
                                                                     --------     --------
    INCOME FROM OPERATIONS BEFORE INCOME TAXES.....................  $  3,714     $  1,087
                                                                     ========     ========
    IDENTIFIABLE ASSETS
      Lodging......................................................  $155,479     $145 602
      Laundry......................................................    14,155       14,703
      Formal Wear..................................................     3,872        4,024
      Other........................................................     1,613        1,634
      Corporate....................................................     3,248        3,106
                                                                     --------     --------
                                                                     $178,367     $169,069
                                                                     ========     ========

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

                                                                       1995         1994
                                                                     --------     --------
    CAPITAL EXPENDITURES
      Lodging......................................................  $ 13,024     $ 13,859
      Laundry......................................................       140          846
      Formal Wear..................................................     1,265        1,464
      Other........................................................        38           74
      Corporate....................................................        73           63
                                                                     --------     --------
                                                                     $ 14,540     $ 16,306
                                                                     ========     ========
    DEPRECIATION AND AMORTIZATION
      Lodging......................................................  $  6,722     $  6,142
      Laundry......................................................       759          736
      Formal Wear..................................................     1,326        1,411
      Other........................................................        67           99
      Corporate....................................................        45           89
                                                                     --------     --------
                                                                     $  8,919     $  8,477
                                                                     ========     ========

     During the fourth quarters of 1995 and 1994, the Company recorded non-recurring charges of $526 and $1,811 related to expenses incurred in connection with planned secondary offerings and conversion of the Company into a real estate investment trust. Neither offering was completed as a result of general market conditions.

     The Company regularly furnishes laundry, hospitality and food services to the Company's largest shareholder, the Mayo Foundation (Mayo), and its affiliates at competitive prices. The Company purchases, at competitive prices, steam, electricity, water and related utility services from a Mayo affiliate. These activities are summarized below.

                                                                      1995       1994
                                                                     ------     ------
        Revenue
          Laundry sales............................................  $3,576     $3,333
          Food services............................................   1,001        951
        Operating costs and expenses
        Utilities..................................................  $1,497     $1,870
        Interest...................................................     153        162

     The consolidated balance sheet includes receivables and payables to Mayo summarized as follows:

                                                                        1995     1994
                                                                        ----     ----
        Receivables...................................................  $521     $424
        Payables (including accrued interest).........................   182      209

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

NOTE 10. PROVISION FOR INCOME TAXES

     Provision for income taxes consists of the following:

                                                                      1995      1994
                                                                      -----     -----
        Federal tax, paid or currently payable......................  $ 622     $ 350
        State tax, paid or currently payable........................    110        93
        Net deferred credits (prepaid charges)......................   (174)     (120)
        Tax benefit of stock options................................    139        --
                                                                      -----     -----
        Tax provision...............................................  $ 697     $ 323
                                                                      =====     =====

     The difference between the U.S. Federal Statutory rate and the effective tax rate is as follows:

                                                                       1995      1994
                                                                       -----     -----
        Statutory tax rate...........................................   34.0%     34.0%
        Changes in the valuation allowance...........................  (12.4)    (15.0)
        Generation of general business credits.......................   (3.7)       --
        Other permanent differences..................................   (0.8)      5.4
        State taxes, before valuation allowance and net of federal
          income tax.................................................    1.7       5.3
                                                                       -----     -----
                  Effective tax rate.................................   18.8%     29.7%
                                                                       =====     =====

     Deferred tax assets and liabilities are classified as current and noncurrent on the basis of the classification of the related asset or liability for financial reporting. Prepaid and deferred taxes are recorded for temporary differences between the book value of assets and liabilities for financial reporting purposes and tax purposes.

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

     Temporary differences comprising the net prepaid taxes included in other assets on the Consolidated Balance Sheet at December 31, 1995 and January 1, 1995 are as follows:

                                      1995

                    TEMPORARY DIFFERENCES                   ASSETS      LIABILITIES      TOTAL
    ------------------------------------------------------  -------     -----------     -------
    Allowance for doubtful accounts.......................  $    81       $    --       $    81
    Accrued employee benefits.............................      504            --           504
    Other.................................................       --          (180)         (180)
                                                            -------       -------       -------
              Current.....................................      585          (180)          405
                                                            -------       -------       -------
    Depreciation and amortization.........................        6        (1,910)       (1,904)
    Deferred revenues.....................................    1,658          (105)        1,553
    Installment gains.....................................       --          (399)         (399)
    Property valuation allowances.........................       --           (70)          (70)
    Joint ventures........................................    1,003          (142)          861
    Accrued employee benefits.............................      242            --           242
                                                            -------       -------       -------
              Noncurrent..................................    2,909        (2,626)          283
                                                            -------       -------       -------
    Other Components:
    Alternative minimum tax credits.......................    1,563            --         1,563
    General business credits..............................      631            --           631
    Valuation allowance...................................   (2,195)           --        (2,195)
                                                            -------       -------       -------
                                                                 (1)           --            (1)
                                                            -------       -------       -------
    Net prepaid tax asset.................................  $ 3,493       $(2,806)      $   687
                                                            =======       =======       =======

                                      1994

                    TEMPORARY DIFFERENCES                   ASSETS      LIABILITIES      TOTAL
    ------------------------------------------------------  -------     -----------     -------
    Allowance for doubtful accounts.......................  $    75       $    --       $    75
    Accrued employee benefits.............................      360            --           360
    Other.................................................       13          (129)         (116)
                                                            -------       -------       -------
              Current.....................................      448          (129)          319
                                                            -------       -------       -------
    Depreciation and amortization.........................       --          (775)         (775)
    Deferred revenues.....................................    1,596          (108)        1,488
    Installment gains.....................................        8          (427)         (419)
    Property valuation allowances.........................       --           (90)          (90)
    Joint ventures........................................      589           (81)          508
    Accrued employee benefits.............................      264            --           264
                                                            -------       -------       -------
                                                              2,457        (1,481)      $   976
                                                            -------       -------       -------
      Noncurrent
    Other Components
    Alternative minimum tax credits.......................    1,068            --         1,068
    General business credits..............................      587            --           587
    NOL carryforwards.....................................      218            --           218
    Valuation allowance...................................   (2,655)           --        (2,655)
                                                            -------     -----------     -------
                                                               (782)           --          (782)
                                                            -------     -----------     -------
    Net prepaid tax asset.................................  $ 2,123       $(1,610)      $   513
                                                            =======       =======       =======

                   KAHLER REALTY CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
               YEARS ENDED DECEMBER 31, 1995 AND JANUARY 1, 1995

     The Company has based the value of the net prepaid tax asset primarily on the alternative minimum tax credits which, under current law, have no expiration dates. The ultimate realization of the net prepaid tax asset is dependent upon the offset of these credits against future federal tax payments if future taxable income exceeded the alternative minimum tax levels.

     The total valuation allowance at the end of 1995 was $2,195. The net change in the total valuation allowance for the years ended 1995 and 1994 was a decrease of $460 and an increase of $398, respectively. In assessing the realizability of prepaid tax assets, management considers whether it is more likely than not that some portion or all of the net prepaid tax assets will not be realized. Also, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the net prepaid tax asset, the Company will need to generate future regular tax. Taxable income for the years ended 1995 (estimated) and 1994 was approximately $273 and $937, respectively. Based upon the levels of historical taxable income and projections for future taxable income, management believes it is more likely than not the Company will realize the benefits of the net prepaid tax asset, net of the existing valuation allowance at December 31, 1995. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of taxable income during future periods are reduced.

NOTE 11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH FINANCING AND INVESTING ACTIVITIES

                                                                    1995        1994
                                                                   -------     -------
        Interest paid, net of amounts capitalized..............    $12,354     $10,968
        Interest received......................................       (444)       (753)
        Income taxes paid......................................      1,083         520

     The Company acquired certain hotel interests in 1995 and 1994 as described in Note 3.

NOTE 12. OTHER MATTERS

     On November 24, 1995 the Company retained Montgomery Securities as financial advisor to assist the Company's Board of Directors in exploring the strategic alternatives available to enhance shareholder value. As one alternative, the Company is presently considering a public sale of its shares simultaneously with its conversion to a real estate investment trust. As other possible alternatives, the Company with Montgomery's assistance, will also explore a possible sale of part or all of its assets as well as the continued operation of the Company in its present corporate form.

======================================================

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
Available Information.................    S-2
Prospectus Supplement Summary.........    S-3
Additional Risk Factors...............   S-11
Use of Proceeds.......................   S-13
Price Range of Common Stock and
  Dividend Distributions..............   S-14
Capitalization........................   S-15
Business and Properties...............   S-16
Management............................   S-51
The Lessee............................   S-54
The Management Company................   S-57
Principal Shareholders................   S-58
United States Federal Income Tax
  Considerations......................   S-60
Underwriting..........................   S-61
Index to Financial Statements.........    F-1
PROSPECTUS
Available Information.................      2
Incorporation of Certain Information
  by Reference........................      2
The Company...........................      3
Use of Proceeds.......................      4
Risk Factors..........................      5
Description of Common Stock and
  Preferred Stock.....................     12
Description of Warrants...............     17
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws............     18
United States Federal Income Tax
  Considerations......................     21
Plan of Distribution..................     33
Legal Matters.........................     34
Experts...............................     34
Change in Accountants.................     35

======================================================
======================================================
                                9,000,000 SHARES
                         SUNSTONE HOTEL INVESTORS, INC.
                                      LOGO
                                  COMMON STOCK
                      -----------------------------------

                             PROSPECTUS SUPPLEMENT
                      -----------------------------------

                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                             MONTGOMERY SECURITIES
                           CREDIT SUISSE FIRST BOSTON
                            EVEREN SECURITIES, INC.
                        RAYMOND JAMES & ASSOCIATES, INC.
                               SEPTEMBER   , 1997
======================================================

PROSPECTUS
                                 $525,000,000*

                                      LOGO
                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS
                            ------------------------

     Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.01 per share (the "Common Stock"), (ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), and/or (iii) warrants to purchase Preferred Stock or Common Stock (the "Warrants") in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $525,000,000. The Common Stock, Preferred Stock, and Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series or classes, in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (each a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in a future Prospectus Supplement and will include (i) in the case of Common Stock, the specific title and stated value, any voting, dividend and other rights, and public offering price, (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, share and price adjustment mechanisms, and public offering price, and (iii) in the case of Warrants, the term, exercise price, share and price adjustment mechanisms, voting and other rights, detachability, and public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes.

     Each Prospectus Supplement will also contain information, where applicable, about United States federal income tax considerations relating specifically to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series or class of Offered Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE OFFERED SECURITIES OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                            ------------------------
THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. THE DELIVERY IN ANY JURISDICTION OF THIS
 PROSPECTUS, TOGETHER WITH A PROSPECTUS SUPPLEMENT RELATING TO SPECIFIC OFFERED
  SECURITIES, SHALL NOT CONSTITUTE AN OFFER IN SUCH JURISDICTION OF ANY OTHER
    OFFERED SECURITIES COVERED BY THIS PROSPECTUS BUT NOT DESCRIBED IN SUCH
                             PROSPECTUS SUPPLEMENT.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1997.

---------------
* Includes amounts registered under two registration statements, of which approximately $124.4 million has previously been sold. This Prospectus constitutes the "Base" Prospectus for both registration statements.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp. Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as the Company, and the address is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE"), and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits. For further information concerning the Company and the Offered Securities, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained as described above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which have been filed with the Commission, are hereby incorporated by reference:

     1. Annual Report (i) on Form 10-K of the Company for the fiscal year ended December 31, 1996; and (ii) on Form 10-K/A filed with the Commission on March 24, 1997;

     2. Quarterly Reports (i) on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and (ii) on Form 10-Q/A filed with the Commission on August 26, 1997;

     3. Current Reports (i) on Form 8-K filed with the Commission on January 9, 1997, March 26, 1997, May 1, 1997, June 26, 1997, July 17, 1997 and
        August 14, 1997; and (ii) on Form 8-K/A filed with the Commission on January 7, 1997 and August 22, 1997;

     4. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on June 26, 1995; and on Form 8-A/A, filed with the Commission on July 19, 1996.

     In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents;" provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Sunstone Hotel Investors, Inc., 115 Calle de Industrias, Suite 201, San Clemente, California 92672, Attention: Secretary (telephone: (714) 361-3900).

                                  THE COMPANY

     The Company, a Maryland corporation, is a self-administered REIT that owns mid-priced and upscale hotels in the mid and western United States through Sunstone Hotel Investors, L.P., a Delaware limited partnership (the "Partnership"), of which the Company is the sole general partner. The hotels operate under nationally recognized franchises, including Courtyard by Marriott(R), Doubletree(R) Hotel, Hampton Inn(R), Holiday Inn(R), Holiday Inn(R) Hotel & Suites, Holiday Inn Express(TM), Holiday Inn Select(TM), Comfort Suites(R), Residence Inn(R) by Marriott and Hawthorn Suites. As of August 31, 1997, the Company, through the Partnership, owned 34 hotels, with an aggregate of 5,290 rooms in seven states, including Arizona (4 hotels), California (14), Colorado (6), New Mexico (1), Oregon (2), Utah (2), and Washington (5).

     In order for the Company to qualify as a REIT for United States federal income tax purposes, neither the Company nor the Partnership can operate hotels. Therefore, the Partnership leases the hotels to Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee") pursuant to percentage leases with an initial term of ten years (the "Percentage Leases"), which provide for rent payments based principally on a percentage of room revenues at the hotels. The Lessee pays the franchise fees, management fees and certain other operating expenses of the hotels. The Lessee is owned by Robert A. Alter, Chairman and President of the Company, and Charles L. Biederman, director and Executive Vice President of the Company. The hotels are managed by Sunstone Hotel Management, Inc., a Colorado corporation (the "Management Company") pursuant to a management agreement between the Lessee and the Management Company for a fee equal to 2% of gross revenues of the hotels (plus reimbursement of accounting costs). The Management Company is wholly-owned by Mr. Alter.

     On August 5, 1997, the Company entered into a Stock Purchase Agreement with affiliates of Westbrook Partners L.L.C., a real estate investment firm, to acquire all of the outstanding capital stock of Kahler Realty Corporation, a Minnesota corporation ("Kahler") from Westbrook Real Estate Fund I, L.P. and Westbrook Real Estate Co-Investment Partnership I, L.P. (collectively, the "Westbrook Funds") for an estimated purchase price of approximately $322 million (the "Kahler Acquisition"). Kahler owns and operates 17 hotels (the "Kahler Hotels") with 4,255 rooms, principally in two markets, the intermountain region of Utah, Idaho, Montana and Arizona (11 hotels) and Rochester, Minnesota (four hotels). The largest number of rooms are concentrated in Rochester, Minnesota with four hotels and 1,329 rooms and in the Salt Lake City area of Utah, with six hotels and 1,509 rooms. Nine of the hotels are operated independently, while the balance is operated under Sheraton, Hilton, Holiday Inn, Best Western and Quality Inn franchises. The acquisition of Kahler will almost double the number of hotel rooms currently owned or operated by the Company.

     The consideration to be paid for Kahler consists of approximately $95 million cash, $25 million of newly issued Preferred Stock and $32 million of newly issued Common Stock of the Company and the assumption of approximately $170 million in debt, approximately $40 million of which will be repaid to the Westbrook Funds at the closing. The remaining debt may be kept in place, retired or replaced following the closing. The purchase price may be increased by as much as $16.5 million following the closing pursuant to a formula based on the 1999 earnings of the Kahler assets. Any additional purchase price may be paid at the Company's option in cash or shares of Common Stock. The transaction is expected to close during the fourth quarter of 1997; however, there can be no assurance that the Kahler Acquisition will close in the anticipated time frame or at all. Any delay in closing the Kahler Acquisition following October 15, 1997 will adversely effect the Company's cash flow.

     The Company's principal executive office is located at 115 Calle de Industrias, Suite 201, San Clemente, California 92672; telephone number (714) 361-3900.

     The Company's Common Stock is listed on the NYSE under the symbol "SSI."

                                USE OF PROCEEDS

     The Company intends to invest the net proceeds from any sale of the Offered Securities in the Partnership in exchange for an additional ownership interest in the Partnership. Unless otherwise indicated in a future Prospectus Supplement, the Partnership intends to use the net proceeds from any sale of Offered Securities for general corporate purposes, including, without limitation, the acquisition and development of additional hotels, the maintenance and renovation of currently owned hotels, and the repayment of debt. For instance, the net proceeds from any sale of the Offered Securities may be used to acquire Kahler. Should this occur, the Kahler assets will be contributed to the Partnership in exchange for additional ownership interest in the Partnership. Pending application of the net proceeds, such net proceeds may be invested in interest-bearing accounts and short-term, interest-bearing securities, in a manner consistent with the Company's ability to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the factors set forth in this section in addition to other information set forth in the accompanying Prospectus Supplement before making an investment decision with respect to the Offered Securities. This Prospectus may contain forward-looking statements which involve risks and uncertainties, and actual results could differ materially from those discussed in any such forwardlooking statements. Certain of the factors that could cause actual results to differ materially are discussed below.

IMPEDIMENTS TO GROWTH AND INCREASING CASH AVAILABLE FOR DISTRIBUTION

     The Company's ability to increase cash available for distribution on its Common Stock ("Cash Available for Distribution") will depend significantly on the Company's ability to acquire or develop additional hotels at attractive prices. Risks associated with this growth strategy include:

     Competition For Future Acquisitions. There will be competition for investment opportunities in mid-price and upscale hotels from entities organized for purposes substantially similar to the Company's objectives as well as other purchasers of hotels. The Company is competing for such hotel investment opportunities with entities which have substantially greater financial resources than the Company or better relationships with franchisors, sellers or lenders. These entities may also generally be able to accept more risk than the Company prudently can manage. Competition may generally reduce the number of suitable hotel investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

     Renovation and Redevelopment Risks. The Company faces risks arising from its strategy of acquiring hotels in need of substantial renovation or redevelopment, particularly the risk that the cost or time to complete the renovation or redevelopment will exceed the budgeted amount. Such delays or cost overruns may arise from shortages of materials or skilled labor, a change in the scope of the original project, the need to comply with building code or other legal requirements, the discovery of structural or other latent defects with a hotel once construction has commenced and other risks inherent in the construction process. In particular, renovation and redevelopment must comply with the Americans with Disabilities Act of 1990 (the "ADA"), which provides that all public accommodations meet certain federal requirements related to access and use by disabled persons. The Company may be required to make substantial modifications at the hotels to comply with the ADA. Delays or cost overruns in connection with renovations or redevelopments could have a material adverse effect on Cash Available for Distribution.

     Development Risks. A component of the Company's growth strategy is to develop new hotels in markets where room supply and other competitive factors justify new construction or to purchase such hotels from unaffiliated developers after they have been completed. New project development will increase the Company's indebtedness and is subject to a number of other risks, including risks of construction delays or cost overruns, the risk that required zoning, occupancy and other government permits might not be obtained, and the risk that projects might not be completed. Additional risks of development projects include the risks associated with effectively marketing a hotel in order to ramp-up occupancy at projected room rates after the hotel has been opened. Any failure to complete a development project in a timely manner and within budget or to ramp-up occupancy after completion of the project could have a material adverse effect on Cash Available for Distribution.

TOTAL DEPENDENCE ON THE LESSEE AND PAYMENTS UNDER THE PERCENTAGE LEASES

     Certain tax rules relating to the qualification of a REIT prohibit the Company and the Partnership from operating hotels. Therefore, the Partnership enters into Percentage Leases with the Lessee, and the Lessee operates the hotels and pays rent to the Partnership based, in large part, on the revenues from the hotels. Consequently, the Company relies entirely on the Lessee to effectively operate the Company's hotels in a manner which generates sufficient cash flow to enable the Lessee to timely make the rent payments under the applicable Percentage Leases. Ineffective operation of the hotels may result in the Lessee's being unable to pay rent at the higher tier level necessary for the Company to fund distributions to shareholders because payment of base rent alone is insufficient for such purposes. In the event that all or a portion of such higher tier rent is not received by the Partnership, the Company may not be able to make such distributions to its shareholders. There can be no assurance that the Company will receive such higher tier rent from the Lessee or that the Lessee will even be able to pay base rent. The Lessee controls the daily operations of the hotels under the Percentage Leases, which have non-cancelable initial terms of ten years. The Company selected the Lessee without consideration of other lessees because Mr. Alter and Mr. Biederman, who own the Lessee, owned and were involved in the management of a number of the hotels contributed to the Company in connection with its initial public offering in 1995 (the "IPO") and because Mr. Alter and Mr. Biederman own significant Units in the Partnership and options to acquire Common Stock of the Company, and therefore have an incentive to cause the Lessee to maximize rents. Except as set forth in the Percentage Leases, neither the Company nor the Partnership has the authority to require the Lessee to operate the hotels in a manner that results in a maximization of rent to the Company. Other than working capital to operate the hotels, the Lessee only has nominal assets, which will likely be insufficient to satisfy any claims the Company may have if the Lessee defaults under the Percentage Leases. Mr. Alter and Mr. Biederman have entered into an agreement (the "Third Party Pledge Agreement"), whereby the obligations of the Lessee under the Percentage Leases are secured with a pledge of Mr. Alter's and Mr. Biederman's Units in the Partnership equal in value to four months of initial base rent for each hotel. The Third Party Pledge Agreement has been amended, however, to limit the total number of Units that Mr. Alter or Mr. Biederman must pledge to the current number Mr. Alter owns. This may limit the Company's ability to recover in full for any claims it may have against the Lessee for defaults under the Percentage Leases. The amendment to the Third Party Pledge Agreement also subordinated the Company's lien on the majority of Mr. Alter's Units to the lien in favor of an institutional lender providing a working capital line to the Lessee guaranteed by Mr. Alter and secured by a pledge of a significant portion of Mr. Alter's Units. The obligations of the Lessee under the Percentage Leases are not secured by any additional security deposits or guarantees by third parties. The Lessee had a net operating loss of $3.2 million for the year ended December 31, 1996 and net income of $365,000 for the six months ended June 30, 1997. The Lessee was able to meet its rent obligations under the Percentage Leases during these periods.

MULTIPLE-HOTEL ACQUISITION RISKS

     The Company has increasingly emphasized, and intends to continue to emphasize, acquisitions of multiple hotels in a single transaction in order to reduce acquisition expenses per hotel and enable the Company to more rapidly expand its hotel portfolio. Consistent with this emphasis, in August 1997, the Company announced the Kahler Acquisition which, if consummated, will almost double the Company's current room total. Multiple-hotel acquisitions, such as the Kahler Acquisition are, however, more complex than single-hotel acquisitions and the risk that a multiple-hotel acquisition will not close may be greater than in a single-hotel acquisition.

     Such portfolio acquisitions, whether by stock or asset purchase, may also result in the Company owning hotels in geographically dispersed markets. This geographic diversity will place significant additional demands on the Company's ability to manage such operations. In addition, the Company's costs for a portfolio acquisition that does not close are generally greater than for an individual hotel acquisition that does not close. If the Company fails to close multiple hotel acquisitions, its ability to increase Cash Available for Distribution will be limited. See "-- Dependence on Acquisitions to Increase Cash Available for Distribution." Another risk associated with multiple-hotel acquisitions is that a seller may require that a group of hotels be purchased as a package, even though one or more of the hotels in the package does not meet the Company's investment criteria. In such cases, the Company may purchase the group of hotels with the intent to re-sell or exchange those which do not meet its criteria. This occurred in the first quarter of 1996 with the acquisition of the six Cypress Inn Hotels in Oregon and Washington, two of which were re-sold by the Company within three months of the acquisition. It is anticipated that any hotel acquired in the Kahler Acquisition that does not fit the geographic or operating parameters of the Company will likewise be sold or exchanged. In such circumstances, however, there can be no assurance as to how quickly the Company could sell or exchange such hotels or the price at which they could be sold or exchanged. Such hotels might reduce Cash Available for Distribution if they operate at a loss during the time the Company owns them or if the Company sells them at a loss. In addition, any gains on the sale of such hotels within four years of the date of acquisition would be subject to a 100% tax.

     The Company may finance multiple-hotel acquisitions by issuing shares of Common Stock or Partnership Units which are convertible into Common Stock. Such issuances may have an adverse effect on the market price of the Common Stock. See "-- Adverse Effect of Shares Available for Future Issuance and Sale on Market Price of Common Stock."

FAILURE TO MANAGE RAPID GROWTH; FAILURE TO SUCCESSFULLY INTEGRATE KAHLER

     To successfully implement its acquisition strategy, the Company must integrate the hotels acquired since the IPO and any other subsequently acquired hotels into its existing operations. Since the closing of the IPO, the Company's portfolio of hotel properties has increased dramatically. During such period, the Company also entered geographic markets where it previously did not have any properties. As a result, the consolidation of functions and integration of departments, systems and procedures of acquired properties with the Company's existing operations presents a significant management challenge, and the failure to integrate such properties into the Company's management and operating structures could have a material adverse effect on the results of operations and financial condition of the Company.

     The acquisition of Kahler will place significant demands on the Company's management and other resources. There can be no assurances that the Kahler Hotels and other business operations can be integrated successfully, that there will be any operating efficiencies between the hotels or that the combined businesses can be operated profitably. The failure to integrate and operate Kahler successfully could have a material adverse effect on the Company's business and future prospects. Also, certain of the Kahler Hotels are in the same geographic regions as those of the Company and may, therefore, compete with the Company's hotels. There can be no assurance that the Kahler Acquisition will not adversely affect the operations, revenues or prospects of the Company's hotels located in such geographic areas.

GEOGRAPHIC CONCENTRATION OF KAHLER

     The concentration of four Kahler Hotels with 1,329 rooms in Rochester, Minnesota and six Kahler Hotels with 1,509 rooms in and around the Salt Lake City area of Utah, makes Kahler dependent on factors such as the local economy, local competition, increases in local real and personal property tax rates and local catastrophes. The results of operations of the Kahler Hotels in Rochester, Minnesota, are also dependent on the level of demand generated by the Mayo Clinic for hotel accommodations by patients and by medical conferences organized by the Mayo Clinic. Significant disruption in these local markets that result in decreased operating performance of these hotels will have a material adverse effect on the Company's results of operations and Cash Available for Distribution.

CONFLICTS OF INTEREST BETWEEN THE COMPANY AND CERTAIN OFFICERS AND DIRECTORS

     Because of Mr. Alter's and Mr. Biederman's ownership in and positions with the Company and the Lessee and Mr. Alter's ownership of the Management Company, there are inherent conflicts of interest between the Lessee, the Management Company and the Company in the leasing, acquisition, disposition, operation and management of the Company's hotels. Accordingly, the interests of shareholders may not have been, and in the future may not be, reflected fully in all decisions made or actions taken by the officers and directors of the Company. In the event revenues from the Company's hotels increase significantly over prior periods and operating expenses with respect thereto are less than historical or projected operating expenses, the Lessee could disproportionately benefit. In addition, there may be conflicts of interest in connection with the sale of certain hotels. Unrealized gain from the sale to the Company of certain hotels contributed to the Company in connection with its IPO is specially allocated to Mr. Alter and Mr. Biederman and any sale of such hotels by the Partnership may cause adverse tax consequences to them. In addition, the reduction of mortgage indebtedness by the Partnership at any time below certain levels would create adverse tax consequences to Mr. Alter and Mr. Biederman. These conflicts may result in decisions relating to the sale of certain hotels and/or the incurrence or repayment of indebtedness which do not reflect solely the interests of the Company and the shareholders. In addition, the Company will generally be required under the Percentage Leases to pay a lease termination fee to the Lessee if the Company elects to sell a hotel and not replace it with another hotel. The payment of a termination fee to the Lessee, which is owned by Mr. Alter and

Mr. Biederman, may also result in decisions regarding the sale of a hotel which do not reflect solely the interests of the Company and its shareholders.

RELIANCE ON MR. ALTER AND OTHER KEY PERSONNEL

     The Company's future success and its ability to manage future growth depends in large part upon the efforts of its senior management and its ability to attract and retain key executive officers and other highly qualified personnel. In particular, the Company places substantial reliance on the hotel industry knowledge and experience and the continued services of Robert A. Alter, the Company's Chairman and President. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Accordingly, there can be no assurance that the Company's senior management will be able to successfully execute or implement the Company's growth and operating strategies. In addition, the loss of Mr. Alter's services or the Company's inability to attract and retain highly qualified personnel may adversely affect the operations of the Company and Cash Available for Distribution.

HOTEL INDUSTRY RISKS

     Operating Risks and Competition. Many of the Company's competitors have substantially greater marketing and financial resources than the Company and the Lessee. In addition, the Company's hotels are subject to all operating risks common to the hotel industry. The hotel industry has experienced volatility in the past, as have the Company's hotels. Hotel industry risks include, among other things, competition from other hotels; over-building in the hotel industry which has adversely affected occupancy, average daily rate ("ADR") and revenue per available room ("REVPAR") increases in operating costs due to inflation and other factors, which may not necessarily be offset by increased room rates; dependence on business and commercial travelers and tourism; strikes and other labor disturbances of hotel employees for hotels owned by the Company; increases in energy costs and other expenses of travel; and adverse effects of general and local economic conditions. These factors could decrease room revenues of the hotels and adversely affect the Lessee's ability to make payments of rent under the Percentage Leases to the Company, and therefore reduce Cash Available for Distribution.

     Seasonality of Hotel Business and the Company's Hotels. The hotel industry is seasonal in nature. Generally, revenues for the Company's hotels are greater in the first and third quarters than in the second and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the Company's Percentage Lease revenues which may be insufficient to provide all of the Cash Available for Distribution necessary to pay dividends in a given quarter.

     Increased Competition Resulting From Overbuilding. The hotel industry has historically experienced cycles of overbuilding in certain geographic markets and product segments. Such overbuilding increases competition for hotel guests, resulting in lower occupancies and lower ADRs, thereby reducing the profitability of the hotels affected by the increased competition. While the Company's investment strategy is to acquire underperforming hotels or hotels where there are significant barriers to entry, there can be no assurance that the current hotel development activities, particularly in the Company's limited service segment, will not create additional significant competition for the Company's hotels. Such increased competition would reduce the revenue generated by the Lessee, thus reducing percentage rent paid to the Company and Cash Available for Distribution.

IMPACT OF INCREASED OPERATING COSTS AND CAPITAL EXPENDITURES

     Hotels in general, including the Company's hotels, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. In this regard, the Company may spend significant dollars renovating, repositioning or rebranding a number of the Kahler hotels to maximize financial performance; however, the Company is unable to estimate the amounts to be expended at this time. In addition, the franchise agreements under which the Company's hotels are operated impose specified operating standards and may permit the franchisor to condition the continuation of a franchise agreement on the completion of capital improvements. Under the terms of the Percentage Leases, the

Company is also obligated to pay the cost of certain capital expenditures at its hotels and to pay for furniture, fixtures and equipment. The ability of the Company to fund these and other capital expenditures and periodic replacement of furniture, fixtures and equipment will depend in part on the financial performance of the Lessee and the hotels. If these expenses exceed the Company's estimate, the additional expenses could have an adverse effect on Cash Available for Distribution. Furthermore, any inability or failure to fund these expenditures could have a material adverse effect on occupancy rates, ADRs and REVPAR and may constitute a breach under the franchise agreements.

HAWTHORN SUITES DEVELOPMENT RISKS

     The Company entered into a five-year master development agreement with U.S. Franchise Systems, Inc. and Hawthorn Suites Franchising, Inc. on March 10, 1997 to permit the Company to franchise properties operated under the Hawthorn Suites brand. Pursuant to the agreement, the Company will have the right to obtain franchise licenses in several major urban markets on the West Coast. Under the agreement, certain development rights may terminate if the Company does not establish a certain minimum number of licenses for Hawthorn Suites during each year. This timetable may cause the Company to overcommit to building and owning Hawthorn Suites at the expense of other growth opportunities. As a franchise with a limited number of hotels currently operating, the Company's focus on this brand subjects it to greater risks than a more diversified approach.

FRANCHISE RISKS

     Thirty-one Company's hotels are operated pursuant to franchise or license agreements and additional hotels may be, including seven of the Kahler hotels, or become subject to franchise arrangements. The Lessee will hold the franchise or license agreements for the hotels and will be responsible for complying with the terms of these agreements. Such franchise or license arrangements are often helpful in providing marketing services and room reservations to hotels, but these arrangements also impose financial obligations on hotels generally related to maintaining the condition of hotels and the payment of franchise fees. Continuation of such franchises is subject to specified operating standards and other terms and conditions. Franchisors periodically inspect franchised hotels to confirm compliance. In addition, franchisors may require the Company to fund significant capital improvements to the hotels in the future to maintain such franchises. The failure of a franchisee to maintain standards or adhere to terms and conditions imposed by the franchisor may result in the loss of a license or termination of the franchise or damages as a result of the breach. It is possible that a franchisor could condition the continuation of a franchise on the completion of capital improvements or replacements of furniture, fixtures and equipment which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or operating results or prospects of the affected hotel. The loss of a franchise could have a material adverse effect upon the operation, financing or value of the hotel subject to the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems. There can be no assurance that an alternative franchise arrangement can be obtained or that significant expenditures might not be imposed as a condition to obtaining a new franchise. The loss of a franchise for one or more of the hotels could have a material adverse effect on the Company's revenues under the Percentage Leases and Cash Available for Distribution to its shareholders.

DEPENDENCE ON ACQUISITIONS TO INCREASE CASH AVAILABLE FOR DISTRIBUTION

     The Company's success in implementing its growth plan will depend significantly on the Company's ability to acquire additional hotels at attractive prices. After the ramp-up of certain of the hotels which were recently redeveloped or renovated and repositioned or which are expected to be redeveloped or renovated and repositioned in the near future, internal growth in ADR and occupancy for the hotels is not expected to provide as much growth in Cash Available for Distribution as will acquisition of additional hotels. However, since the Company intends to borrow funds to purchase, redevelop or renovate and reposition hotels, the Company will be subject to the risks associated with increased indebtedness, such as paying debt service even if cash flow from such additional hotels is not sufficient to cover such costs.

FAILURE TO MAINTAIN REIT STATUS

     The Company intends to operate so as to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). As long as the Company qualifies for taxation as a REIT, with certain exceptions, the Company will not be taxed at the corporate level on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including requirements as to the nature of its income and assets, distribution requirements, diversity of stock ownership requirements and record-keeping requirements. While the Company intends to satisfy all of these requirements for treatment as a REIT, it is possible that the Company may in the future fail to satisfy one or more of these requirements. Failure to qualify as a REIT would render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates and distributions to the shareholders in any such year would not be deductible by the Company. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property.

     In order for the Company to be taxed as a REIT, the Partnership must be classified as a partnership for federal income tax purposes. If the Partnership were to be taxable as a corporation, because the Company's ownership interest in the Partnership constitutes more than 10% of the Partnership's voting securities and exceeds 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. The imposition of corporate income tax on the Company and the Partnership would substantially reduce the amount of Cash Available for Distribution.

     See "United States Federal Income Tax Considerations" for a discussion of the material tax consequences and risks of an investment in the Company.

OWNERSHIP LIMITATION RESULTING IN LOSS OF REIT STATUS

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any shareholder or group of shareholders of the Lessee owns, actually or constructively, 10% or more of the stock of the Company, the Lessee could become a related party tenant of the Partnership, which likely would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit direct or indirect ownership of more than 9.8% of the outstanding shares of any class of the Company's stock by any person or group (the "Ownership Limitation"). Generally, the capital stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. Subject to certain exceptions, any transfer of Common or Preferred Stock that would prevent the Company from continuing to qualify as a REIT under the Code will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Stock. The record holder of the Common or Preferred Stock that are designated as Shares-in-Trust will be required to submit such number of Common or Preferred Stock to the Share Trust and the beneficiary of the Share Trust will be one or more charitable organizations that are named by the Company.

REAL ESTATE INVESTMENT RISKS IN GENERAL

     The Company's hotels will be subject to varying degrees of risk generally incident to the ownership of real property. Income from the hotels may be adversely affected by changes in national and local economic conditions, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses, changes in governmental rules (such as those requiring upgrades for disabled persons) and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war, changes in zoning laws, and other factors which are beyond the control of the Company. In addition, real estate investments are relatively illiquid, and the ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may become liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly remediate such substances when present, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic wastes may be liable for the costs of removal or remediation of such wastes at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos containing materials in the event of demolition or certain renovations or remodeling and govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks also are regulated by federal and state laws.

DISTRIBUTION OF SUBSTANTIALLY ALL OF CASH AVAILABLE FOR DISTRIBUTION; DISTRIBUTIONS INCLUDE RETURN OF CAPITAL

     Consistent with the Company's practice of acquiring properties in need of renovation or redevelopment, the Company's annual distributions to shareholders have constituted a high percentage of the Company's Cash Available for Distribution. If this continues, the Company will retain little or no cash from the rent payments under the Percentage Leases, and expenditures for additional acquisitions or future capital improvements would have to be funded from borrowings, or from proceeds from the sale of assets (including the hotels), or debt or equity securities. In addition, a percentage of the estimated annual distribution has constituted a return of capital rather than a distribution of retained earnings. Consequently, there is a risk that the distribution rate has been set too high and may not be sustainable.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE ON MARKET PRICE OF COMMON STOCK

     The Company's Articles of Incorporation authorize the Board of Directors to issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of August 15, 1997, the Board of Directors was able to reclassify and issue an aggregate of approximately 24,700,000 unissued or unreserved shares of Common Stock and to classify and issue all 10,000,000 unissued shares of Preferred Stock, of which 250,000 will be classified and issued in connection with the Kahler Acquisition. The Company's acquisition strategy depends in part on access to additional capital through sales and issuances of equity securities. The market price of the Common Stock may be adversely affected by the availability for future sale and issuance of such unissued and unreserved shares of Common Stock and Preferred Stock and the consequent dilutive effect of such issuances.

     In addition, the market price of the Common Stock may also be adversely affected by the availability for future sale and issuance of shares of Common Stock that could be issued upon the redemption of Units of the Partnership. The Company may at any time file a Registration Statement on Form S-3 to give the limited partners of the Partnership the ability to sell shares of Common Stock issued upon redemption of Units. In addition, Westbrook will be granted certain registration rights in connection with the shares being issued to them in the Kahler Acquisition.

RISK OF DILUTION

     As hotel acquisition opportunities arise from time to time, the Company may issue additional shares of Common Stock or Preferred Stock to raise the capital necessary to finance the hotel acquisitions or may issue Common Stock or Preferred Stock (as is proposed in the Kahler Acquisition) or Partnership Units which are redeemable on a one-to-one basis for Common Stock to acquire hotels. Such issuances could result in dilution of shareholders' equity.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following summary description of Common Stock and Preferred Stock of the Company is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Articles of Incorporation and Bylaws of the Company (and any amendments or supplements thereto) which are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

GENERAL

     The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. As of August 15, 1997, (i) 20,390,830 shares of Common Stock were issued and outstanding, (ii) 1,000,000 shares of Common Stock were reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan, (iii) 1,200,000 shares of Common Stock were reserved for issuance under the Company's 1994 Stock Incentive Plan, (iv) 150,000 shares of Common Stock were reserved for issuance under the 1994 Directors Plan, and (v) 2,562,560 shares of Common Stock were reserved for issuance upon the conversion of units of Partnership interest ("Units") into Common Stock (each Unit is convertible into one share of Common Stock at the Unitholder's election). As of August 15, 1997, no shares of Preferred Stock were issued and outstanding.

     The following description sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or upon the exercise of Warrants issued by the Company. The Common Stock is listed on the NYSE under the symbol "SSI." ChaseMellon Shareholder Services LLC is the Company's registrar and transfer agent for the Common Stock and Partnership Units.

COMMON STOCK

     All shares of Common Stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares, series or class of shares of capital stock that may from time to time cone into existence, and to the provisions of the Company's Articles of Incorporation regarding owning shares in excess of the Ownership Limitation, holders of Common Stock will be entitled to receive dividends on such Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to continue its practice of paying regular quarterly dividends to the holders of its Common Stock.

     Holders of the Company's Common Stock can elect to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan") and have all or part of their dividends reinvested in additional shares of Common Stock. Participants in the Plan can also purchase additional shares of Common Stock with cash (subject to certain limitations). The terms of the Plan are described in a separate prospectus which may be obtained by calling the Plan administrator, Mellon Bank, N.A., at (888) 261-6776.

     Subject to the provisions of the Articles of Incorporation regarding owning shares in excess of the Ownership Limitation, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of stock, the holders of such shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares, if any, will not be able to elect any directors.

     Holders of Common Stock have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company, nor do they have any preference, appraisal or exchange rights.

PREFERRED STOCK

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to issue, from the 10,000,000 authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. As of the date of this Prospectus, no shares of Preferred Stock are outstanding; however, it is anticipated that an aggregate of 250,000 shares of Class A Preferred Stock will be issued in connection with the Kahler Acquisition. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or other transaction in which holders of shares of Common Stock might receive a premium for such shares over the market price.

  7.9% Class A Cumulative Convertible Preferred Stock

     In connection with the Kahler Acquisition the Company will issue 250,000 shares of its newly designated 7.9% Class A Cumulative Convertible Preferred Stock (the "Class A Shares"). The holders of the Class A Shares are entitled to one vote for each share of Common Stock into which such holder's Class A Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holders of Class A Shares shall be entitled to vote, together with holders of Common Stock as a single class. Subject to preferences that may be applicable to any future class of Preferred Stock, the holders of Class A Shares are entitled to receive, ratably, a dividend equal to the greater of (i) 7.9% per share per annum or (ii) the percentage dividend that would be paid on the Common Stock into which the Preferred Stock is convertible. In the event of a liquidation, dissolution or winding up of the Company, subject to the rights of future classes of Preferred Stock, the holders of Class A Shares are entitled to receive, prior and in preference to the holders of Common Stock, an amount per share equal to $100.00 for each outstanding Class A Share, plus accrued and unpaid dividends. The Class A Shares have no preemptive rights.

     Each Class A Share is convertible at the option of the holder at any time into a number of shares of Common Stock that is equal to the quotient obtained by dividing $100 by $14.7093, subject to adjustment for stock splits, stock dividends, recapitalizations and the like. On or at any time after the fifth anniversary of issuance of the Class A Shares, the Company may, at its option, redeem the Class A Shares in whole or in part by paying an amount equal to the redemption percentage of $100.00 per share then in effect (as adjusted for any stock dividends, combinations or splits), plus all accrued but unpaid dividends on such shares. The redemption percentage declines one percent per year, from 105% to par commencing in 2002. There are no sinking fund provisions applicable to the Class A Shares. All outstanding Class A Shares will, upon issuance, be fully paid and non-assessable.

  Terms of Future Classes of Preferred Stock

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock to be offered hereby will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. In addition, the terms of any class or series of Preferred Stock which may be issued will be set forth in Articles Supplementary to the Company's Articles of Incorporation which will be filed with the Maryland Department of Assessments and Taxation and as an exhibit to (or incorporated by reference in) the Registration Statement of which this Prospectus is a part. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The preferences and other terms of the Preferred Stock of each class or series will be fixed by the Articles Supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

      (1) The title and stated value of such Preferred Stock;

      (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) Whether dividends payable on such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

      (5) The provision for a sinking fund, if any, for such Preferred Stock;

      (6) The provision for redemption, if applicable, of such Preferred Stock;

      (7) Any listing of such Preferred Stock on any securities exchange;

      (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

      (9) A discussion of any material United States federal income tax considerations applicable to such Preferred Stock (in addition to those discussed herein);

     (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

     (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any voting rights of such Preferred Stock; and

     (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

  Registrar and Transfer Agent

     The registrar and transfer agent for any class or series of the Preferred Stock offered hereby will be set forth in the applicable Prospectus Supplement.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

     Subject to limitations prescribed by Maryland law and the Company's Articles of Incorporation, the Board of Directors is authorized to classify and reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock or Preferred Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by Articles Supplementary to the Company's Articles of Incorporation relating to such class or series. A Prospectus Supplement will specify the terms of any such class or series offered hereby.

RESTRICTIONS ON OWNERSHIP OF COMMON STOCK OR PREFERRED STOCK

     The following is a description of the restrictions on ownership of the Common Stock and Preferred Stock. There may be additional provisions that further restrict ownership and transfer, which will be described in any applicable Prospectus Supplement. Such description is, and will be, qualified in its entirety by any supplements to the Articles of Incorporation or Bylaws filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "United States Federal Income Tax Considerations -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Partnership from the Lessee would not qualify as rents from real property, which would result in loss of REIT status for the Company, if the Company were at any time to own, directly or constructively, 10% or more of the ownership interests in the Lessee within the meaning of Section 856(d)(2)(B) of the Code. See "United States Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

     Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% of the lesser in value of the total number or value of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock (the "Ownership Limitation"). The constructive ownership rules of the Code are complex and may cause shares owned actually or constructively by two or more related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of Common Stock or 9.8% of the shares of Preferred Stock (or the acquisition of an interest in an entity which owns the shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of Common Stock or 9.8% of the outstanding shares of Preferred Stock, and thus subject such shares to the Ownership Limitation provisions of the Articles of Incorporation. The Ownership Limitation also prohibits any transfer of Common Stock or Preferred Stock that would (i) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution),
(ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code. Except as otherwise provided below, any such acquisition or transfer of the Company's capital stock (including any constructive acquisition or transfer of ownership) shall be null and void, and the intended transferee or owner will acquire no rights to, or economic interests in, the shares.

     Subject to certain exceptions described below, any purported transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common Stock or Preferred Stock in excess of the Ownership Limitation, (ii) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) the Code, or (iv) cause the Company to own, directly or constructively, 10.0% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Share Trust for designation in the name of a trustee to be designated by the Company (the "Share Trustee"). The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) for which the record date was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the market price (based on a five day trading average) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (ii) the market price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     Any person who acquires or attempts to acquire Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Stock must within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors, with the approval of the holders of at least two-thirds of the outstanding shares of all votes entitled to vote on such matter at a regular or special meeting of the shareholders of the Company, determines to terminate its status as a REIT.

     The Ownership Limitation will not be automatically removed even if the REIT provisions of the Code are changed so as to remove any ownership concentration limitation. Any change of the Ownership Limitation would require an amendment to the Articles of Incorporation. Such amendment requires the affirmative vote of holders holding at least two-thirds of the outstanding shares entitled to vote on the matter. In addition to preserving the Company's status as a REIT, the Ownership Limitation may have the effect of delaying, deferring, discouraging or preventing a transaction or a change in control of the Company without the approval of the Board of Directors.

     Any certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding. The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

      (1) The title of such Warrants;

      (2) The aggregate number of such Warrants;

      (3) The price or prices at which such Warrants will be issued;

      (4) The designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants;

      (5) The designation and terms of the Common Stock or Preferred Stock, if any, with which such Warrants are issued and the number of such Warrants issued with the Common Stock or Preferred Stock;

      (6) The date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable;

      (7) The price at which each share of Preferred Stock or Common Stock issuable upon exercise of such Warrants may be purchased;

      (8) The date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

      (9) The minimum or maximum amount of such Warrants which may be exercised at any one time;

     (10) Information with respect to book-entry procedures, if any;

     (11) A discussion of certain Federal income tax considerations specifically related to such Warrants; and

     (12) Any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
             OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Articles of Incorporation and Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to Maryland law and the Articles of Incorporation and Bylaws of the Company (and any amendments and supplements thereto) which are filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The provisions in the Articles of Incorporation regarding the Ownership Limitation and the classification of the Board of Directors, the business combination provisions of the Maryland General Corporation Law ("MGCL"), the control shares acquisition provisions of the MGCL, and the advance notice provisions of the Bylaws could have the effect of delaying, deferring, discouraging or preventing a transaction or a change in control of the Company in which holders of some, or a majority, of the capital stock of the Company might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. Certain significant provisions which might have this effect are described below.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than three nor more than nine. The directors may increase the number of directors by a vote of a least 80% of the members of the Board of Directors, provided that the number of directors shall never be less than the number required by Maryland law and that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any vacancy will be filled, including a vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

     Pursuant to the Articles of Incorporation the Board of Directors will be divided into three classes of directors. As the term of each class expires, directors in that class will be elected by the shareholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Shareholders will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of Common Stock present in person or by proxy at such meeting will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS

     The Articles of Incorporation provide that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, could preclude shareholders from removing incumbent directors except upon the existence of a substantial affirmative vote and by filling the vacancies created by such removal with their own nominees upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation and Bylaws limit the liability of the Company's directors and officers for money damages to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for monetary damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) to the extent that a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action, as adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

     The Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by Maryland law. The Company's Articles of Incorporation and Bylaws also permit the Company to indemnify employees, agents and other persons acting on behalf of or at the request of the Company. The MGCL generally permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company. Indemnification under the provisions of the MGCL is not deemed exclusive to any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Articles of Incorporation or Bylaws, or under resolutions of shareholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, such corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Directors has exempted from these provisions of the MGCL any business combination with certain officers and directors of the Company, and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons and any other business combination which may arise in connection with the Company formation transactions generally.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of a corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of a corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, a corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of a corporation.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock or Preferred Stock. There can be no assurance that such provision will not be amended or eliminated in the future.

AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Articles of Incorporation may only be amended by the affirmative vote of the holders of not less than a majority of the votes entitled to be cast on the matter, except that any proposal (i) to permit cumulative voting in the election of directors, (ii) to alter provisions of the Articles of Incorporation requiring a majority of the directors to be independent directors or provisions of the Articles of Incorporation relative to the classification of the Company's Board of Directors into three classes, removal of directors, preemptive rights, indemnification of corporate agents and limitation of liability of officers and directors, or (iii) that would terminate the Company's status as a REIT for tax purposes, may not be amended, altered, changed or repealed without the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter. Subject to the right of the Company's shareholders to adopt, alter or repeal the Bylaws, the Bylaws may be amended by the Board of Directors, except for provisions of the Bylaws relating to the sale of certain hotels and transactions involving the Company in which an advisor, director or officer has an interest, which may be altered or repealed only upon the vote of shareholders holding at least two-thirds of the outstanding shares of stock entitled to vote generally in the election of directors.

DISSOLUTION OF THE COMPANY

     Pursuant to the Articles of Incorporation, the dissolution of the Company must be approved and advised by the Board of Directors and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

OPERATIONS

     The Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of 50% of the Company's investment in hotels at cost, and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock or Preferred Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular holders of the Common Stock or Preferred Stock in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     This discussion as to tax consequences is based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK OR PREFERRED STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its taxable year ended on December 31, 1995. The Company will receive an opinion of its counsel, Brobeck, Phleger & Harrison LLP, that, commencing with the inception of the Company's taxable year ended December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and that its organization and contemplated method of operation as of the date of such opinion will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for 1997 and subsequent taxable years. The Company may, in connection with a particular offering of the Offered Securities, receive an opinion of counsel that as of the time of such offering the Company continues to qualify as a REIT under the Code. Investors should be aware, however, that Brobeck, Phleger & Harrison LLP's opinion and any subsequent opinions of counsel are not binding upon the Service or any court. It must be emphasized that Brobeck, Phleger & Harrison LLP's opinions have been, and any subsequent opinion of counsel will be, based on various assumptions and have been and will be conditioned upon the accuracy of various representations and assumptions as to factual matters, including representations regarding the nature of the Company's properties and income during 1995 and subsequently and the future conduct of its business. Moreover, qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, the various qualification tests imposed under the Code discussed below. Counsel will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation will satisfy all of the requirements for qualification as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     Assuming the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Furthermore, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then the Company would be taxable to the extent of such asset's "built-in-gain." Such taxation of the Company on "built-in gains" will be applicable to gain on the disposition of assets received by the Company upon the liquidation of Kahler and its subsidiaries.

REQUIREMENTS FOR QUALIFICATION

  Earnings and Profits

     In order to maintain its REIT status, any earnings and profits that the Company acquires as a result of the Kahler Acquisition must be distributed on or before December 31, 1997. The Company has received a certification from the auditors for Kahler that, subject to certain assumptions set forth therein, the pre-acquisition earnings and profits of Kahler is $33 million, and the Company's auditors have reviewed and approved this certification and the workpapers of Kahler's auditors. The opinion of Brobeck, Phleger & Harrison LLP assumes this certification is correct, a factual question upon which counsel expresses no opinion. However, the certification is not binding on the IRS, and there can be no assurance that it will not be successfully challenged.

     In addition, the Company intends to apply to the IRS for a private letter ruling confirming that Kahler's pre-acquisition cash distribution will be treated as a "dividend" for tax purposes, and thus will eliminate Kahler's pre-acquisition earnings and profits. Based on a pre-submission conference held with the IRS, the Company anticipates the receipt of a favorable private letter ruling from the IRS prior to December 31, 1997. The Company has committed to make an extraordinary distribution to its shareholders by December 31, 1997, in an amount intended to eliminate Kahler's pre-acquisition earnings and profits, if a favorable ruling is not received prior to that date.

     Based on the foregoing, the Company anticipates that it will have no non-REIT earnings and profits as of the end of its 1997 taxable year. In the event, however, that the Company has such non-REIT earnings and profits, it would be disqualified as a REIT in 1997 and thereafter.

  Other Requirements

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Company's Articles of Incorporation provide for restrictions regarding transfer of the Company's stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. See "Description of Common Stock and Preferred Stock -- Restrictions on Ownership of Common Stock or Preferred Stock."

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT as in the partnership for purposes of Section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, assuming the Partnership is classified as a partnership rather than as a corporation for tax purposes, the Company's proportionate share of the assets, liabilities and items of income of the Partnership will be treated as assets and gross income of the Company for purposes of applying the requirements described herein.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The 30% test will not apply in taxable years after 1997. The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the

Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to percentage leases (the "Percentage Leases"), Sunstone Hotel Properties, Inc., a Colorado corporation (the "Lessee") has leased from the Partnership the land, buildings, improvements, furnishings and equipment comprising the hotels for a 10-year period. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership (i) the greater of base rent ("Base Rent") or percentage rent ("Percentage Rent," and with Base Rent, collectively, the "Rents") and (ii) certain other additional charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by the room revenues for each of the hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each calendar year based on the change in the CPI during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid quarterly. In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.

     Brobeck, Phleger & Harrison LLP will render an opinion that the current Percentage Leases and the Percentage Leases with respect to the Kahler Hotels will be treated as true leases for federal income tax purposes. Such opinion will be based, in part, on the following facts and representations of the Company described below: (i) the Partnership and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the Percentage Leases, (iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels, other than the cost of certain capital expenditures and will dictate how the hotels are operated, maintained and improved, (iv) the Lessee will bear all of the costs and expenses of operating the hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, insurance (other than workers' compensation insurance) and the cost of repairing, replacing or refurbishing furniture, fixtures and equipment, to the extent such costs do not exceed the amounts to be made available to the Lessee for such costs by the Partnership under each Percentage Lease), (v) the Lessee will benefit from any savings in the costs of operating the hotels during the term of the Percentage Leases, (vi) in the event of damage or destruction to a hotel, the Lessee will be at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) to purchase the hotel for an amount generally equal to the fair market value of the Property, less any insurance proceeds, (vii) the Lessee will indemnify the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the Lessee's use, management, maintenance or repair of the hotels, and (viii) the Lessee will be obligated to pay substantial fixed rent for the period of use of the hotels and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Counsel's opinion regarding the Percentage Leases is not binding on the Service or the courts. Thus, counsel can provide no assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     As stated above, in order for the Rents to constitute "rents from real property," the Rents attributable to personal property leased in connection with the lease of the real properties comprising a hotel must not be greater than 15% of the Rents received under the Percentage Lease. The portion of the Rents attributable to the personal property in a hotel is the amount that bears the same ratio to total Rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each hotel, the Company has determined and represented to counsel that the adjusted tax bases of the personal property in such hotel has, at all times while the Partnership has owned such hotel, been less than 15% of the adjusted tax bases of both the real and personal property comprising such hotel. In addition, Ernst & Young, LLP has provided an analysis confirming compliance with the 15% test. Furthermore, the Partnership has represented that in no event will it acquire additional personal property for any hotel to the extent that such acquisition would cause the adjusted tax bases of such personal property to exceed 15% of the total adjusted tax bases of the real and personal property comprising such hotel. There can be no firm assurance, however, that the Company will not fail the 15% adjusted basis ratio test described above as to one or more of the Percentage Leases, which in turn potentially could cause it to fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Counsel's opinion assumes, based on representations of the Company, that (i) the Percentage Rent will be based at all times revenues from the hotels that are established in the Percentage Leases, (ii) the Percentage Rent has not and will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) the Percentage Leases and the Percentage Rent conform with normal business practice. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above). In the event that any of the foregoing representations of the Company is or has been inaccurate, the Company could fail or cease to qualify as a REIT.

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares of the Lessee owned, directly or indirectly, by or for such person. The Company has represented that it has not and will not at any time directly or indirectly own any stock of the Lessee. However, because Mr. Alter and Mr. Biederman each owns more than 10% of the stock of the Lessee, the Company would be deemed to own all of the stock of the Lessee if either Mr. Alter or Mr. Biederman at any time owns, directly, indirectly or constructively, 10% or more in value of the shares of the Company's stock. The Partnership Agreement provides that a redeeming Limited Partner will receive cash, rather than shares of Common Stock, at the election of the Company or if the acquisition of shares of Common Stock by such partner would result in such partner or any other person owning, directly or constructively, more than 9.8% of the Company for purposes of the related party tenant rule. Thus, neither Mr. Alter nor Mr. Biederman will ever be entitled to acquire a 10% interest in the Company, and the Company should never own, directly or constructively, 10% of more of the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not rent any property to a related party tenant.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the Lessee (or tenants of the hotels), or manage or operate the hotels or any leased properties, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because neither the Company nor the Partnership will be performing any services other than customary ones for the Lessee. The Company has also represented that, with respect to other hotels that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property and will not be managing or operating the hotels or such other hotels. As described above, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render nonqualifying services to the occupants of the hotels and to manage or operate the hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If the Rents do not qualify as "rents from real property" because the rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. The Company would lose its REIT status in this event only if the Rents attributable to personal property (plus any other nonqualifying income) during a taxable year exceed 5% of the Company's gross income during the year. If, however, the Rents do not qualify as "rents from real property" because either
(i) the Percentage Rent is considered based on income or profits of the Lessee,
(ii) the Company owns, directly or constructively, 10% or more of the Lessee, or
(iii) the Company furnishes noncustomary services to the Lessee or tenants of the hotels, or manages or operates the hotels other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

     In addition to the Rents, the Lessee is required to pay to the Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts paid by the Partnership to third parties that the Lessee is obligated to bear or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT for taxable years through 1997. In addition, the net income from that transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company and the Partnership believe that no asset owned by the Company or the Partnership has or will be held for sale to customers in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" will depend, however, on the facts and circumstances from time to time. The Company and the Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company or the Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     If the Lessee defaults on its obligations under a Percentage Lease for a hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a qualifying replacement lessee for such hotel within 90 days of such termination, gross income from hotel operations conducted by the Company from such hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the amount by which it fails the 75% or 95% gross income tests. No such relief is available for violations of the 30% income test, which is applicable for taxable years through 1997.

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through share or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

     For purposes of the asset requirements, the Company will be deemed to own its proportionate share of the assets of the Partnership, rather than its partnership interest in the Partnership, assuming that the Partnership is treated as a partnership and not as a corporation for tax purposes. The Company has represented that at all times since the commencement of its taxable year ended December 31, 1995, (i) at least 75% of the value of its total assets were represented by assets qualifying under the 75% asset test, and (ii) it has not owned any securities that do not satisfy the 75% asset test. The Company has represented that it has not and will not acquire or dispose, or cause the Partnership to acquire or dispose, of assets during 1995, 1996, 1997 or in later years in a way that would cause it to violate the asset tests for REIT status.

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income"(computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. For its taxable years ended December 31, 1995 and 1996, the Company made distributions sufficient to satisfy the foregoing distribution requirements. The Company intends in the future to make timely distributions sufficient to satisfy all annual

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

distribution requirements. However, there can be no assurance that the Company will at all times have sufficient available cash to satisfy such distribution requirements.

  Recordkeeping Requirement

     Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company has represented that it complied with these requirements on a timely basis for its taxable years ended December 31, 1995 and 1996 and intends to comply with such requirements in the future. Counsel will not monitor such compliance by the Company. For taxable years through 1997, the penalty for failure to obtain information as to actual ownership is disqualification as a REIT for 1998 and thereafter, monetary penalties of up to $50,000 apply.

  Anti-Abuse Regulations

     The United States Treasury Department recently issued Treasury Regulations that authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate (the "Anti-Abuse Regulations"). The Anti-Abuse Regulations would apply where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions of the Code. Counsel believes that the Anti-Abuse Regulations will not have any adverse impact on the Company's ability to qualify as a REIT. However, because the Anti-Abuse Regulations are extremely broad in scope and would be applied based on an analysis of all of the facts and circumstances, counsel can give no assurance that the Service will not successfully apply the Anti-Abuse Regulations to the Company.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares of Common Stock or Preferred Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock or Preferred Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock or Preferred Stock, such distributions will be included in income as capital gain assuming the shares of Common Stock or Preferred Stock are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     For a taxable year of the Company commencing in 1998 and thereafter, a Company shareholder at the close of the taxable year must include, in computing his or her long-term capital gains for his or her taxable year in which the last day of the Company's taxable year falls, the amount (if any) of undistributed net capital gains of the Company that the Company designates by written notice to the shareholder ("Designated Retained Capital Gains"). The shareholder will be deemed to have paid his or her share of the taxes paid by the Company on the Designated Retained Capital Gains. The shareholder's basis in the Company's shares will be increased by the amount of the Designated Retained Capital Gains in excess of the taxes deemed paid by the shareholder.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock or Preferred Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of shares of Common Stock or Preferred Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK OR PREFERRED
STOCK

     In general, any gain or loss realized upon a taxable disposition of the Common Stock or Preferred Stock by a shareholder who is not a dealer in securities will be treated as capital gain or loss. In the case of individuals, the maximum rate of federal income tax applicable to capital gains is 28% in the case of assets held for more than one year but 18 months or less and 20% in the case of assets held for more than 18 months. No preferential rate of capital gains tax applies in the case of corporations. However, any loss upon a sale or exchange of shares of Common Stock or Preferred Stock by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company and Designated Retained Capital Gains required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the shares of Common Stock or Preferred Stock may be disallowed if the shares of Common Stock or Preferred Stock are purchased within 30 days before or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will generally report to its shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Thus, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively own more than 50% of the value of the Company's shares.

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described in the preceding paragraph, any UBTI that does arise from such an investment will be combined with all other UBTI of the Exempt Organization for a taxable year. Any net UBTI will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Directors, nor any of their Affiliates expects to undertake the preparation or filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Offered Securities.

OTHER TAX CONSEQUENCES

  State or Local Taxes

     The Company, the Partnership, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

  Dividend Reinvestment Program

     Under the Company's Dividend Reinvestment and Stock Purchase Plan, shareholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such shareholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating shareholders and will retain the character and tax effect applicable to distributions from the Company generally. See "-- Taxation of Shareholders." Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to the gross amount of the deemed distribution.

TAX ASPECTS OF THE PARTNERSHIP

  Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as association taxable as a corporation. The Company has received an opinion of its counsel, Brobeck, Phleger & Harrison LLP, that the Partnership will be treated as a partnership for Federal income tax purposes. This opinion was based on the provisions of the Partnership Agreement and certain factual representations of the Company and the Partnership. No assurance can be given that the Service will not challenge the status of the Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Partnership would be treated as a corporation for federal income tax purposes.

     Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the Partnership Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the partners to dispose of their Units.

     The Treasury Department has issued regulations (the "PTP Regulations") governing the classification of partnerships under Section 7704. These regulations provide that the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flowthrough entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if
(x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Furthermore, pursuant to Notice 88-75 issued by the Internal Revenue Service, through the year 2005, an existing partnership may qualify for non-publicly traded status if it has less than 500 partners (looking through to the ultimate owners in the case of flow-through entities), does not issue any Units registered under the Securities Act and does not enter into a substantial new line of business.

     The Partnership currently has less than 100 actual partners and less than 500 partners calculated on a "lookthrough" basis. The Partnership has not issued any Units required to be registered under the Securities Act. Thus, the Partnership presently qualifies for the safe harbors provided in Notice 88-75 and the PTP Regulations. However, there is no assurance that the Partnership will at all times in the future be able to avoid treatment as a publicly traded partnership.

     Even if the Partnership were ever to be classified as a publicly traded partnership, it would nevertheless be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" within the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property). The Partnership has represented that, if in any taxable year the Partnership falls outside of an applicable safe harbor from publicly traded partnership status, it will satisfy the gross income test set forth in Section 7704(c)(2) of the Code in that taxable year and each subsequent taxable year. Among other things, this will require that the President of the Company, Mr. Robert A. Alter (or any other shareholder of the Lessee who owns at least 10% of the stock of the Lessee) own less than a 5% interest in the Partnership in the particular taxable year. Counsel's opinion as to the classification of the Partnership is based on an assumption that the Partnership will either (i) continue to fall within a safe harbor from publicly traded partnership status, or (ii) if the Partnership is ever treated as a publicly traded partnership, it will satisfy the qualifying income test of Section 7704(c)(2) of the Code in the taxable year in which such treatment commences and all years thereafter.

     If for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. Thus the Company would be subject to tax as a regular corporation and would not receive a deduction for dividends paid to its shareholders. See "-- Requirements for Qualification -- Income Tests" and "-- Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

     The following discussion assumes that the Partnership will be treated as a partnership for federal income tax purposes.

  Income Taxation of the Partnership and Its Partners

     Partners, Not the Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Partnership's income, gains, losses, deductions, and credits for any taxable year of the Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Brobeck Phleger & Harrison is of the opinion that the allocations of taxable income and loss set forth in the Partnership Agreement comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by Section 704(c) of the Code and outlining certain reasonable allocation methods.

     Under the Partnership Agreement, depreciation or amortization deductions of the Partnership generally will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under Code Section 704(c) to use a method for allocating tax depreciation deductions attributable to contributed properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of a hotel will be specially allocated to the Limited Partners (other than the Company as a Limited Partner) to the extent of any "built-in" gain with respect to such hotel for federal income tax purposes.

     Basis in Partnership Interest. The Company's adjusted tax basis in its Partnership interest in the Partnership generally will be equal to (i) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (iii) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss and (B) the amount of cash distributed to the Company (including deemed distributions as a result of reductions in the Company's allocable share of indebtedness of the Partnership).

     Treatment of Partnership Distributions. Partnership distributions to the Company will not generally constitute taxable distributions. However, to the extent that partnership distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis in its Partnership interest, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as capital gain.

     Sale of the Partnership's Property. Generally, any taxable gain realized by the Partnership on the sale of property by the Partnership held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any taxable gain recognized by the Partnership on the disposition of any other hotels originally contributed to the Partnership by the Limited Partners other than the Company will be allocated first to the Limited Partners (other than the Company as a Limited Partner) under Section 704(c) of the Code to the extent of their "built-in gain" on those hotels for federal income tax purposes. The Limited Partners' "built-in gain" on such hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those hotels over the Limited Partners' tax basis allocable to those hotels at the time of the sale. Any remaining taxable gain recognized by the Partnership on the disposition of the hotels will generally be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business. See "-- Requirements for Qualification -- Income Tests."

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company.

     Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in any applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in any applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in any applicable Prospectus Supplement.

     Unless otherwise specified in any related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any class or series of Preferred Stock and any series of Warrants on any exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company may authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company, as the case may be, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company or the Partnership in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Newport Beach, California. In rendering its opinions, Brobeck, Phleger & Harrison LLP will rely on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Roger Cohen, a partner at Brobeck, Phleger & Harrison LLP, is Assistant Secretary of the Company and owns 2,576 shares of Common Stock and has been granted options to purchase 3,000 shares of Common Stock. In addition, the description of federal income tax consequences contained in the section of this Prospectus entitled "United States Federal Income Tax Considerations" and certain federal income tax matters pertaining to the Company's status as a REIT will be based on the opinion of the Company's tax advisor.

                                    EXPERTS

     The following financial statements have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference: (1) the consolidated financial statements of Sunstone Hotel Investors, Inc. as of December 31, 1996 and 1995, and for the year ended December 31, 1996, and the period August 16, 1995 (inception) through December 31, 1995, and the combined financial statements of Sunstone Initial Hotels (Predecessor) for the period January 1, 1995 through August 15, 1995, and for the year ended December 31, 1994, the financial statements of Sunstone Hotel Properties, Inc. (the Lessee) as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and the period August 16, 1995 (inception) through December 31, 1995, all appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996;
(2) the financial statements of Markland Hotel, Inc. as of May 31, 1997 and for the year then ended, the financial statements of the Gateway Center Group, as of December 31, 1996 and for the year then ended, the financial statements of the Holiday Inn Mission Valley Stadium Hotel, as of May 31, 1997 and for the period from June 12, 1996 (date of acquisition) to May 31, 1997, and the financial statements of TSB Crystal Partnership, as of December 31, 1996 and for the year then ended, which reports appear in the Company's Current Report on Form 8-K/A filed August 22, 1997; and, (3) the financial statements of Ventura Hospitality Partners L.P. as of December 31, 1995 and July 31, 1996, and for the period from July 22, 1995 (inception) to December 31, 1995, and the seven months ended July 31, 1996, appearing in the Company's Current Report on Form 8-K/A filed January 7, 1997. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Kent Hospitality Partners, L.P. as of and for the year ended October 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Kahler Realty Corporation and subsidiaries as of December 31, 1996, December 31, 1995, and January 1, 1995 and for the years then ended have been included in the Registration Statement of Sunstone Hotel Investors, Inc. dated as of August 25, 1997, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     The Company selected Ernst & Young LLP on July 11, 1997 for engagement as the Company's independent accountants to report on the Company's consolidated balance sheet as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended December 31, 1997. The decision to select Ernst & Young LLP was approved by the Standing Audit Committee (the "Audit Committee") of the Company's Board of Directors, which Audit Committee consists of four of the Company's independent directors. The change in accountants was made in accordance with the Company's policy to periodically solicit bids for the engagement of independent public accountants.

     Coopers & Lybrand L.L.P. had acted as the Company's independent accountants prior to July 11, 1997, and was dismissed on that date by the decision of the Audit Committee. None of Coopers & Lybrand L.L.P.'s reports on the Company's financial statements for any of the years on which Coopers & Lybrand L.L.P. reported contained an adverse opinion or disclaimer of opinion, nor were the opinions modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K under the Securities Act. There were no disagreements with Coopers & Lybrand L.L.P., resolved or unresolved, on any matter of accounting principles, which, if not resolved to Coopers & Lybrand L.L.P.'s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

======================================================

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................     2
Incorporation of Certain Information by
  Reference.............................     2
The Company.............................     3
Use of Proceeds.........................     4
Risk Factors............................     5
Description of Common Stock and
  Preferred Stock.......................    12
Description of Warrants.................    17
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws..............    18
United States Federal Income Tax
  Considerations........................    21
Plan of Distribution....................    33
Legal Matters...........................    34
Experts.................................    34
Change in Accountants...................    35

======================================================
======================================================

                         SUNSTONE HOTEL INVESTORS, INC.

                                      LOGO

                                  COMMON STOCK
                                PREFERRED STOCK
                                    WARRANTS
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                             SEPTEMBER      , 1997

======================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS SUPPLEMENT
(TO JOINT PROSPECTUS DATED OCTOBER   , 1997)
                                9,000,000 SHARES
                                      LOGO
                                  COMMON STOCK
    Sunstone Hotel Investors, Inc. (the "Company") is a leading self-administered equity real estate investment trust that currently owns 34 mid-price and upscale hotels located primarily in the Pacific and Mountain regions of the western United States. The hotels operate under nationally recognized franchises, including brands affiliated with Holiday Hospitality Corporation, Marriott International and Promus Hotel Corporation. The Company intends to use a portion of the net proceeds from this Offering (as defined below) to fund the cash portion of the purchase price for 17 additional hotels from the shareholders of Kahler Realty Corporation (the "Kahler Acquisition"). Following the Kahler Acquisition, the Company will own 51 hotels with an aggregate of 9,545 rooms located primarily in the western United States.

    All of the shares of common stock (the "Common Stock") being offered hereby are being sold by the Company. Of the 9,000,000 shares of Common Stock offered hereby, 7,200,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and, together with the International Offering, the "Offering"). The price to public and underwriting discount per share are identical for the International Offering and the U.S. Offering. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SSI." On September 18, 1997, the last reported sales price of the Common Stock on the NYSE was $16.125 per share.

    The Company's Articles of Incorporation limit its consolidated indebtedness to 50% of the Company's investment in hotel properties, at cost. Upon the closing of this Offering, after giving effect to the Kahler Acquisition and the application of the net proceeds from this Offering, the Company's consolidated indebtedness will be approximately 37% of its investment in hotel properties, at cost.

    Since November 1996, the Company has paid regular quarterly dividends, representing an annual dividend of $1.00 per share. On September 12, 1997, the Company declared a dividend payable on November 15, 1997 of $0.275 per share to holders of record on September 30, 1997, representing an increase in the annual dividend to $1.10 per share. See "Price Range of Common Stock and Dividend Distributions."

    SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE S-11 AND "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

=====================================================================================================
                                         PRICE              UNDERWRITING            PROCEEDS TO
                                       TO PUBLIC            DISCOUNT (1)            COMPANY(2)
-----------------------------------------------------------------------------------------------------

  Per Share.....................            $                     $                      $
-----------------------------------------------------------------------------------------------------
  Total(3)......................            $                     $                      $
=====================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,350,000.

(3) The Company has granted the several International Managers and U.S. Underwriters (the "Underwriters") options to purchase up to 270,000 and 1,080,000 additional shares, respectively, of Common Stock to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $        , $        and $        , respectively.

    The shares offered hereby are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of
Common Stock will be made in New York, New York on or about October   , 1997.
                            ------------------------
MERRILL LYNCH INTERNATIONAL                  BEAR, STEARNS INTERNATIONAL LIMITED
           MONTGOMERY SECURITIES
                       CREDIT SUISSE FIRST BOSTON
                                  EVEREN SECURITIES, INC.
                                          RAYMOND JAMES & ASSOCIATES, INC.
                            ------------------------
          The date of this Prospectus Supplement is September 22, 1997

                                  UNDERWRITING

     Subject to the terms and conditions in the international purchase agreement (the "International Purchase Agreement"), the Company has agreed to sell to the International Managers named below (the "International Managers"), and the International Managers, for whom Merrill Lynch International, Bear, Stearns International Limited, Montgomery Securities, Credit Suisse First Boston Corporation, EVEREN Securities, Inc. and Raymond James & Associates, Inc. are acting as lead managers (the "Lead Managers"), have severally agreed to purchase, the number of shares of Common Stock set forth opposite their respective names below.

                                                                       NUMBER OF SHARES
                                                                            TO BE
                                UNDERWRITERS                              PURCHASED
        -------------------------------------------------------------  ----------------
        Merrill Lynch International..................................
        Bear, Stearns International Limited..........................
        Montgomery Securities........................................
        Credit Suisse First Boston Corporation.......................
        EVEREN Securities, Inc.......................................
        Raymond James & Associates, Inc..............................
                                                                           ---------
                  Total..............................................      1,800,000
                                                                           =========

     The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Agreements") with certain underwriters in the United States and Canada (the "U.S. Underwriters") for whom Merrill Lynch & Co., Bear, Stearns & Co. Inc., Montgomery Securities, Credit Suisse First Boston Corporation, EVEREN Securities, Inc. and Raymond James & Associates, Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 7,200,000 shares of Common Stock. The public offering price per share and the underwriting discount per share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters (collectively, the "Underwriters"), respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such Agreements if any of the shares of Common Stock being sold pursuant to such Agreements are purchased. The International Purchase Agreement provides that, in the event of a default by an International Manager, the purchase commitments of the non-defaulting International Managers may in certain circumstances be increased, and the U.S. Purchase Agreement provides that in the event of a default by a U.S. Underwriter, the purchase commitments of the non-defaulting U.S. Underwriters may in certain circumstances be increased. The closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement, and the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Purchase Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the International Purchase Agreement.

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") which provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the International Managers and any bank, broker or dealer to whom they sell shares of Common Stock will agree not to offer to sell or sell shares of Common Stock to persons whom they believe to be United States Persons or Canadian Persons (as defined in the Intersyndicate Agreement) or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, and the U.S. Underwriters and any dealer to whom they sell shares of

Common Stock will agree to offer to sell or sell shares of Common Stock only to persons whom they believe are United States Persons or Canadian Persons or to persons whom they believe intend to reoffer or resell the same to United States Persons or Canadian Persons, except in each case for transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and offer for resale such number of shares of Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

     The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock offered hereby to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession
not in excess of $          per share. The International Managers may allow, and
such dealers may reallow, a concession not in excess of $          per share to
certain other dealers. After this Offering, the public offering price and the concession may be changed.

     The Company has granted to the International Managers an option, exercisable for 30 days after the date hereof, to purchase up to 270,000 additional shares of Common Stock and to the U.S. Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to 1,080,000 additional shares of Common Stock, in each case solely to cover over-allotments, if any, at the public offering price less the underwriting discount. To the extent that the International Managers exercise such option, each of the International Managers will be obligated, subject to certain conditions, to purchase approximately the same percentage of such shares which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock set forth in such table.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act.

     The Company has agreed that it will not, with certain exceptions, offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days from the date of this Prospectus Supplement without the prior written consent of Merrill Lynch International. This prohibition will not affect shares of Common Stock issued by the Company in connection with acquisitions, issued or granted by the Company pursuant to the Incentive Plan and the Directors Plan any dividend reinvestment plan or the conversion or exercise of securities convertible or exercisable for Common Stock. Each of the Company's directors and executive officers has agreed that, for a period of 90 days from the date of this Prospectus Supplement, he will not, without the prior written consent of Merrill Lynch International, offer, sell or otherwise voluntarily dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock.

     Each of the Company and the International Managers has represented and agreed that (a) it has not offered or sold, and prior to the date six months after the date of this Prospectus Supplement will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purchase of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to any thing done by it in relation to the shares of Common Stock, from or otherwise the United Kingdom and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue or sale of the shares of Common Stock to a person who is of a kind described in Article II(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Until the distribution of the shares of Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the shares of Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Common Stock.

     If the Underwriters create a short position in the shares of Common Stock in connection with this Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the U.S. Representatives and the Lead Managers, respectively, may reduce that short position by purchasing shares of Common Stock in the open market. The U.S. Representatives and the Lead Managers, respectively, may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives and the Lead Managers, respectively, may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives or the Lead Managers purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the shares of Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives or the Lead Managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business. All of the U.S. Representatives, other than Merrill Lynch & Co. and Credit Suisse First Boston Corporation, have either lead or co-managed one or more public equity offerings of the Company's Common Stock over the last two years for which they received customary compensation therefore.

     In addition, at the Initial Public Offering, MYPC, an affiliate of Montgomery Securities, acquired 24,500 Partnership Units. Additionally, MYPC received warrants to purchase 33,946 Partnership Units which are exercisable at any time between the first and fifth anniversary of the closing of the Initial Public Offering at an exercise price per share equal to the Initial Public Offering price of $9.50 per share of Common Stock. At any time at the request of MYPC, the Partnership Units may be redeemed on a one-for-one basis for shares of Common Stock (or for cash at the election of the Company). In an April 1997 offering of Common Stock for the Company in which Montgomery Securities was the lead managing underwriter, Montgomery Securities paid a finder's fee to Triton Pacific Capital, LLC ("Triton") in connection with certain sales to institutional investors. In February 1997, the Company entered into an agreement with Triton whereby Triton will act as a financial advisor to the Company under certain limited circumstances.

     Bear, Stearns & Co. Inc., one of the Underwriters, is affiliated with the NYSE specialist for the Company's Common Stock. Bear, Stearns & Co. Inc. has in the past performed, and may continue to perform, investment banking and financial advisory services for the Company and has received customary compensation therefore. Bear, Stearns & Co. Inc. is the exclusive financial advisor to the Company in connection with the Kahler Acquisition and, in addition, has rendered a fairness opinion in connection therewith, for which it will receive customary compensation therefore.

     Merrill Lynch & Co. has entered into an agreement with the Company to provide certain underwriting services to the Company in furtherance of the Kahler Acquisition. To the extent such services are rendered, Merrill Lynch & Co. will receive customary compensation therefore.

======================================================

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION WITH RESPECT TO THOSE SECURITIES TO WHICH IT RELATES TO ANY PERSONS IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
Available Information.................    S-2
Prospectus Supplement Summary.........    S-3
Additional Risk Factors...............   S-11
Use of Proceeds.......................   S-13
Price Range of Common Stock and
  Dividend Distributions..............   S-14
Capitalization........................   S-15
Business and Properties...............   S-16
Management............................   S-51
The Lessee............................   S-54
The Management Company................   S-57
Principal Shareholders................   S-58
United States Federal Income Tax
  Considerations......................   S-60
Underwriting..........................   S-61
Index to Financial Statements.........    F-1
PROSPECTUS
Available Information.................      2
Incorporation of Certain Information
  by Reference........................      2
The Company...........................      3
Use of Proceeds.......................      4
Risk Factors..........................      5
Description of Common Stock and
  Preferred Stock.....................     12
Description of Warrants...............     17
Certain Provisions of Maryland Law and
  of the Company's Articles of
  Incorporation and Bylaws............     18
United States Federal Income Tax
  Considerations......................     21
Plan of Distribution..................     33
Legal Matters.........................     34
Experts...............................     34
Change in Accountants.................     35

======================================================
======================================================
                                9,000,000 SHARES
                         SUNSTONE HOTEL INVESTORS, INC.
                                      LOGO
                                  COMMON STOCK
                      -----------------------------------

                             PROSPECTUS SUPPLEMENT
                      -----------------------------------

                          MERRILL LYNCH INTERNATIONAL
                      BEAR, STEARNS INTERNATIONAL LIMITED
                             MONTGOMERY SECURITIES
                           CREDIT SUISSE FIRST BOSTON
                            EVEREN SECURITIES, INC.
                        RAYMOND JAMES & ASSOCIATES, INC.
                               SEPTEMBER   , 1997
======================================================